    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                           PLATINUM TECHNOLOGY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                    7372                    36-3509662
     (STATE OR OTHER          (PRIMARY STANDARD               (I.R.S.
      JURISDICTIONOF       INDUSTRIALCLASSIFICATION    EMPLOYERIDENTIFICATION
     INCORPORATION OR            CODE NUMBER)                   NO.)
      ORGANIZATION)

   1815 SOUTH MEYERS ROAD, OAKBROOK TERRACE, ILLINOIS 60181, (630) 620-5000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ANDREW J. FILIPOWSKI
   1815 SOUTH MEYERS ROAD, OAKBROOK TERRACE, ILLINOIS 60181, (630) 620-5000 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:
  MATTHEW S. BROWN, ESQ.MARK D. WOOD,           THOMAS A. COLE, ESQ.
                 ESQ.                            PAUL L. CHOI, ESQ.
         Katten Muchin & Zavis                     Sidley & Austin
  525 West Monroe Street, Suite 1600          One First National Plaza
     Chicago, Illinois 60661-3693              Chicago, Illinois 60603
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Mastering, Inc. (the "Merger"), which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of all conditions to closing of such merger.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________________________

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________________________________________

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                 PROPOSED MAXIMUM PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF           AMOUNT         OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED   TO BE REGISTERED       PER UNIT      OFFERING PRICE  REGISTRATION FEE
---------------------------------------------------------------------------------------------------
 Common Stock, $.001 par
  value..................    1,713,246 shares(1)       N/A              N/A            $0(2)(3)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) PLATINUM technology inc., previously registered 8,342,759 shares of its Common Stock, par value $.001 per share ("PLATINUM Common Stock"), issuable in the Merger, under a Registration Statement on Form S-4 ("Registration No. 333-48965") filed on March 31, 1998 (the "Original Registration Statement"). The shares registered hereby represent the maximum number of additional shares of PLATINUM Common Stock issuable in the Merger, assuming the exercise of all outstanding options to purchase shares of Mastering, Inc. common stock ("Mastering Common Stock").
    Includes associated rights ("Rights") to purchase 1/100 of a share of Series A Participating Preferred Stock, par value $.01 per share, of PLATINUM technology, inc. Rights initially are attached to and trade with the PLATINUM Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the PLATINUM Common Stock.
(2) The registration fee of $57,340 was previously paid in connection with the registration of the PLATINUM Common Stock under the Original Registration Statement.
(3) The registration fee was paid pursuant to Rule 457(f)(l) and 457(c), based upon 18,622,229 shares of Mastering Common Stock being exchanged for PLATINUM Common Stock in the Merger, using the average high and low prices of Mastering Common Stock of $10.125, as reported on the Nasdaq National Market on March 24, 1998. Pursuant to Rules 457(f)(1) and 457(c), the registration fee for the 1,713,246 shares of PLATINUM Common Stock registered hereby is payable based upon the 18,622,229 shares of Mastering Common Stock being exchanged for PLATINUM Common Stock in the Merger. The registration fee previously paid for the Original Registration Statement was determined based upon the same 18,622,229 shares of Mastering Common Stock. Using the average high and low prices of Mastering Common Stock of $10.125, as reported on the Nasdaq National Market on April 7, 1998, the proposed maximum offering price for all of the up to 10,056,005 shares of PLATINUM Common Stock issuable in the Merger is $188,550,069, which is less than the proposed maximum offering price of $194,369,516 set forth on the facing page of the Original Registration Statement. Therefore, no registration fee is payable herewith.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
  PURSUANT TO THE PROVISIONS OF RULE 429 OF THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 WITH RESPECT TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4 (REGISTRATION NO. 333-48965).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-4, Registration No. 333-48965 (the "Original Registration Statement"), of PLATINUM technology, inc. ("PLATINUM"). The Original Registration Statement relates to up to 8,342,759 shares of PLATINUM common stock to be issued to the stockholders of Mastering, Inc. ("Mastering") in connection with the proposed merger of a wholly-owned subsidiary of PLATINUM with and into Mastering (the "Merger"). This Registration Statement also relates to up to an additional 1,713,246 shares of PLATINUM common stock to be issued to stockholders of Mastering in connection with the Merger.

  This Registration Statement includes (i) the Letter to Stockholders, Notice of Special Meeting, Proxy Statement/Prospectus and appendices to the Proxy Statement/Prospectus included in their entirety in the Original Registration Statement (collectively, the "Original Proxy Materials") and (ii) a new Letter to Stockholders, Supplement to the Proxy Statement/Prospectus and appendices to the Supplement (collectively, the "New Proxy Materials"). The holders of Mastering common stock as of the record date (the "Record Date Holders") for the Mastering special meeting of stockholders to be held on April 21, 1998, at which a proposal to approve the Merger will be considered and voted upon, previously received the Original Proxy Materials. Therefore, only the New Proxy Materials will be mailed to the Record Date Holders.

                                     LOGO

                         9201 EAST MOUNTAIN VIEW ROAD
                           SCOTTSDALE, ARIZONA 85258

                                April 10, 1998

Dear Stockholder:

  The Board of Directors of Mastering, Inc. ("Mastering") is pleased to announce that Mastering and PLATINUM technology, inc. ("PLATINUM") have amended the Merger Agreement dated as of February 18, 1998 (the "Merger Agreement") to, among other things, change the number of shares of PLATINUM common stock which holders of Mastering common stock will receive upon the consummation of the merger (the "Merger") of a wholly-owned subsidiary of PLATINUM with and into Mastering.

  You should have previously received a Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus dated April 1, 1998 relating to a proposal to approve the Merger Agreement and the Merger at a special meeting of Mastering stockholders (the "Special Meeting"). The Special Meeting will be held as originally scheduled on April 21, 1998.

  The original Merger Agreement contemplated an exchange of 0.448 of a share of PLATINUM common stock for each share of Mastering common stock. Under the amended Merger Agreement, PLATINUM will issue to each Mastering stockholder a portion of a share of PLATINUM common stock having a value (determined as described below) of $12.50 for each share of Mastering common stock. However, PLATINUM will issue a minimum of 0.448 of a share of PLATINUM common stock and a maximum of 0.540 of a share of PLATINUM common stock for each share of Mastering common stock. Consequently, if the value per share of the PLATINUM common stock is $27.875 or more, the exchange ratio will be 0.448, and if the value per share of the PLATINUM common stock is $23.125 or less, the exchange ratio will be 0.540. For the purpose of these calculations, the value of the PLATINUM common stock will be the average closing price per share of the PLATINUM common stock, as reported on the Nasdaq National Market, for the six trading days ending on the trading day immediately preceding the date of the Special Meeting. If the value per share of the PLATINUM common stock were to equal $24.0521, the average closing price of the PLATINUM common stock for the six trading days ended April 7, 1998, the exchange ratio would be 0.5197. BEGINNING ON APRIL 13, 1998, STOCKHOLDERS INTERESTED IN OBTAINING THE MOST RECENT CLOSING PRICE OF THE PLATINUM COMMON STOCK, THE AVERAGE CLOSING PRICE OF THE PLATINUM COMMON STOCK FOR THE SIX MOST RECENTLY COMPLETED TRADING DAYS, AND THE EXCHANGE RATIO BASED ON THIS SIX-DAY AVERAGE CLOSING PRICE MAY CALL
(800) 655-9985 (TOLL FREE) OR, FOR CALLERS OUTSIDE THE UNITED STATES, (630) 691-9119. AFTER CALLING EITHER NUMBER, CALLERS SHOULD PRESS 6 WHEN PROMPTED.

  Your Board of Directors (excluding certain directors who are also directors of PLATINUM) has unanimously approved the amendment to the Merger Agreement.

  In the materials accompanying this letter, you will find a Supplement to the Proxy Statement/Prospectus and an additional form of proxy. The Supplement explains more fully the amendments to the Merger Agreement and certain other matters. You should be aware that four Mastering stockholders, holding approximately 52% of the outstanding shares of Mastering common stock, have agreed to vote in favor of the Merger Agreement and the Merger. The affirmative vote of a majority of the issued and outstanding shares of Mastering common stock is required to approve the Merger Agreement and the Merger.

  Please complete, sign, date and return your proxy (either the one included with the enclosed Supplement or the one previously provided to you) in the enclosed envelope or in the envelope previously provided. If you attend the Special Meeting, you may revoke your proxy at the Special Meeting by voting in person. If you have previously executed and delivered a proxy, you do not need to execute a new proxy unless you wish to revoke your earlier executed proxy.

  I look forward to seeing you at the Special Meeting. On behalf of the management and directors of Mastering, I want to thank you again for your support.

                                          Sincerely,

                                          LOGO
                                          Marc Pinto
                                          Executive Vice President, Chief
                                           Financial Officer
                                           and Corporate Secretary
                                          Mastering Inc.

                                     LOGO

                         SUPPLEMENT TO PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 21, 1998

                                     LOGO

                           SUPPLEMENT TO PROSPECTUS

  This Supplement to the Proxy Statement/Prospectus dated April 1, 1998 (the "Proxy Statement/Prospectus") is being furnished to the stockholders of Mastering, Inc., a Delaware corporation ("Mastering"), in connection with the solicitation of proxies by the Board of Directors of Mastering (the "Mastering Board") for use at a special stockholders' meeting to be held on April 21, 1998 at 10:00 a.m. (local time) at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605, and at any and all adjournments or postponements thereof (the "Meeting"). At the Meeting, Mastering's stockholders are being asked to consider and vote upon a proposal to approve and adopt (a) the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), entered into among Mastering, PLATINUM technology, inc. ("PLATINUM") and PT Acquisition Corporation I, a newly-formed, wholly-owned subsidiary of PLATINUM ("PT Acquisition"), and (b) the merger (the "Merger") of PT Acquisition with and into Mastering, whereby, among other things, Mastering will be the surviving corporation in the Merger and become a wholly-owned subsidiary of PLATINUM. On April 7, 1998, Mastering and PLATINUM entered into an amendment to the Merger Agreement (the "Amendment") to, among other things, change the number of shares of PLATINUM common stock ("PLATINUM Common Stock") which each holder of shares of Mastering common stock ("Common Shares") would receive in the Merger. Capitalized terms not defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROXY STATEMENT/PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY HOLDERS OF MASTERING COMMON STOCK BEFORE VOTING ON THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

  This Supplement to the Proxy Statement/Prospectus also constitutes a Supplement to the Prospectus of PLATINUM with respect to up to 10,056,005 shares of PLATINUM common stock issuable pursuant to the Merger (including the issuance of shares of PLATINUM common stock issuable upon exercise of Substitute Options). This Supplement and the accompanying form of proxy are first being sent to Mastering stockholders on or about April 10, 1998.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT OR  THE PROXY
      STATEMENT/PROSPECTUS. ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
       CRIMINAL OFFENSE.


                THE DATE OF THIS SUPPLEMENT IS APRIL 10, 1998.

                                   OVERVIEW

  The original Merger Agreement contemplated an exchange of 0.448 of a share of PLATINUM Common Stock for each Common Share. Under the amended Merger Agreement, PLATINUM will issue to each Mastering stockholder a portion of a share of PLATINUM Common Stock having a value (determined as described below) of $12.50 for each Common Share. However, PLATINUM will issue a minimum of
0.448 of a share of PLATINUM Common Stock and a maximum of 0.540 of a share of PLATINUM Common Stock for each Common Share. Consequently, if the value per share of the PLATINUM Common Stock is $27.875 or more, the exchange ratio will be 0.448 and PLATINUM will issue a total of 6,217,190 shares of PLATINUM Common Stock to the stockholders of Mastering (based on the 13,877,656 Common Shares outstanding as of March 27, 1998). If the value per share of the PLATINUM Common Stock is $23.125 or less, the exchange ratio will be 0.540 and PLATINUM will issue a total of 7,493,934 shares of PLATINUM Common Stock to the stockholders of Mastering (based on the 13,877,656 Common Shares outstanding as of March 27, 1998). For the purpose of these calculations, the value of the PLATINUM Common Stock will be the average closing price per share of the PLATINUM Common Stock, as reported on the Nasdaq National Market ("Nasdaq"), for the six trading days ending on the trading day immediately preceding the date of the Meeting. If the value per share of the PLATINUM Common Stock were to equal $24.0521, the average closing price of the PLATINUM Common Stock for the six trading days ended April 7, 1998, the exchange ratio would be 0.5197 and PLATINUM would issue a total of 7,212,218 shares of PLATINUM Common Stock to the stockholders of Mastering (based on the 13,877,656 Common Shares outstanding as of March 27, 1998). BEGINNING ON APRIL 13, 1998, STOCKHOLDERS INTERESTED IN OBTAINING THE MOST RECENT CLOSING PRICE OF THE PLATINUM COMMON STOCK, THE AVERAGE CLOSING PRICE OF THE PLATINUM COMMON STOCK FOR THE SIX MOST RECENTLY COMPLETED TRADING DAYS, AND THE EXCHANGE RATIO BASED ON THIS SIX-DAY AVERAGE CLOSING PRICE MAY CALL (800) 655-9985 (TOLL
FREE) OR, FOR CALLERS OUTSIDE THE UNITED STATES, (630) 691-9119. AFTER CALLING EITHER NUMBER, CALLERS SHOULD PRESS 6 WHEN PROMPTED.

  The following table sets forth the assumed dollar value of the PLATINUM Common Stock to be issued in exchange for each Common Share, based upon assumed whole dollar average stock prices ranging from $21.00 to $30.00 for the six trading days ending on the trading day immediately preceding the date of the Meeting:

                                              PLATINUM AVERAGE STOCK PRICE
                          ---------------------------------------------------------------------
                          $21.00 $22.00 $23.00 $24.00 $25.00 $26.00 $27.00 $28.00 $29.00 $30.00
                          ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Assumed Dollar Value per
 Common Share...........  $11.34 $11.88 $12.42 $12.50 $12.50 $12.50 $12.50 $12.54 $12.99 $13.44

  Although upon consummation of the Merger each Mastering stockholder will receive a number of shares of PLATINUM Common Stock determined using an average closing price for six trading days, the actual fair market value of the PLATINUM Common Stock received by any Mastering stockholder will depend on the trading price of the PLATINUM Common Stock on and after the date the Merger is consummated.

  Even though the exchange ratio under the Merger Agreement, as amended, will not exceed 0.540, regardless of the value (determined as described above) of the PLATINUM Common Stock, Mastering has certain rights to terminate the Merger Agreement in the event that the PLATINUM Common Stock trades below a predetermined level. Specifically, if the average closing price for a share of PLATINUM Common Stock, as reported on Nasdaq, for the twenty trading days ending April 20, 1998 is less than $19.00, Mastering may terminate the Merger Agreement.

  In connection with the amendment to the Merger Agreement, four stockholders of Mastering, holding approximately 52% of the outstanding shares of Mastering common stock, have agreed with PLATINUM to vote such shares in favor of the Merger Agreement and the Merger at the Meeting. The affirmative vote of a majority of the issued and outstanding shares of Mastering common stock is required to approve the Merger Agreement and the Merger. See "The Stockholder Agreements."

  The Board of Directors of Mastering (excluding certain directors who are also directors of PLATINUM (the "PLATINUM Directors")) has unanimously approved the amendment to the Merger Agreement.

  MASTERING STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE INFORMATION CONTAINED HEREIN, TOGETHER WITH THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH VOTING ON THE MATTERS TO BE PRESENTED AT THE MEETING. PLEASE CONTACT MARC PINTO AT MASTERING, 9201 EAST MOUNTAIN VIEW ROAD, SUITE 200, SCOTTSDALE, ARIZONA 85285 (TELEPHONE NUMBER (602) 657-
4000), IF YOU WOULD LIKE TO RECEIVE AN ADDITIONAL COPY OF THE PROXY STATEMENT/PROSPECTUS. THIS SUPPLEMENT IS BEING DELIVERED TO EACH MASTERING STOCKHOLDER ENTITLED TO RECEIVE NOTICE OF AND TO VOTE AT THE MEETING.

  This Supplement includes pro forma combined comparative per share data and PLATINUM pro forma financial information reflecting the new exchange ratio, as well as information regarding the market prices of the PLATINUM common stock since March 27, 1998 and equivalent per share prices for the Mastering common stock. Also included are (1) a discussion of developments with respect to the Merger since the date of the Proxy Statement/Prospectus and factors considered by the Mastering Board in approving the amendment to the Merger Agreement, (2) a discussion regarding a new fairness opinion issued by Piper Jaffray Inc., Mastering's financial advisor (the "New Fairness Opinion"), (3) a description of the amendment to the Merger Agreement, and (4) a description of the stockholder agreements executed by four stockholders of Mastering. Attached as appendices to this Supplement are copies of the Amendment and the New Fairness Opinion.

                 PRO FORMA COMBINED COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of PLATINUM and Mastering and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis, as if the Merger had been effective for all periods presented. The unaudited pro forma per share data presented below will vary based upon the average closing price of PLATINUM's Common Stock, as reported on Nasdaq, for the six trading days ending the day before the Meeting. Pro forma net loss from continuing operations per share and pro forma book value per share are computed using an exchange ratio of 0.5197, based upon the average closing price of PLATINUM Common Stock for the six trading days ended April 7, 1998, as discussed in Note A of the Notes to the Unaudited Pro Forma Condensed Combining Financial Statements.

  This data should be read in conjunction with the selected financial data, the Unaudited Pro Forma Condensed Combining Financial Statements and the separate historical financial statements of PLATINUM and Mastering and notes thereto, included elsewhere in this Supplement and the Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                  EQUIVALENT
                                                                  MASTERING
                            HISTORICAL  HISTORICAL   PRO FORMA    PRO FORMA
                             PLATINUM  MASTERING(2) COMBINED(3)    COMBINED
                            ---------- ------------ -----------   ----------
Net Income (Loss) from
   Continuing Operations
   Per Share
   Years ended December 31:
    1997...................   $(1.90)     $0.27       $(1.65)(4)    $(0.86)(4)
    1996...................    (1.14)      0.04        (1.02)(4)     (0.53)(4)
    1995...................    (2.50)      0.11(5)     (2.35)(4)     (1.22)(4)
Book Value Per Share:(1)
  December 31, 1997........     3.81       4.03         4.21 (6)      2.19 (6)

--------
(1) Book value per share reflects PLATINUM and Mastering at December 31, 1997 and is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the respective dates.
(2) Historical Mastering per share data reflect basic earnings per share from continuing operations for each period. See Note B of the Notes to the Unaudited Pro Forma Condensed Combining Financial Statements included in this Supplement.
(3) Pro forma combined per share amounts reflect the Merger.
(4) Using the maximum exchange ratio of 0.540, pro forma combined net loss from continuing operations per share would have been $(1.65), $(1.01) and $(2.35) and the equivalent Mastering pro forma combined net loss from continuing operations per share would have been $(0.89), $(0.55) and $(1.27) for the years ended December 31, 1997, 1996 and 1995, respectively. Using the minimum exchange ratio of 0.448, pro forma combined net loss from continuing operations per share would have been $(1.68), $(1.03) and $(2.37) and the equivalent Mastering pro forma combined net loss from continuing operations per share would have been $(0.75), $(0.46) and $(1.06) for the years ended December 31, 1997, 1996 and 1995, respectively.
(5) Although historical Mastering income from continuing operations per share for 1995 is not presented in Mastering's consolidated financial statements, as it is not considered relevant, net income per share for Mastering for the year ended December 31, 1995 is presented here solely for purposes of calculating pro forma combined net loss per share. See Note B of the Notes to the Unaudited Pro Forma Condensed Combining Financial Statements included in this Supplement.
(6) Using the maximum exchange ratio of 0.540, pro forma combined book value per share would have been $4.19 and equivalent Mastering pro forma combined book value per share would have been $2.26 as of December 31, 1997. Using the minimum exchange ratio of 0.448, pro forma combined book value per share would have been $4.27 and equivalent Mastering pro forma combined book value per share would have been $1.91 as of December 31, 1997.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

MASTERING

  The principal trading market for the Common Shares is Nasdaq under the symbol "MASC."

  The table below sets forth, for the periods indicated, the reported high and low sales prices for the Common Shares, as reported on Nasdaq.

                                                PRICE PER      PRO FORMA PRICE
                                              COMMON SHARE   PER COMMON SHARE(1)
                                             --------------- -------------------
      FISCAL PERIOD                           HIGH     LOW     HIGH       LOW
      -------------                          ------- ------- -------------------
   1996
   Quarter ended March 31(2)...............  $14.750 $13.000 $   9.740 $   5.847
   Quarter ended June 30...................   22.125  13.125     9.744     6.626
   Quarter ended September 30..............   19.500   8.625     8.250     4.807
   Quarter ended December 31...............   10.750   5.500     8.055     5.522
   1997
   Quarter ended March 31..................   13.750   7.125     9.290     5.652
   Quarter ended June 30...................   11.500   6.750     7.698     5.457
   Quarter ended September 30..............   11.250   7.250    12.993     6.561
   Quarter ended December 31...............   10.750   8.000    16.013    10.459
   1998
   Quarter ended March 31..................   12.000   8.500    16.176    11.498
   Quarter beginning April 1 (through April
    8, 1998)...............................   12.500   9.875    13.577    11.693

--------
(1) Determined by multiplying the applicable prices for PLATINUM Common Stock by an exchange ratio of 0.5197, based upon the average closing price of the PLATINUM Common Stock for the six trading days ended April 7, 1998. As of February 18, 1998, the last trading day before the announcement of the Merger, the closing price on Nasdaq for the Common Shares was $9.50 and the pro forma price per Common Share would have been $14.097. On April 8, 1998, the latest practicable trading day before the printing of this Supplement, the closing price on Nasdaq for the Common Shares was $12.063 and the pro forma price per Common Share would have been $12.765. Using the 0.5197 exchange ratio and based on the closing price of PLATINUM Common Stock on February 18, 1998 and April 8, 1998 and on the number of Common Shares outstanding as of such dates, the aggregate market value of the PLATINUM Common Stock to be issued in respect of all outstanding Common Shares would be approximately $193.7 million and $177.2 million, respectively.
(2) The Common Shares started trading on March 21, 1996.

  As of March 27, 1998, there were approximately 175 record holders of Common Shares. Mastering has not paid any cash dividends on its Common Shares in the last two fiscal years and does not currently intend to pay any cash dividends in the foreseeable future. Mastering currently intends to retain its earnings, if any, for the continued growth of its business.

PLATINUM

  PLATINUM Common Stock is traded on Nasdaq under the symbol "PLAT." The table below sets forth, for the periods indicated, the high and low sales prices for the PLATINUM Common Stock, as reported on Nasdaq.

     FISCAL PERIOD                                              HIGH     LOW
     -------------                                            -------- --------
   1996
   Quarter ended March 31.................................... $18.7500 $11.2500
   Quarter ended June 30.....................................  18.7500  12.7500
   Quarter ended September 30................................  15.8750   9.2500
   Quarter ended December 31.................................  15.5000  10.6250
   1997
   Quarter ended March 31....................................  17.8750  10.8750
   Quarter ended June 30.....................................  14.8125  10.5000
   Quarter ended September 30................................  25.0000  12.6250
   Quarter ended December 31.................................  30.8125  20.1250
   1998
   Quarter ended March 31....................................  31.1250  22.1250
   Quarter beginning April 1 (through April 8, 1998).........  26.1250  22.5000

  As of February 18, 1998, the last trading day before the announcement of the Merger, the last reported sales price on Nasdaq for the PLATINUM Common Stock was $27.1250. On April 8, 1998, the latest practicable trading day before the printing of this Supplement, the last reported sales price on Nasdaq for the PLATINUM Common Stock was $24.5625.

  As of April 8, 1998, there were approximately 917 record holders of PLATINUM Common Stock. PLATINUM has not paid dividends on the PLATINUM Common Stock, and the PLATINUM Board intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes. PLATINUM does not anticipate paying any dividends in the foreseeable future.

                    ADDITIONAL INFORMATION ABOUT THE MERGER

ADDITIONAL INFORMATION REGARDING INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Andrew J. Filipowski, the Chairman of the Board, President and Chief Executive Officer of PLATINUM, is also a director of Mastering and has certain other ownership interests in Mastering. Mr. Filipowski participated in the deliberations of PLATINUM's Board of Directors on the Amendment but excused himself from the vote of PLATINUM's Board. James Cowie, who is a director of both PLATINUM and Mastering, did not participate in the deliberations or vote of PLATINUM's Board on the Amendment. Messrs. Filipowski and Cowie did not participate in the deliberations or vote of the Mastering Board on the Amendment. See "THE MERGER--Interests of Certain Persons in the Merger" in the Proxy Statement/Prospectus.

ADDITIONAL BACKGROUND FOR THE MERGER

  On April 1, 1998, Mr. Terence Graunke received an unsolicited telephone call from the chief executive officer of the third party which had contacted Mastering in mid-March 1998 (as described in the Proxy Statement/Prospectus). He indicated an interest in proposing a stock-for-stock merger at a range of values in excess of what had been proposed in the earlier contact (the "April Third-Party Proposal"). During the period between April 1 and 5, 1998, Mr. Terence Graunke had several conversations with such chief executive officer and, separately, with Mr. Filipowski. Among other things, such chief executive officer indicated an ability to move quickly and a desire to conduct due diligence. At a meeting on the evening of April 5, 1998, the Mastering Board, after receiving the advice of Piper Jaffray, determined that the April Third-Party Proposal, if consummated, was likely to result in a Superior Proposal (as defined in the Merger Agreement) when compared to the terms as set forth in the original Merger Agreement. Accordingly, the Mastering Board resolved to provide further notification to PLATINUM and to permit the third party to conduct due diligence, all in accordance with the terms of the Merger Agreement.

  On the evening of April 6, 1998 counsel to PLATINUM delivered to Mastering drafts of the Amendment and Stockholder Agreements. Among other things, the drafts contemplated amendments to the Exchange Ratio which would be favorable to the Mastering stockholders. The terms of the April Third-Party Proposal were still nominally higher than the amended Exchange Ratio.

  On the morning of April 7, 1998, the Mastering Board met with its financial and legal advisors and determined that if certain changes to the draft agreements received from PLATINUM could be negotiated it was likely to continue to support the transaction with PLATINUM. Accordingly, the Mastering Board authorized management to defer due diligence by the third party and to negotiate the draft agreements with PLATINUM and to report to the Mastering Board at a meeting scheduled for later that day.

  During the afternoon of April 7, 1998, the Amendment was negotiated between counsel for PLATINUM and Mastering, and the Stockholder Agreements were negotiated between counsel for PLATINUM and the stockholders signatory thereto.

  On the evening of April 7, 1998, the Mastering Board again met with its financial and legal advisors and determined to approve the Amendment. (The terms of the Amendment and of the Stockholders Agreements are described below under "The Amendment to the Merger Agreement" and "The Stockholder Agreements." The factors considered by the Mastering Board in approving the Amendment are described below under "--Factors Considered in Approving the Amendment.")

  On April 7, 1998, the Amendment and the Stockholder Agreements were executed. The parties promptly issued a related press release shortly thereafter.

FACTORS CONSIDERED IN APPROVING THE AMENDMENT

  In reaching its determination to approve the Amendment, the Mastering Board (excluding the Platinum Directors) consulted with Mastering's management, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to, the following:

  (i) the increase in the value of the consideration to be received by Mastering's stockholders under the Amendment compared to what would have been received under the original Merger Agreement;

  (ii) the oral confirmation by Piper Jaffray delivered to the Mastering Board on April 7, 1998 that it would be in a position to render a favorable written opinion that the amended Exchange Ratio was fair, from a financial point of view, to the holders of Common Shares as of the date of such opinion. (Such written opinion was delivered on April 7, 1998 and is attached to this Supplement as Appendix B);

  (iii) the uncertainty as to whether the April Third-Party Proposal would ultimately lead to an offer or a definitive agreement and the timing with respect thereto;

  (iv) publicly-available information with respect to the third party, including the price to earnings ratio of its stock;

  (v) the indication of the three largest stockholders of Mastering that such stockholders still support the proposed Merger, as the terms thereof were to be amended by the Amendment, and that they were prepared to execute the Stockholder Agreements;

  (vi) the likely impact of the Stockholder Agreements and certain provisions of the Amendment in discouraging the third party and others from proposing alternative transactions, but the insistence by PLATINUM on such provisions as a condition to increasing the value of the consideration by means of the amendment; and

  (vii) certain of the other factors described in the Proxy
  Statement/Prospectus under "The Merger--Recommendations of the Mastering Board; Reasons for the Merger."

OPINION OF MASTERING'S FINANCIAL ADVISOR

  On April 7, 1998, the Mastering Board met to evaluate the proposed Amendment. During this meeting, Piper Jaffray discussed with the Mastering Board the financial analysis and procedures conducted since February 18, 1998 in order to render an opinion as to the fairness, from a financial point of view, of the exchange ratio contained in the Amendment. Piper Jaffray then delivered to the Mastering Board its oral opinion, which opinion was subsequently confirmed in writing (the "Piper Jaffray Opinion"), that as of April 7, 1998, and based upon the matters described therein, the exchange ratio was fair, from a financial point of view, to the holders of Common Shares.

  The full text of the Piper Jaffray Opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. Stockholders of Mastering are urged to read the Piper Jaffray Opinion in its entirety. The Piper Jaffray Opinion was prepared for the benefit and use of the Mastering Board in its consideration of the Amendment and does not constitute a recommendation to stockholders of Mastering as to how they should vote at the Meeting in connection with the Merger. The Piper Jaffray Opinion does not address the relative merits of the Merger and any other transaction or business strategies discussed by the Mastering Board as alternatives to the Merger Agreement or, except with respect to the fairness of the exchange ratio, from a financial point of view to the holders of Common Shares, the underlying business decision of the Mastering Board to proceed with or effect the Merger. The summary of the Piper Jaffray Opinion set forth in this Supplement is qualified in its entirety by reference to the full text of the Piper Jaffray Opinion and the discussion contained in the Proxy Statement/Prospectus under the heading "--Opinion of Mastering's Financial Advisor," which discussion is incorporated herein by reference. With respect to the discussion under the heading "Pro Forma Earnings Analysis--Synergy Adjustments," as a result of the revised exchange ratio, the results of the pro forma earnings analysis suggested that the Merger could be dilutive to the combined company's EPS in the calendar year 1998.

  Pursuant to a letter agreement dated as of April 7, 1998, Mastering agreed to pay Piper Jaffray a fee equal to $100,000 in connection with delivering the Piper Jaffray Opinion (which constitutes part of Piper Jaffray's fee equal to a percentage of the total sale price). See "THE MERGER--Opinion of Mastering's Financial Advisor" contained in the Proxy Statement/Prospectus for a complete description of the Piper Jaffray Engagement Letter.

                     THE AMENDMENT TO THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached to this Supplement as Appendix A and incorporated herein by reference. Statements in this Supplement with respect to the terms of the Amendment are qualified in their entirety by reference to the Amendment. Mastering stockholders are urged to read the full text of the Amendment.

CONVERSION OF SHARES IN THE MERGER

  At the Effective Time, by virtue of the Merger and without any further action on the part of Mastering or PT Acquisition or any holder of any of the following securities:

  (i) each issued and outstanding share of Common Stock of PT Acquisition will be converted into one Common Share of Mastering as the surviving corporation;

  (ii) all Common Shares owned by PLATINUM, PT Acquisition or Mastering or by any direct or indirect subsidiary of PLATINUM or Mastering will be canceled; and

  (iii) each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as described in subparagraph (ii) above) will be converted automatically into a number of shares ("Conversion Shares") of PLATINUM Common Stock determined by multiplying each Common Share by a fraction, the numerator of which is $12.50 and the denominator of which is the average closing

  (last) price for a share of PLATINUM Common Stock, as reported on the Nasdaq National Market (as reported in The Wall Street Journal, Midwest Edition), for the most recent six days that the shares of PLATINUM Common Stock have traded ending on the trading day immediately prior to the day of the Meeting; provided, however, that (i) if the ratio of Conversion Shares per Common Share determined pursuant to the foregoing is greater than 0.540, then, notwithstanding the foregoing, each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as described in subparagraph (ii) above) will be converted automatically into 0.540 shares of PLATINUM Common Stock and (ii) if the ratio of Conversion Shares per Common Share determined pursuant to the foregoing is less than 0.448, then, notwithstanding the foregoing, each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as described in subparagraph (ii) above) will be converted automatically into 0.448 shares of PLATINUM Common Stock.

  All Common Shares converted as provided in subparagraph (iii) of the preceding paragraph will no longer be outstanding and will automatically be canceled and retired; and each holder of a Mastering Certificate representing immediately prior to the Effective Time any such Common Shares will cease to have any rights with respect thereto, except the right to receive, as hereinafter described: (i) certificates representing the number of whole shares of PLATINUM Common Stock into which such Common Shares have been converted, (ii) cash in lieu of any fractional share of PLATINUM Common Stock and (iii) certain dividends and other distributions.

SUPERIOR PROPOSALS

  The Amendment provides that in the event Mastering receives a Superior Proposal (as defined in the Merger Agreement), nothing contained in the Merger Agreement shall prevent the Mastering Board from accepting or approving such Superior Proposal, and nothing contained in the Merger Agreement shall prevent the Mastering Board and its directors, officers, employees, representatives, investment bankers, agents or affiliates from recommending such Superior Proposal to Mastering's stockholders, if the Mastering Board reasonably determines in good faith, based upon the advice of Mastering's outside corporate counsel, that the failure to take such action or actions would constitute a breach of the fiduciary duties of the Mastering Board to Mastering's stockholders under applicable law; in such case, the Mastering Board may amend, withhold or withdraw its recommendation of the Merger, decline to hold the Meeting or exercise its termination rights under the Merger Agreement.

CONDITIONS TO THE MERGER

  The Amendment eliminates certain conditions to Closing, including the following: (i) if requested by PLATINUM, the requirement of Mastering to deliver to PLATINUM agreements in form and substance reasonably acceptable to PLATINUM and duly executed by the parties to such agreements, clarifying certain non-competition covenants or agreements to which Mastering or one of its subsidiaries is a party or by which it is bound and (ii) the requirement that Mastering's consolidated revenue for the three-month period ended March 31, 1998 (as set forth in its earnings release for such period) equaled or exceeded $10,640,000 (as determined in accordance with generally accepted accounting principles (including principles of materiality)) applied on a basis consistent with the principles applied in preparing Mastering's financial statements for the year ended December 31, 1997.

TERMINATION

  The Amendment modifies certain termination rights in the Merger Agreement. The original Merger Agreement provided that Mastering could terminate the Merger Agreement if the value of PLATINUM Common Stock (based on a ten-day average) at any time from and after the date on which the Registration Statement was declared effective and prior to the Meeting was less than $22.50. The Amendment provides that Mastering may terminate the Merger Agreement if the average closing (last) price for a share of PLATINUM Common Stock, as reported on the Nasdaq National Market (as reported in The Wall Street Journal, Midwest Edition), for the most recent 20 days that the shares of PLATINUM Common Stock have traded ending on April 20, 1998 is less than $19.00.

                          THE STOCKHOLDER AGREEMENTS

  As a condition to PLATINUM's execution of the Amendment, each of Terence M. Graunke, Thomas R. Graunke, Marc Pinto and Frontenac VI Limited Partnership (collectively, the "Stockholders") executed a Stockholder Agreement with PLATINUM, pursuant to which the Stockholders have agreed that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the Mastering stockholders, however called, or in connection with any written consent of the Mastering stockholders, each such Stockholder will appear at the meeting or otherwise cause the Common Shares owned by such Stockholder to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Common Shares owned by such Stockholder (A) in favor of the adoption of the Merger Agreement and the approval of the other actions contemplated by the Merger Agreement and the Stockholder Agreement and any actions required in furtherance thereof; (B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of Mastering under the Merger Agreement or the Stockholder Agreement; and (C) except as otherwise agreed to in writing in advance by PLATINUM in its sole discretion, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Stockholder Agreement): (1) any Acquisition Proposal, (2)
(u) any change in a majority of the individuals who constitute the Mastering Board; (v) any material change in the present capitalization of Mastering, including without limitation any proposal to sell a substantial equity interest in Mastering or its subsidiaries or substantial assets of Mastering or its subsidiaries; (w) any amendment of Mastering's Certificate of Incorporation or By-laws; (x) any other material change in Mastering's corporate structure or business; or (y) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement and the Stockholder Agreement.

  In addition to the foregoing, each of the Stockholders has agreed that such Stockholder and any representatives will not, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal with respect to any Acquisition Proposal or (ii) negotiate or otherwise engage in discussions with any person with respect to any Acquisition Proposal, or which may reasonably be expect to lead to a proposal for any Acquisition Proposal, or enter into any agreement, arrangement or understanding (including any letter of intent, agreement in principle or similar agreement) with respect to any such Acquisition Proposal. Moreover, the Stockholder Agreement provides that each Stockholder will not, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sell, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Common Shares owned by such Stockholder or any interest therein, (ii) grant any proxies or powers of attorney, deposit the Common Shares owned by such Stockholder into a voting trust or enter into a voting agreement with respect to the Common Shares owned by such Stockholder, or (iii) take any action that would make any representation or warranty of such Stockholder contained in the Stockholder Agreement untrue or incorrect or would result in a breach by such Stockholder of its obligations under the Stockholder Agreement.

  The Stockholder Agreements generally terminate upon (or within 30 days after) the termination of the Merger Agreement. However, if the Merger Agreement is terminated (i) by PLATINUM or Mastering if the Mastering stockholders do not approve the Merger, (ii) by PLATINUM if the Mastering Board changes its recommendation regarding the Merger, (iii) by PLATINUM or Mastering if the Merger has not been consummated by July 31, 1998 and, in the case of clause (i), (ii) or (iii), prior to such termination there shall have been made a Superior Proposal or Acquisition Proposal or (iv) by PLATINUM or Mastering if the Mastering Board accepts or recommends a Superior Proposal, then for a period of 365 days after the date of the Stockholder Agreements, the Stockholders will not vote in favor of such Superior Proposal or Acquisition Proposal or any proposal made by the person or entity that made such Superior Proposal or Acquisition Proposal or any affiliate of such person or entity and will not sell the Stockholders' Common Shares (by means of a tender or otherwise) to the person or entity making such Superior Proposal or Acquisition Proposal or any affiliate of such person or entity.

  The Stockholders held an aggregate of 7,217,428 Common Shares, or approximately 52% of the outstanding Common Shares, on the Record Date.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                PLATINUM    MASTERING
                               HISTORICAL   HISTORICAL               PRO FORMA
                               YEAR ENDED   YEAR ENDED               YEAR ENDED
                              DECEMBER 31, DECEMBER 31,  PRO FORMA  DECEMBER 31,
                                  1997         1997     ADJUSTMENTS     1997
                              ------------ ------------ ----------- ------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Software products.........   $ 357,223     $   --        $--       $ 357,223
  Maintenance...............     125,245         --         --         125,245
  Professional services.....     141,035      40,966        --         182,001
                               ---------     -------       ----      ---------
    Total revenues..........     623,503      40,966        --         664,469
                               ---------     -------       ----      ---------
Costs and expenses:
  Professional services.....     127,499      37,149        --         164,648
  Product development and
   support..................     187,383         --         --         187,383
  Sales and marketing.......     228,387         --         --         228,387
  General and
   administrative...........      61,876         --         --          61,876
  Restructuring charges.....      57,319         --         --          57,319
  Merger costs..............       8,927         --         --           8,927
  Acquired in-process
   technology...............      67,904         --         --          67,904
                               ---------     -------       ----      ---------
    Total costs and ex-
     penses.................     739,295      37,149        --         776,444
                               ---------     -------       ----      ---------
Operating income (loss).....    (115,792)      3,817        --        (111,975)
Other income, net...........      16,729       1,870        --          18,599
                               ---------     -------       ----      ---------
Income (loss) before income
 taxes......................     (99,063)      5,687        --         (93,376)
Income taxes................      18,721       2,081        --          20,802
                               ---------     -------       ----      ---------
Net income (loss) from
 continuing operations......   $(117,784)    $ 3,606       $--       $(114,178)
                               =========     =======       ====      =========
Net income (loss) from
 continuing operations per
 share......................   $   (1.90)    $  0.27       $--       $   (1.65)
                               =========     =======       ====      =========
Shares used in computing net
 income (loss) from
 continuing operations per
 share......................      62,042      13,535                    69,076


  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                PLATINUM    MASTERING
                               HISTORICAL   HISTORICAL               PRO FORMA
                               YEAR ENDED   YEAR ENDED               YEAR ENDED
                              DECEMBER 31, DECEMBER 31,  PRO FORMA  DECEMBER 31,
                                  1996         1996     ADJUSTMENTS     1996
                              ------------ ------------ ----------- ------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Software products.........    $243,938     $   --        $--        $243,938
  Maintenance...............     102,364         --         --         102,364
  Professional services.....     121,763      21,018        --         142,781
                                --------     -------       ----       --------
    Total revenues..........     468,065      21,018        --         489,083
                                --------     -------       ----       --------
Costs and expenses:
  Professional services.....     116,133      21,574        --         137,707
  Product development and
   support..................     155,277         --         --         155,277
  Sales and marketing.......     182,597         --         --         182,597
  General and
   administrative...........      39,224         --         --          39,224
  Merger costs..............       5,782         --         --           5,782
  Acquired in-process
   technology...............      48,456         --         --          48,456
                                --------     -------       ----       --------
    Total costs and ex-
     penses.................     547,469      21,574        --         569,043
                                --------     -------       ----       --------
Operating loss..............     (79,404)       (556)       --         (79,960)
Other income, net...........       5,237       1,537        --           6,774
                                --------     -------       ----       --------
Income (loss) before income
 taxes......................     (74,167)        981        --         (73,186)
Income taxes................      (9,245)        461        --          (8,784)
                                --------     -------       ----       --------
Net income (loss) from
 continuing operations......    $(64,922)    $   520       $--        $(64,402)
                                ========     =======       ====       ========
Net income (loss) from
 continuing operations per
 share......................    $  (1.14)    $  0.04       $--        $  (1.02)
                                ========     =======       ====       ========
Shares used in computing net
 income (loss) from
 continuing operations per
 share......................      56,968      12,286                    63,353


  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                PLATINUM    MASTERING
                               HISTORICAL   HISTORICAL               PRO FORMA
                               YEAR ENDED   YEAR ENDED               YEAR ENDED
                              DECEMBER 31, DECEMBER 31,  PRO FORMA  DECEMBER 31,
                                  1995         1995     ADJUSTMENTS     1995
                              ------------ ------------ ----------- ------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Software products.........   $ 158,597     $   --        $--       $ 158,597
  Maintenance...............      76,498         --         --          76,498
  Professional services.....      91,316      10,168        --         101,484
                               ---------     -------       ----      ---------
    Total revenues..........     326,411      10,168        --         336,579
                               ---------     -------       ----      ---------
Costs and expenses:
  Professional services.....      92,374       9,720        --         102,094
  Product development and
   support..................      94,027         --         --          94,027
  Sales and marketing.......     113,978         --         --         113,978
  General and
   administrative...........      34,097         --         --          34,097
  Merger costs..............      30,819         --         --          30,819
  Acquired in-process
   technology...............      88,493         --         --          88,493
                               ---------     -------       ----      ---------
    Total costs and ex-
     penses.................     453,788       9,720        --         463,508
                               ---------     -------       ----      ---------
Operating income (loss).....    (127,377)        448        --        (126,929)
Other income, net...........       4,130          70        --           4,200
                               ---------     -------       ----      ---------
Income (loss) before income
 taxes......................    (123,247)        518        --        (122,729)
Income taxes................     (11,680)        --         --         (11,680)
                               ---------     -------       ----      ---------
Net income (loss) from
 continuing operations......   $(111,567)    $   518       $--       $(111,049)
                               =========     =======       ====      =========
Net income (loss) from
 continuing operations per
 share......................   $   (2.50)    $  0.11       $--       $   (2.35)
                               =========     =======       ====      =========
Shares used in computing net
 income (loss) from
 continuing operations per
 share......................      44,671       4,807                    47,169


  See accompanying notes to unaudited pro forma condensed combining financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF MERGER

  On February 18, 1998, PLATINUM signed a definitive agreement to acquire all of the outstanding capital stock of Mastering. Under the Merger Agreement, as amended, the ratio of PLATINUM Common Stock exchanged for each Common Share of Mastering will vary based upon the average closing price of PLATINUM's Common Stock as reported on Nasdaq for the six trading days ending the day before the Meeting. Accordingly, the following table presents the effect of different levels of exchange ratios ranging from the minimum exchange ratio to the maximum exchange ratio. The current average is based on a PLATINUM six-day average closing stock price of $24.0521 (for the six business days ended April 7, 1998), which is assumed for purposes of the pro forma financial statements. Shares converted and options converted represent the number of PLATINUM shares and options resulting from the indicated exchange ratio.

                               MAXIMUM       CURRENT AVERAGE       MINIMUM
                           ----------------  ----------------  ----------------
                           (AMOUNTS IN THOUSANDS, EXCEPT EXCHANGE RATIO DATA)
Exchange Ratio............             .5400             .5197             .4480
Shares Converted..........             7,494             7,212             6,217
Options Converted.........             2,562             2,466             2,126

  Mastering will become a wholly-owned subsidiary of PLATINUM. The closing of the definitive merger agreement is subject to approval by the stockholders of Mastering as well as the satisfaction of conditions customary in such agreements. It is expected that the acquisition will qualify as a tax-free reorganization and will be accounted for as a pooling of interests.

  The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

  PLATINUM and Mastering estimate that they will incur merger-related expenses of approximately $10,000,000, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants, financial printing and one-time charges related to the transaction. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the merger is consummated. Such charges have not been reflected in the pro forma financial statements.

  The following table summarizes the pro forma net loss from continuing operations per share and the assumed average shares outstanding used in computing pro forma net loss from continuing operations per share under the three exchange ratio categories for the years ended December 31, 1997, 1996 and 1995:

                                   MAXIMUM      CURRENT AVERAGE      MINIMUM
                               ---------------  ---------------  ---------------
                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Year ended December 31, 1997
Pro forma net loss from
 continuing operations per
 share........................ $        (1.65)  $(1.65        )  $        (1.68)
                               ==============   ==============   ===============
PLATINUM average shares
 outstanding..................         62,042           62,042            62,042
Mastering assumed average
 shares outstanding...........          7,309            7,034             6,064
                               --------------   --------------   ---------------
Pro forma average shares
 outstanding..................         69,351           69,076            68,106
                               ==============   ==============   ===============
Year ended December 31, 1996
Pro forma net loss from
 continuing operations per
 share........................ $        (1.01)  $        (1.02)  $         (1.03)
                               ==============   ==============   ===============
PLATINUM average shares
 outstanding..................         56,968           56,968            56,968
Mastering assumed average
 shares outstanding...........          6,634            6,385             5,504
                               --------------   --------------   ---------------
Pro forma average shares
 outstanding..................         63,602           63,353            62,472
                               ==============   ==============   ===============

                                  MAXIMUM       CURRENT AVERAGE       MINIMUM
                              ---------------   ---------------   ---------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Year ended December 31, 1995
Pro forma net loss from
 continuing operations per
 share......................  $         (2.35)  $         (2.35)  $         (2.37)
                              ===============   ===============   ===============
PLATINUM average shares
 outstanding................           44,671            44,671            44,671
Mastering assumed average
 shares outstanding.........            2,596             2,498             2,153
                              ---------------   ---------------   ---------------
Pro forma average shares
 outstanding................           47,267            47,169            46,824
                              ===============   ===============   ===============

NOTE B--EARNINGS PER SHARE

  Share and per share amounts for 1996 and 1995 reflect actual shares of Mastering outstanding for purposes of the unaudited pro forma statements of operations. Due to the significant changes that occurred to Mastering's capital structure upon its initial public offering in March 1996, Mastering has not presented such share data except on a pro forma basis, as discussed in
Note 1 to Mastering's consolidated financial statements included in the Proxy Statement/Prospectus.

NOTE C--RECLASSIFICATIONS

  Certain historical amounts have been reclassified to conform to the pro forma combined presentation.

NOTE D--SUBSEQUENT EVENTS

  See Note 18 to PLATINUM's consolidated financial statements included in the Proxy Statement/Prospectus which includes a discussion of the transactions entered into by PLATINUM subsequent to December 31, 1997. Also included is a summary of the pro forma effects of the proposed acquisitions of Learmonth and Burchett Management Systems PLC, Mastering and Logic Works, Inc. on revenues and net income (loss) for the years ended December 31, 1997, 1996 and 1995.

                                                                     APPENDIX A

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is made as of this 7th day of April, 1998 among PLATINUM technology, inc., a Delaware corporation ("Parent"), PT Acquisition Corporation I, a Delaware corporation and wholly-owned subsidiary of the Parent ("Merger Sub"), and Mastering, Inc. a Delaware corporation (the "Company").

  Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of February 18, 1998 (the "Merger Agreement"). Except as otherwise defined or modified herein, all capitalized terms used in this First Amendment shall have the meaning set forth in the Merger Agreement.

  In consideration of the mutual agreements contained in the Merger Agreement and in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  Section 1. Amendments to Merger Agreement.

  A. Amendment to Section 1.6(a) of the Merger Agreement. Section 1.6(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

    "(a) Conversion of Company Capital Stock. Subject to the provisions of subsections (d) and (e) of this Section 1.6, each share of Common Stock, par value $.001 per share, of the Company (the "Company Capital Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b)) will be converted automatically into a number of shares ("Conversion Shares") of Common Stock, par value $0.001 per share, of Parent (the "Parent Common Stock") determined by multiplying each share of Company Capital Stock by a fraction, the numerator of which is $12.50 and the denominator of which is the average closing (last) price for a share of Parent Common Stock, as reported on the Nasdaq National Market (as reported in The Wall Street Journal, Midwest Edition), for the most recent six (6) days that the shares of Parent Common Stock have traded ending on the trading day immediately prior to the day of the Company Stockholders' Meeting; provided however that (i) if the ratio of Conversion Shares per share of Company Capital Stock determined pursuant to the foregoing is greater than .54, then, notwithstanding the foregoing, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be cancelled pursuant to Section 1.6(b)) will be converted automatically into .54 shares of Parent Common Stock and (ii) if the ratio of Conversion Shares per share of Company Capital Stock determined pursuant to the foregoing is less than .448, then, notwithstanding the foregoing, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be cancelled pursuant to Section 1.6(b)) will be converted automatically into .448 shares of Parent Common Stock. All shares of Company Capital Stock, when converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive (a) any dividends and other distributions in accordance with Section 1.8(d), (b) certificates representing the shares of Parent Common Stock into which such shares are converted and (c) any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 1.6(e). The ratio of Conversion Shares per share of Company Capital Stock determined pursuant to the first sentence of this
  Section 1.6(a) is sometimes hereinafter referred to as the "Exchange
  Ratio." "

  B. Amendments to Section 5 of the Merger Agreement.

  (I) The last sentence of Section 5.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

    "The Proxy Statement shall also include the recommendation of the Board of Directors of the Company in favor of the Merger which recommendation shall not be withdrawn, modified or withheld unless the Company's Board is required to do so in order to comply with the fiduciary duties of the Company's Board to the Company's stockholders under applicable law."

  (II) Section 5.2 of the Merger Agreement is hereby amended to read in its entirety as follows:

    "5.2 Meeting of Stockholders. Promptly after the date hereof, the Company shall take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger, unless the Company's Board is required not to do so in order to comply with the fiduciary duties of the Company's Board to the Company's stockholders under applicable law. Subject to the rights of termination set forth in Section 7.1 hereof, each of the parties to this Agreement shall use its reasonable commercial efforts to have the Company hold the Company Stockholders' Meeting for the purpose of voting upon this Agreement and the Merger on April 21, 1998."

  (III) Section 5.4(c) of the Merger Agreement is hereby amended to read in its entirety as follows:

    "(c) In the event the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from accepting or approving such Superior Proposal, and nothing contained in this Agreement shall prevent the Board of Directors of the Company and its directors, officers, employees, representatives, investment bankers, agents or affiliates from recommending such Superior Proposal to the Company's stockholders, if the Company's Board reasonably determines in good faith, based upon the advice of the Company's outside corporate counsel, that the failure to take such action or actions would constitute a breach of the fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable law; in such case, the Board may amend, withhold or withdraw its recommendation of the Merger, decline to hold the Company Stockholders' Meeting or exercise its termination rights hereunder. Subject to the right of termination set forth in Section 7.1(f), except to the extent expressly set forth in this Section 5.4, nothing shall relieve the Company from complying with all other terms of this Agreement. Nothing contained in this paragraph (c) shall affect Parent's right to terminate this Agreement pursuant to Section 7.1 or the Company's obligations under Sections 5.5(c) and 5.6."

  C. Amendments to Section 6.3 of the Merger Agreement.

  (I) Sections 6.3(k) and (l) of the Merger Agreement are hereby amended by deleting such sections in their entirety and substituting the following in lieu thereof: "This Section is intentionally omitted."

  (II) Section 6.3(n) of the Merger Agreement is hereby amended by deleting the name "Terence M. Graunke" set forth therein and substituting in lieu thereof the name "Lake Creek Research L.L.C."

  D. Amendment to Section 7.1 of the Merger Agreement.

  (I) Section 7.1(c)(ii) of the Merger Agreement is hereby amended to read in its entirety as follows:

    "(ii) the average closing (last) price for a share of Parent Common Stock, as reported on the Nasdaq National Market (as reported in The Wall Street Journal, Midwest Edition), for the most recent twenty (20) days that the shares of Parent Common Stock have traded ending on April 20, 1998 is less than $19.00,"

  (II) Section 7.1(f) of the Merger Agreement is hereby amended to read in its entirety as follows:

    "(f) by any party if the Board of Directors of the Company accepts or approves a Superior Proposal, or recommends a Superior Proposal to the stockholders of the Company, provided the Company's Board may only take such action if it reasonably determines in good faith, based upon the advice of the Company's outside corporate counsel, that the failure to take such action or actions would constitute a breach of the fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable law; provided further that the Company shall provide the Parent three (3) business days' prior written notice that the Company may accept or approve a Superior Proposal."

  Section 2. Representations and Warranties.

  A. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows:

    (1) Authority; No Conflicts.

      a. The Company has all requisite corporate power and authority to enter into this First Amendment and, subject to obtaining requisite stockholder approval, to consummate the transactions contemplated by the Merger Agreement, as amended hereby. The execution and delivery of this First Amendment and the consummation of the transactions contemplated by the Merger Agreement as amended hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of at least a majority of the Company Capital Stock voting together as one class. This First Amendment has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

      b. Except as set forth in the Company Schedules, the execution and delivery of this First Amendment by the Company does not, and the consummation of the transactions contemplated by the Merger Agreement as amended hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or similar governing instruments of any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or the assets of the Company or any of its subsidiaries is bound, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any of its subsidiaries or their respective properties or assets, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      c. Except as set forth in the Company Schedules, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this First Amendment or the consummation of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (iii) applicable requirements, if any, of The Nasdaq National Market and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (2) State "Anti-Takeover" Statutes. The Company's Board has taken all actions necessary so that neither Section 203 of Delaware Law nor any other "fair price" or "control share acquisition" statute or other similar statute or regulation applies to the Merger or this First Amendment.

  B. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

    (1) Parent and Merger Sub have all requisite corporate power and authority to enter into this First Amendment and to consummate the transactions contemplated by the Merger Agreement as amended hereby. The execution and delivery of this First Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This First Amendment has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

    (2) The execution and delivery of this First Amendment does not, and the consummation of the transactions contemplated by the Merger Agreement, as amended hereby, will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, any of its subsidiaries or their respective properties or assets other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

    (3) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent and Merger Sub and their respective subsidiaries in connection with the execution and delivery of this First Amendment by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) listing of the shares on the Nasdaq National Market, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

  Section 3. Conditions Precedent. The effectiveness of the amendments to the Merger Agreement set forth in Section 1 hereof are subject to the condition that on or prior to April 7, 1998 each of Terence M. Graunke, Thomas R. Graunke, Marc Pinto and Frontenac VI Limited Partnership shall have executed and delivered to Parent a Stockholder Agreement in the form of Exhibit A hereto attached.

  Section 4. Consent. Parent hereby consents to the release by the Company of 17,500 shares of Company Capital Stock that have been pledged to the Company by Thomas R. Graunke pursuant to a Stock Pledge Agreement.

  Section 5. Miscellaneous. Except as herein expressly modified, the terms and provisions of the Merger Agreement shall remain as originally executed.

  IN WITNESS WHEREOF, the parties have executed this First Amendment and caused the same to be duly delivered on their behalf on the day and year first hereinabove written.

                                          PLATINUM technology, inc.

                                                     Larry S. Freedman
                                          By: _________________________________
                                                   Senior Vice President
                                          Its: ________________________________

                                          PT ACQUISITION CORPORATION I

                                                     Larry S. Freedman
                                          By: _________________________________
                                                   Senior Vice President
                                          Its: ________________________________

                                          MASTERING, INC.

                                                    Terence M. Graunke
                                          By: _________________________________
                                               President and Chief Executive
                                                          Officer
                                          Its: ________________________________

                                  APPENDIX B

April 7, 1998

PERSONAL & CONFIDENTIAL

Board of Directors
Mastering, Inc.
9201 East Mountain View Road
Suite 200
Scottsdale, Arizona 85258

Members of the Board:

  We understand that PLATINUM technology, inc., a Delaware corporation ("PLATINUM" or the "Acquiror"), PT Acquisition Corporation I, a Delaware corporation ("Acquisition Sub"), and Mastering, Inc., a Delaware corporation ("Mastering" or the "Company") have entered into an Agreement and Plan of Merger dated as of February 18, 1998 (the "Agreement") as amended by the First Amendment to Agreement and Plan of Merger dated as of April 7, 1998 (the "First Amendment") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Transaction") in which each outstanding share of the Company's common stock, $.001 par value per share (the "Company Shares") will be converted into the right to receive a number of shares of the common stock of PLATINUM, par value $0.001 per share (the "Acquiror Shares") determined by multiplying each Company share by a fraction, the numerator of which is $12.50 and the denominator of which is the average closing price for a share of PLATINUM common stock for the most recent six days that such shares have traded ending on the trading day immediately prior to the day of the Company Stockholder's Meeting to approve the Transaction; provided that (i) if such ratio determined pursuant to the foregoing is greater than .54, then each Company Share shall be converted into .54 shares of PLATINUM common stock and (ii) if such ratio determined pursuant to the foregoing is less than .448, then each Company Share shall be converted into
 .448 shares of PLATINUM common stock (the ratio of PLATINUM common stock per Company Share as so determined is referred to herein as the "Exchange Ratio"). You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares.

  Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, the Company will pay us a fee and indemnify us against certain liabilities. In the ordinary course of its business, we and our affiliates may actively trade securities of the Company and PLATINUM for our own account or the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

  1. Reviewed the definitive Agreement and the First Amendment.

  2. Reviewed the Report on Form 10-K for the Company for the two fiscal years ended December 31, 1997.

  3. Reviewed the Reports on Form 10-K for PLATINUM for the four fiscal years ended December 31, 1997.

  4. Reviewed financial forecasts prepared by Company management for the five fiscal years ending December 31, 1998 through 2002 ("Five-Year Financial Forecasts").

  5. Visited the headquarters of the Company and conducted discussions with members of senior management of the Company, including the Chief Executive Officer, the President, the Executive Vice

     President and Chief Financial Officer and other members of senior management. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of the Company and the prospects for the Company.

  6. Conducted discussions with members of senior management of PLATINUM, including the Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of PLATINUM and the prospects for PLATINUM.

  7. Conducted discussions with PLATINUM's auditors. Topics discussed included, but were not limited to, PLATINUM's financial accounting policies and procedures and other financial and accounting matters.

  8. Reviewed the historical prices and trading activity for PLATINUM common stock.

  9. Performed discounted cash flow analysis on the Five-Year Financial
     Forecasts.

  10. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

  11. Compared certain financial data of the Company and PLATINUM with certain financial and securities data of companies deemed similar to the Company and PLATINUM or representative of the business sectors in which they operate.

  12. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

  We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by the Company and PLATINUM or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company's and PLATINUM's management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's and PLATINUM's management as to the expected future financial performance of the Company and PLATINUM and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor PLATINUM are a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business. We have also assumed that the Transaction will be free of Federal tax to the Company, PLATINUM, and the holders of Company Shares and that the Transaction will be accounted for as a pooling of interests under generally accepted accounting principles. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not change the purchase price for the Company. We also note that Mr. Filipowski, a director of the Company, is the Chief Executive Officer of PLATINUM and that Mr. James Cowie, a director of the Company is also a director of PLATINUM.

  In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company or PLATINUM and have not been furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company, PLATINUM or any of their respective affiliates is a party or may be subject and, at the Company's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

  Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the consummation of the Transaction or the prices at which the Company Shares or the Acquiror Shares will trade between the date hereof and the consummation of the Transaction. In addition, we express no opinion or recommendation as to how the holders of Company Shares should vote at the stockholders meeting to be held in connection with the Transaction.

  This opinion is for the benefit of the Board of Directors of the Company in evaluating the Transaction and shall not be published or otherwise used, nor shall any public references to Piper Jaffray be made without our prior written consent. In connection with this opinion, we were not requested to opine as to, and this opinion does not address (except to the extent expressly set forth in the next paragraph), the underlying business decision to proceed with or effect the Transaction.

  Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares, as of the date hereof.

                                          Sincerely,

                                          /s/ Piper Jaffray

                                          PIPER JAFFRAY INC.

                                     LOGO

                         9201 EAST MOUNTAIN VIEW ROAD
                           SCOTTSDALE, ARIZONA 85258

                                 April 1, 1998

Dear Stockholder:

  A Special Meeting of Stockholders (the "Meeting") of Mastering, Inc., a Delaware corporation ("Mastering"), will be held at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605 on April 21, 1998, at 10:00 a.m., local time.

  At the Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), among PLATINUM technology, inc. ("PLATINUM"), Mastering and PT Acquisition Corporation I, a newly-formed, wholly-owned subsidiary of PLATINUM ("PT Acquisition"), and the merger (the "Merger") of PT Acquisition with and into Mastering. If the proposed Merger is approved and becomes effective, Mastering will become a wholly-owned subsidiary of PLATINUM, and each outstanding share of common stock of Mastering, $.001 par value per share ("Common Share"), will be converted into 0.448 of a share of common stock of PLATINUM, $.001 par value per share ("PLATINUM Common Stock"). Cash will be paid in lieu of any fractional share of PLATINUM Common Stock. If the requisite approval of the stockholders of Mastering is received, the Merger is expected to be consummated on or about April 21, 1998 or as soon thereafter as practicable after all necessary conditions to the closing have been satisfied.

  After careful consideration, your Board of Directors (excluding certain directors who are also directors of PLATINUM (the "PLATINUM directors")) has unanimously approved the Merger Agreement and the transactions provided for therein and has concluded that they are in the best interests of Mastering and its stockholders. Your Board of Directors (excluding the PLATINUM directors) recommends a vote in favor of the Merger Agreement and the Merger.

  In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus relating to the actions to be taken by Mastering stockholders at the Meeting and a proxy. The Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Mastering and PLATINUM.

  All stockholders are cordially invited to attend the Meeting in person. However, regardless of whether you plan to attend the Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Meeting, you may revoke your proxy at the Meeting by voting in person. It is important that your shares be represented and voted at the Meeting.

  I look forward to seeing you at the Meeting. On behalf of the management and directors of Mastering, I want to thank you for your support.

                                          Sincerely,

                                          LOGO

                                          Marc Pinto
                                          Executive Vice President, Chief
                                           Financial Officer and Corporate
                                           Secretary
                                          Mastering, Inc.

                                     LOGO

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

To Our Stockholders:

  A Special Meeting of Stockholders (the "Meeting") of Mastering, Inc., a Delaware corporation ("Mastering"), will be held at 10:00 a.m., local time, on April 21, 1998 at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605 for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt (a) the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), entered into among Mastering, PLATINUM technology, inc. ("PLATINUM") and PT Acquisition Corporation I, a newly-formed, wholly-owned subsidiary of PLATINUM ("PT Acquisition"), and (b) the merger (the "Merger") of PT Acquisition with and into Mastering, whereby, among other things, Mastering will be the surviving corporation in the Merger and become a wholly-owned subsidiary of PLATINUM, and each outstanding share of common stock of Mastering, $.001 par value per share ("Common Share"), will be converted into 0.448 of a share of common stock of PLATINUM, $.001 par value per share ("PLATINUM Common Stock"). Cash will be paid in lieu of any fractional share of PLATINUM Common Stock.

    2. To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

  The business to be transacted at the Meeting is more fully described in the Proxy Statement/Prospectus accompanying this Notice.

  Only stockholders of record of Common Shares at the close of business on March 27, 1998 are entitled to notice of, and will be entitled to vote at, the Meeting or any postponements or adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LOGO
                                          Marc Pinto
                                          Corporate Secretary
                                          Mastering, Inc.

Scottsdale, Arizona
April 1, 1998

   TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES WHEN RETURNING YOUR PROXY. IF THE MERGER IS CONSUMMATED, YOU WILL BE NOTIFIED AND PROVIDED WITH INSTRUCTIONS FOR EXCHANGE OF YOUR STOCK CERTIFICATES.

                                     LOGO

                                PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 21, 1998

                                     LOGO
                          Logo of Platinum Technology

                                  PROSPECTUS

  This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the stockholders of Mastering, Inc., a Delaware corporation ("Mastering"), in connection with the solicitation of proxies by the Board of Directors of Mastering (the "Mastering Board") for use at a special stockholders' meeting to be held on April 21, 1998 at 10:00 a.m. (local time) at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605, and at any and all adjournments or postponements thereof (the "Meeting").

  At the Meeting, stockholders will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), by and among PLATINUM technology, inc., a Delaware corporation ("PLATINUM"), PT Acquisition Corporation I, a Delaware corporation and wholly-owned subsidiary of PLATINUM ("PT Acquisition"), and Mastering, which provides for the merger (the "Merger") of PT Acquisition with and into Mastering, with Mastering surviving as a wholly-owned subsidiary of PLATINUM. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus. Subject to the terms and conditions of the Merger Agreement, each share of common stock of Mastering, $.001 par value per share ("Common Share"), outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (other than shares owned directly or indirectly by PLATINUM or Mastering, which will be cancelled) will be converted into 0.448 of a share (the "Exchange Ratio") of common stock, $.001 par value per share, of PLATINUM (the "PLATINUM Common Stock"). Cash will be paid in lieu of any fractional share of PLATINUM Common Stock. Mastering's Board of Directors (excluding certain directors who are also directors of PLATINUM) has unanimously approved the Merger Agreement and the Merger and recommends that the Mastering stockholders vote in favor of the proposal to approve the Merger Agreement and the Merger.

  The consummation of the Merger is subject, among other things, to the adoption of the Merger Agreement by the affirmative vote, in person or by proxy, of the holders of a majority of the issued and outstanding Common Shares. Holders of Common Shares are entitled to one vote for each Common Share held.

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMMON SHARES BEFORE VOTING.

  This Proxy Statement/Prospectus also constitutes the Prospectus of PLATINUM with respect to up to approximately 8,342,759 shares of PLATINUM Common Stock issuable pursuant to the Merger (including the issuance of shares of PLATINUM Common Stock issuable upon exercise of Substitute Options (as defined herein)).

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being sent to Mastering stockholders on or about April 1, 1998. The Board of Directors of Mastering has fixed the close of business on March 27, 1998 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting and any postponement or adjournment thereof. As of the record date, 13,877,656 Common Shares were issued and outstanding and entitled to vote.

  The PLATINUM Common Stock is listed for trading under the symbol "PLAT" on the Nasdaq National Market ("Nasdaq"). The Common Shares are listed for trading under the symbol "MASC" on Nasdaq. Execution of the Merger Agreement was publicly announced after the close of trading on February 18, 1998. On that date, the last sale price of PLATINUM Common Stock, as reported by Nasdaq, was $27.125 per share and the last reported sale price of Common Shares, as reported by Nasdaq, was $9.50 per share. On March 27, 1998, the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus, the last reported sale price of PLATINUM Common Stock, as reported by Nasdaq, was $24.75 per share and the last reported sale price of Common Shares, as reported by Nasdaq, was $10.6875 per share. See "Description of PLATINUM's Common Stock" and "Comparison of Stockholder Rights." Based on the last reported sale price of PLATINUM Common Stock on February 18, 1998 and March 27, 1998, and on the number of Common Shares outstanding as of such dates, the aggregate value of the PLATINUM Common Stock to be issued in respect of all outstanding Common Shares would be approximately $167.0 million and $153.9 million, respectively.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS.
   ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL 1, 1998.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION..................................................... -i-
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Meeting.............................................................   1
  The Merger..............................................................   2
  PLATINUM Summary Selected Consolidated Financial Information............   6
  Mastering Summary Selected Consolidated Financial Information...........   7
  Unaudited Pro Forma Condensed Selected Financial Data...................   8
  Pro Forma Combined Comparative Per Share Data...........................   9
  Market Price Data.......................................................   9
  Cautionary Statement Regarding Forward-looking Statements...............  10
RISK FACTORS..............................................................  11
THE MEETING...............................................................  17
THE MERGER................................................................  18
THE MERGER AGREEMENT......................................................  32
COMPARATIVE PER SHARE MARKET PRICE DATA...................................  40
PLATINUM SELECTED CONSOLIDATED FINANCIAL DATA.............................  42
MASTERING SELECTED CONSOLIDATED FINANCIAL INFORMATION.....................  43
PLATINUM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  44
MASTERING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  56
UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL DATA....................  65
PRO FORMA COMBINED COMPARATIVE PER SHARE DATA.............................  70
INFORMATION REGARDING PLATINUM............................................  71
MANAGEMENT OF PLATINUM....................................................  80
PLATINUM EXECUTIVE COMPENSATION...........................................  81
PLATINUM COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION......  84
CERTAIN TRANSACTIONS RELATING TO PLATINUM.................................  84
INFORMATION REGARDING MASTERING...........................................  85
DESCRIPTION OF PLATINUM'S CAPITAL STOCK...................................  89
COMPARISON OF STOCKHOLDER RIGHTS..........................................  93
SECURITY OWNERSHIP OF PLATINUM MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF
 PLATINUM.................................................................  98
SECURITY OWNERSHIP OF MASTERING MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF
 MASTERING................................................................ 100
EXPERTS................................................................... 102
LEGAL MATTERS............................................................. 102
PROXY SOLICITATION........................................................ 102
OTHER MATTERS............................................................. 103
INDEX TO FINANCIAL STATEMENTS............................................. F-1

 APPENDICES
 A    Agreement and Plan of Merger.........................................  A-1
 B    Piper Jaffray Inc. Opinion...........................................  B-1

  NO PERSON HAS BEEN AUTHORIZED BY PLATINUM OR MASTERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PLATINUM OR MASTERING. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Mastering and PLATINUM are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials of the companies (including Mastering and PLATINUM) that file electronically with the Commission. This Web site can be accessed at http://www.sec.gov. In addition, material filed by each of Mastering and PLATINUM can be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

  This Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by PLATINUM under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of PLATINUM Common Stock in connection with the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained in the Registration Statement. Reference is made to the Registration Statement for further information with respect to PLATINUM and Mastering. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement.

  As used in this Proxy Statement/Prospectus, unless the context otherwise requires, the term "Mastering" means Mastering, Inc. and its subsidiaries, and the term "PLATINUM" means PLATINUM technology, inc. and its subsidiaries. All information contained in this Proxy Statement/Prospectus relating to Mastering was provided by the management and Board of Directors of Mastering. PLATINUM assumes no responsibility for the accuracy of such information. All information contained in this Proxy Statement/Prospectus relating to PLATINUM was provided by the management and Board of Directors of PLATINUM. Mastering assumes no responsibility for the accuracy of such information or for any of the information contained herein relating to PLATINUM.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The summary is not, and is not intended to be, complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Appendices in their entirety.

                                 THE COMPANIES

PLATINUM

  PLATINUM develops, markets and supports software products, and provides related professional services, that help organizations manage and improve their information technology ("IT") infrastructures, which consist of data, systems and applications. PLATINUM's products and services help IT departments, primarily in large and data intensive organizations, minimize risk and improve service levels and leverage information to make better business decisions. PLATINUM's products typically perform fundamental functions, such as automating operations, maintaining the operating efficiency of systems and applications, and ensuring data access and integrity. PLATINUM also offers a wide array of professional services, including consulting, systems integration and educational programs, both in conjunction with and independent of software product sales.

  PLATINUM was incorporated in Delaware in 1987, and its executive offices are located at 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181. Its telephone number at that address is (630) 620-5000, and its Web site is located at http://www.platinum.com.

PT ACQUISITION

  PT Acquisition is a wholly-owned subsidiary of PLATINUM formed solely for the purpose of the Merger. PT Acquisition's principal executive offices are located at 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, and its telephone number is (630) 620-5000.

MASTERING

  Mastering is an educational services company that provides corporate training products and services. Mastering, Inc. was formerly known as Eagle River Interactive, Inc., and changed its name to Mastering, Inc. on October 15, 1997. Training products for IT professionals are created, developed and marketed by Mastering Computers, Inc., a wholly-owned subsidiary of Mastering, Inc. ("Mastering Computers"). Training products include instructor-led seminars for Windows operating systems and other IT topics, instructor-led Microsoft Certified Professional preparation courses, on-site workshops, computer-based training media, interactive software, videos and a newsletter. Mastering's principal executive offices are located at 9201 East Mountain View Road, Suite 200, Scottsdale, Arizona 85258, and its telephone number is (602) 657-4000, and its Web site is located at http://www.masteringcomputers.com.

                                  THE MEETING

TIME, PLACE AND DATE

  The Meeting will be held on April 21, 1998 at 10:00 a.m., local time, at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605.

PURPOSE OF THE MEETING

  At the Meeting, stockholders of Mastering will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE

  The Board of Directors of Mastering (the "Mastering Board") has fixed the close of business on March 27, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of and to vote at the Meeting and any postponement or adjournment thereof. On the Record Date, there were 13,877,656 Common Shares issued and outstanding. At the close of business on the Record Date, directors and executive officers of Mastering and their affiliates beneficially owned and had the right to vote an aggregate of 7,933,458 Common Shares (approximately 57.7% of the Common Shares outstanding). The affirmative vote of holders of a majority of the issued and outstanding Common Shares is required to approve the Merger Agreement and the Merger.

VOTES REQUIRED; QUORUM; ABSTENTIONS AND BROKER NON-VOTES

  Stockholders are entitled to one vote per share on all matters to be considered at the Meeting. A majority of the shares entitled to vote present, in person or by proxy, at the Meeting shall constitute a quorum. The affirmative vote of holders of a majority of the issued and outstanding Common Shares is required to approve the Merger Agreement and the Merger. Abstentions and broker non-votes will be treated as present at the Meeting for purposes of reaching a quorum. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the Merger Agreement and the Merger. Brokers who hold Common Shares will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. See "THE MEETING--Vote Required" and "--Abstentions and Broker Non-Votes."

                                   THE MERGER

GENERAL

  Upon the terms and subject to the conditions of the Merger Agreement, PT Acquisition will be merged with and into Mastering, with Mastering continuing as the surviving corporation and a wholly-owned subsidiary of PLATINUM (the "Surviving Corporation"). As a result of the Merger, the separate corporate existence of PT Acquisition will cease and Mastering will succeed to all the rights and be responsible for all the obligations of PT Acquisition in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). It is anticipated that the Merger will be consummated on or about April 21, 1998, if approved at the Meeting, provided that the other conditions to the Merger are then fulfilled or waived. See "THE MERGER--General."

CONVERSION OF SHARES

  At the Effective Time, each of the Common Shares outstanding immediately prior to the Effective Time of the Merger (other than shares owned directly or indirectly by PLATINUM or Mastering, which will be cancelled) will be converted into 0.448 validly issued, fully paid and nonassessable shares of PLATINUM Common Stock. Cash will be paid in lieu of any fractional share of PLATINUM Common Stock. See "THE MEETING--Purpose of the Meeting" and "THE MERGER-- Conversion of Common Shares."

RECOMMENDATION OF THE MASTERING BOARD OF DIRECTORS

  The Mastering Board (excluding certain directors who are also directors of PLATINUM (the "PLATINUM Directors")) has unanimously approved the Merger Agreement and the Merger and recommends that holders of Common Shares vote in favor of the Merger Agreement at the Meeting. See "THE MERGER--Recommendations of the Mastering Board of Directors; Reasons for the Merger."

OPINION OF MASTERING'S FINANCIAL ADVISOR

  On February 18, 1998, Piper Jaffray Inc. ("Piper Jaffray") rendered its written opinion to the Mastering Board to the effect that, as of February 18, 1998, based upon and subject to the various factors and assumptions set forth therein, the Exchange Ratio to be paid to the holders of Common Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the opinion of Piper Jaffray, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Piper Jaffray is attached as Appendix B to this Proxy Statement/Prospectus. Mastering stockholders are urged to read this opinion carefully in its entirety. See "THE MERGER--Opinion of Mastering's Financial Advisor."

LISTING

  The shares of PLATINUM Common Stock to be issued to Mastering stockholders in exchange for Common Shares in the Merger (including the issuance of shares of PLATINUM Common Stock issuable upon exercise of Substitute Options) will be listed on Nasdaq.

CONDITIONS TO THE MERGER

  The respective obligations of Mastering and PLATINUM to consummate the Merger are subject to the fulfillment or waiver (where permissible) of certain conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT-- Conditions to the Merger."

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  Harris Trust and Savings Bank will be the Exchange Agent under the Merger Agreement. Promptly after the Effective Time, PLATINUM will make available to the Exchange Agent shares of PLATINUM Common Stock issuable pursuant to the Merger in accordance with the Merger Agreement. The Exchange Agent will deliver the certificates representing PLATINUM Common Stock (the "PLATINUM Certificates") upon the surrender for exchange of certificates representing Common Shares (the "Mastering Certificates"). See "THE MERGER AGREEMENT-- Exchange Agent; Procedures for Exchange of Mastering Certificates."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

  Promptly after the Effective Time, the Exchange Agent will mail to each record holder of a Mastering Certificate a letter of transmittal. Upon surrender for exchange to the Exchange Agent of all Mastering Certificates held by any record holder, together with such letter of transmittal duly executed, such holder will be entitled to receive in exchange therefor: (i) a PLATINUM Certificate representing the number of whole shares of PLATINUM Common Stock into which the Common Shares represented by the surrendered Mastering Certificates have been converted at the Effective Time, (ii) cash in lieu of any fractional share of PLATINUM Common Stock and (iii) dividends and other distributions, if any. See "THE MERGER AGREEMENT--Exchange Agent; Procedures for Exchange of Mastering Certificates."

  HOLDERS OF COMMON SHARES SHOULD NOT FORWARD THEIR MASTERING CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY RETURN THEIR MASTERING CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT AFTER THE EFFECTIVE TIME.

STOCK OPTIONS

  Each option to purchase Common Shares (a "Mastering Stock Option") granted under a Mastering Stock Plan (as hereinafter defined) which is outstanding immediately prior to the Effective Time will become an option to purchase shares of PLATINUM Common Stock (a "Substitute Option"). Appropriate adjustment will be made to the number of shares of PLATINUM Common Stock subject thereto and the associated exercise price. Each such option will be otherwise exercisable upon the same terms and conditions as were applicable to the related Mastering Stock Option (including that all such Substitute Options will be immediately exercisable pursuant to the terms of the Mastering Stock Plans). See "THE MERGER AGREEMENT--Substitution of Options."

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Mastering of the proposal to adopt the Merger Agreement, as authorized by the respective boards of directors of PLATINUM, PT Acquisition and Mastering, as applicable: (i) by mutual written consent of PLATINUM and Mastering; (ii) by either PLATINUM or Mastering if the other materially breaches any representation, warranty, covenant or agreement (in most cases after a ten business-day cure period following notice of such breach) or if the requisite Mastering stockholder approval is not obtained; (iii) by either PLATINUM or Mastering if (A) the Merger has not been effected on or prior to the close of business on July 31, 1998, subject to certain limitations and exceptions or (B) any court or other governmental entity having jurisdiction has permanently enjoined, restrained or otherwise prohibited the transactions contemplated by the Merger Agreement by final and nonappealable order or other action; (iv) by either PLATINUM or Mastering if the Mastering Board accepts or approves a Superior Proposal (as defined in the Merger Agreement) or recommends a Superior Proposal to the stockholders of Mastering, provided that Mastering provides PLATINUM three business days' prior written notice that Mastering may accept or approve a Superior Proposal; (v) by PLATINUM if the Mastering Board adversely amends or withdraws its recommendation of the Merger or its approval of the Merger Agreement; and (vi) by Mastering if (A) during the period from and after the date on which the Registration Statement is declared effective and prior to the date of the Meeting, the average closing price per share of PLATINUM Common Stock (as published in The Wall Street Journal, Midwest Edition) for the most recent ten trading days prior to the date of determination is less than $22.50 or (B) PLATINUM adopts a plan of complete or partial liquidation or dissolution or a plan of merger or consolidation in which PLATINUM would become a subsidiary of any other person. See "THE MERGER AGREEMENT--Termination."

FEES AND EXPENSES

  The Merger Agreement provides for the payment of certain fees and the reimbursement of expenses following a termination of the Merger Agreement under certain circumstances. See "THE MERGER AGREEMENT--Expenses and Termination Fee."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Mastering Board with respect to the Merger, stockholders of Mastering should be aware that members of Mastering's management and Board of Directors have certain interests in the Merger as holders of options to purchase Common Shares (with currently unexercisable options vesting upon a change in control of Mastering) that are in addition to the interests of the stockholders of Mastering generally.

  PLATINUM has also entered into certain arrangements with Terence Graunke, President and Chief Executive Officer of Mastering, Thomas Graunke, Executive Vice President of Mastering, and Marc Pinto, Executive Vice President and Chief Financial Officer of Mastering, pursuant to which the foregoing executive officers will agree, at the Effective Time, to certain non-competition and nonsolicitation covenants and will provide post-Merger consulting and/or employment services. PLATINUM has also entered into an agreement with the directors of Mastering which provides that, at the Effective Time, each of Paul Carbery, Casey Cowell, James Cowie, Peter Mason and Paul Yovovich will provide consulting services to the Company for compensation in the amount of $100 per hour. In addition, Andrew J. Filipowski and James Cowie are directors of both PLATINUM and Mastering. Mr. Filipowski is also the President and Chief Executive Officer of PLATINUM. Mr. Filipowski holds options to purchase 34,800 Common Shares (which were granted to him in his capacity as a director of Mastering) and, through two investment partnerships of which he is a principal, indirectly owns approximately 22,000 Common Shares. Mr. Cowie holds options to purchase 34,800 Common

Shares (granted to him in his capacity as a director of Mastering). Messrs. Filipowski and Cowie did not participate in the deliberations of the Mastering Board or the Board of Directors of PLATINUM with respect to the Merger. PLATINUM Ventures Partners I L.P. and PLATINUM Ventures Partners II L.P. (collectively, the "PLATINUM Ventures") own a total of approximately 335,000 Common Shares. Mr. Filipowski is the President, Chief Executive Officer and a stockholder of PLATINUM Ventures Partners, Inc., the general partner of PLATINUM Ventures, and is a limited partner of each of the PLATINUM Ventures. Additionally, all of the other executive officers and directors of PLATINUM indirectly own an aggregate of more than 20,000 Common Shares. See "THE MERGER--Interests of Certain Persons in the Merger."

CERTAIN TAX CONSEQUENCES

  It is a condition to the obligations of PLATINUM and Mastering to consummate the Merger that they receive from their respective counsel an opinion that the Merger will constitute a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes and, accordingly, that no gain or loss will be recognized for U.S. federal income tax purposes by holders of Common Shares when each Common Share is converted into 0.448 shares of PLATINUM Common Stock (except to the extent of any cash received in lieu of a fractional share interest in PLATINUM Common Stock). Holders of Common Shares are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger. See "THE MERGER-- Certain U.S. Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. The receipt by each of PLATINUM and Mastering of a letter from its respective independent public accountants with respect to pooling of interests satisfactory to the other party is a condition precedent to the obligations of PLATINUM and Mastering to effect the Merger. See "THE MERGER--Accounting Treatment."

REGULATORY APPROVALS

  The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which provide that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. Mastering and PLATINUM have filed the required information and, on March 27, 1998, received notice of early termination of the applicable waiting period.

RISK FACTORS

  IN CONSIDERING WHETHER TO APPROVE THE MERGER AGREEMENT AND THE MERGER, MASTERING STOCKHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED HEREIN UNDER THE CAPTION "RISK FACTORS."

NO APPRAISAL OR DISSENTERS' RIGHTS

  Holders of Common Shares will not be entitled to any dissenters' or appraisal rights under the DGCL in connection with the Merger.

COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of stockholders of Mastering are currently governed by the DGCL, Mastering's Certificate of Incorporation and Mastering's Bylaws. Upon consummation of the Merger, stockholders of Mastering will become stockholders of PLATINUM, and their rights as stockholders of PLATINUM will be governed by the DGCL, PLATINUM's Restated Certificate of Incorporation, as amended, and PLATINUM's Bylaws. For a discussion of various differences between the rights of stockholders of Mastering and the rights of stockholders of PLATINUM, see "COMPARISON OF STOCKHOLDER RIGHTS."

          PLATINUM SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The summary selected consolidated financial data set forth below has been derived from the historical financial statements of PLATINUM. The selected consolidated financial data should be read in conjunction with "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations" and PLATINUM's consolidated financial statements and related notes thereto included elsewhere herein. See "Available Information."

                                     YEARS ENDED DECEMBER 31,
                          --------------------------------------------------------------
                            1997        1996(1)       1995(1)      1994(1)      1993(1)
                          ---------     --------     ---------     --------     --------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $ 623,503     $468,065     $ 326,411     $243,607     $190,623
Operating income
 (loss).................   (115,792)(2)  (79,404)(3)  (127,377)(4)     (517)(5)    3,062(6)
Net income (loss).......   (117,784)(2)  (64,922)(3)  (111,567)(4)   (1,562)(5)      126(6)
Net income (loss) per
 share..................  $   (1.90)(2) $  (1.14)(3) $   (2.50)(4) $  (0.04)(5) $     --(6)
Shares used in per share
 calculation............     62,042       56,968        44,671       41,294       39,375
                                        AS OF DECEMBER 31,
                          --------------------------------------------------------------
                            1997        1996(1)       1995(1)      1994(1)      1993(1)
                          ---------     --------     ---------     --------     --------
                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents
 and investments........   $261,288     $185,673      $136,737     $126,215     $ 71,148
Working capital.........    288,349      217,157       127,990       90,500       43,672
Total assets............    834,177      618,572       452,267      273,333      176,064
Long-term obligations
 and acquisition-related
 payables, less current
 portion................    285,144      118,305        11,389        9,080        3,465
Total stockholders'
 equity.................  $ 243,560     $295,760     $ 290,213     $160,126     $ 93,350

--------
(1) The selected consolidated financial data give retroactive effect to the acquisitions of Australian Technology Resources Pty Limited ("ATR") as of January 31, 1997 and I&S Informationstechnik and Services GmbH ("I&S") as of February 28, 1997, each of which has been accounted for as a pooling of interests for financial reporting purposes. As a result, the financial position and results of operations are presented as if the combining companies had been consolidated for all periods presented.
(2) Reflects a pre-tax charge for acquired in-process technology of $67,904,000 relating to PLATINUM's acquisitions of GEJAC, Inc. ("GEJAC") and ProMetrics Group Limited ("ProMetrics"), the purchase of certain product technologies and other intangible assets from Intel Corporation ("Intel") and the purchase of certain other product technologies. Also reflects a pre-tax charge for merger costs of $8,927,000 relating to PLATINUM acquisitions of ATR, I&S and Vayda Consulting, Inc. ("Vayda") and a pre-tax charge of $57,319,000 for restructuring costs.
(3) Reflects a pre-tax charge for acquired in-process technology of $48,456,000 relating to PLATINUM's acquisitions of Advanced Systems Technologies, Inc. ("AST"), Software Alternatives, Inc. (d/b/a System Software Alternatives) ("Software Alternatives"), Grateful Data, Inc. (d/b/a TransCentury Data Systems) ("Grateful Data") and VREAM, Inc. ("VREAM"); substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited ("Access Manager"); and certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to PLATINUM's acquisitions of Prodea Software Corporation ("Prodea"), Paradigm Systems Corporation ("Paradigm") and Axis Systems International, Inc. ("Axis").
(4) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating primarily to PLATINUM's acquisitions of Advanced Software Concepts, Inc. ("ASC"), SQL Software Corporation ("SQL"), RELTECH Group, Inc. ("Reltech"), Protellicess Software, Inc. ("Protellicess"), AIB Software Corporation ("AIB") and BMS Computer, Inc. ("BMS") and the net assets of ViaTech Development, Inc. ("ViaTech"), BrownStone Solutions, Inc. ("BrownStone") and ProtoSoft, Inc. ("ProtoSoft") and to certain product acquisitions. Also reflects a pre-tax charge for merger costs of $30,819,000 relating to PLATINUM's acquisitions of Software Interfaces, Inc. ("SII"), Answer Systems, Inc. ("Answer"), Locus Computing Corporation ("Locus"), Altai, Inc. ("Altai"), Trinzic Corporation ("Trinzic") and Softool Corporation ("Softool").
(5) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating primarily to PLATINUM's acquisitions of Dimeric Development, Inc. ("Dimeric") and the net assets of Aston Brooke Software, Inc. ("Aston Brooke") and AutoSystems Corporation ("AutoSystems").
(6) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating primarily to PLATINUM's acquisition of Datura Corporation ("Datura") and a pre-tax charge of $4,659,000 relating to Trinzic and Locus restructuring costs.

         MASTERING SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following table sets forth selected historical financial data for Mastering for each of the five years in the period ended December 31, 1997, which data has been derived from Mastering's audited consolidated financial statements. Such Mastering selected historical financial data should be read in conjunction with "Mastering Management's Discussion and Analysis of Financial Condition and Results of Operations" and Mastering's audited consolidated financial statements, including the notes thereto, and other financial information contained elsewhere herein. See "Available Information."

                                   YEARS ENDED DECEMBER 31,(A)
                            --------------------------------------------------
                             1997    1996          1995     1994      1993
                            ------- -------       -------  ------  -----------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenue.................... $40,966 $21,018       $10,168  $6,787    $3,895
Operating expenses.........  37,149  21,574         9,720   6,567     4,156
Net income (loss) from
 continuing operations.....   3,606     520           518     203      (264)
Net income from continuing
 operations per share
 (basic)................... $   .27 $   .04(b)(c)     (c)     (c)       (c)
Weighted average shares
 outstanding at year end
 (basic)...................  13,535  12,286(b)(c)     (c)     (c)       (c)
                                      AS OF DECEMBER 31,(A)
                            --------------------------------------------------
                             1997    1996          1995     1994      1993
                            ------- -------       -------  ------  -----------
                                          (IN THOUSANDS)
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Total assets............... $64,319 $54,348       $ 5,481  $1,669    $2,338
Total long-term
 liabilities...............     255     181           --      928       --
Mandatory redeemable
 convertible preferred
 stock.....................     --      --          6,898     --        --
Total stockholders'
 equity.................... $55,231 $49,914       $(3,542) $ (705)   $   (4)

--------
(a) All amounts have been restated to reflect the disposition of the interactive and outdoor media business segments which occurred in 1997, and to reflect their treatment as discontinued operations for accounting purposes.
(b) Net income from continuing operations per share and weighted average shares outstanding at year end for 1996 are unaudited and pro forma.
(c) Historical income from continuing operations per share is not presented for periods prior to 1996 as it is not considered relevant given Mastering's initial public offering in March 1996, which resulted in significant changes to Mastering's capital structure. Share and per share amounts for 1996 assume the conversion of the preferred stock on January 1, 1996 rather than the date of the initial public offering.

             UNAUDITED PRO FORMA CONDENSED SELECTED FINANCIAL DATA

  The unaudited pro forma condensed selected combined financial data are qualified in their entirety by reference to, and should be read in conjunction with, the pro forma unaudited condensed combining financial statements and notes thereto that are included elsewhere in this Proxy Statement/Prospectus.

                                             YEARS ENDED DECEMBER 31,
                                       ---------------------------------------
                                           1997         1996          1995
                                       ------------  ------------ ------------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED STATEMENT OF OPER-
 ATIONS DATA:
Total revenues.......................  $    664,469  $   489,083  $    336,579
Operating loss.......................      (111,975)     (79,960)     (126,929)
Net loss from continuing operations..      (114,178)     (64,402)     (111,049)
Net loss from continuing operations
 per share...........................  $      (1.68) $     (1.03) $      (2.37)
Shares used in computing per share
 amounts.............................        68,106       62,472        46,824

                                                                 AS OF
                                                           DECEMBER 31, 1997
                                                         ---------------------
                                                         (IN THOUSANDS, EXCEPT
                                                            PER SHARE DATA)
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and investment securities........       $309,509
Working capital.........................................        314,200
Total assets............................................        898,496
Long-term obligations and acquisition-related payables,
 less current portion...................................        285,399
Total stockholders' equity..............................        298,791
Book value per share (1)................................           4.27

--------
(1) Book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at December 31, 1997.

                 PRO FORMA COMBINED COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of PLATINUM and Mastering and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis utilizing the Exchange Ratio discussed in Note (4) below, as if the Merger had been effective for all periods presented. This data should be read in conjunction with the selected financial data, the unaudited pro forma condensed combining financial statements and the separate historical financial statements of PLATINUM and Mastering and notes thereto, included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                     EQUIVALENT
                                                                      MASTERING
                                 HISTORICAL  HISTORICAL   PRO FORMA   PRO FORMA
                                  PLATINUM  MASTERING(2) COMBINED(3) COMBINED(4)
                                 ---------- ------------ ----------- -----------
Net Income (Loss) Per Share
   Years ended December 31:
    1997........................   $(1.90)     $0.27       $(1.68)     $(0.75)
    1996........................    (1.14)      0.04        (1.03)      (0.46)
    1995........................    (2.50)      0.11(5)     (2.37)      (1.06)
Book Value Per Share:(1)
  December 31, 1997.............     3.81       4.03         4.27        1.91

--------
(1) Book value per share reflects PLATINUM and Mastering at December 31, 1997 and is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the respective dates.
(2) Historical Mastering per share data reflect basic earnings per share from continuing operations for each period. See Note B to the pro forma financial statements.
(3) Pro forma combined per share amounts reflect the Merger.
(4) The equivalent Mastering pro forma combined per share amount is calculated by multiplying the pro forma combined per share amount by the Exchange Ratio of 0.448.
(5) Although historical Mastering income from continuing operations per share for 1995 is not presented in Mastering's consolidated financial statements, as it is not considered relevant, net income per share for Mastering for the year ended December 31, 1995 is presented here solely for purposes of calculating pro forma combined net loss per share. See Note B to the pro forma financial statements.

                               MARKET PRICE DATA

  The following table sets forth the closing prices per share of PLATINUM Common Stock and the Common Shares on the Nasdaq National Market on February 18, 1998, the last trading day before the announcement of the Merger, and on March 27, 1998, the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus, and equivalent per share prices for the Common Shares based on PLATINUM Common Stock prices:

                                                 PLATINUM
                                                  COMMON   COMMON    MASTERING
                                                  STOCK    SHARES  EQUIVALENT(A)
                                                 -------- -------- -------------
      February 18, 1998......................... $27.125  $  9.500    $12.152
      March 27, 1998............................ $24.750  $10.6875    $11.088

--------
(a) Represents the equivalent of one Common Share, calculated by multiplying the sale price per share of PLATINUM Common Stock by the Exchange Ratio of
    0.448. Based on the last reported sale price of PLATINUM Common Stock on February 18, 1998 and March 27, 1998, and on the number of Common

   Shares outstanding as of such dates, the aggregate value of the PLATINUM Common Stock to be issued in respect of all outstanding Common Shares would be approximately $167.0 million and $153.9 million, respectively.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"):

    (i) certain statements regarding possible or assumed future results of operations of PLATINUM or Mastering contained in this Proxy Statement/Prospectus, including any forecasts, projections and descriptions of anticipated cost savings or other synergies and any statements regarding the development of possible or assumed future results of operations of businesses, the markets for PLATINUM or Mastering, anticipated capital expenditures, regulatory developments, competition or the effects of the Merger;

    (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and

    (iii) other statements contained herein regarding matters that are not historical facts.

  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements; factors that could cause actual results to differ materially include, but are not limited to PLATINUM's ability to develop and market existing and acquired products for the IT infrastructure market; PLATINUM's ability to successfully integrate its acquired products, services and businesses and continue its acquisition strategy; PLATINUM's ability to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the IT infrastructure and professional services markets; currency exchange rate fluctuations, collection of receivables, compliance with foreign laws and other risks inherent in conducting international business, risks associated with conducting a consulting services business; general economic and business conditions, which may reduce or delay customers' purchases of PLATINUM's products and services; charges and costs related to acquisitions; and PLATINUM's ability to protect its proprietary software rights from infringement or misappropriation, to maintain or enhance its relationships with relational database vendors, and to attract and retain key employees and those factors discussed under "Risk Factors." Mastering stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

  All subsequent written and oral forward-looking statements attributable to Mastering or PLATINUM or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Mastering nor PLATINUM undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                 RISK FACTORS

  The following risk factors should be considered by holders of Common Shares in evaluating whether to approve and adopt the Merger Agreement and thereby become holders of PLATINUM Common Stock. These factors should be considered in conjunction with the other information contained in this Proxy
Statement/Prospectus and the Appendices hereto.

NET LOSSES; ABILITY TO SATISFY DEBT OBLIGATIONS

  PLATINUM has experienced operating and net losses in 1995, 1996 and 1997. There can be no assurance that PLATINUM will not continue to incur operating and net losses. PLATINUM's future operating results will depend upon a number of business factors, including other factors discussed in these "Risk Factors," as well as general economic conditions. Furthermore, prior to a given year or other fiscal period, PLATINUM hires sales and product development personnel and makes other decisions which will result in increased expenses in such year or other period, based upon anticipated revenues for such year or other period. Due to the seasonality and concentration of PLATINUM's revenues at the end of fiscal periods, particularly the fourth quarter, PLATINUM's lack of backlog and PLATINUM's cost structure, if revenue targets are not met, PLATINUM's operating results would be materially adversely affected. See "--Seasonality and Variability of Quarterly Operating Results." No assurances can be given that any of PLATINUM's revenue expectations will be fulfilled, and PLATINUM's business, results of operations and financial condition will be materially adversely affected if these expectations are not fulfilled. If anticipated revenues and income are not achieved, PLATINUM's ability to pay interest on, or ultimately pay the principal amount of, its indebtedness could become impaired. As of February 28, 1998, PLATINUM had outstanding long-term obligations and acquisition-related payables of approximately $300.9 million, requiring PLATINUM to make payments of principal and interest of approximately $35.0 million and $36.0 million in 1998 and 1999, respectively. If PLATINUM is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of its existing financing arrangements. In the absence of such financing, PLATINUM's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements may be adversely affected.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS AND MARKETS

  PLATINUM expects that the market for IT software products will continue to be subject to frequent and rapid changes in technology and customer preferences. Substantially all of PLATINUM's products have maintained their commercial viability for a significant period of time, as evidenced by the fact that PLATINUM has discontinued very few of its products. However, the introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The timing of releases of new products and enhancements of existing products by PLATINUM varies depending on customer demand and emerging technology. PLATINUM's growth and future financial performance will depend upon its ability to develop and introduce new products and enhancements of existing products that accommodate the latest technological advances and customer requirements. There can be no assurance that additional new products will be successfully developed or marketed by PLATINUM, that any new products will achieve market acceptance, or that other software vendors will not develop and market products which are superior to PLATINUM's products or that such products will not achieve greater market acceptance. Furthermore, customers may delay purchases in anticipation of technological changes. PLATINUM's ability to develop and market software infrastructure products and other new products depends upon its ability to attract and retain qualified employees. Any failure by PLATINUM to anticipate or respond adequately to the changes in technology and customer preferences, to develop and introduce new products in a timely fashion, or to attract and retain qualified employees, could materially adversely affect PLATINUM's business, results of operations and financial condition.

EXECUTION RISK

  PLATINUM and Mastering believe that important benefits to be realized from the Merger will be the integration of their strategies and product lines. The anticipated benefits of the Merger may not be achieved unless PLATINUM's and Mastering's product offerings are successfully integrated in a timely manner, and the combined company could be materially adversely affected if these expectations are unfulfilled. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separated organizations and integrating personnel with disparate business backgrounds and corporate cultures. The integration of Mastering into PLATINUM will require the dedication of management resources that will temporarily detract from attention to the daily business of the combined company. This integration process may cause an interruption of, or a loss of momentum in, the activities of either or both of PLATINUM's or Mastering's businesses, which could have a material adverse effect on the revenues and operating results of the combined company, at least in the near term. Other recent acquisitions, as well as the rapid growth in PLATINUM's business, have strained management resources and may impose additional difficulties on the integration of Mastering into PLATINUM. Additionally, changes that may be made relating to the operations or management of Mastering may have a material adverse effect on the revenues and operating results of the combined company.

  Upon consummation of the Merger, PLATINUM expects to incur charges, currently estimated to be approximately $10.0 million, in connection with the combination of the companies. This amount is a preliminary estimate only and is therefore subject to change. There can be no assurance that PLATINUM will not incur additional charges to reflect costs associated with the Merger, nor can there be any assurance that PLATINUM will realize the anticipated benefits of the Merger.

RELIANCE ON AND RISKS OF ACQUISITION STRATEGY

  PLATINUM expects to continue its strategy of identifying, acquiring and developing software infrastructure products, services and technologies through the acquisition of specific products and of businesses which have developed such products, services and technologies. PLATINUM from time to time engages in, and is currently engaged in, discussions with potential acquisition candidates, including discussions relating to acquisitions that may be material in size and/or scope and which may involve issuances by PLATINUM of a significant number of shares of PLATINUM Common Stock.

  PLATINUM believes that its future growth depends, in part, upon the success of this acquisition strategy. There can be no assurance that PLATINUM will successfully identify, acquire on favorable terms or integrate such businesses, products, services or technologies. PLATINUM may in the future face increased competition for acquisition opportunities, which may inhibit PLATINUM's ability to consummate suitable acquisitions and may increase the costs of completing such acquisitions.

  Acquisitions involve a number of special risks and challenges, including the diversion of management's attention, assimilation of the operations and personnel of acquired companies, incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, amortization of acquired intangible assets, assumption of liabilities of acquired companies, possible loss of key employees and difficulty of presenting a unified corporate image. No assurance can be given that any potential acquisition by PLATINUM will or will not occur, or that, if an acquisition does occur, it will not ultimately have a material adverse affect on PLATINUM or that any such acquisition will succeed in enhancing PLATINUM's business.

  PLATINUM has historically issued PLATINUM Common Stock as consideration for business acquisitions and expects to continue to do so in the future. There can be no assurances that such issuances will not be dilutive to the PLATINUM's stockholders. Additionally, PLATINUM has recorded charges for acquired in-process technology and merger costs in connection with certain of its past acquisitions, which materially reduced operating and net income for the periods in which the acquisitions were recorded. PLATINUM expects to continue to incur such charges in connection with future acquisitions, which could materially reduce operating and net income in the periods in which such acquisitions are consummated.

HIGHLY COMPETITIVE MARKETS

  The market for PLATINUM's products is highly competitive. PLATINUM expects to encounter enhanced competition and new competitors as it continues to penetrate the software infrastructure market, including competition from relational database vendors and systems software companies. Many of PLATINUM's current and prospective competitors have significantly greater financial, technical and marketing resources than PLATINUM. Competitive pressure could cause PLATINUM's products to lose market acceptance or result in significant price erosion, with a material adverse effect upon PLATINUM's results of operations.

  A variety of external and internal factors could adversely affect PLATINUM's ability to compete in the software infrastructure market. Such factors include the following: relative functionality, integration, performance and reliability of the products offered by PLATINUM and its competitors; the success and timing of new product development efforts; changes affecting the hardware, operating systems or database systems which PLATINUM currently supports; the level of demonstrable economic benefits for users relative to cost; relative quality of customer support and user documentation; ease of installation; vendor reputation, experience and financial stability; and price.

  PLATINUM also encounters competition from a broad range of firms in the market for professional services. Many of PLATINUM's current and prospective competitors in the professional services market have significantly greater financial, technical and marketing resources than PLATINUM. The competitive factors affecting the market for PLATINUM's professional services include the following: breadth and quality of services offered, vendor reputation and the ability to retain qualified technical personnel.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

  PLATINUM's success is heavily dependent upon its proprietary software technology. PLATINUM relies on a combination of contractual rights, trademarks, trade secrets, patents and copyright laws to establish or protect its proprietary rights in its products. PLATINUM's license agreements restrict a customer's use of PLATINUM's software and prohibit disclosure to third persons. Notwithstanding those restrictions, it may be possible for unauthorized persons to obtain copies of PLATINUM's software products. PLATINUM registers its product names and other trademarks in the United States and certain foreign countries. There can be no assurance that the steps taken by PLATINUM in this regard will be adequate to deter misappropriation of its proprietary rights or independent third party development of functionally equivalent technologies. Although PLATINUM does not believe that it is materially infringing on intellectual property rights of others, there can be no assurance that such claims will not be successfully asserted against PLATINUM in the future or that any attempt to protect its technology will not be challenged.

DEPENDENCE ON DB2

  A significant portion of PLATINUM's revenues will continue to be derived from products that enhance the performance and functionality of IBM's DB2 relational database management software, which operates on IBM and compatible mainframe computer systems running the MVS operating system. A decline or a perceived decline in IBM's commitment to DB2 or a decline in the market's acceptance and utilization of DB2 would have an adverse effect on PLATINUM, and such adverse effect could be material. Also, if IBM were to enhance DB2 or its DB2 utilities so as to render PLATINUM's products obsolete or unnecessary, or devote more resources to developing and marketing IBM's own DB2 tools and utilities, PLATINUM's business could be materially adversely affected.

DEPENDENCE ON RELATIONSHIPS WITH RELATIONAL DATABASE VENDORS

  PLATINUM believes that in order to address its markets, PLATINUM must develop, maintain and enhance close associations with, and obtain access to the technical personnel of, leading relational database vendors. This may become increasingly difficult due to competition among such vendors. PLATINUM has entered into alliances with, among others, Oracle Systems Corp., Sybase, Inc. and Informix Software, Inc. There can be no assurance that PLATINUM will be able to maintain existing relationships or enter into new relationships with such vendors. PLATINUM's failure to do so would have an adverse effect on its business, results of operations and financial condition, and such adverse effect could be material.

SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS

  PLATINUM's revenues and results of operations will be subject to fluctuations based upon general economic conditions. If there were a general economic downturn or a recession in the United States or certain other markets, PLATINUM believes that certain of its customers might reduce or delay their purchases of PLATINUM's products or services, leading to a reduction in PLATINUM's revenues. The factors that might influence current and prospective customers to reduce their IT budgets under these circumstances are beyond PLATINUM's control. In the event of an economic downturn, PLATINUM's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that growth in the markets for PLATINUM's products and services will occur or that such growth will result in increased demand for PLATINUM's products and services.

RISKS ASSOCIATED WITH A FIXED EXCHANGE RATIO DESPITE POTENTIAL CHANGES IN STOCK PRICES

  The Exchange Ratio is fixed and will not be adjusted in the event of any increases or decreases in the price of either PLATINUM Common Stock or the Common Shares. The prices of PLATINUM Common Stock and of the Common Shares at the Effective Time may vary from their prices on the date of this Proxy Statement/Prospectus. The price of PLATINUM Common Stock has historically been volatile. Various factors could cause the market price of PLATINUM Common Stock to fluctuate, perhaps substantially. See "--Volatility of PLATINUM Stock Price." Various factors, including without limitation, changes in the business, operations or prospects of Mastering, assessments of the likelihood that the Merger will be consummated and general market and economic conditions could cause the market price of the Common Shares to fluctuate. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PLATINUM COMMON STOCK AND THE COMMON SHARES. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKET FOR PLATINUM COMMON STOCK.

SEASONALITY AND VARIABILITY OF QUARTERLY OPERATING RESULTS

  PLATINUM has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income. Further, revenues for PLATINUM's fourth quarters have historically been higher than those for the first quarters of the following years. Because operating expenses continued to increase in the first quarters of those years, PLATINUM realized substantially lower operating margins and net income (excluding the effect of charges for acquired in-process technology and merger costs) for such quarters. PLATINUM expects this pattern to continue for the foreseeable future. PLATINUM believes the seasonality of its revenues results primarily from the budgeting cycles of its software product customers and the structure of PLATINUM's sales commission and bonus programs.

  PLATINUM operates with relatively little order backlog, and substantially all of its software product revenues in each quarter result from sales made in that quarter. Consequently, if near term demand for PLATINUM's products weakens or if sales do not close in any quarter as anticipated, PLATINUM's results of operations for that quarter would be adversely, and perhaps materially, affected. In addition, the timing and amount of PLATINUM's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. Historically, a substantial majority of PLATINUM's quarterly software products revenues has been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of that third month, further increasing the difficulty of predicting operating results.

  PLATINUM's operating results may vary significantly from quarter to quarter depending on other factors such as the size and timing of customer orders, price and other competitive conditions in the industry, the timing of new product announcements and releases by PLATINUM and its competitors, the ability of PLATINUM to develop, introduce and market new and enhanced versions of PLATINUM's products on a timely basis, changes in PLATINUM's level of operating expenses, changes in PLATINUM's sales incentive plans, budgeting cycles of its customers, customer order deferrals in anticipation of enhancements or new products offered by PLATINUM or its competitors, the cancellation of licenses during the warranty period or nonrenewal of maintenance agreements, product life cycles, software bugs and other risks discussed herein. See "--Rapid Technological Change; Dependence on New Products and Markets" and "--Highly Competitive Markets."

RISKS OF INTERNATIONAL SALES

  The risks inherent in conducting international business generally include exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection and the burdens of complying with a wide variety of foreign laws. Approximately 32%, 30% and 29% of PLATINUM's revenues in 1995, 1996 and 1997, respectively, were attributable to international sales. Exchange rate fluctuations can have a material adverse effect on the total level of foreign sales and the profitability of those sales. During the past several years, PLATINUM has changed the primary means of international distribution of its products from a network of independent distributors to wholly-owned PLATINUM subsidiaries. PLATINUM may encounter difficulties in integrating and managing these new overseas subsidiaries. See "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS OF CONSULTING SERVICES BUSINESS

  PLATINUM is subject to the risks associated with a consulting services business, including dependence on its reputation with existing customers, volatility of workload and dependence on ability to attract and retain qualified technical personnel. Also, a substantial portion of PLATINUM's consulting services revenue may be derived from the performance of services under fixed-price contracts. There can be no assurance that PLATINUM can consistently perform in a profitable manner under these contracts, particularly in the field of software development, where cost overruns are commonplace.

SUBSTANTIAL LEVERAGE

  On December 16, 1997, PLATINUM issued $150,000,000 of convertible subordinated notes, which bear interest at 6.25% annually and mature on December 15, 2002. As a result of this additional indebtedness, the Company's principal and interest obligations increased substantially. The degree to which the Company is leveraged could materially and adversely affect the Company's ability to obtain financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures.

DEPENDENCE ON KEY PERSONNEL

  Competition for qualified personnel in the software industry is intense, and there can be no assurance that PLATINUM will be able to attract and retain a sufficient number of qualified employees. PLATINUM's success depends to a significant degree upon the continued contributions of its key management, marketing, product development, professional services and operational personnel, including key personnel of acquired companies. As the business of PLATINUM grows, it may become increasingly difficult for it to hire, train and assimilate the number of new employees required. In addition, it is possible that the business changes or uncertainty brought about by recent acquisitions may cause key employees to leave PLATINUM, and certain key members of the management of acquired companies may not continue with PLATINUM. Any difficulty in attracting and retaining key employees could have a material adverse effect on PLATINUM's business, results of operations and financial condition.

  PLATINUM's success to date has depended in large part on the skills and efforts of Andrew J. Filipowski, PLATINUM's President and Chief Executive Officer, and Paul L. Humenansky, PLATINUM's Executive Vice President-Product Development and Chief Operations Officer. Although PLATINUM has entered into a non-competition agreement with Mr. Humenansky, it has not entered into non-competition agreements with Mr. Filipowski or any of its other key personnel, nor does PLATINUM have "key man" life insurance policies covering these individuals.

VOLATILITY OF PLATINUM'S STOCK PRICE

  The price of PLATINUM Common Stock has historically been volatile. PLATINUM believes factors such as quarterly fluctuations in results of operations, announcements of new products and acquisitions by PLATINUM or by its competitors, changes or anticipated changes in earnings estimates by analysts, changes in accounting treatments or principles and other factors may cause the market price of the PLATINUM Common Stock to fluctuate, perhaps substantially. The market price of the PLATINUM Common Stock may be affected by PLATINUM's ability to meet or exceed analysts' or "street" expectations, and any failure to meet or exceed such expectations could have a material adverse effect on the market price of the PLATINUM Common Stock. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the PLATINUM Common Stock in the future. In the past, following periods of volatility in the market price of a company's securities, class action securities litigation has often been instituted against such company. Any such litigation instigated against PLATINUM could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on PLATINUM's business, results of operations and financial condition. See "Comparative Per Share Market Price Data--PLATINUM."

ANTITAKEOVER EFFECT OF RIGHTS AGREEMENT, CHARTER AND STATUTORY PROVISIONS

  PLATINUM has entered into a rights agreement (the "Rights Agreement"), which provides that, in the event that 15% or more of the outstanding shares of PLATINUM Common Stock are acquired by a person or group of persons, the holder of each outstanding share of PLATINUM Common Stock, other than such acquiring person(s), shall have the right to purchase from PLATINUM additional shares of PLATINUM Common Stock having a market value equal to two times the exercise price of such right. In addition, PLATINUM's Restated Certificate of Incorporation, as amended, provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. PLATINUM is also subject to
Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirers of 15% or more of the PLATINUM Common Stock. The Rights Agreement and these other provisions may have the effect of delaying, deferring or preventing a change of control of PLATINUM, even if such event would be beneficial to stockholders. See "Description of Capital Stock of PLATINUM."

                                  THE MEETING

TIME, PLACE AND DATE

  The Meeting will be held on April 21, 1998 at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois, 60605, commencing at 10:00 a.m. (local time).

PURPOSE OF THE MEETING

  At the Meeting, the holders of Common Shares will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger, pursuant to which, among other things, at the Effective Time, and subject to and upon the terms and conditions of the Merger Agreement, each outstanding Common Share will be converted into 0.448 shares of PLATINUM Common Stock, and Mastering will become a wholly-owned subsidiary of PLATINUM.

RECORD DATE; SHARES ENTITLED TO VOTE

  The Mastering Board has fixed the close of business on March 27, 1998 as the Record Date for the determination of stockholders entitled to receive notice of and to vote at the Meeting and any postponement or adjournment thereof. On the Record Date, there were 13,877,656 Common Shares issued and outstanding. At the close of business on the Record Date, directors and executive officers of Mastering and their affiliates beneficially owned and had the right to vote an aggregate of 7,933,458 Common Shares (approximately 57.7% of the Common Shares outstanding).

VOTING AND REVOCATION OF PROXIES

  The proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the Mastering Board for use at the Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and return it promptly. All proxies that are properly executed and returned will be voted at the Meeting in accordance with any directions noted thereon. IF NO DIRECTION IS INDICATED, PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the Meeting and all matters incidental to the conduct of the Meeting. It is not expected that any matter other than those referred to herein will be brought before the Meeting.

  Any stockholders signing and delivering a proxy may revoke it at any time before it is voted by submitting a later dated proxy with respect to the same shares or by delivering to Mastering's Secretary a written revocation. Any stockholder attending the Meeting in person may also revoke his or her proxy and vote his or her shares at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

VOTE REQUIRED

  Stockholders are entitled to one vote per share on all matters to be considered at the Meeting. A majority of the shares entitled to vote present, in person or by proxy, at the Meeting shall constitute a quorum. The affirmative vote of holders of a majority of the Common Shares issued and outstanding (voting in person or by proxy) is required to approve the Merger Agreement and the Merger.

ABSTENTIONS AND BROKER NON-VOTES

  The election inspectors will count shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Such abstentions and broker non-votes will have the effect of votes against the proposal to approve the Merger Agreement and the Merger.

                                  THE MERGER

GENERAL

  At the Effective Time and subject to and upon the terms and conditions of the Merger Agreement and the applicable provisions of the DGCL, PT Acquisition will be merged with and into Mastering, with Mastering surviving as a wholly-owned subsidiary of PLATINUM. As a result of the Merger, the separate corporate existence of PT Acquisition will cease and Mastering will succeed to all the rights and be responsible for all the obligations of PT Acquisition in accordance with the DGCL. For the Merger to be consummated, it must be approved by the Mastering stockholders and the other conditions specified in the Merger Agreement must be satisfied or waived. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms and conditions of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. Mastering stockholders are urged to carefully read the Merger Agreement.

  The Merger will become effective when a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is accepted for filing by the Secretary of State of the State of Delaware. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT--Conditions to the Merger."

CONVERSION OF COMMON SHARES

  Each Common Share outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by PLATINUM or Mastering, which will be cancelled) shall at the Effective Time be automatically converted into
0.448 shares of PLATINUM Common Stock. Cash will be paid in lieu of any fractional share of PLATINUM Common Stock. The Exchange Ratio will be appropriately adjusted in the event of any reclassification, stock split or stock dividend with respect to PLATINUM Common Stock, any change or conversion of PLATINUM Common Stock into other securities or any other dividend or distribution with respect to PLATINUM Common Stock (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time.

BACKGROUND OF THE MERGER

  In February 1997, Mr. Andrew Filipowski, the Chairman and Chief Executive Officer of PLATINUM as well as a director of Mastering, met with Mr. Terence Graunke, the Chairman and Chief Executive Officer of Mastering, regarding a possible business combination between the two companies. PLATINUM indicated that Mastering's interactive development and computer training businesses would complement PLATINUM's existing systems integration and education divisions. PLATINUM's proposal contemplated a stock-for-stock merger that would be accounted for as a pooling of interests. Following the meeting, PLATINUM and Mastering entered into a confidentiality agreement and commenced preliminary due diligence investigations of each other. The companies explored the possible transaction on a preliminary basis for several weeks. The parties ultimately terminated their preliminary discussions as a result of valuation issues.

  In July 1997, the Mastering Board decided to sell the smaller of its two main businesses, the interactive development business. The Mastering Board reached this conclusion principally because of the division's continued unprofitability, the unpredictability of the unit's revenues, and the concern that the division's losses were masking the positive aspects of Mastering's growing computer training business, as well as confusing institutional investors and research analysts who were following Mastering's Common Shares. On July 29, 1997, Mastering publicly announced that it intended to sell its interactive and outdoor media businesses. Mastering also stated that it was engaged in preliminary negotiations to sell the interactive business to Omnicom Group, Inc. ("Omnicom"). Shortly after this public announcement, PLATINUM proposed that Mastering sell the interactive business to PLATINUM rather than to Omnicom. After a number of meetings between representatives of PLATINUM and Mastering, the Mastering Board determined to proceed with the sale to Omnicom because of the Board's conclusion that Omnicom's proposal (including a contemplated earn-out) was financially superior to PLATINUM's proposal and that the Omnicom transaction was highly likely to close. Mastering's sale of the interactive business to Omnicom was consummated on September 26, 1997.

  During the Fall of 1997, the Mastering Board, as part of its ongoing review of its business plans, began to study opportunities to accelerate the growth of its computer training business by pursuing acquisition candidates. To this end, in November 1997, Mastering engaged an outside advisor to assist Mastering in evaluating possible acquisition candidates.

  Also during the Fall of 1997, Mastering began to pursue a strategy of penetrating the market for larger dollar national accounts in addition to the small individual sales typically made by Mastering's telesales representatives. During this time, Mastering was also taking steps to expand its business internationally, initially into Europe. While Mastering was beginning to build an outside direct sales force to supplement its telesales group and beginning to develop an international presence by planning several seminars in Europe, the Mastering Board and Mastering senior management determined that a combination with a larger strategic partner could potentially accelerate these plans. As a result, the Mastering Board authorized the senior management to study this possibility.

  In December 1997, while Mastering was continuing to evaluate acquisition candidates, Mastering engaged Piper Jaffray Inc. ("Piper Jaffray") as its financial advisor to assist Mastering in identifying strategic partners that had relationships with national information technology accounts and/or an international presence. Mastering's accountants had advised it that because of its July 1997 decision to dispose of its interactive development business, it would be difficult for Mastering to be a party to a business combination to be accounted for as a pooling of interests for at least six months from such date. Accordingly, Mastering instructed Piper Jaffray to solicit indications of interest only from parties ineligible for a pooling-of-interests transaction until February 1998. During the months of December 1997 and January and February 1998, Piper Jaffray solicited indications of interest from approximately 25 companies meeting Mastering's criteria. In December 1997, one of the companies solicited by Piper Jaffray submitted a proposal for a stock-for-stock merger that would be accounted for as a purchase. Mastering declined to pursue the proposal because of its determination that the proposal did not provide adequate value to its stockholders.

  On February 1, 1998, Mr. Terence Graunke, Mr. Marc Pinto, the Executive Vice President and Chief Financial Officer of Mastering, Mr. Thomas Graunke, an Executive Vice President of Mastering, and a representative of Piper Jaffray met with Mr. Filipowski, Mr. John Shakleton, the President of PLATINUM solutions, inc., a wholly-owned subsidiary of PLATINUM, and a representative of PLATINUM's financial advisor. At the meeting, the parties discussed on a preliminary basis the terms and structure (including possible exchange ratios) of a merger that would qualify for pooling of interests accounting treatment and would be tax free to the stockholders of Mastering.

  In the evening of February 2, 1998, the Mastering Board met with its financial and legal advisors to consider the possible transaction with PLATINUM. At that meeting, Mr. Terence Graunke announced that Mr. Filipowski and Mr. James Cowie, who is also a director of both PLATINUM and Mastering, would recuse themselves from all Mastering Board meetings held to discuss the potential PLATINUM transaction. At the meeting, the Mastering Board considered certain issues raised by the PLATINUM proposal. The Mastering Board also reviewed Mastering's current business plans and financial results as well as strategic alternatives to a merger transaction. The senior management of Mastering and representatives of Piper Jaffray updated the Mastering Board on the continuing solicitation of third parties for indications of interest in a business combination. At the conclusion of the meeting, the Mastering Board authorized the senior management to proceed with its discussions with PLATINUM.

  On February 3, 1998, legal counsel for PLATINUM delivered to Mastering and its legal counsel a draft merger agreement. The draft agreement contemplated a business combination involving a merger of a wholly-owned subsidiary of PLATINUM into Mastering, with such merger resulting in Mastering becoming a wholly-owned subsidiary of PLATINUM and the outstanding shares of Mastering common stock being exchanged for shares of PLATINUM common stock at an unspecified fixed exchange ratio.

  On February 5, 1998, Mastering's legal counsel delivered to PLATINUM and its legal counsel comprehensive comments on the initial draft of the merger agreement. On February 3, 4 and 5, 1998, the parties conducted due diligence reviews of each other. The senior managements of PLATINUM and Mastering held discussions on numerous issues, including the exchange ratio and termination provisions.

  On February 5, 1998, the Mastering Board met with its financial and legal advisors to review the status of negotiations with PLATINUM and certain significant terms of the proposed merger agreement and proposed ancillary agreements.

  During the week of February 9, 1998, the parties continued their discussions on the financial terms of the proposed merger, including the exchange ratio, as well as termination rights, the ability of Mastering to respond to third party offers, conditions to closing and the structure and amount of termination fees. These negotiations also included discussions regarding PLATINUM's desire for non-competition agreements from certain senior managers of Mastering. During this time, the parties continued their due diligence reviews, and legal counsel for the parties exchanged revised merger agreement drafts and comments. On February 13, 1998, Mr. Pinto and Mastering's legal counsel met with Mr. Larry Freedman, the Senior Vice President and General Counsel of PLATINUM, and PLATINUM's outside legal counsel to discuss outstanding issues.

  From February 14 through February 16, the parties and their respective legal counsel held numerous discussions regarding outstanding issues.

  On February 17, 1998, the Mastering Board again met with its financial and legal advisors. At this meeting, the directors received an update on the status of negotiations and the financial and legal terms of the proposed merger. The Mastering Board also received presentations from Piper Jaffray and its independent accountants. After the presentations by its advisors, the Mastering Board authorized the senior management to continue its negotiations with PLATINUM. Following the Board meeting, the senior management of PLATINUM and Mastering discussed the final, unresolved issues between the companies. The Mastering Board reconvened on the evening of February 17th to receive a further update on the negotiations from the Mastering senior management.

  In the afternoon of February 18, 1998, the Mastering Board met with its financial and legal advisors to review the proposed final terms of the merger agreement. After a review of the financial and legal issues, Piper Jaffray delivered an opinion that the proposed exchange ratio of 0.448, as of February 18, 1998, was fair from a financial point of view to the holders of Mastering Common Shares. The Mastering Board then determined that the Merger, upon the terms and conditions set forth in the draft merger agreement but subject to the satisfactory resolution of one final legal issue, was fair to, and in the best interests of, the stockholders of Mastering and approved and adopted the draft merger agreement. Following the Mastering Board meeting, the parties resolved the final outstanding legal issue and executed the Merger Agreement and ancillary documents after the close of trading in their respective securities. The parties promptly issued a press release announcing the transaction later that afternoon.

  In mid-March 1998, Mr. Terence Graunke received an unsolicited telephone call from a representative of an investment banking firm acting on behalf of a third party which had previously expressed an interest in a business combination with Mastering. The financial advisor proposed a stock-for-stock merger, to be accounted for as a pooling of interests, in which the Mastering stockholders would receive the third party's stock. The financial advisor proposed a preliminary range of values to be received by the Mastering stockholders that was nominally higher than the value of the Exchange Ratio on February 18, 1998, the last trading day before public announcement of the proposed Merger. After a discussion with the Mastering Board (excluding the PLATINUM Directors), Mastering declined to pursue discussions with this third party because of the Mastering directors' view that the third party's preliminary proposal, based on the long-term prospects of PLATINUM, was not financially superior to the proposed Merger. In addition, the directors considered the preliminary indication of the two largest stockholders of Mastering (one of whom is Mr. Terence Graunke and the other is Frontenac VI Limited Partnership, which has a representative on the Mastering Board) that such stockholders still supported the proposed Merger.

RECOMMENDATION OF THE MASTERING BOARD; REASONS FOR THE MERGER

  At special meetings of the Mastering Board (excluding the PLATINUM Directors) held on February 2, 5, 17 and 18, 1998, Mastering's management and representatives of Piper Jaffray made presentations concerning the business and prospects of Mastering and the potential combination of PLATINUM and Mastering. The Mastering Board (excluding the Platinum Directors) also received presentations concerning, and reviewed the terms of, the Merger Agreement with members of Mastering's management and its financial and legal advisors and discussed the accounting treatment of the Merger with its independent accountants. At the special meeting held on February 18, 1998, the Mastering Board (excluding the Platinum Directors) unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, was fair to and in the best interests of the stockholders of Mastering. ACCORDINGLY, THE MASTERING BOARD (EXCLUDING THE PLATINUM DIRECTORS) UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE OUTSTANDING COMMON SHARES VOTE IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT AT THE MEETING.

  In reaching its determination, the Mastering Board (excluding the Platinum Directors) consulted with Mastering's management, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to, the following:

    (i) the strategic and financial alternatives available to Mastering, including remaining a separate company and pursuing its existing growth strategy;

    (ii) the consideration to be received by Mastering's stockholders, including the fact that the Exchange Ratio of 0.448 shares of PLATINUM Common Stock for each share of Mastering common stock represented a premium over the then current market price of Mastering common stock;

    (iii) the terms and conditions of the proposed combination of PLATINUM and Mastering, including: (a) the absence of any voting or option agreements from Mastering stockholders and the absence of any option agreement from Mastering, (b) the absence of significant restrictions on Mastering's ability to consider unsolicited, superior acquisition proposals from third parties following the execution of the Merger Agreement and Mastering's ability, subject to certain conditions, to provide information to, and enter into negotiations with, such third parties, (c) the right of Mastering to terminate the Merger Agreement upon the receipt of an offer determined by the Mastering Board in its good faith reasonable judgment to be a superior proposal, (d) the right of Mastering to terminate the Merger Agreement upon the occurrence of a material adverse change in PLATINUM or in the event the average PLATINUM stock price is less than $22.50 per share during certain time periods, and (e) the size and structure of the termination fees, which the Mastering Board believed would not prevent competing business combination proposals from third parties;

    (iv) the results of Mastering's two-month process of identifying strategic partners and (within Mastering's strategic and accounting requirements) soliciting indications of interest from third parties, including the absence of any superior proposals;

    (v) the strategic fit between PLATINUM and Mastering, including the complementary nature of Mastering's information technology training business with PLATINUM's education division and the possible related synergies;

    (vi) PLATINUM's and Mastering's respective businesses, financial condition, results of operations and prospects;

    (vii) the analysis and recommendation of Mastering's management regarding the Merger;

    (viii) the opportunity for Mastering stockholders to receive PLATINUM Common Stock in a transaction that is tax-deferred for United States federal income tax purposes (except for cash in lieu of a fractional share of Platinum Common Stock) and thus continue to participate in the growth of the business conducted by PLATINUM and Mastering after the Merger and in the potential appreciation in the value of PLATINUM Common Stock without paying current United States federal income tax;

    (ix) the expected accounting treatment of the Merger as a pooling of interests;

    (x) the likelihood that holders of Mastering common stock would have greater liquidity in their holdings in the combined entity following the Merger; and

    (xi) the presentations of Piper Jaffray delivered to the Mastering Board on February 17 and 18, 1998, including the written opinion of Piper Jaffray dated February 18, 1998 that the Exchange Ratio was fair, from a financial point of view, to the holders of Common Shares as of the date of such opinion. A copy of Piper Jaffray's written opinion setting forth the assumptions made, matters considered and limitations on the review undertaken by Piper Jaffray in rendering its opinion is attached to this Proxy Statement/Prospectus as Appendix B (and is incorporated herein by reference), and the holders of Mastering Common Shares are urged to read such opinion carefully in its entirety. See "--Opinion of Financial Advisors."

  The foregoing discussion of the information and factors considered and given weight by the Mastering Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Mastering Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Mastering Board may have given different weights to different factors. For a discussion of the interests of certain members of Mastering management and the Mastering Board in the Merger, see "--Interests of Certain Persons in the Merger."

PLATINUM'S REASONS FOR THE MERGER

  PLATINUM's management believes the Merger will significantly expand PLATINUM's educational program capabilities, enabling PLATINUM to deliver effective certification courses and training solutions for high demand topics such as Windows NT(TM), Windows 95(TM) and internet/intranet technologies. Further, PLATINUM's management believes that PLATINUM will benefit from the addition of highly-trained Mastering personnel, including a telesales group and a computer-based training development team with multimedia expertise. PLATINUM's management believes the Merger will reinforce PLATINUM's position as a leading provider of products and services to help manage and improve IT infrastructures.

OPINION OF MASTERING'S FINANCIAL ADVISOR

  On December 24, 1997, Mastering and Piper Jaffray executed an engagement letter (the "Piper Jaffray Engagement Letter") pursuant to which Piper Jaffray was engaged to act as Mastering's financial advisor. Pursuant to the Piper Jaffray Engagement Letter, Mastering retained Piper Jaffray to provide financial advisory and investment banking services in connection with a possible strategic transaction, including a potential strategic combination, and to render an opinion as to the fairness of any such transaction, from a financial point of view, to the holders of Common Shares. See "--Background of the Merger."

  On February 17, 1998, the Mastering Board met to evaluate the proposed Merger, at which time Piper Jaffray gave a presentation on the financial terms of the Merger. On February 18, 1998, the Mastering Board met again and approved the Merger. At this meeting, Piper Jaffray delivered to the Mastering Board its oral opinion, which opinion was subsequently confirmed in writing (the "Piper Jaffray Opinion"), that as of February 18, 1998 and based on the matters described therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Common Shares. Piper Jaffray noted that its presentation on the financial terms of the Merger was based on the closing stock price of PLATINUM on February 13, 1998. Piper Jaffray confirmed to the Mastering Board on February 18, 1998 that the conclusions reached in the Piper Jaffray Opinion did not change based on the closing stock price of PLATINUM on February 17, 1998. No limitations were imposed by Mastering on the scope of Piper Jaffray's investigations or the procedures to be followed by Piper Jaffray in rendering the Piper Jaffray Opinion, except that certain limitations were imposed by the Mastering Board on Piper Jaffray with respect to the solicitation of other indications of interests from third parties, as described under "Background of the Merger." The Exchange Ratio was determined through negotiations between the managements of Mastering and PLATINUM. Although Piper Jaffray did assist the management of Mastering in those negotiations, Piper Jaffray was not asked by, and did not recommend to, Mastering that any specific exchange ratio constituted the appropriate exchange ratio for the holders of Common Shares in the Merger. In furnishing the Piper Jaffray Opinion, Piper Jaffray was not engaged as an agent or fiduciary of Mastering's stockholders or any other third party.

  The full text of the Piper Jaffray Opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. Stockholders of Mastering are urged to read the Piper Jaffray Opinion in its entirety. The Piper Jaffray Opinion was prepared for the benefit and use of the Mastering Board in its consideration of the Merger and does not constitute a recommendation to stockholders of Mastering as to how they should vote at the Meeting in connection with the Merger. The Piper Jaffray Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Mastering Board of Directors as alternatives to the Merger Agreement or, except with respect to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Common Shares, the underlying business decision of the Mastering Board to proceed with or effect the Merger. The summary of the Piper Jaffray Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Piper Jaffray Opinion.

  In connection with the preparation of the Piper Jaffray Opinion, Piper Jaffray, among other things, (i) reviewed the draft dated February 14, 1998, of the Merger Agreement and discussed material changes to the Merger Agreement with the management of Mastering on February 17 and February 18, 1998; (ii) reviewed the Report on Form 10-K for Mastering for the year ended December 31, 1996; (iii) reviewed the Report on Form 10-Q for Mastering for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997; (iv) reviewed the earnings release issued by Mastering for the year ended December 31, 1997; (v) reviewed the earnings release issued by PLATINUM for the year ended December 31, 1997; (vi) reviewed the Reports on Form 10-K for PLATINUM for the three years ended December 31, 1996; (vii) reviewed the Reports on Form 10-Q for PLATINUM for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997; (viii) reviewed financial forecasts prepared by Mastering's management for the years ending December 31, 1998 through 2002 ("Five-Year Financial Forecasts"); (ix) visited the headquarters of Mastering and conducted discussions with members of senior management of Mastering, including the Chief Executive Officer, the President of Mastering Computers and the Executive Vice President and Chief Financial Officer; (x) conducted discussions with members of senior management of PLATINUM, including the Chief Executive Officer and Chief Financial Officer; (xi) reviewed the historical prices and trading activity for PLATINUM Common Stock; (xii) performed a discounted cash flow analysis on the Five-Year Financial Forecasts; (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which Piper Jaffray deemed relevant; (xiv) compared certain financial data of Mastering with certain financial and securities data of companies deemed similar to Mastering or representative of the business sector in which it operates; and (xv) reviewed such other financial data, performed such other analyses and considered such other information as Piper Jaffray deemed necessary and appropriate under the circumstances.

  In conducting its review and arriving at the Piper Jaffray Opinion, Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Mastering and PLATINUM or otherwise made available to Piper Jaffray and did not assume responsibility independently to verify such information. Piper Jaffray further relied upon the assurances of Mastering's and PLATINUM's management that the information provided was prepared on a reasonable basis in accordance with industry practice and with respect to financial planning data, reflected the best currently available estimates and good faith judgments of Mastering's and PLATINUM's management as to the expected future financial performance of Mastering and PLATINUM and that such parties were not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the Piper Jaffray Opinion, Piper Jaffray assumed that neither Mastering nor PLATINUM was a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Merger or in the ordinary course of business. Piper Jaffray also assumed that the Merger would be free of Federal tax to Mastering, PLATINUM, and the holders of Common Shares and that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles. In arriving at the Piper Jaffray Opinion, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not change the purchase price for Mastering. Piper Jaffray also noted that Mr. Filipowski, a director of Mastering, was the Chief Executive Officer of PLATINUM.

  In arriving at the Piper Jaffray Opinion, Piper Jaffray did not perform any appraisals or valuations of specific assets or liabilities of Mastering or PLATINUM and was not furnished with any such appraisals or valuations.

Without limiting the generality of the foregoing, Piper Jaffray did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Mastering, PLATINUM or any of their respective affiliates was a party or may be subject and, at Mastering's direction and with its consent, the Piper Jaffray Opinion made no assumption concerning and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Although developments following the date of the Piper Jaffray Opinion may affect the Piper Jaffray Opinion, Piper Jaffray assumed no obligation to update, revise or reaffirm the Piper Jaffray Opinion.

  The following is a summary of the material financial analyses performed by Piper Jaffray in connection with rendering the Piper Jaffray Opinion:

  Comparable Company Analysis. Piper Jaffray compared certain financial information and valuation ratios relating to Mastering to corresponding publicly-available data and ratios from a group of selected publicly traded companies deemed comparable to Mastering. The comparable companies selected included six publicly traded companies in the business of training and education of IT professionals with market capitalizations greater than $50 million, including: Apollo Group, ARIS Corporation, CBT Group plc, Learning Tree International, Inc., New Horizons Worldwide, Inc., and Sylvan Learning Systems, Inc.

  The analysis with respect to Mastering produced multiples of selected valuation data based upon closing stock prices of the comparable companies as of February 13, 1998, which were then compared to the equity value of Mastering of $12.49 per share implied by the Exchange Ratio. The multiples included in the analysis were: (i) market price per share to earnings per share recorded over the latest twelve months of the comparable companies ranging from 45.6x to 82.1x, with a mean and median of 59.2x and 56.1x, respectively, and a ratio of 50.0x for Mastering; (ii) market price per share to 1998 calendar earnings per share estimates of the comparable companies ranging from 21.7x to 53.7x, with a mean and median of 36.6x and 34.0x, respectively, and for research analyst estimates for Mastering a ratio of 37.8x; (iii) market price per share to 1999 calendar earnings per share estimates of the comparable companies ranging from 23.8x to 39.4x, with a mean and median of 29.9x and 26.5x, respectively, and for research analyst estimates for Mastering of 29.7x; (iv) market capitalization of the selected company, plus such company's debt, less such company's cash ("Company Value") to revenue recorded over the latest twelve months for comparable companies ranging from 1.5x to 15.5x, with a mean and median of 6.2x and 5.3x, respectively, and a ratio of 3.7x for Mastering; and (v) Company Value to calendar 1998 revenue estimate for comparable companies ranging from 2.0x to 11.1x, with a mean and median of 5.1x and 3.9x, respectively, and an estimate for Mastering of 2.7x, based on a Piper Jaffray research analyst's estimates. Company Value for Mastering was based upon the implied purchase price per share multiplied by the number of fully-diluted shares outstanding, plus outstanding debt less cash held. Earnings estimates for comparable companies were based on consensus earnings per share estimates taken from First Call, an investor service that monitors earnings estimates for publicly traded companies.

  Comparable Transaction Analysis. Using publicly available information, Piper Jaffray analyzed the ratio of Company Value to revenue recorded over the last twelve months and the ratio of the product of the total number of shares of Mastering outstanding, on a fully diluted basis multiplied by the implied value of $12.49 per share (the "Equity Value") to net income over the last twelve months, in nine selected transactions involving private and publicly traded IT professional training and education companies, including (dates indicate the date each transaction was completed): Medic Computer Systems, Inc./Misys plc (November 26, 1997); ELS Educational Services, Inc./Berlitz International (Benesse Corp.) (August 31, 1997); Renaissance Solutions, Inc./Registry, Inc. (July 31, 1997); National Education Corp./Harcourt General, Inc. (July 10, 1997); BHC Financial, Inc./Fiserv, Inc. (May 30,
1997); American Research Group/Global Knowledge Network, Inc. (January 31,
1997); Covey Leadership Center/Franklin Quest (January 31, 1997); CyCare Systems, Inc./HBO & Co. (August 22, 1996); Westcott Communications, Inc./K-III Communications Corp. (June 3, 1996). An analysis of the comparable transactions produced multiples of selected valuation data with respect to the purchased companies as follows: Company Value to revenues recorded over the last twelve months ranging from 1.4x to 7.7x, with a mean and a median of 3.3x and 2.9x, respectively, and a multiple for the Merger of 3.7x and Equity Value to net income over the last twelve months ranging from not meaningful to 41.5x, with a mean and median of 26.1x and 30.9x, respectively, and a multiple for the Merger of 55.4x. Estimated multiples paid in the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

  No company, transaction or business used in the Comparable Company Analysis or Comparable Transaction Analysis as a comparison is identical to Mastering or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable transactions or the business segment, company or transactions to which they are being compared.

  Premiums Paid Analysis. Piper Jaffray reviewed certain publicly traded IT merger and acquisition transactions to determine the premiums paid, represented by the difference between the transaction values and the market prices for the target companies one day, one week, and one month prior to the announcement (each, an "Announcement") of such comparable transaction. This analysis indicated premiums as follows: (i) one day before the Announcement, premiums ranging from -10.6% to 90.9%, with a mean and a median of 30.7% and 29.8%, respectively, and a premium for the Merger of 21.3%; (ii) one week before the Announcement, premiums ranging from -6.4% to 99.3%, with a mean and a median of 36.0% and 35.1%, respectively, and a premium for the Merger of 24.9%; and (iii) one month before the Announcement, premiums ranging from - 6.8% to 146.7%, with a mean and a median of 46.7% and 39.2%, respectively and a premium for the Merger of 31.5%. Estimated premiums paid in the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

  Pro Forma Earnings Analysis--No Synergy Adjustments. Piper Jaffray analyzed pro forma effects resulting from the impact of the Merger on the projected EPS of the combined company for the calendar years 1998 and 1999, per management and research analyst estimates, without taking into account certain operating cost synergies that the combined company may realize following consummation of the Merger. The results of the pro forma earnings analysis suggested that the Merger could be non-dilutive to the combined company's EPS in the calendar year 1999. The actual results achieved by the combined company after the Merger may vary from projected results and the variations may be material.

  Pro Forma Earnings Analysis--Synergy Adjustments. Piper Jaffray analyzed pro forma effects resulting from the impact of the Merger on the EPS of the combined company, per management and research analyst estimates, for the calendar years 1998 and 1999 after taking into account certain operating cost synergies that the combined company may realize following consummation of the Merger. The results of the pro forma earnings analysis suggested that the Merger could be non-dilutive to the combined company's EPS in the calendar year 1998 and 1999. The actual results achieved by the combined company after the Merger may vary from projected results and the variations may be material.

  Contribution Analysis. Piper Jaffray analyzed the respective contributions of Mastering and PLATINUM to the estimated total sales, operating income and net income for the years ended December 31, 1998 and 1999 per management estimates, and the respective contributions of Mastering and PLATINUM to the estimated total sales, operating income and net income for the years ended December 31, 1998 and 1999 per research analyst estimates. The analysis per management's estimates indicated that (i) in calendar year 1998, PLATINUM would contribute approximately 93.0% of total sales, approximately 92.7% of operating income and approximately 91.5% of net income, and Mastering would contribute approximately 7.0% of total sales, approximately 7.3% of operating income and approximately 8.5% of net income, of the combined company, (ii) in calendar year 1999, PLATINUM would contribute approximately 92.1% of total sales, approximately 91.4% of operating income and approximately 90.6% of net income, and Mastering would contribute approximately 7.9% of total sales, approximately 8.6% of operating income and approximately 9.4% of net income, of the combined company. The analysis per research analyst estimates indicated that (i) in calendar year 1998, PLATINUM would contribute approximately 93.7% of total sales, approximately 93.2% of operating income and approximately 92.8% of net income, and Mastering would contribute approximately 6.3% of total sales, approximately 6.8% of operating income and approximately 7.2% of net income, of the combined company, (ii) in calendar year 1999, PLATINUM would contribute approximately 93.2% of total sales, approximately 94.2% of operating income and approximately 94.4% of net income, and Mastering would contribute approximately 6.8% of total sales, approximately 5.8% of operating income and approximately 5.6% of net income, of the combined company. Based on capitalizations of Mastering and PLATINUM as of February 13, 1998, stockholders of Mastering and PLATINUM would own approximately 9.2% and 90.8%, respectively, of the combined company upon consummation of the Merger.

  Discounted Cash Flow Analysis. Piper Jaffray estimated the present value of the projected future cash flows of Mastering on a stand-alone basis using internal financial planning data prepared by management of Mastering for the years ending December 31, 1998 through December 31, 2002. Piper Jaffray applied terminal value multiples of forecasted 2002 earnings before interest and taxes of 8.0x, 10x and 12.0x. In all cases, Piper Jaffray used a range of discount rates from 20% to 30%. This analysis yielded a range of estimated present values of Mastering's equity value from $9.51 per share to $15.75 per share, compared to the Mastering equity value of $12.49 per share implied by the Exchange Ratio based on the closing price of PLATINUM Common Stock on February 13, 1998.

  Other Factors and Comparative Analyses. In rendering its opinion, Piper Jaffray considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of: (i) the history of trading prices and volume for Common Shares from March 21, 1996 through February 13, 1998, and PLATINUM Common Stock from February 16, 1996 through February 13, 1998; and (ii) selected published analysts' reports on each of Mastering and PLATINUM, including analysts' estimates as to the earnings growth potential of Mastering and PLATINUM.

  While the foregoing summary describes certain analyses and factors that Piper Jaffray deemed material in its presentation to the Mastering Board of Directors, it is not a comprehensive description of all analyses and factors considered by Piper Jaffray. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Piper Jaffray Opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Piper Jaffray. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Piper Jaffray are based on all analyses and factors taken as a whole and also on application of Piper Jaffray's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Piper Jaffray therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Piper Jaffray considered general economic, market and financial conditions and other matters, many of which are beyond the control of Mastering and PLATINUM. The analyses performed by Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of PLATINUM Common Stock may trade at any future time.

  Mastering engaged Piper Jaffray pursuant to the Piper Jaffray Engagement Letter on December 24, 1997. Contingent upon consummation of a transaction, the Piper Jaffray Engagement Letter provides that, for its services, Piper Jaffray is entitled to receive a fee equal to the following: (i) one percent of the aggregate consideration paid to Mastering and/or its shareholders in connection with the Merger in the event the purchase price is less than or equal to $13 per Common Share; (ii) one and one quarter percent of the aggregate consideration paid to Mastering and/or its shareholders in connection with the Merger in the event the purchase price is greater than $13 per share, but less than $16 per Common Share; or (iii) one and one half percent of the aggregate consideration paid to Mastering and/or its shareholders in connection with the Merger in the event the purchase price is greater than $16 per Common Share. A payment of $500,000 (which constitutes part of Piper Jaffray's fee equal to a percentage of the total sale price described above) became due and payable to Piper Jaffray upon delivery of its fairness opinion to the Mastering Board. The remainder of the Piper Jaffray fee is due and payable upon consummation of the Merger. Mastering has also agreed to reimburse Piper Jaffray for its out of pocket expenses and to indemnify and hold harmless Piper Jaffray and its affiliates and any person, director, employee or agent acting on behalf of Piper Jaffray or any of its affiliates, or any person controlling Piper Jaffray or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Piper Jaffray as financial advisor to Mastering. The terms of the fee arrangement with Piper Jaffray, which Mastering and Piper Jaffray believe are customary in transactions of this nature, were negotiated at arm's length between Mastering and Piper Jaffray, and the Mastering Board was aware of such fee arrangements.

  Piper Jaffray was retained based on Piper Jaffray's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Piper Jaffray's investment banking relationship and familiarity with Mastering. Piper Jaffray has provided financial advisory and investment banking services to Mastering from time to time.

  Piper Jaffray is a nationally recognized investment banking firm. As part of its investment banking business, Piper Jaffray is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Piper Jaffray may actively trade the equity securities of Mastering and PLATINUM for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray maintains a market in Common Shares and regularly publishes research reports regarding the IT training industry and the business and securities of Mastering and other publicly traded companies in the IT training industry.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Mastering Board with respect to the Merger, stockholders of Mastering should be aware that members of Mastering management and Board of Directors have certain interests in the Merger as holders of options to purchase Common Shares (with currently unexercisable options vesting upon a change in control of Mastering) that are in addition to the interests of the stockholders of Mastering generally.

  Set forth below is a table showing the total number of options and the number of currently unexercisable options which will vest upon a change in control held by the executive officers and directors of Mastering:

                                                                     NUMBER OF
                                                         NUMBER OF UNEXERCISABLE
                                                           TOTAL   OPTIONS WHICH
        NAME                                              OPTIONS    WILL VEST
        ----                                             --------- -------------
     Terence M. Graunke.................................  929,600     457,500
     Thomas R. Graunke..................................  555,000     453,750
     Marc Pinto.........................................  421,100     254,300
     Marko A. Rukavina III..............................  311,628     156,250
     Paul G. Yovovich...................................  115,000     115,000
     Casey Cowell.......................................   84,800      55,000
     Paul D. Carbery....................................   34,800       5,000
     James E. Cowie.....................................   34,800       5,000
     Andrew J. Filipowski...............................   34,800       5,000
     Peter I. Mason.....................................   19,800           0

  While each of the executive officers and directors of Mastering remains a consultant pursuant to the arrangements described below and generally for a period of three months thereafter, the options held by them will remain exercisable.

  In addition, PLATINUM has entered into an agreement with Terence Graunke pursuant to which (i) the employment agreement between Mr. Graunke and Mastering terminates as of the Effective Time (which, among other things, will eliminate the requirement to pay severance to Mr. Graunke under certain circumstances pursuant to such agreement); (ii) for the period commencing at the Effective Time and ending on the third anniversary of the Effective Time, Mr. Graunke has agreed to be available to act as a consultant to PLATINUM at a fee of $250 per consulting hour; (iii) Mr. Graunke will not compete with the business of Mastering or solicit customers or employees of Mastering for the period commencing at the Effective Time and ending on the third anniversary of the Effective Time; and (iv) PLATINUM will pay Mr. Graunke $900,000 as consideration for the foregoing items. In addition, the parties agreed to use commercially reasonable efforts to modify the foregoing arrangements so as to maximize the after-tax value of the compensation received by Mr. Graunke, whether under such arrangements or otherwise; provided, however, neither PLATINUM nor Mastering is obligated to increase the total payment obligation under all of such arrangements.

  PLATINUM has entered into an agreement with Thomas Graunke pursuant to which
(i) the employment agreement between Mr. Graunke and Mastering terminates as of the Effective Time (which, among other things, will eliminate the requirement to pay severance to Mr. Graunke under certain circumstances pursuant to such agreement); (ii) Mr. Graunke will continue as an employee of Mastering to assist with the integration of Mastering's business for ninety
(90) days after the Effective Time, and, if agreed to by the parties, for additional 30-day periods thereafter; (iii) for the period commencing at termination of the employment arrangement described in clause (ii) and ending on the third anniversary of the Effective Time, Mr. Graunke has agreed to be available to act as a consultant to PLATINUM at a fee of $200 per consulting hour; (iv) Mr. Graunke will not compete with the business of Mastering or solicit customers or employees of Mastering for the period commencing at the Effective Time and ending on the third anniversary of the Effective Time; (v) PLATINUM will pay Mr. Graunke $750,000 as consideration for the foregoing items. In addition, the parties agreed to use commercially reasonable efforts to modify the foregoing arrangements so as to maximize the after-tax value of the compensation received by Mr. Graunke, whether under such arrangements or otherwise; provided, however, neither PLATINUM nor Mastering is obligated to increase the total payment obligation under all of such arrangements.

  PLATINUM has entered into an agreement with Marc Pinto pursuant to which (i) the employment agreement between Mr. Pinto and Mastering will terminate as of the Effective Time (which, among other things, will eliminate the requirement to pay severance to Mr. Pinto under certain circumstances pursuant to such agreement), except that certain noncompetition and nonsolicitation covenants in Mr. Pinto's employment agreement (as such covenants will be amended by the agreement with PLATINUM to expand the scope of the business covered and to extend the duration of the noncompete covenant) will continue for up to 36 months after the Effective Time; (ii) Mr. Pinto will continue as an employee of Mastering to assist with the integration of Mastering's business for ninety
(90) days after the Effective Time and, if agreed to by the parties, for additional 30-day periods thereafter; (iii) for the period commencing at termination of the employment arrangement described in clause (ii) and ending on the third anniversary of the Effective Time, Mr. Pinto has agreed to be available to act as a consultant to PLATINUM at a fee of $150 per consulting hour; and (iv) PLATINUM will pay Mr. Pinto $300,000 as consideration for the foregoing items. In addition, PLATINUM agreed to use its commercially reasonable efforts to reduce the impact, if any, of the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax in connection with any payment, acceleration or other benefit received or to be received by Mr. Pinto that is in connection with a change in control of Mastering (whether pursuant to the terms of such agreement or any other plan, arrangement or agreement with PLATINUM or Mastering).

  Each of Paul Carbery, Casey Cowell, James Cowie, Peter Mason and Paul Yovovich, directors of Mastering, has agreed to be available to act as a consultant to PLATINUM for the period commencing at the Effective Time and ending on the third anniversary of the Effective Time at a fee of $100 per consulting hour.

  Mr. Filipowski and Mr. Cowie are directors of each of PLATINUM and Mastering. Mr. Filipowski is also the President and Chief Executive Officer of PLATINUM. Mr. Filipowski holds options to purchase 34,800

Common Shares (which were granted to him in his capacity as a director of Mastering) and, through two investment partnerships of which he is a principal, indirectly owns approximately 22,000 Common Shares. Mr. Cowie holds options to purchase 34,800 Common Shares (granted to him in his capacity as a director of Mastering). Messrs. Filipowski and Cowie did not participate in the deliberations of the Mastering Board or the Board of Directors of PLATINUM with respect to the Merger. PLATINUM Ventures owns a total of approximately 335,000 Common Shares. Mr. Filipowski is the President, Chief Executive Officer and a stockholder of PLATINUM Ventures Partners, Inc., the general partner of PLATINUM Ventures, and is a limited partner of each of the PLATINUM Ventures. Additionally, all of the other executive officers and directors of PLATINUM indirectly own an aggregate of more than 20,000 Common Shares.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain U.S. federal income tax consequences of the Merger. This summary is not a complete description of all the tax consequences relevant to a decision whether to vote in favor of the Merger Agreement and the Merger. The discussion does not address the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies and tax-exempt organizations. Each stockholder's individual circumstances may affect the tax consequences of the Merger to him or her. No information is provided herein with respect to the tax consequences of the Merger under foreign, state or local laws or the tax consequences of transactions effected prior to, concurrently with, or after the Merger (whether or not such transactions are undertaken in connection with the Merger). The consequences set forth below are, and the opinions referred to below will be, based on the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable United States Treasury regulations promulgated thereunder, judicial authority, and administrative positions of the Internal Revenue Service, all of which are subject to change either prospectively or retroactively. Any such changes could affect the accuracy of the consequences set forth below and the conclusions reached in such opinions.

  Material U.S. Federal Income Tax Consequences. Subject to the limitations and qualifications referred to herein, the material U.S. federal income tax consequences of the Merger are as follows:

    (i) the Merger will constitute a "reorganization" within the meaning of
  Section 368(a) of the Code, and Mastering, PT Acquisition and PLATINUM will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

    (ii) no gain or loss will be recognized by PLATINUM, PT Acquisition or Mastering as a result of the Merger;

    (iii) no gain or loss will be recognized by the stockholders of Mastering upon the exchange of their Common Shares solely for shares of PLATINUM Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of PLATINUM Common Stock;

    (iv) the aggregate tax basis of the shares of PLATINUM Common Stock received solely in exchange for Common Shares pursuant to the Merger (including fractional shares of PLATINUM Common Stock for which cash is received) will be the same as the aggregate tax basis of the Common Shares exchanged therefor;

    (v) the holding period for shares of PLATINUM Common Stock received solely in exchange for Common Shares pursuant to the Merger will include the holding period of the Common Shares exchanged therefor, provided such Common Shares were held as a capital asset by the stockholder at the Effective Time; and

    (vi) a stockholder of Mastering who receives cash in lieu of a fractional share of PLATINUM Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

  The correctness of the consequences described above depend on the accuracy as of the date hereof, and the continued accuracy as of the Effective Time (as if made as of the Effective Time), of certain facts and of certain representations of PLATINUM and Mastering, including representations in certain certificates dated on or about the date hereof delivered by PLATINUM and Mastering.

  The consequences described above may not be applicable to stockholders of Mastering who, for U.S. federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Common Shares pursuant to the exercise of employee stock options or otherwise as compensation.

  Conditions to Closing. It is a condition to PLATINUM's obligation to consummate the Merger that PLATINUM receive an opinion from its counsel, Katten Muchin & Zavis, and it is a condition to Mastering's obligation to consummate the Merger that Mastering receive an opinion from its counsel, Sidley & Austin, in each case dated as of the Effective Time, to the effect that, among other things, the Merger will constitute a reorganization under
Section 368(a) of the Code (the "Tax Opinions"). The Tax Opinions will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position. The Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of PLATINUM and Mastering, including representations in certain certificates each dated as of the Effective Date to be delivered to counsel by PLATINUM and Mastering. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind.

  A successful Internal Revenue Service challenge to the status of the Merger as a reorganization under Section 368(a) of the Code would result in the Mastering stockholders recognizing taxable gain or loss with respect to each Common Share surrendered equal to the difference between the stockholder's tax basis in such Common Share and the fair market value, as of the Effective Time, of the PLATINUM Common Stock received in exchange therefor. In such event, a stockholder's aggregate tax basis in the PLATINUM Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Merger.

  Stock Options. Holders of Mastering Stock Options will receive Substitute Options as described below under "THE MERGER AGREEMENT--Substitution of Options." The holder of a Mastering Stock Option that is converted into a Substitute Option should not recognize gain or loss solely as a result of such conversion. Such holder would, however, generally recognize ordinary compensation income on the date such Substitute Option is exercised in an amount equal to the excess of the aggregate fair market value on such date of the shares of PLATINUM Common Stock acquired upon such exercise (plus any cash received in lieu of a fractional share) over the aggregate exercise price for such shares.

  EACH HOLDER OF COMMON SHARES OF MASTERING OR MASTERING STOCK OPTIONS IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting purposes. Under this method of accounting, the assets and liabilities of PLATINUM and Mastering will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include revenues and expenses of PLATINUM and Mastering for the entire fiscal period in which the combination occurs, and the historical results of operation of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

  The receipt by each of PLATINUM and Mastering of a letter from its respective independent public accountants with respect to pooling of interests satisfactory to the other party is a condition precedent to the obligation of each of Mastering and PLATINUM to consummate the Merger. Certain events, including certain transactions with respect to PLATINUM Common Stock or Common Shares by affiliates of PLATINUM or Mastering, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. To support the treatment of the Merger as a pooling of interests, the affiliates of Mastering and PLATINUM have entered into agreements imposing certain resale limitations on their stock. See "--Certain Federal Securities Law Consequences; Affiliates Agreements."

REGULATORY APPROVALS

  The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, which provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC"), and certain waiting period requirements have been satisfied. Mastering and PLATINUM have filed the required information and materials with the Antitrust Division and the FTC and, on March 27, 1998, received notice of early termination of the applicable waiting period. Termination of the waiting period does not preclude the Antitrust Division, the FTC, or any other party from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that any such challenge, if made, would not be successful; however, neither Mastering nor PLATINUM believes that the Merger will violate the antitrust laws. Any such action taken or threatened prior to the consummation of the Merger could, under certain circumstances, relieve Mastering and PLATINUM of their respective obligations to consummate the Merger. See "The Merger Agreement--Conditions to the Merger."

CERTAIN FEDERAL SECURITIES LAW CONSEQUENCES; AFFILIATES AGREEMENTS

  The PLATINUM Common Stock to be issued in the Merger has been registered under the Securities Act, thereby allowing such shares to be freely traded without restriction; provided however that shares held by stockholders of Mastering or PLATINUM who are deemed to control, be controlled by or be under common control with Mastering or PLATINUM, respectively ("Affiliates"), will not be freely tradeable under the Securities Act. Affiliates of Mastering may not sell their shares of PLATINUM Common Stock acquired in the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) the resale provisions of Rule 145 promulgated under the Securities Act or (iii) another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such Affiliates may make resales of PLATINUM Common Stock and also on the number of shares of PLATINUM Common Stock that such Affiliates, and others (including persons with whom the Affiliates act in concert), may sell within any three-month period. These restrictions will generally apply for at least a period of one year after the Merger (or longer if the person is an Affiliate of PLATINUM).

  Each Affiliate has been informed that the treatment of the Merger as a pooling of interests for accounting purposes and as a tax-free reorganization under the Code is dependent upon the accuracy of certain representations and warranties made by such Affiliate and compliance with the Affiliates Agreement (as defined below). The pooling of interests method of accounting generally will not be challenged on the basis of sales of shares by Affiliates of the acquiring or acquired company if the Affiliates do not dispose of, or otherwise reduce their risk with respect to, any of the shares of the acquiring or acquired company that the Affiliates own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the consummation of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published.

  All Affiliates of PLATINUM and Mastering have delivered a written agreement (the "Affiliates Agreement") pursuant to which they have agreed, among other things, that, (i) during the 30 days prior to the Effective Time, they will not sell, transfer or otherwise dispose of or reduce their risk with respect to any Common Shares or any shares of PLATINUM Common Stock held by them and
(ii) until such time as financial results covering at least 30 days of post-Merger combined operations of Mastering and PLATINUM have been published by PLATINUM, they will not sell, transfer or otherwise dispose of or reduce their risk with to respect to any shares of PLATINUM Common Stock received by them pursuant to the Merger or any other shares of the capital stock of PLATINUM. During the periods described above, subject to providing written notice to PLATINUM and certain other restrictions, and to the extent permitted under the pooling of interests accounting rules and applicable securities laws, Affiliates will be permitted to sell up to 10% of the PLATINUM Common Stock received by them or Common Shares owned by them or make charitable contributions or bona fide gifts of the PLATINUM Common Stock received by them or Common Shares owned by them, subject to the same restrictions. Legends restricting the transfer of such shares of PLATINUM Common Stock will be placed on all certificates representing such shares.

NASDAQ NATIONAL MARKET LISTING

  The shares of PLATINUM Common Stock to be issued in the Merger (including the issuance of shares of PLATINUM Common Stock issuable upon exercise of Substitute Options) will be listed on the Nasdaq National Market.

  If the Merger is consummated, the Common Shares will no longer be traded on Nasdaq and will be deregistered under the Exchange Act.

NO APPRAISAL OR DISSENTERS' RIGHTS

  Holders of Common Shares will not be entitled to any dissenters' or appraisal rights under the DGCL in connection with the Merger.

                             THE MERGER AGREEMENT

  Following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and incorporated herein by reference. Statements in this Proxy Statement/Prospectus with respect to the terms of the Merger are qualified in their entirety by reference to the Merger Agreement. Mastering stockholders are urged to read the full text of the Merger Agreement.

CONVERSION OF SHARES IN THE MERGER

  At the Effective Time, by virtue of the Merger and without any further action on the part of Mastering or PT Acquisition or any holder of any of the following securities:

    (i) each issued and outstanding share of Common Stock of PT Acquisition will be converted into one Common Share of Mastering as the surviving corporation;

    (ii) all Common Shares owned by PLATINUM, PT Acquisition or Mastering or by any direct or indirect subsidiary of PLATINUM or Mastering will be canceled; and

    (iii) each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as described in subparagraph (ii) above) will be converted into 0.448 (the "Exchange Ratio") shares of PLATINUM Common Stock.

  All Common Shares converted as provided in subparagraph (iii) of the preceding paragraph will no longer be outstanding and will automatically be canceled and retired; and each holder of a Mastering Certificate representing immediately prior to the Effective Time any such Common Shares will cease to have any rights with respect thereto, except the right to receive, as hereinafter described: (i) certificates representing the number of whole shares of PLATINUM Common Stock into which such Common Shares have been converted, (ii) cash in lieu of any fractional share of PLATINUM Common Stock and (iii) certain dividends and other distributions. See "--Exchange Agent; Procedures for Exchange of Mastering Certificates."

  Holders of Common Shares who dissent from the Merger are not entitled to rights of appraisal under Section 262 of the DGCL by virtue of Sections 262(b)(1) and (2) thereof.

SUBSTITUTION OF OPTIONS

  Not later than the Effective Time, each Mastering Stock Option which is outstanding immediately prior to the Effective Time pursuant to Mastering's stock option plans (other than any "stock purchase plan" within the meaning of Section 423 of the Code) in effect on the date of the Merger Agreement (the "Mastering Stock Plans") shall become and represent an option to purchase the number of shares of PLATINUM Common Stock (a "Substitute Option") (decreased to the nearest whole share) determined by multiplying (i) the number of Common Shares subject to such Mastering Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of PLATINUM Common Stock (rounded up to the nearest tenth of a cent) equal to the exercise price per Common Share immediately prior to the Effective Time divided by the Exchange Ratio. PLATINUM shall pay cash to holders of Mastering Stock Options in lieu of issuing fractional shares of PLATINUM Common Stock upon the exercise of Substitute Options for shares of PLATINUM Common Stock, unless in the judgment of PLATINUM such payment would adversely affect the ability to account for the Merger under the pooling of interests method. After the Effective Time, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Mastering Stock Option immediately prior to the Effective Time (including that all such Substitute Options shall be immediately exercisable pursuant to the terms of such Stock Option Plan).

NO FRACTIONAL SHARES

  No certificates representing a fractional share of PLATINUM Common Stock will be issued upon the surrender of Mastering Certificates for exchange. In lieu of any such fractional share, each holder of Common Shares who would otherwise have been entitled thereto upon the surrender of Mastering Certificates for exchange (after aggregating all fractional shares of PLATINUM Common Stock to be received by such holder) will be paid an amount in cash (without interest), rounded to the nearest whole cent, equal to the product of
(i) the fractional share to which such holder would otherwise be entitled, multiplied by (ii) the average of the closing (last) prices for a share of PLATINUM Common Stock, as reported on Nasdaq (as reported in The Wall Street Journal, Midwest Edition), for the most recent ten (10) days that the shares of PLATINUM Common Stock have traded ending on the trading day immediately prior to the Effective Time.

ADJUSTMENT OF EXCHANGE RATIO

  In the event of any reclassification, stock split or stock dividend with respect to PLATINUM Common Stock, any change or conversion of PLATINUM Common Stock into other securities or any other dividend or distribution with respect to PLATINUM Common Stock (or if a record date with respect to any of the foregoing should occur, prior to the Effective Time), appropriate and proportionate adjustments, if any, will be made to the Conversion Exchange Ratio.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF MASTERING CERTIFICATES

  The Harris Trust and Savings Bank will act as Exchange Agent under the Merger Agreement. Promptly after the Effective Time, PLATINUM will make available to the Exchange Agent, through such reasonable procedures as PLATINUM may adopt, the shares of PLATINUM Common Stock issuable pursuant to the Merger Agreement in exchange for the outstanding Common Shares, and cash sufficient for payment in lieu of a fractional share of PLATINUM Common Stock.

  Promptly after the Effective Time, the Exchange Agent will cause to be mailed to each holder of record of a certificate or certificates (the "Mastering Certificates") which immediately prior to the Effective Time represented outstanding Common Shares whose shares were converted into shares of PLATINUM Common Stock pursuant to the Merger Agreement, (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Mastering Certificates shall pass, only upon delivery of the Mastering Certificates to the Exchange Agent, such letter of transmittal to be in such customary form and have such other provisions as PLATINUM may reasonably specify, and (ii) instructions for use in effecting the surrender of the Mastering

Certificates in exchange for certificates representing shares of PLATINUM Common Stock. Upon surrender of a Mastering Certificate for cancellation to the Exchange Agent or to such other agent as may be appointed by PLATINUM, together with such letter of transmittal, duly completed and validly executed, the holder of such Mastering Certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of PLATINUM Common Stock into which the shares represented by the surrendered Mastering Certificate will have been converted at the Effective Time pursuant to the Merger Agreement, payment in lieu of fractional shares and certain dividends and other distributions in accordance with the Merger Agreement, and the Mastering Certificate so surrendered will forthwith be canceled. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented a Common Share will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of PLATINUM Common Stock into which such Common Shares will have been so converted and the right to receive an amount in cash in lieu of the issuance of a fractional share of PLATINUM Common Stock.

  No dividends or other distributions declared or made after the date of the Merger Agreement with respect to PLATINUM Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of PLATINUM Common Stock represented thereby until the holder of record of such Mastering Certificate surrenders such Mastering Certificate. Subject to applicable law, following surrender of any such Mastering Certificate, there will be paid to the record holder of the certificates representing whole shares of PLATINUM Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of PLATINUM Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore payable with respect to such shares of PLATINUM Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of PLATINUM Common Stock to which such holder is entitled.

  If any certificate for shares of PLATINUM Common Stock is to be issued in a name other than that in which the Mastering Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance therefor that the Mastering Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have (i) paid to PLATINUM or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of PLATINUM Common Stock in any name other than that of the registered holder of the Mastering Certificate, or (ii) established to the satisfaction of PLATINUM or any agent designated by it that such tax has been paid or is not payable.

  All shares of PLATINUM Common Stock issued in accordance with the terms of the Merger Agreement (including any cash paid in respect thereof) will be deemed to have been issued in full satisfaction of all rights pertaining to the Common Shares, and there will be no further registration of transfers on the records of the Surviving Corporation of Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Mastering Certificates are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in the Merger Agreement.

REPRESENTATIONS AND COVENANTS

  Under the Merger Agreement, PLATINUM and Mastering made certain representations and warranties that each is duly organized and validly existing and that each has authority to enter into the Merger Agreement. PLATINUM and Mastering also made a number of representations and warranties to each other, including those regarding: (i) their respective capital structure;
(ii) corporate power and authority; (iii) required Commission filings and financial statements; (iv) the absence of certain changes or events; (v) the absence of undisclosed liabilities; (vi) pooling of interests accounting treatment; (vii) the absence of litigation; (viii) the Proxy Statement/Prospectus; (ix) taxes; (x) employee benefits; (xi) intellectual property; (xii) Board approval; (xiii) the absence of broker's and finders' fees; (xiv) the receipt of a fairness opinion; and
(xv) governmental authorizations.

  Mastering also made certain representations regarding, among other things:
(i) restrictions on business activities; (ii) the absence of liens and encumbrances; (iii) the absence of certain agreements, contracts and commitments; (iv) the absence of any material breach of certain contracts; (v) insurance; (vi) labor matters; (vii) certain payments; (viii) relationships with related persons; (ix) bank accounts; (x) certain change of control payments; and (xi) state antitakeover statutes. All representations and warranties of Mastering and PLATINUM will terminate as of the Effective Time.

  Under the Merger Agreement, the parties make certain agreements and covenants with respect to actions to be taken in connection with the Merger. Each of Mastering and PLATINUM agrees to use its reasonable commercial effects to (i) cause the business combination to be effected by the Merger to be accounted for as a pooling of interests; (ii) deliver to the other party the letter of its independent public accountant regarding the accounting treatment of the Merger; (iii) deliver or cause to be delivered to the other party an executed Affiliates Agreement from each of its Affiliates; (iv) comply with all legal requirements imposed on it with respect to the consummation of the Merger (including, on the part of PLATINUM, all federal and state securities laws applicable to the issuance of the PLATINUM Common Stock pursuant to the Merger); and (v) effectuate the transactions contemplated by the Merger Agreement and fulfill or cause to be fulfilled each of the conditions precedent to the consummation of the Merger. PLATINUM further agreed, subject to compliance with pooling of interests accounting treatment and the requirements of any applicable laws, to take such reasonable actions as are necessary or appropriate to allow eligible employees of Mastering or its subsidiaries to participate in the employee benefit programs of PLATINUM (or in similar alternative programs) as soon as is reasonably practicable after the Effective Time.

CONDUCT OF MASTERING'S BUSINESS PRIOR TO THE MERGER

  Under the Merger Agreement, Mastering agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, except to the extent that PLATINUM otherwise consents in writing, that Mastering will carry on its business in the usual, regular and ordinary course in substantially the same manner as theretofore conducted, to timely pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and to use commercially reasonable efforts consistent with past practices and policies to preserve intact Mastering's present business organizations, to keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Mastering, to the end that Mastering's goodwill and ongoing business be unimpaired at the Effective Time. Among other things, Mastering agreed that, except as expressly provided for in the Merger Agreement, it will not, without the prior written consent of PLATINUM, which consent will not be unreasonably withheld or delayed: (i) except as required by Mastering's employee benefit plans, accelerate, amend or change the period of exercisability of options or restricted stock, or authorize cash payments in exchange for any options granted under the employee stock plans of Mastering or reprice options granted under any of such plans;
(ii) except as required by Mastering's employee benefit plans, grant any severance or termination pay (a) to any executive officer or (b) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Mastering's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date of the Merger Agreement and as previously disclosed in writing to PLATINUM or pursuant to written agreements consistent with Mastering's past agreements under similar circumstances; (iii) enter into partnership agreements, joint development agreements, or strategic alliance agreements; (iv) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of Mastering; (v) repurchase or otherwise acquire, directly or indirectly, any of its capital stock; (vi) with certain exceptions, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating Mastering to issue any such shares or other convertible securities; (vii) cause, permit or propose any amendments to Mastering's Certificate of Incorporation or Bylaws or amend any material contract; (viii) sell, lease, license, encumber or otherwise dispose of any of Mastering's properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business; (ix) incur any indebtedness for borrowed money, other than certain borrowings in the ordinary course of business, consistent with past practice, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Mastering or guarantee any debt securities of others; (x) commence any litigation other than for (a) routine collection of bills, (b) for software piracy or (c) in such cases where Mastering in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Mastering's business; (xi) pay, discharge or otherwise satisfy in an amount in excess of $100,000 ($250,000 in the aggregate) any claim, liability or obligation, other than in the ordinary course of business; (xii) revalue any of Mastering's assets other than in the ordinary course of business; (xiii) materially alter any tax election or tax accounting method; or (xiv) intentionally take any action which would be reasonably likely to interfere with accounting for the Merger as a pooling of interests.

NO SOLICITATION

  The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, subject to certain exceptions described below, Mastering and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers and affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, (i) solicit or knowingly encourage submission of any inquiries, proposals or offers by, (ii) participate in negotiations with, (iii) afford any access to the properties, books or records of Mastering or any of its subsidiaries to, or (iv) otherwise knowingly assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than PLATINUM and its affiliates, agents and representatives), in connection with any Acquisition Proposal. Under the Merger Agreement, an "Acquisition Proposal" means any proposal relating to the possible acquisition of Mastering, whether by way of merger, purchase of capital stock of Mastering representing 25% or more of the voting power or equity of Mastering, purchase of all or substantially all of the assets of Mastering and its subsidiaries, taken as a whole, or otherwise. Additionally, subject to certain exceptions described below, Mastering and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers and affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than PLATINUM).

  Notwithstanding the foregoing, prior to the approval of the Merger Agreement by the stockholders of Mastering at the Meeting, Mastering may furnish information concerning Mastering to any third party (but shall not encourage the request for such information); provided that (i) such third party has made an Acquisition Proposal, or indicated an interest in making an Acquisition Proposal, and the Mastering Board determines, in its good faith reasonable judgment, that such Acquisition Proposal, if consummated, is reasonably likely to constitute a Superior Proposal (as defined below), (ii) any non-public information is provided pursuant to a confidentiality agreement at least as restrictive as the confidentiality agreement between Mastering and PLATINUM and (iii) Mastering notifies PLATINUM within twenty four hours of any disclosure of non-public information to such third party, with a description of the information to be disclosed. If Mastering receives a bona fide Acquisition Proposal which the Mastering Board in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the stockholders of Mastering from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Mastering Board (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated (a "Superior Proposal"), nothing contained in the Merger Agreement shall prevent the Mastering Board from accepting or approving such Superior Proposal or the Mastering Board, its directors, officers, employees, representatives, investment bankers, agents or affiliates from recommending such Superior Proposal to Mastering's stockholders; and in such case, the Mastering Board may amend, withhold or withdraw its recommendation of the Merger or terminate the Merger Agreement.

  Mastering must (i) notify PLATINUM within 24 hours if any proposal is made or any information or access is requested in connection with an Acquisition Proposal and (ii) within 24 hours communicate to PLATINUM the principal terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry (but not the identity of the offeror or potential offeror) and a list and description of any information provided to the offeror or potential offeror.

INDEMNIFICATION

  The Merger Agreement provides that, after the Effective Time, PLATINUM must, and must cause Mastering as the surviving corporation to, indemnify, defend and hold harmless (and advance expenses to) all past and present officers, directors and employees of Mastering and of its subsidiaries to the same extent such persons are indemnified as of the date of the Merger Agreement by Mastering pursuant to any agreements between Mastering and any such person and Mastering's Restated Certificate of Incorporation (the "Mastering Charter") and Bylaws, for acts or omissions occurring at or prior to the Effective Time. In the event of any dispute regarding whether a director, officer or employee has met the standards of conduct set forth therein, such question will be conclusively determined by the written opinion of reputable disinterested legal counsel selected by the Mastering Board. Any heirs or legal representatives entitled to the benefits of such indemnification will be deemed express third party beneficiaries of such indemnification.

CONDITIONS TO THE MERGER

  In addition to the approval of the Merger Agreement by the stockholders of Mastering, the obligations of PLATINUM and Mastering to consummate the Merger will be subject to the satisfaction of a number of other conditions including, among others: (i) effectiveness of the Registration Statement; (ii) the absence of any stop order suspending the effectiveness of the Registration Statement or any proceeding by the Commission for that purpose or any similar proceeding in respect of the Proxy Statement; (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other court order or other legal or regulatory restraint preventing the consummation of the Merger; (iv) the expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period; (v) the receipt of each party's respective accountant's letter in form and substance reasonably satisfactory to the other party; and (vi) the authorization for listing on the Nasdaq National Market of the shares of PLATINUM Common Stock issuable to stockholders of Mastering pursuant to the Merger. Additionally, the obligations of PLATINUM and Mastering will also be conditioned upon, among others: (i) the accuracy as of the date of the Merger Agreement (with limited exceptions) in all material respects of the representations and warranties made by the other party; (ii) performance in all material respects by the other party of its agreements and covenants; (iii) the receipt of all necessary third party consents; (iv) the absence of any Material Adverse Effect (as defined in the Merger Agreement) on PLATINUM or Mastering; (v) executed Affiliates Agreements and (vi) the receipt of certain tax opinions.

  The obligations of PLATINUM to consummate the Merger are also subject to the following: (i) each of Terence M. Graunke, Thomas R. Graunke, Jay Sperco and Marko A. Rukavina III will have executed Non-Competition/Non-Solicitation Agreements; (ii) Mastering will have delivered to PLATINUM evidence that Mastering and its subsidiaries have not incurred costs and expenses in excess of $800,000 in the aggregate (or $2,000,000, in the aggregate, in the event that (x) a third party commences a hostile tender or exchange offer for Mastering that the Mastering Board determines to contest, (y) a third party commences litigation challenging the Merger or (z) there shall have occurred an unexpected development (other than the analysis, negotiation or pursuit of an Acquisition proposal from a third party (except for the defense of an offer as set forth in (x) above)) which has prevented the parties from consummating the Merger at the time that similar transactions would customarily be expected to close) for the costs and expenses of lawyers, accountants, investment bankers, other consultants and representatives and the costs and expenses of the printing and mailing of the finished Proxy Statement to Mastering's stockholders, in connection with the preparation, negotiation and execution of the Merger Agreement and the completion of the transactions contemplated hereby, but excluding the fees and expenses of Piper Jaffray pursuant to the Piper Jaffray Engagement Letter;
(iii) if requested by PLATINUM, (x) Mastering will have delivered to PLATINUM agreements in form and substance reasonably acceptable to PLATINUM and duly executed by the parties to such agreements, clarifying certain non-competition covenants or agreements to which Mastering or one of its subsidiaries is a party or by which it is bound ("Clarification Agreements") and (y) neither Mastering nor any of its subsidiaries will have paid, or agreed to pay, any amounts to obtain any such Clarification Agreements; (iv) Mastering's consolidated revenue for the three-month period ending March 31, 1998 (as set forth in its earnings release for such period) will equal or exceed $10,640,000 (as determined in accordance with generally accepted accounting principles (including principles of materiality)) applied on a basis consistent with the principles applied in preparing Mastering's financial statements for the year ended December 31, 1997; and (v) Terence M. Graunke will have subleased from Mastering all real property leased at 676 N. Michigan in Chicago, Illinois and assumed all obligations of Mastering to be performed after the Effective Time under such lease.

  The obligations of Mastering to consummate the Merger are also subject to the following: If between the date of the Merger Agreement and the Effective Time, PLATINUM or any of its subsidiaries enters into a definitive agreement relating to a possible acquisition by it of another business entity (whether by way of merger, purchase of capital stock or assets or otherwise) for an equity value at the date of execution in excess of $200 Million (a "Qualifying Subsequent PLATINUM Acquisition"), then the obligations of Mastering to consummate and effect the Merger Agreement and the transactions contemplated thereby shall be subject to the satisfaction at or prior to the Effective Time (or such earlier date selected by Mastering subsequent to its being informed of the Qualifying Subsequent PLATINUM Acquisition) of the following additional condition, which may be waived, in writing, exclusively by Mastering:
Mastering will have received a written opinion from Piper Jaffray dated as of the Effective Time (or such earlier date selected by Mastering subsequent to its being informed of the Qualifying Subsequent PLATINUM Acquisition) that, after taking into account the Qualifying Subsequent PLATINUM Acquisition, the Exchange Ratio contemplated by the Merger Agreement is fair to Mastering's stockholders from a financial point of view.

  On March 16, 1998, PLATINUM announced that it had entered into a definitive agreement to acquire Logic Works, Inc., which represents a Qualifying Subsequent PLATINUM Acquisition. Accordingly, at any time prior to the Effective Time, the Mastering Board has the right (which may be waived by Mastering at any time in its sole discretion and without notice to any person other than PLATINUM) to request a new fairness opinion from Piper Jaffray which takes into account the potential acquisition of Logic Works, Inc.

TERMINATION

  The Merger Agreement may be terminated by (i) by mutual written consent of Mastering and PLATINUM; (ii) by either party if (a) there has been a material breach by the other party of any representation, warranty, covenant or other agreement set forth in the Merger Agreement and such breach has not been cured within ten (10) business days after written notice (provided that the party seeking termination is not in material breach of the terms of the Merger Agreement; and provided further that no cure period is required for a breach which by its nature cannot be cured), (b) the Merger is not approved by Mastering's stockholders, (c) the Merger is not consummated by the Final Date (as defined below) and the party seeking termination has not caused the delay by willfully failing to fulfill any material obligation under the Merger Agreement, (d) there is a final, non-appealable order of a Federal or state court in effect preventing consummation of the Merger or there is any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued and deemed applicable to the Merger by any governmental entity which would make consummation of the Merger illegal or which would prohibit PLATINUM's ownership or operation of all or a material portion of Mastering's business, or compel

PLATINUM to dispose of or hold separate all or a material portion of the business or assets of Mastering or PLATINUM, or (e) Mastering's Board of Directors accepts or approves a Superior Proposal, or recommends a Superior Proposal to Mastering's stockholders, provided that Mastering shall provided to PLATINUM three (3) business days' prior written notice that Mastering may accept or approve a Superior Proposal; (iii) by PLATINUM if the Board of Directors of Mastering adversely amends, withholds or withdraws its recommendation of the Merger or the Merger is not submitted to Mastering's stockholders (provided that PLATINUM is not in material breach of the Merger Agreement); or (iv) by Mastering if the average value of a share of PLATINUM Common Stock (over ten trading days), at any time from the date on which the Registration Statement is declared effective and prior to the date of Mastering's Stockholder's Meeting, is less than $22.50 or PLATINUM adopts a plan of complete or partial liquidation or dissolution or plan of merger or consolidation in which PLATINUM would become a subsidiary of any other person.

  The term "Final Date" means July 31, 1998, except that if the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act not having expired or been terminated, then such date shall be extended to August 31, 1998.

EXPENSES AND TERMINATION FEE

  Whether or not the Merger is consummated, each party will bear its own costs and expenses in connection with the Merger Agreement and the transactions provided for therein. However, if there is a claim, dispute, disagreement or other conflict involving the enforcement of Article V of the Merger Agreement, the prevailing party will be reimbursed by the other party for all reasonable attorneys' fees and costs and expenses associated with such conflict. Further, if the Merger Agreement is terminated because Mastering is unable to obtain for PLATINUM the Clarification Agreements by the Final Date, then Mastering must pay, or reimburse PLATINUM, for its Expenses (as hereinafter defined), provided PLATINUM is not then in material breach of the terms of the Merger Agreement.

  If the Merger Agreement is terminated because the Mastering Board amends, withholds or withdraws its recommendation of the Merger, or because the Mastering stockholders do not approve the Merger, then, so long as PLATINUM is not in material breach of the terms of the Merger Agreement, Mastering must pay to PLATINUM, within five (5) business days following PLATINUM's written request therefor, the aggregate sum of $1,000,000 plus the reasonable out-of-pocket expenses of PLATINUM, including but not limited to attorneys' fees, accounting fees, financial printer fees, filing fees and fees and expenses of financial advisors, in each case incurred in connection with the Merger Agreement and the Merger ("Expenses;" provided that in no event shall aggregate Expenses payable by Mastering to PLATINUM in connection with the termination of Merger Agreement exceed $1,500,000) by wire transfer of immediately available funds to an account designated by PLATINUM. In addition, if (i) within nine months after such termination, Mastering or any of its subsidiaries enters into a definitive agreement for the consummation of an Acquisition Proposal with a person or entity who had made an Acquisition Proposal or indicated an interest in making an Acquisition Proposal after the date of the Merger Agreement but prior to the termination of the Merger Agreement or (ii) within six months after such termination, Mastering or any of its subsidiaries enters into an definitive agreement for the consummation of an Acquisition Proposal with any person or entity, then Mastering must pay to PLATINUM, within five (5) businesses days following PLATINUM's written request therefor, $3,000,000 by wire transfer of immediately available funds to an account designated by PLATINUM, provided that PLATINUM is not then in material breach of the terms of this Agreement.

  If the Merger Agreement is terminated because the Mastering Board accepts or approves a Superior Proposal or recommends a Superior Proposal to the stockholders of Mastering, then so long as PLATINUM is not then in material breach of the terms of the Merger Agreement, Mastering must pay to PLATINUM, prior to the termination of the Merger Agreement, the aggregate sum of $4,000,000, plus Expenses, by wire transfer of immediately available funds to an account designated by PLATINUM.

EMPLOYEE BENEFITS

  PLATINUM has agreed to cause Mastering as the surviving corporation from and after the Effective Time to honor all employee benefit plans and arrangements and all employee agreements applicable to Mastering employees until such time as it may offer to employees who remain employed by Mastering employee benefit and fringe benefit plans, programs, policies and arrangements that PLATINUM maintains for its similarly situated employees.

AMENDMENT OF MERGER AGREEMENT

  The Merger Agreement may be amended at any time by execution of an instrument in writing signed on behalf of each of the parties thereto.

EXTENSION; WAIVER

  At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement. However, any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

MASTERING

  The principal trading market for the Common Shares is Nasdaq under the symbol "MASC."

  The table below sets forth, for the periods indicated, the reported high and low sales prices for the Common Shares, as reported on Nasdaq.

                                              PRICE PER      PRO FORMA PRICE
                                            COMMON SHARE   PER COMMON SHARE(1)
                                           --------------- -------------------
      FISCAL PERIOD                         HIGH     LOW     HIGH       LOW
      -------------                        ------- ------- -------------------
   1996
   Quarter ended March 31(2).............. $14.750 $13.000 $   8.400 $   5.040
   Quarter ended June 30..................  22.125  13.125     8.400     5.712
   Quarter ended September 30.............  19.500   8.625     7.112     4.144
   Quarter ended December 31..............  10.750   5.500     6.944     4.760
   1997
   Quarter ended March 31.................  13.750   7.125     8.008     4.872
   Quarter ended June 30..................  11.500   6.750     6.636     4.704
   Quarter ended September 30.............  11.250   7.250    11.200     5.656
   Quarter ended December 31..............  10.750   8.000    13.804     9.016
   1998
   Quarter beginning January 1 (through
    March 27, 1998).......................  12.000   8.500    13.944     9.912

--------
(1) Determined by multiplying the applicable prices for PLATINUM Common Stock by the Exchange Ratio. As of February 18, 1998, the last trading day before the announcement of the Merger, the last reported sales price on Nasdaq for the Common Shares was $9.50. On March 27, 1998, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, the last reported sales price on Nasdaq for the Common Shares was $10.6875. Based on the last reported sale price of PLATINUM Common Stock on February 18, 1998 and March 27, 1998, and on the number of Common Shares outstanding as of such dates, the aggregate value of the PLATINUM Common Stock to be issued in respect of all outstanding Common Shares would be approximately $167.0 million and $153.9 million, respectively.

(2) The Common Shares started trading on March 21, 1996.

  As of March 27, 1998, there were approximately 175 record holders of Common Shares. Mastering has not paid any cash dividends on its Common Shares in the last two fiscal years and does not currently intend to pay any cash dividends in the foreseeable future. Mastering currently intends to retain its earnings, if any, for the continued growth of its business.

PLATINUM

  PLATINUM Common Stock is traded on Nasdaq under the symbol "PLAT." The table below sets forth, for the periods indicated, the high and low sales prices for the PLATINUM Common Stock, as reported on Nasdaq.

     FISCAL PERIOD                                              HIGH     LOW
     -------------                                            -------- --------
   1996
   Quarter ended March 31.................................... $18.7500 $11.2500
   Quarter ended June 30.....................................  18.7500  12.7500
   Quarter ended September 30................................  15.8750   9.2500
   Quarter ended December 31.................................  15.5000  10.6250
   1997
   Quarter ended March 31....................................  17.8750  10.8750
   Quarter ended June 30.....................................  14.8125  10.5000
   Quarter ended September 30................................  25.0000  12.6250
   Quarter ended December 31.................................  30.8125  20.1250
   1998
   Quarter beginning January 1 (through March 27, 1998)......  31.1250  22.1250

  As of February 18, 1998, the last trading day before the announcement of the Merger, the last reported sales price on Nasdaq for the PLATINUM Common Stock was $27.125. On March 27, 1998, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, the last reported sales price on Nasdaq for the PLATINUM Common Stock was $24.75.

  As of March 23, 1998, there were approximately 923 record holders of PLATINUM Common Stock. PLATINUM has not paid dividends on the PLATINUM Common Stock, and the PLATINUM Board intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes. PLATINUM does not anticipate paying any dividends in the foreseeable future.

               PLATINUM SELECTED CONSOLIDATED FINANCIAL DATA (1)

  The selected consolidated financial data set forth below has been derived from the historical financial statements of PLATINUM. The selected consolidated financial data should be read in conjunction with "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations" and PLATINUM's consolidated financial statements and related notes thereto included elsewhere herein. See "Available Information."

                                    YEARS ENDED DECEMBER 31,
                          -------------------------------------------------------------------
                            1997          1996(1)        1995(1)        1994(1)      1993(1)
                          ---------       --------       --------       --------     --------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $ 623,503       $468,065       $326,411       $243,607     $190,623
Operating income
 (loss).................   (115,792)(2)    (79,404)(3)   (127,377)(4)       (517)(5)    3,062(6)
Net income (loss).......   (117,784)(2)    (64,922)(3)   (111,567)(4)     (1,562)(5)      126(6)
Net income (loss) per
 share..................  $   (1.90)(2)   $  (1.14)(3)   $  (2.50)(4)   $  (0.04)(5) $     --(6)
Shares used in per share
 calculation............     62,042         56,968         44,671         41,294       39,375
Other Operating Data:
  Ratio of Earnings to
   Fixed Charges (7)             --(2)(8)       --(3)(8)       --(4)(8)     7.49(5)     10.47(6)
                                       AS OF DECEMBER 31,
                          -------------------------------------------------------------------
                            1997          1996(1)        1995(1)        1994(1)      1993(1)
                          ---------       --------       --------       --------     --------
                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents
 and investments.         $ 261,288       $185,673       $136,737       $126,215     $ 71,148
Working capital.........    288,349        217,157        127,990         90,500       43,672
Total assets............    834,177        618,572        452,267        273,333      176,064
Long-term obligations
 and acquisition-related
 payables, less current
 portion................    285,144        118,305         11,389          9,080        3,465
Total stockholders'
 equity.................  $ 243,560       $295,760       $290,213       $160,126     $ 93,350

--------
(1) The selected consolidated financial data give retroactive effect to the acquisitions of ATR as of January 31, 1997 and I&S as of February 28, 1997, each of which has been accounted for as a pooling of interests for financial reporting purposes. As a result, the financial position and results of operations are presented as if the combining companies had been consolidated for all periods presented.
(2) Reflects a pre-tax charge for acquired in-process technology of $67,904,000 relating to PLATINUM's acquisitions of GEJAC and ProMetrics, the purchase of certain product technologies and other intangible assets from Intel and the purchase of certain other product technologies. Also reflects a pre-tax charge for merger costs of $8,927,000 relating to PLATINUM's acquisitions of ATR, I&S and Vayda and a pre-tax charge of $57,319,000 for restructuring costs.
(3) Reflects a pre-tax charge for acquired in-process technology of $48,456,000 relating to PLATINUM's acquisitions of AST, Software Alternatives, Grateful Data and VREAM; substantially all of the assets of Access Manager; and certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to PLATINUM's acquisitions of Prodea, Paradigm and Axis.
(4) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating primarily to PLATINUM's acquisitions of ASC, SQL, Reltech, Protellicess, AIB and BMS and the net assets of ViaTech, BrownStone and ProtoSoft and to certain product acquisitions. Also reflects a pre-tax charge for merger costs of $30,819,000 relating to PLATINUM's acquisitions of SII, Answer, Locus, Altai, Trinzic and Softool.
(5) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating primarily to PLATINUM's acquisitions of Dimeric and the net assets of Aston Brooke and AutoSystems.
(6) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating primarily to PLATINUM's acquisition of Datura and a pre-tax charge of $4,659,000 relating to Trinzic and Locus restructuring costs.
(7) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of rental expense which represents interest).
(8) Earnings available for fixed charges of $(89,933,000), $(72,342,000) and $(122,465,000) were inadequate to cover fixed charges of $9,130,000, $1,825,000 and $782,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

             MASTERING SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following table sets forth selected historical financial data for Mastering for each of the five years in the period ended December 31, 1997, which data has been derived from Mastering's audited consolidated financial statements. Such Mastering selected historical financial data should be read in conjunction with "Mastering Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, including the notes thereto, and other financial information contained elsewhere herein. See "Available Information."

                                   YEARS ENDED DECEMBER 31,(A)
                            --------------------------------------------------
                             1997    1996          1995     1994      1993
                            ------- -------       -------  ------  -----------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenue.................... $40,966 $21,018       $10,168  $6,787    $3,895
Operating expenses.........  37,149  21,574         9,720   6,567     4,156
Net income (loss) from
 continuing operations.....   3,606     520           518     203      (264)
Net income from continuing
 operations per share
 (basic)................... $   .27 $   .04(b)(c)     (c)     (c)       (c)
Weighted average shares
 outstanding at year end
 (basic)...................  13,535  12,286(b)(c)     (c)     (c)       (c)
                                      AS OF DECEMBER 31,(A)
                            --------------------------------------------------
                             1997    1996          1995     1994      1993
                            ------- -------       -------  ------  -----------
                                                                   (UNAUDITED)
                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets............... $64,319 $54,348       $ 5,481  $1,669    $2,338
Total long-term
 liabilities...............     255     181           --      928       --
Mandatory redeemable
 convertible preferred
 stock.....................     --      --          6,898     --        --
Total stockholders'
 equity.................... $55,231 $49,914       $(3,542) $ (705)   $   (4)

--------
(a) All amounts have been restated to reflect the disposition of the interactive and outdoor media business segments which occurred in 1997, and to reflect their treatment as discontinued operations for accounting purposes.
(b) Net income from continuing operations per share and weighted average shares outstanding at year end for 1996 are unaudited and pro forma.
(c) Historical income from continuing operations per share is not presented for periods prior to 1996 as it is not considered relevant given Mastering's initial public offering in 1996, which resulted in significant changes to Mastering's capital structure. Share and per share amounts for 1996 assume the conversion of the preferred stock on January 1, 1996 rather than the date of the initial public offering.

   PLATINUM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

  The discussion and analysis below contains certain forward-looking statements (as such term is defined in Section 21E of the Exchange Act) that are based on the beliefs of the management of PLATINUM, as well as assumptions made by, and information currently available to, PLATINUM'S management. PLATINUM'S actual growth, results, performance and business prospects and opportunities in 1998 and beyond could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Summary-- Cautionary Statement Regarding Forward-Looking Statements" on page 10 for a discussion of risks, uncertainties and other factors that could cause or contribute to such material differences.

GENERAL

  PLATINUM develops, markets and supports software products, and provides related professional services, that help organizations manage and improve their IT infrastructures, which consist of data, systems and applications. PLATINUM's products and services help IT infrastructure departments, primarily in large and data-intensive organizations, minimize risk, improve service levels and leverage information to make better business decisions. As an integral part of PLATINUM's growth strategy, it has consummated a number of significant business combinations, including acquisitions of SII, Answer, Locus, Altai, Trinzic, Softool, Prodea, Paradigm, Axis, ATR and I&S, each of which has been accounted for using the pooling-of-interests method. As a result, PLATINUM's consolidated financial statements are presented as if PLATINUM and such acquired companies had been consolidated for all periods presented. Information regarding PLATINUM in this Management's Discussion and Analysis of Financial Condition and Results of Operations gives retroactive effect to these acquisitions. In addition, PLATINUM has consummated a number of acquisitions accounted for as purchases, in which cases the acquired businesses have been included in PLATINUM's results of operations beginning with the effective dates of the acquisitions.

RESULTS OF OPERATIONS

  The table below sets forth for the periods indicated: (1) line items from PLATINUM's consolidated statements of operations expressed as a percentage of revenues, and (2) the percentage changes in these line items from the prior period.

                                          PERCENTAGE OF          YEAR-TO-YEAR
                                          TOTAL REVENUES       PERCENTAGE CHANGE
                                          ------------------   -----------------
                                           YEARS ENDED
                                           DECEMBER 31,          1997     1996
                                          ------------------   COMPARED COMPARED
                                          1997   1996   1995   TO 1996  TO 1995
                                          ----   ----   ----   -------- --------
Statement of Operations Data:
 Revenues:
 Software products......................   57%    52%    49%      46%      54%
 Maintenance............................   20     22     23       22       34
 Professional services..................   23     26     28       16       33
                                          ---    ---    ---
  Total revenues........................  100    100    100       33       43
                                          ---    ---    ---
 Costs and expenses:
 Professional services..................   20     25     28       10       26
 Product development and support........   30     33     29       21       65
 Sales and marketing....................   37     39     35       25       60
 General and administrative.............   10      9     11       58       15
 Restructuring charges..................    9    --     --         *      --
 Merger costs...........................    2      1      9       54      (81)
 Acquired in-process technology.........   11     10     27       40      (45)
                                          ---    ---    ---
  Total costs and expenses..............  119    117    139       35       21
                                          ---    ---    ---
 Operating loss.........................  (19)   (17)   (39)       *        *
 Other income, net......................    3      1      1      219       27
                                          ---    ---    ---
 Loss before income taxes...............  (16)   (16)   (38)       *        *
 Income taxes...........................    3     (2)    (4)       *        *
                                          ---    ---    ---
 Net loss...............................  (19)%  (14)%  (34)%      *%       *%
                                          ===    ===    ===

--------
  *Not meaningful.

 REVENUES

  PLATINUM's revenues are derived from three sources: (1) license and upgrade fees for licensing PLATINUM's proprietary and other parties' software products and providing additional processing capacity on already-licensed products, (2) maintenance fees for maintaining, supporting and providing updates and enhancements to software products, and (3) revenues from PLATINUM's professional services business. Total revenues for 1997 were $623,503,000, an increase of $155,438,000, or 33%, over 1996 total revenues of $468,065,000.
Total revenues in 1996 increased $141,654,000, or 43%, over 1995 revenues of $326,411,000.

  PLATINUM has a diversified customer base, with no single customer representing greater than 10% of its total revenues generated in 1997, 1996 or 1995. PLATINUM estimates that sales to repeat customers represented over 90% of its revenues generated in 1997.

  Revenues from domestic (U.S.) customers represented 71%, 70% and 68% of PLATINUM's total revenues in 1997, 1996 and 1995, respectively. Domestic revenues are generated primarily by PLATINUM's direct sales force (which visits customer sites to assist with trials, demonstrate product features and close sales transactions) and inside sales force (which predominantly supports the direct sales force by developing sales leads and arranging product evaluations), as well as a telemarketing organization. Since January 1, 1997, PLATINUM has organized its domestic direct sales force by regions throughout the United States. PLATINUM formerly combined the domestic and Canadian sales forces to represent the North American sales force. The Canadian sales team is now part of PLATINUM's international sales force.

  Revenues from international customers, principally in Western Europe, represented 29%, 30% and 32% of PLATINUM's total revenues in 1997, 1996 and 1995, respectively. PLATINUM generates the majority of its international revenues through a network of wholly-owned subsidiaries, primarily utilizing a direct sales force. Over the past two years, PLATINUM has invested significantly in the global marketplace, increasing its focus on international sales efforts and expanding its international operations.

  The table below sets forth, for the periods indicated, PLATINUM's primary sources of revenues expressed as a percentage of total revenues.

                                             PERCENTAGE OF TOTAL REVENUES
                                             ---------------------------------
                                               YEARS ENDED DECEMBER 31,
                                             ---------------------------------
                                               1997        1996        1995
                                             ---------   ---------   ---------
Revenues:
 Software products:
  Licenses..................................        41%         39%         46%
  Upgrades..................................        16          13           3
                                             ---------   ---------   ---------
    Total software products.................        57          52          49
                                             ---------   ---------   ---------
 Maintenance................................        20          22          23
 Professional services......................        23          26          28
                                             ---------   ---------   ---------
    Total revenues..........................       100%        100%        100%
                                             =========   =========   =========

  Software Products. Software products revenues represented 57%, 52% and 49% of total revenues in 1997, 1996 and 1995, respectively. In 1997, software products revenues increased 46% to $357,223,000 from $243,938,000 in 1996, as a result of increases of 48%, 56%, 25% and 48%, respectively, experienced by PLATINUM's database management, systems management, application infrastructure management, and data warehousing and decision support business units. From 1995 to 1996, software product revenues increased 54% from $158,597,000. PLATINUM believes the growth in software products revenues over the past three years has resulted from the continued marketplace acceptance of PLATINUM's products across all business units and PLATINUM's aggressive expansion of its sales and marketing efforts. PLATINUM has continuously increased its product offerings over the past three years, in part through the acquisitions of businesses and technologies, which also contributed to the growth in software products revenues. The substantial majority of the increases in software products revenues in 1997 and 1996 resulted from increases in the volume of sales of existing products. A smaller, but still significant, portion of the increases related to sales of newly introduced products, while only a small percentage was attributable to price increases. During 1996 and 1997, PLATINUM expanded its customer base, increased sales of product bundles and integrated product suites, and executed increasingly larger sales transactions. Additionally, TransCentury, PLATINUM's Year 2000 product suite, which was first introduced in the third quarter of 1996, contributed significantly to the growth in revenues of the data warehousing and decision support business unit during 1997. PLATINUM's database management (principally DB2-related products), systems management, application infrastructure management and data warehousing and decision support business units represented 40%, 30%, 10% and 20%, respectively, of total software products revenues in 1997; 40%, 29%, 11% and 20%, respectively, of total software products revenues in 1996; and 38%, 29%, 11% and 22%, respectively, of total software products revenues in 1995.

  Maintenance. Maintenance revenues in 1997 increased 22% over 1996 to $125,245,000, and 1996 maintenance revenues of $102,364,000 represented an increase of 34% over 1995 maintenance revenues of $76,498,000. Maintenance revenues are derived from recurring fees charged to perpetual license customers and the implicit first-year maintenance fees bundled in certain software product sales. PLATINUM provides maintenance customers with technical support and product enhancements. Maintenance revenues are deferred and recognized ratably over the term of the agreement. The increases during 1997 and 1996 were primarily attributable to the expansion of PLATINUM's installed customer base, from which maintenance fees are derived. Because maintenance fees are implicit in certain new software product licenses, the increase in software licensing transactions also contributed to the increase in maintenance revenues. In 1997, PLATINUM's database management, systems management, application infrastructure management, and data warehousing and decision support business units represented 45%, 23%, 13% and 19%, respectively, of total maintenance revenues.

  Professional Services. Professional services revenues are associated with PLATINUM's consulting services business and educational programs. In 1997, professional services revenues increased 16% over 1996 to $141,035,000 from $121,763,000 in 1996. From 1995 to 1996, professional services revenues increased 33% from $91,316,000. The growth in professional services revenues during 1997 was primarily attributable to an increase in billable consultants, as well as a higher ratio of billable hours to total hours worked. To a much lesser extent, increases in rates charged per billable hour contributed to this growth. Additionally, the revenues generated by PLATINUM's new specialty consulting services practices, established near the end of 1996, contributed to the increase in professional services revenues during 1997. The increase in professional services revenues during 1996 was primarily due to the addition of established consulting practices through various acquisitions, as well as the growth experienced within these acquired businesses.

 COSTS AND EXPENSES

  Total expenses for 1997 were $739,295,000, an increase of 35% over 1996 expenses of $547,469,000, which represented an increase of 21% over 1995 expenses of $453,788,000. Total expenses increased in 1997 due to greater variable expenses related to higher revenue results, as well as increased costs, including training and system-support expenses, associated with the integration of recently acquired companies. Additionally, a restructuring charge recorded in the second quarter of 1997 (as discussed below under "-- Restructuring Charges") contributed to the increase in total expenses. Excluding restructuring charges, merger costs acquired in-process technology charges and the integration-related charges in 1997 discussed under "--General and Administrative" below, total expenses for 1997 were $591,632,000, an increase of $98,401,000, or 20%, compared to $493,231,000 for 1996. Total expenses, excluding merger costs and acquired in-process technology charges, increased 47% in 1996 as compared to $334,476,000 in 1995. Total expenses, excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges, represented 95%, 105% and 102% of total revenues for 1997, 1996 and 1995, respectively. As a percentage of total revenues, total expenses, excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges, decreased in 1997, as compared to 1996, primarily due to overall cost containment efforts and the savings realized from the restructuring plan.

  During 1996 and 1995, PLATINUM incurred significant costs in supporting its development laboratories and in building the infrastructure to support the significantly larger combined company that resulted from

PLATINUM's acquisitions in those years. These costs were primarily associated with the expansion of the inside and outside sales forces, hiring of product developers and support technicians plus key management personnel, training all personnel in IT infrastructure systems issues and new products, providing additional financial and technical support to the international subsidiaries established in those years, translating product materials into numerous foreign languages, and augmenting internal support systems. Greater commission and bonus expenses associated with the increase in revenues during 1996, as compared to 1995, also contributed to the increase in total expenses in 1996.

  Professional Services. Costs of professional services increased to $127,499,000 in 1997, from $116,133,000 in 1996 and $92,374,000 in 1995. The increases in these expenses during 1997 and 1996 were related to salaries and other direct employment expenses resulting from PLATINUM's continued hiring to support this business, as well as the costs incurred to integrate the numerous consulting practices acquired over the past three years. Greater commission and bonus expenses associated with higher professional services revenues in each year also contributed to the increases. Costs of professional services represented 90%, 95% and 101% of professional services revenues in 1997, 1996 and 1995, respectively. During 1997, as part of PLATINUM's overall restructuring plan, PLATINUM realigned its professional services business through the consolidation of redundant functions. The savings realized from the restructuring plan, as well as the increased productivity of the consulting staff, contributed to the decrease in professional services expenses as a percentage of professional services revenues in 1997.

  Product Development and Support. Product development and support expenses increased to $187,383,000 in 1997, from $155,277,000 in 1996 and $94,027,000 in 1995. The increases in these expenses in 1997 and 1996 were primarily attributable to an increase in the number of product development and support personnel, from approximately 1,215 at December 31, 1995 to approximately 1,400 at December 31, 1996 and approximately 1,625 at December 31, 1997, and to other higher employee-related expenses associated with expanded product offerings in each year, as well as continued product integration and internationalization efforts in 1997 and, to a lesser extent, 1996; increased allocated charges for office space and overhead; an increase in information technology costs to support the expanded development efforts and product offerings; higher bonuses and royalty expenses related to greater revenues; and higher travel expenses in 1997 and 1996 associated with PLATINUM's product integration efforts and expanded product offerings. Product development and support expenses represented 30%, 33% and 29%, of total revenues in 1997, 1996 and 1995, respectively. During 1997, PLATINUM began consolidating certain product development and support efforts to coincide with its product integration focus. As a result of these consolidation efforts, PLATINUM reduced product development and support expenses as a percentage of total revenues during 1997.

  In 1997, 1996 and 1995, PLATINUM capitalized $41,143,000, $27,246,000 and
$13,591,000, respectively, of internal software development costs, net of related amortization expense, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Product development and support expenses plus capitalized internal software development costs, net of related amortization expense, were $228,526,000 in 1997, $182,523,000 in 1996 and $107,618,000 in 1995, which amounted to 47%, 53% and 46%, respectively, of software product and maintenance revenues for these years.

  Sales and Marketing. Sales and marketing expenses increased to $228,387,000 in 1997, from $182,597,000 in 1996 and $113,978,000 in 1995. The increase in sales and marketing expenses during 1997 was primarily attributable to the significant expansion of the domestic and international outside sales force and higher commission expenses relating to the increase in software products revenues. During 1996, as compared to 1995, PLATINUM incurred higher commission expenses associated with the increase in software products revenues and greater marketing costs associated with PLATINUM's expanded product line. Sales and marketing expenses represented 37%, 39% and 35% of total revenues in 1997, 1996 and 1995, respectively. During the second quarter of 1997, PLATINUM realigned its inside sales force to be more compatible with its strategy of providing complete IT infrastructure solutions and to correspond with the restructuring plan. This realignment resulted in a significant reduction in the inside sales force. PLATINUM also consolidated certain remote sales facilities. Consequently, sales and marketing expenses as a percentage of total revenues decreased during 1997. The increase in sales and marketing expenses as a percentage of total revenues in 1996, as compared to 1995, was primarily attributable to costs associated with the significant expansion of the domestic and international outside and inside sales forces and the telemarketing organization.

  General and Administrative. General and administrative expenses increased to $61,876,000 in 1997, from $39,224,000 in 1996 and $34,097,000 in 1995. General and administrative expenses represented 10%, 9% and 11% of total revenues in 1997, 1996 and 1995, respectively. The increase in general and administrative expenses during 1997 was primarily due to total charges of $13,513,000 recorded during the second quarter of 1997 for write-offs of certain assets, as well as severance and other employee-related expenses, related to the integration procedures discussed below. In conjunction with the restructuring plan executed during the second quarter of 1997, PLATINUM performed additional integration procedures related to past acquisition activity. PLATINUM evaluated the fair value of assets recorded through prior acquisitions and identified certain trade receivables, prepaid expenses and intangible assets that had no future value. The respective balances of these assets were written-off during the second quarter of 1997. Additionally, PLATINUM expensed severance and other employee benefits, including guaranteed bonuses, for certain employees of acquired companies who were terminated as a result of the integration efforts, but not specifically as part of the restructuring plan. The increase in general and administrative expenses in 1997 was also attributable to the costs associated with integrating recently acquired businesses and maintaining the infrastructure to support the restructured company, including administrative system upgrade expenses and associated consulting fees, as well as the amortization of intangible assets relating to PLATINUM's convertible debt offerings (see "--Liquidity and Capital Resources"). Total general and administrative expenses in 1997, excluding the charges related to the integration efforts, were $48,363,000, representing 8% of total revenues. PLATINUM believes the decrease in general and administrative expenses as a percentage of total revenues, excluding the integration charges, was the result of PLATINUM's overall cost containment efforts, as well as the savings realized by the restructuring plan.

  The increase in general and administrative expenses in 1996 was primarily related to salaries and other direct employment expenses attributable to an expanded administrative staff both in the U.S. and in international subsidiaries, amortization of excess of cost over net assets acquired related to PLATINUM's acquisitions accounted for as purchases, and increased professional fees. During 1996, a concerted effort to consolidate redundant administrative functions at PLATINUM's various domestic locations resulted in a reduction in these expenses as a percentage of total revenues.

  Restructuring Charges. During the second quarter of 1997, PLATINUM executed a restructuring plan to consolidate its sales, marketing, business development and product development operations to achieve cost efficiencies through the elimination of redundant functions. These redundancies resulted primarily from businesses acquired over the last three years. PLATINUM also realigned its business units and inside sales force to redirect focus on its strongest product lines and better integrate the efforts of certain product development teams. As part of the plan, PLATINUM reduced its worldwide work force by approximately 10%, eliminating approximately 400 positions, primarily in the areas of product development and support, marketing and inside sales and, to a lesser extent, professional services and administration.

  PLATINUM recorded a one-time charge of $57,319,000 during the second quarter of 1997 related to the restructuring plan. The restructuring charge included the following expenses: $24,032,000 for facility-related costs, including a reserve for estimated lease obligations associated with the closing of office facilities; $3,510,000 for write-offs of excess equipment, furniture and fixtures; $19,413,000 for write-offs of capitalized software costs and other intangible assets related to the termination of development efforts for certain discontinued products, as well as penalties for the cancellation of distributorship agreements for such products; and $10,364,000 for severance and other employee-related costs of the terminated staff. Of the $57,319,000 restructuring charge, PLATINUM paid out approximately $15,322,000 and wrote off $19,687,000 of non-cash charges during 1997. Consequently, PLATINUM had $22,310,000 of accrued restructuring costs recorded as of December 31, 1997. PLATINUM anticipates that approximately $6,300,000 of these costs will be paid out during 1998. PLATINUM estimates that annual restructuring payments will be approximately $3,300,000 to $4,000,000 for the years 1999 through 2002 and that the remaining approximately $1,300,000 of cash disbursements related to the restructuring plan will be paid out in 2003.

  PLATINUM currently expects to realize a reduction in annual operating expenses of approximately $40,000,000 in 1998 and subsequent years as a result of the restructuring, without an adverse impact on revenues. However, there can be no assurance as to the ultimate effects of the restructuring on PLATINUM's operating results.

  Merger Costs. Merger costs were $8,927,000, $5,782,000 and $30,819,000 in
1997, 1996 and 1995, respectively. Merger costs relate to acquisitions accounted for as poolings of interests and include investment banking and other professional fees, employee severance payments, costs of closing excess office facilities and various other expenses. PLATINUM from time to time engages in, and is currently engaged in, discussions relating to acquisitions that may be material in size and/or scope and may involve issuances by PLATINUM of a significant number of shares of PLATINUM Common Stock. PLATINUM continues to pursue merger and acquisition opportunities, because it believes that acquisitions are an essential part of PLATINUM's strategy to compete effectively in its rapidly evolving marketplace. PLATINUM expects to incur merger costs in connection with future acquisitions accounted for as poolings of interests. These costs will be expensed in the periods in which the transactions are consummated. See "--Recent Developments" for a description of certain pending acquisitions.

  Acquired In-Process Technology. Acquired in-process technology charges were $67,904,000, $48,456,000 and $88,493,000 in 1997, 1996 and 1995, respectively.
Acquired in-process technology charges relate to acquisitions of software companies and product technologies accounted for under the purchase method. In these cases, portions of the purchase prices were allocated to acquired in-process technology.

  Prior to completing these acquisitions, PLATINUM conducted reviews in order to determine the fair market value of the organizations and technologies to be acquired. These reviews consisted of an evaluation of existing products, research and development in process (projects that had not reached technological feasibility and had no alternative future use), customers, financial position and other matters. The acquired in-process research and development represents unique and emerging technologies, the application of which is limited to PLATINUM's IT infrastructure strategy. Accordingly, these acquired technologies have no alternative future use. PLATINUM believes it has budgeted adequate research and development resources to complete the contemplated projects over time periods generally ranging from six to 18 months from the dates of acquisition.

  PLATINUM has already devoted substantial resources to the development of products from research and development purchased in 1997. PLATINUM estimates that up to an additional 12 months and approximately $9,000,000 in cash expenditures will be required to develop commercially viable products from this acquired research and development. With respect to research and development acquired prior to 1997, PLATINUM has either completed the development of commercially viable products or discontinued the product development efforts.

  PLATINUM expects to continue to incur charges for acquired in-process technology in connection with future acquisitions, which will reduce operating and net income for the periods in which the acquisitions are consummated.

 OPERATING LOSS

  For the reasons discussed above, PLATINUM incurred an operating loss of $115,792,000 in 1997, as compared to an operating loss of $79,404,000 in 1996 and an operating loss of $127,377,000 in 1995. PLATINUM had operating margins of (19)%, (17)% and (39)% in 1997, 1996 and 1995, respectively. The significant restructuring charges, merger costs, acquired in-process technology charges and integration-related charges incurred in these years contributed significantly to the operating losses and negative operating margins experienced by PLATINUM. Excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges in 1997 discussed under "--General and Administrative" above, PLATINUM would have reported operating income of $31,871,000 in 1997, an operating loss of $25,166,000 in 1996 and an operating loss of $8,065,000 in 1995. Excluding such charges, PLATINUM would have reported operating margins of 5%, (5)% and
(2)% in 1997, 1996 and 1995, respectively. During 1997, PLATINUM improved its operating margin, excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges, through cost containment efforts and the savings realized from the restructuring plan. PLATINUM's operating margin, excluding merger costs and acquired in-process technology charges, decreased in 1996, as compared to 1995, due primarily to the significant costs incurred to integrate the numerous acquisitions consummated during 1996 and 1995. Because acquisitions remain an important part of PLATINUM's growth strategy, PLATINUM expects to continue to incur acquisition-related charges, as well as expenses related to the integration of acquired businesses, which could materially adversely affect operating results in the periods in which such acquisitions are consummated and in subsequent periods.

 OTHER INCOME

  Other income was $16,729,000 in 1997 as compared to $5,237,000 in 1996 and $4,130,000 in 1995. The increase in other income in 1997, as compared to 1996, was primarily attributable to unrealized holding gains that resulted from the reclassification of certain available-for-sale securities into the trading classification; unrealized holding gains on trading securities, the market values of which increased during 1997; and realized gains on the sales of investment securities. The increase in other income during 1996, as compared to 1995, was primarily attributable to realized gains on the sales of investment securities and unrealized holding gains on trading securities. Because unrealized holding gains and losses for trading securities are reflected in pre-tax earnings, fluctuations in the market value of these securities are continuously recorded as additions to, or deductions from, other income until the securities are sold. The increase in other income during 1997, as compared to 1996, was partially offset by interest expense on PLATINUM's convertible subordinated notes issued in November 1996 and December 1997. To a lesser extent, the interest expense on the convertible subordinated notes issued in November 1996 reduced the increase in other income in 1996, as compared to 1995. See "--Liquidity and Capital Resources."

 INCOME TAXES

  PLATINUM recognized income tax expense of $18,721,000 in 1997, and income tax benefits of $9,245,000 in 1996 and $11,680,000 in 1995. The income tax expense recorded in 1997 included an amount of $13,651,000 based on PLATINUM's 28% effective tax rate, plus an additional $5,070,000 recorded in the second quarter of 1997 to reduce PLATINUM's deferred tax asset balance. PLATINUM reduced its deferred tax asset balance so that it would reflect an asset amount that will, more likely than not, be realized in future periods.

  PLATINUM has available approximately $294,715,000 of net operating loss carryforwards and $14,000,000 of tax credit carryforwards, which are available to reduce future Federal income taxes, if any, through the year 2012. Some of PLATINUM's tax carryforwards are subject to limitations as to the amounts that may be used in any particular future year.

 NET LOSS

  For the reasons discussed above, PLATINUM incurred a net loss of $117,784,000 in 1997, as compared to $64,922,000 in 1996 and $111,567,000 in
1995. The significant restructuring charges, merger costs and acquired in-process technology charges incurred in these years contributed significantly to the net losses experienced by PLATINUM. See "--Operating Loss" above.

RECENT DEVELOPMENTS

  On January 2, 1998, PLATINUM entered into an agreement and plan of merger, pursuant to which PLATINUM has agreed to acquire Learmonth and Burchett Management Systems PLC ("LBMS"), a leading provider of process management solutions. Under the terms of this acquisition, LBMS will become a wholly-owned subsidiary of PLATINUM. PLATINUM has agreed to exchange approximately 2,745,000 shares of Common Stock for all of the outstanding common shares of LBMS and has offered to exchange options to purchase approximately 468,000 shares of Common Stock for the outstanding LBMS options. This acquisition, which is expected to be consummated in the second quarter of 1998, is subject to the sanction of the English High Court, the approval of the shareholders of LBMS and customary legal and regulatory conditions.

  On February 18, 1998, PLATINUM entered into the Merger Agreement, pursuant to which Mastering would become a wholly-owned subsidiary of PLATINUM as described in this Proxy Statement/Prospectus.

  On March 14, 1998, PLATINUM entered into an agreement and plan of merger, pursuant to which PLATINUM has agreed to acquire Logic Works, Inc. ("Logic"), a leading provider of data modeling tools. Under the terms of this acquisition, Logic will become a wholly-owned subsidiary of PLATINUM. PLATINUM has agreed to exchange approximately 7,240,095 shares of PLATINUM Common Stock for all of the outstanding common stock of Logic and to assume stock options which will convert into options to purchase approximately 1,325,716 shares of PLATINUM Common Stock. This acquisition, which is expected to be consummated in mid-1998, is subject to the filing of a registration statement with the Securities and Exchange Commission, the approval of the stockholders of Logic and customary legal and regulatory conditions.

  The LBMS, Mastering and Logic transactions are expected to be accounted for as poolings of interests. Costs incurred in connection with these transactions will be expensed in the periods in which they are consummated.

LIQUIDITY AND CAPITAL RESOURCES

  PLATINUM's cash, cash equivalents and investments were $261,288,000 and $185,673,000 as of December 31, 1997 and 1996, respectively. For the year ended December 31, 1997, cash and cash equivalents increased $37,355,000, from $140,783,000 at the beginning of the year to $178,138,000 at the end of the year. This increase was attributable primarily to net proceeds of $144,967,000 from the sale of $150,000,000 principal amount of 6.25% convertible subordinated notes due 2002 (the "1997 Notes") and net cash provided by operating activities of $32,586,000. The positive cash flow from operating activities was reduced by an increase in trade and installment receivables, net of proceeds from the sale of installment receivables. Previously, PLATINUM reported trade and installment receivables on a gross basis and the sale of installment receivables as a financing activity. Of the $191,266,000 of cash provided by financing and operating activities, $153,911,000 was used in investing activities. The principal components of investing activities were purchases of marketable securities and the investment of resources in purchased and developed software. For 1996, cash and cash equivalents increased from $115,809,000 at the beginning of the year to $140,783,000 at the end of the year, with the primary sources of cash being sales of installment receivables and the net proceeds from the sale of $115,000,000 principal amount of 6.75% convertible subordinated notes due 2001 (the "1996 Notes"). For 1995, cash and cash equivalents increased from $80,110,000 at the beginning of the year to $115,809,000 at the end of the year, with the principal source of cash being the net proceeds from a public offering of Common Stock.

  In recent years, PLATINUM's sources of liquidity have primarily been funds from capital markets and sales of installment receivables. PLATINUM believes the funding available to it from these sources, as well as cash flows from operations, will be sufficient to satisfy its working capital and debt service requirements for the foreseeable future. PLATINUM's capital requirements are primarily dependent on management's business plans regarding the levels and timing of investments in existing and newly acquired businesses and technologies. These plans and the related capital requirements may change based upon various factors, such as PLATINUM's strategic opportunities, developments in PLATINUM's markets, the timing of closing and integrating acquisitions and the conditions of financial markets.

  PLATINUM had trade and installment accounts receivable, net of allowances, of $264,686,000 and $200,399,000 as of December 31, 1997 and 1996,
respectively. PLATINUM sells software products and services to customers in diversified industries and geographic regions and, therefore, has no significant concentration of credit risk. Historically, a substantial amount of PLATINUM's revenues have been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of the third month. This trend results in a high balance of accounts receivable relative to reported revenues at the end of any quarterly reporting period.

  PLATINUM sells a significant portion of its installment receivables to third parties. Installment receivables represent amounts collectible on long-term financing arrangements and include fees for product licenses, upgrades and maintenance, sometimes also bundled with professional services contracts. Installment receivables are generally financed over three to five years, with interest payable on the license and upgrade portions only. Over the past two years, PLATINUM executed an increasingly greater number and higher dollar value of sales transactions having long-term financing arrangements, primarily attributable to sales of product bundles and integrated product suites. Consequently, PLATINUM's volume of installment receivable sales increased significantly over the past two years. However, PLATINUM expects to reduce the volume of installment receivable sales, as a percentage of total revenues, in 1998 as compared to 1997.

  PLATINUM receives proceeds equal to the entire installment receivable balance sold to a third party finance company, net of an amount representing the interest to be earned by the finance company. The finance company collects customer remittances over the term of the agreement. Proceeds from the sale of receivables were $206,916,000, $129,328,000 and $2,903,000 for the years ended
December 31, 1997, 1996 and 1995, respectively. Accounts receivable sold with recourse were $19,373,000 and $2,993,000 for the years ended December 31, 1996 and 1995, respectively, and as of December 31, 1996 and 1995, potential obligations for accounts receivable sold with recourse were $16,817,000 and $5,177,000, respectively. There were no accounts receivable sold with recourse for the year ended December 31, 1997, and as of December 31, 1997, there were no remaining potential recourse obligations for accounts receivable sold with recourse. PLATINUM has an agreement with a third party that provides for potential recourse obligations in the form of a loss pool based on the performance of the related accounts receivable portfolio. Under the terms of that agreement, potential recourse obligations at December 31, 1997 and 1996 were $14,600,000 and $9,300,000, respectively. There were no potential recourse obligations in the form of a loss pool as of December 31, 1995. Based on the credit ratings of the underlying obligors to the accounts receivable and the performance history of the accounts receivable portfolio, PLATINUM has assessed the exposure related to these recourse obligations and determined the potential liability to be minimal.

  PLATINUM's installment receivables are recorded net of unamortized discounts and deferred maintenance fees. When these receivables are sold, PLATINUM reduces the gross installment receivable balance. Additionally, PLATINUM reclassifies the deferred maintenance, which was previously reflected as a reduction of the related installment receivable balance, to an obligation. The deferred maintenance is recognized into income ratably over the term of the maintenance agreement.

  PLATINUM had long-term acquisition-related payables of $18,320,000 and $2,502,000 and other long-term obligations of $266,824,000 and $115,803,000 as of December 31, 1997 and 1996, respectively. The significant increase in long-term obligations from December 31, 1996 to December 31, 1997 was attributable to the 1997 Notes issued by PLATINUM in December 1997. The 1997 Notes bear interest at 6.25% annually and mature on December 15, 2002. The holders of the 1997 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $36.05 per share. PLATINUM received proceeds, net of issuance costs, of $144,967,000 from the offering of the 1997 Notes. PLATINUM completed an offering of convertible subordinated notes due November 15, 2001 in November 1996 (the "1996 Notes"). The 1996 Notes bear interest at 6.75% annually, and the holders of the 1996 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. PLATINUM received proceeds, net of issuance costs, of $110,783,000 from the offering of the 1996 Notes. PLATINUM currently has total debt service obligations of approximately $35,000,000 for 1998, consisting primarily of obligations to pay interest on the 1996 Notes and the 1997 Notes, as well as acquisition-related payables. Based on current outstanding indebtedness, PLATINUM estimates its debt service requirements to be approximately

$36,000,000, $18,000,000, $132,000,000 and $160,000,000 for 1999, 2000, 2001
and 2002, respectively, which amounts include the outstanding principal balance of the 1996 Notes in 2001 and the outstanding principal balance of the 1997 Notes in 2002.

  PLATINUM currently has an unsecured bank line of credit of $55,000,000, under which borrowings bear interest at rates ranging from approximately LIBOR plus 1% to the bank's prime rate. As of March 10, 1998, PLATINUM had no outstanding borrowings under this line of credit, but had aggregate letters of credit outstanding for approximately $2,598,000, with expiration dates ranging from April 1998 to May 1999. These letters of credit reduce the available line of credit balance. Under this credit agreement, PLATINUM has agreed: (i) to maintain a ratio of current assets to current liabilities of at least 1.0 to 1.0; (ii) to maintain a tangible net worth of not less than $100,000,000; and
(iii) not to permit its ratio of total liabilities to tangible net worth to at any time exceed 1.0 to 1.0.

FOREIGN CURRENCY EXCHANGE RATES

  To date, fluctuations in foreign currency exchange rates have not had a material effect on PLATINUM's results of operations or liquidity. However, PLATINUM closely monitors its foreign operations and net asset position to ascertain the need for hedging foreign currency exchange risk. Since 1997, the only exposure related to foreign currency exchange for which PLATINUM has considered hedging appropriate has been related to short-term intercompany balances. These non-functional currency balances are hedged by purchases and sales of forward exchange contracts to reduce this exchange rate exposure. At December 31, 1997, PLATINUM held an aggregate of approximately $26,800,000 in notional amount of forward exchange contracts. As PLATINUM's operations expand in international regions outside Western Europe, where PLATINUM's international operations are currently concentrated, PLATINUM may increasingly hedge foreign currency exchange risk.

YEAR 2000 CONSIDERATIONS

  During 1997, PLATINUM substantially completed the implementation of an enterprise-wide financial accounting system which is Year 2000 compliant. Further, PLATINUM has evaluated its internal software and computer systems and believes its potential liability relating to the Year 2000 problem is minimal.

  PLATINUM believes that certain of its customers may allocate a substantial portion of their 1998 and 1999 IT budgets to products and services addressing the Year 2000 problem. PLATINUM is unable to determine whether this trend will negatively impact sales of its traditional product offerings, but believes that it may lead to increased sales of its Year 2000 products and services. PLATINUM believes that, in 1997, sales of its Year 2000 products and services were favorably affected by this trend. All of PLATINUM's current software product offerings are Year 2000 compliant.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." PLATINUM is required to adopt SFAS No. 130 for periods beginning after December 15, 1997. This statement establishes standards for reporting comprehensive income and its components in a full set of general-purpose financial statements. The standard requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The standard is not expected to have a material impact on PLATINUM's current presentation of income.

  In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." PLATINUM is required to adopt the disclosures of SFAS No. 131 beginning with its December 31, 1998 annual financial statements. This statement establishes standards for the way companies are to report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. PLATINUM is currently evaluating the impact of this standard on its financial statements.

  In November 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition." PLATINUM is required to adopt SOP 97-2 on January 1,

1998. SOP 97-2 is intended to reduce diversity in current revenue recognition practices within the software industry. PLATINUM is currently evaluating the effects of SOP 97-2 on its operations.

QUARTERLY COMPARISONS

  The following tables set forth an unaudited summary of quarterly financial data. This quarterly information has been prepared on the same basis as the annual consolidated financial statements and, in management's opinion, reflects all adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

  PLATINUM has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income in a given year. For example, 34% and 32% of PLATINUM's total revenues in 1997 and 1996, respectively, were generated in the fourth quarter. Further, revenues for the fourth quarter of 1996 were higher than revenues for the first quarter of 1997. PLATINUM believes the seasonality of its revenue results primarily from the budgeting cycles of its software product customers and the structure of PLATINUM's sales commission and bonus programs. In addition, PLATINUM's software products revenues may vary significantly from quarter to quarter depending upon other factors, such as the timing of new product announcements and releases by PLATINUM and its competitors. PLATINUM operates with relatively little backlog, and substantially all of its software products revenues in each quarter result from sales made in that quarter.

                                          1997
                           -----------------------------------------------
                            FIRST        SECOND       THIRD        FOURTH
                           QUARTER      QUARTER      QUARTER      QUARTER
                           --------     --------     --------     --------
                             (IN THOUSANDS, EXCEPT PER SHARE
                                        AMOUNTS)
                                       (UNAUDITED)
Total revenues............ $115,623     $136,438     $160,201     $211,241
Operating income (loss)...  (33,086)(1)  (77,336)(2)   10,553      (15,923)(3)
Net income (loss).........  (25,269)(1)  (78,933)(2)   10,160      (23,742)(3)
Net income (loss) per
 share.................... $  (0.41)(1) $  (1.28)(2) $   0.16     $  (0.37)(3)
Shares used in computing
 net income (loss) per
 share....................   60,947       61,477       65,328       63,615
                                          1996
                           -----------------------------------------------
                            FIRST        SECOND       THIRD        FOURTH
                           QUARTER      QUARTER      QUARTER      QUARTER
                           --------     --------     --------     --------
                             (IN THOUSANDS, EXCEPT PER SHARE
                                        AMOUNTS)
                                       (UNAUDITED)
Total revenues, as
 previously reported(4)... $ 82,471     $100,485     $113,430     $142,804
Adjustments(5)............    6,588        6,712        6,884        8,691
  Total revenues..........   89,059      107,197      120,314      151,495
Operating loss, as
 previously reported(4)...  (32,374)(6)  (10,072)     (10,636)(7)  (29,411)(8)
Adjustments(5)............      293          271          209        2,316
  Operating loss..........  (32,081)(6)   (9,801)     (10,427)(7)  (27,095)(8)
Net loss, as previously
 reported(4)..............  (24,504)(6)   (5,791)      (7,693)(7)  (29,974)(8)
Adjustments(5)............      283          235          208        2,314
  Net loss................  (24,221)(6)   (5,556)      (7,485)(7)  (27,660)(8)
Net loss per share, as
 previously reported(4)... $  (0.45)(6) $  (0.10)    $  (0.14)(7) $  (0.53)(8)
  Net loss per share......    (0.43)(6)    (0.10)       (0.13)(7)    (0.48)(8)
Shares used in computing
 net loss per share, as
 previously reported......   54,915       55,214       55,678       56,419
  Shares used in computing
   net loss per share.....   56,341       56,625       57,070       57,823

--------
(1) Reflects a pre-tax charge for acquired in-process technology of $10,417,000 relating to PLATINUM's acquisition of GEJAC and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $3,706,000 relating to PLATINUM's acquisitions of ATR and I&S.

(2) Reflects a pre-tax charge for acquired in-process technology of $6,747,000 relating to PLATINUM's acquisition of certain product technologies. Also reflects a pre-tax charge of $57,319,000 for restructuring costs.
(3) Reflects a pre-tax charge for acquired in-process technology of $50,740,000 relating to PLATINUM's acquisition of ProMetrics, the purchase of certain product technologies and other intangible assets from Intel and the purchase of certain other product technologies. Also reflects a pre-tax charge for merger costs of $5,221,000 relating primarily to PLATINUM's acquisition of Vayda.
(4) As previously reported under "Item 7. PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Comparisons" in PLATINUM's annual report on Form 10-K for the year ended December 31, 1996.
(5) Adjustments reflect the effects of the acquisitions of ATR and I&S, each of which has been accounted for using the pooling-of-interests method. See
    Note 2 of the notes to PLATINUM's consolidated financial statements included elsewhere herein for a more detailed discussion of these transactions.
(6) Reflects a pre-tax charge for acquired in-process technology of $7,005,000 relating to PLATINUM's acquisition of AST and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to PLATINUM's acquisitions of Prodea, Paradigm and Axis.
(7) Reflects a pre-tax charge for acquired in-process technology of $4,090,000 relating to PLATINUM's acquisitions of Software Alternatives and Grateful Data.
(8) Reflects a pre-tax charge for acquired in-process technology of $37,361,000 relating to PLATINUM's acquisitions of VREAM and substantially all of the assets of Access Manager.

          MASTERING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The discussion and analysis below contains certain forward-looking statements (as such term is defined in Section 21E of the Exchange Act) that are based on the beliefs of the management of Mastering, as well as assumptions made by, and information currently available to, Mastering's management. Mastering's actual growth, results, performance and business prospects and opportunities in 1998 and beyond could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Summary--Cautionary Statement Regarding Forward-Looking Statements" on page 10 for a discussion of risks, uncertainties and other factors that could cause or contribute to such material differences.

  The following discussion of the financial condition and results of operations should be read in conjunction with Mastering's consolidated financial statements and notes thereto contained elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

  Mastering develops and markets instructor-led training workshops and computer-based training ("CBT") products primarily for IT professionals. These training products and services include instructor-led Windows NT(TM), Windows 95(TM), TCP/IP(TM), Internet Information Server(TM) and Exchange(TM) training workshops as well as Microsoft Certified Professional preparation courses, on-site workshops held at customers' facilities, CBT software covering a broad range of information technologies, other software, videos and a newsletter. Mastering's CBT products are delivered using CD-ROMs, proprietary intranets, the Internet and the World Wide Web.

  Mastering markets and sells its instructor-led and CBT products and services throughout the United States and in Canada, primarily through its in-house telesales organization. Training products and services are also sold to national accounts under long-term contracts, which are sold using outside salespeople. At the end of 1997, Mastering began marketing its training products in Europe, with sales of instructor-led training workshops beginning in the United Kingdom during the first quarter of 1998.

DISPOSITIONS

  Mastering approved a plan to dispose of its outdoor media business segment on May 17, 1997. On September 16, 1997, Mastering sold the assets of its outdoor media segment for approximately $4.0 million in cash and approximately $0.5 million in notes receivables.

  Mastering announced a plan to sell its interactive business segment on July 29, 1997. On September 26, 1997, Mastering sold the assets of its interactive business segment for $13.5 million in cash and the right to future payments contingent on the segment's future earnings.

MERGERS

  On February 18, 1998, Mastering entered into the Merger Agreement, pursuant to which, and subject to the terms and conditions thereof, each Common Share will be converted into 0.448 of a share of PLATINUM Common Stock. The Merger is expected to be completed in the second quarter of 1998 (although there can be no assurance that such transaction will be completed) and accounted for as a pooling of interests.

GENERAL

  Mastering generates revenue from sales of training products and services, which consist primarily of instructor-led seminars on Microsoft Windows(TM) operating systems and other IT topics, instructor-led Microsoft Certified Professional preparation courses, on-site workshops, CBT software covering a broad range of information technologies, other software, videos and a newsletter. Revenue from seminars is generally collected in advance and deferred and is recognized upon commencement of a seminar or a series of seminars in a given city. In connection with certain seminar offerings, Mastering also provides its customers with course materials in advance of a seminar, in which case it recognizes revenue for the value of the materials upon shipping the materials and the remainder of the revenue upon commencement of the related seminar or series of seminars. Other product revenue is generally recognized when the products are shipped to the customer. Failure to increase

Mastering's existing training revenue in an efficient manner could have a material adverse effect on Mastering's business, results of operations and financial condition.

  Costs related to conducting training seminars consist primarily of salary and related benefits for speakers and seminar personnel, rental of seminar facilities and materials provided to seminar participants, some of which is deferred until seminar commencement. Costs related to CBT products include royalties paid to a third-party licensor and costs to duplicate and ship the CBT product. Failure to increase sales and related infrastructure in an efficient manner could have a material adverse effect on Mastering's business, results of operations and financial condition. In addition, there can be no assurance that Mastering's revenues will continue to grow at a rate that will support its increasing expense levels.

ANNUAL RESULTS OF OPERATIONS

  The following table sets forth, for the years indicated, certain items from Mastering's statements of operations expressed as a percentage of revenues and percentage change in the dollar amount of such items compared to the prior year. All amounts have been restated to reflect the disposition of the interactive and outdoor media business segments which occurred in 1997.

                                                            PERCENTAGE INCREASE
                                  PERCENTAGE OF REVENUES        (DECREASE)
                                  YEAR ENDED DECEMBER 31,      YEAR TO YEAR
                                  ------------------------- -------------------
                                   1997     1996     1995   1996:1997 1995:1996
                                  -------  -------  ------- --------- ---------
Revenue.........................   100.0%   100.0%   100.0%   94.9%    106.7%
Cost of revenue.................    29.3%    25.2%    32.5%  126.4%     60.3%
Marketing and selling expenses..    43.4%    44.3%    42.6%   91.1%    115.0%
General and administrative
 expenses.......................    15.5%    32.0%    19.8%   (5.6%)   233.2%
Depreciation and amortization...     2.5%     1.2%     0.7%  307.9%    256.3%
                                  -------  -------  -------
Net operating income (loss).....     9.3%    (2.7%)    4.4%
Interest income and other, net..     4.6%     7.3%     0.7%
                                  -------  -------  -------
Income from continuing
 operations before income
 taxes..........................    13.9%     4.6%     5.1%
Tax provision...................    (5.1%)   (2.2%)    0.0%
                                  -------  -------  -------
Income from continuing
 operations.....................     8.8%     2.4%     5.1%
                                  =======  =======  =======

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

REVENUE

  Revenue for 1996 was approximately $21.0 million compared to revenue for 1997 of approximately $41.0 million, or a 94.9% increase over the prior year. The growth from 1996 to 1997 was a result of the increase in the number and types of seminars hosted, the addition of higher-priced product offerings and an increase in the average price charged for the seminars along with the introduction in 1997 of CBT products.

  During 1997 Mastering launched new instructor-led topics as well as certification preparation courses. Mastering's average prices increased for all topics during 1997; however, there can be no assurance that average selling prices will continue to increase or that products will not experience increased pricing pressure in the future. An increase in pricing pressure or the inability to continue increasing workshop prices could adversely affect Mastering's results of operations.

  The number of customers trained through seminars and CBT media increased approximately 40% from approximately 68,000 in 1996 to approximately 95,000 in 1997. Seminars hosted increased from approximately 300 in 1996 to over 800 in 1997. There can be no assurance that the number of customers trained or the number of seminars held will continue to increase. A reduction in the rate of growth of, or a decrease in, customers trained, seminars hosted or the average price paid per customer could adversely affect Mastering's results of operations.

  Mastering's results of operations are affected by a wide variety of other factors that could adversely impact its revenue and profitability, many of which are beyond Mastering's control. These factors include, but are not limited to, Mastering's ability to design and introduce new products on a timely basis, market acceptance of products, customer order patterns, the timing of product releases from Microsoft, changes in products and services mix, product performance, obsolescence, returns, technological changes, competition and competitive pressures on pricing.

COST OF REVENUE

  Cost of revenue expenses are primarily comprised of salaries, royalties, CBT duplication and shipping, room and related seminar-coordination costs and travel. Cost of revenue for 1996 was approximately $5.3 million compared to approximately $12.0 million in 1997. Mastering's cost of revenue, as a percentage of revenue, for 1996 and 1997 was approximately 25.2% and 29.3%, respectively. The increase reflects the significant investment Mastering made in developing its infrastructure. Employees engaged in operations related activities increased from 29 at the end of 1996 to 49 at the end of 1997.

MARKETING AND SELLING EXPENSES

  Marketing and selling expenses are primarily comprised of salaries, commissions and benefits, direct mail and travel costs. Marketing and selling expenses, as a percentage of revenue, for 1996 and 1997 were approximately 44.3% and 43.4%, respectively. Marketing and selling expenses for 1996 were approximately $9.3 million compared to approximately $17.8 million in 1997. The increase from 1996 to 1997 was primarily due to the continued growth of Mastering's telesales organization and the corresponding increase in marketing and selling personnel and costs associated with direct-mail campaigns. Marketing and selling headcount increased from 152 at the end of 1996 to 259 at the end of 1997. Mastering expects to increase marketing and selling expenses in the future to support expansion of its marketing and sales efforts.

GENERAL AND ADMINISTRATIVE EXPENSES

  General and administrative expenses include costs for the accounting, registration, legal, information systems and human resource functions, as well as costs related to some senior executives of Mastering. These costs are primarily comprised of salaries and benefits, travel and occupancy costs. General and administrative expenses for 1996 were approximately $6.7 million compared to $6.3 million in 1997, representing a 5.6% decrease. The $6.7 million in 1996 includes approximately $0.7 million of costs related to Mastering's acquisition of Mastering Computers and related organizational realignment. General and administrative expenses, as a percentage of revenue, for 1996 and 1997 were approximately 32.0% and 15.5%, respectively. Mastering believes that the infrastructure in place at December 31, 1997 is substantially sufficient to support the level of operations expected for 1998. General and administrative headcount increased from 57 at the end of 1996 to 71 at the end of 1997.

DEPRECIATION AND AMORTIZATION

  Depreciation and amortization expense for 1996 was approximately $0.3 million compared to $1.0 million for 1997. Depreciation and amortization expense, as a percentage of revenue, for 1996 and 1997 was approximately 1.2% and 2.5%, respectively. The increase is primarily related to the significant investment Mastering has made in its computer equipment, leasehold improvements and office equipment during 1997.

INTEREST INCOME AND OTHER, NET

  Interest Income and Other of approximately $1.5 million and $1.9 million for 1996 and 1997, respectively, primarily represents interest income on the investment of Mastering's proceeds from its 1996 initial public offering and proceeds from the 1997 sale of its outdoor media and interactive business segments.

INCOME TAXES

  During 1996, Mastering recorded an income tax benefit for the deferred income tax asset created by 1995 and 1996 operating losses. Such losses resulted in a deferred tax asset at December 31, 1996 of approximately $2.3 million.

  During 1997, Mastering recorded an approximately $2.1 million tax provision from continuing operations and an approximate $0.8 million tax benefit from discontinued operations. In addition, during 1997, Mastering recorded a $1.2 million deferred tax asset resulting from the exercise of non-qualified stock options by employees. At December 31, 1997, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, management has determined that it is more likely than not that the net deferred tax asset of approximately $2.4 million as of December 31, 1997 will be realized.

  Mastering bases its determination on the significant growth that has occurred in its IT training business during 1996 and 1997. Mastering's revenue increased from $21 million in 1996 to $41 million in 1997, a 95% increase. Income from continuing operations for 1996 was $0.5 million which increased to $3.6 million in 1997, a 620% increase. Based on its projections, Mastering's management believes that profitable operations will be sustained in future periods. However, no assurance can be given that such profitable operations will in fact be sustained.

  Mastering's deferred income taxes result primarily from a net operating loss carryforward ("NOL"), the use of accelerated depreciation methods for income tax purposes, amortization differences relating to certain intangible assets, and certain accrued expenses which are not deductible for income tax purposes until paid. As of December 31, 1997, Mastering had a tax NOL of approximately $6.0 million, which expires in 2011.

  Management believes that taxable income during the carryforward period will be sufficient to fully use the NOLs before they expire. Management anticipates that taxable income during the carryforward period will arise primarily as a result of Mastering's continued growth in its IT training business and operating efficiencies which may be gained under Mastering's current strategies.

DISCONTINUED OPERATIONS

  Mastering approved a plan to dispose of its outdoor media business segment on May 17, 1997. On September 16, 1997, Mastering sold the assets of its outdoor media business segment for approximately $4.0 million in cash and approximately $0.6 million in notes receivable. As a result, the operations of the outdoor media business segment have been accounted for as a discontinued operation using a measurement date of May 17, 1997. The outdoor media business segment offered traditional outdoor media advertising at United States ski resorts. Revenue for the outdoor media business segment for 1996 and 1997 was approximately $3.9 million and $2.1 million, respectively. Net income (loss) for the outdoor media segment for 1997 and 1996 was approximately ($0.2) million and $0.5 million, respectively. The 1997 amount includes approximately $0.2 million of costs related to the sale.

  Mastering announced its intent to sell its interactive business segment on July 29, 1997. On September 26, 1997, Mastering sold the assets of its interactive business segment for $13.5 million in cash and the right to future payments contingent on the segment's future earnings. As a result, the operations of the interactive segment have been accounted for as a discontinued operation using a measurement date of July 28, 1997. The interactive business segment developed and created interactive solutions that assist companies with corporate communications. Revenue for the interactive business segment for 1996 and 1997 was approximately $14.3 million and $13.0 million, respectively. Net loss for the interactive business segment for 1996 and 1997 was approximately $4.1 million and $5.1 million, respectively. The net loss for 1996 includes approximately $0.5 million of costs related to the 1996 acquisition of Graphic Media, Inc.

  The net loss for 1997 includes approximately $1.5 million of costs related to organizational realignment and sale of the interactive business segment.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUE

  Revenue for 1995 was approximately $10.2 million compared to revenue for 1996 of approximately $21.0 million, or a 106.7% increase over the prior year. The growth from 1995 to 1996 was a result of the increase in the number of seminars hosted, the average number of attendees per seminar and the average price charged for the seminars. The number of customers trained increased approximately 55% from approximately 44,000 in 1995 to approximately 68,000 in 1996. Seminars hosted increased from approximately 235 in 1995 to approximately 300 in 1996.

COST OF REVENUE

  Cost of revenue, as a percentage of revenue, for 1995 and 1996 was approximately 32.5% and 25.2%, respectively. Cost of revenue was approximately $3.3 million in 1995 compared to $5.3 million in 1996. The increase in costs for 1996 is due to Mastering's continued development of its business and is consistent with its revenue growth. During 1996, Mastering made substantial investments in its operating infrastructure, particularly in salary and related benefits.

MARKETING AND SELLING EXPENSES

  Marketing and selling expenses, as a percentage of revenue, for 1995 and 1996 were approximately 42.6% and 44.3%, respectively. Marketing and selling expenses are primarily comprised of salaries, commissions and benefits, travel and marketing program costs. Marketing and selling expenses were approximately $4.3 million in 1995 compared to $9.3 million in 1996. The increase in costs from 1995 to 1996 was primarily due to the continued growth of Mastering's business and the corresponding increase in personnel.

GENERAL AND ADMINISTRATIVE EXPENSES

  General and administrative expenses include costs for the accounting, registration, legal, information systems and human resource functions, as well as costs related to some senior executives of Mastering. These costs are primarily comprised of salaries and benefits, travel and occupancy costs. General and administrative expenses, as a percentage of revenue, for 1995 and 1996 were approximately 19.8% and 32.0%, respectively. General and administrative expenses for 1995 were approximately $2.0 million compared to $6.7 million in 1996. For 1996 general and administrative expenses include approximately $0.7 million of costs related to Mastering, Inc.'s acquisition of Mastering Computers and related organization realignment. In addition, the increase from 1995 to 1996 is due to the growth of Mastering's business and development of its infrastructure and the corresponding increase in the number of executive and administrative personnel.

DEPRECIATION AND AMORTIZATION

  Depreciation and amortization expense for 1995 was $0.1 million compared to $0.3 million in 1996. Depreciation and amortization expense, as a percentage of revenue, for 1995 and 1996 was approximately 0.7% and 1.2%, respectively.

INTEREST INCOME AND OTHER, NET

  Interest Income and Other of approximately $0.1 million and $1.5 million for 1995 and 1996, respectively, primarily represents interest income. The increase from 1995 to 1996 represents additional interest income on the investment of Mastering's proceeds from its initial public offering in 1996.

INCOME TAXES

  During 1996 Mastering recorded an income tax benefit of approximately $2.3 million. In accordance with the provisions of SFAS No. 109, management of Mastering determined it was more likely than not that the $2.3 million net deferred tax asset as of December 31, 1996, would be realized through future taxable income generated by Mastering.

DISCONTINUED OPERATIONS

  Mastering acquired control of the assets and assumed the liabilities of Production Masters, Inc. ("PMI") as of January 1, 1995 under an operating agreement. Mastering acquired PMI with the expectation of profitable operations and potential future shared facilities and products. However, due to management difficulties, equipment in need of substantial repair, and significant marketing challenges, Mastering determined to discontinue PMI. Mastering was required to pay the costs of discontinuing the operations. Mastering recorded a loss of $0.6 million from discontinued operations for the year ended December 31, 1995. During 1996 Mastering recorded a gain of $0.2 million from discontinued operations representing the settlement of certain contingencies relating to the PMI business segment.

QUARTERLY RESULTS AND SEASONALITY

  The following table sets forth certain unaudited statement of operations data for each of Mastering's last eight quarters and, in the opinion of management of Mastering, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. All amounts have been restated to reflect the disposition of the interactive and outdoor media business segments which occurred in 1997. The operating results for any quarter are not necessarily indicative of results for any future periods.

                              1997--THREE MONTHS ENDED           1996--THREE MONTHS ENDED
                          ----------------------------------  ---------------------------------
                          MARCH 31 JUNE 30  SEPT 30  DEC 31   MARCH 31 JUNE 30  SEPT 30  DEC 31
                          -------- -------  -------  -------  -------- -------  -------  ------
                                               (DOLLARS IN THOUSANDS)
Revenue.................   $8,862  $ 9,842  $10,876  $11,386   $2,755  $ 3,999  $ 5,747  $8,517
                           ------  -------  -------  -------   ------  -------  -------  ------
Expenses:
  Cost of revenue.......    2,578    2,894    3,178    3,342      777      915    1,357   2,247
  Marketing and selling
   expenses.............    3,384    4,295    4,944    5,155    1,859    2,129    2,567   2,749
  General and
   administrative
   expenses.............    1,884    1,560    1,391    1,512      289    1,564    2,322   2,546
  Depreciation and
   amortization.........      150      221      275      386       25       47       89      92
                           ------  -------  -------  -------   ------  -------  -------  ------
Total operating
 expenses...............    7,996    8,970    9,788   10,395    2,950    4,655    6,335   7,634
                           ------  -------  -------  -------   ------  -------  -------  ------
Net operating income
 (loss).................      866      872    1,088      991     (195)    (656)    (588)    883
Interest income and
 other, net.............      420      435      429      586       59      579      525     374
                           ------  -------  -------  -------   ------  -------  -------  ------
Income (loss) from
 continuing operations
 before income taxes....    1,286    1,307    1,517    1,577     (136)     (77)     (63)  1,257
Tax benefit
 (provision)............     (478)    (457)    (531)    (615)     --       (79)     102    (484)
                           ------  -------  -------  -------   ------  -------  -------  ------
Income (loss) from
 continuing operations..      808      850      986      962     (136)    (156)      39     773
Discontinued operations,
 net....................      199   (1,477)     253      --        35     (475)  (2,875)    (97)
                           ------  -------  -------  -------   ------  -------  -------  ------
Net income (loss).......   $1,007  $  (627) $ 1,239  $   962   $ (101) $  (631) $(2,836) $  676
                           ======  =======  =======  =======   ======  =======  =======  ======

  Mastering's quarterly operating results may fluctuate due to a variety of factors, including but not limited to, the addition or loss of a major customer, the relative mix of higher- and lower-margin products and services, changes in pricing strategies, costs relating to the expansion of operations, the costs of acquisitions, capital expenditures, the hiring or loss of personnel, the opening or closing of offices, fluctuations in the number of seminars or the number of persons attending seminars and other factors that are outside Mastering's control.

  Mastering is subject to seasonal revenue fluctuations due to the impact of holidays on Mastering's ability to sell its products and services and conduct its workshops. Mastering experiences two to three weeks of reduced sales productivity in its fourth quarter surrounding Thanksgiving and the December holiday season, when both

Mastering employees and potential customers often take vacation. Since at that time Mastering is typically selling workshops to be held in its first quarter, this reduced productivity affects first-quarter revenue. Similarly, Mastering hosts few, if any, workshops during these holiday weeks, which affects fourth-quarter revenue. The reduced sales productivity also affects fourth-quarter CBT sales, which are typically shipped and recognized as revenue in the fourth quarter. These seasonal trends have in the past caused, and in the future could cause, revenues in the first and fourth quarters of a year to be less, perhaps substantially so, than revenues for the second and third quarters or to grow less rapidly than in other quarters. There can be no assurance that these or other seasonal trends will not have a material adverse effect on Mastering's results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  The following discussion of liquidity and capital resources includes the impact of discontinued operations in the cash flow amounts, which is consistent with the presentation in Mastering's consolidated statements of cash flows. Net cash used in operations for 1996 was approximately $8.0 million and largely reflects the investment made by Mastering to grow its operating infrastructure. Net cash provided by operations for 1997 was approximately $4.1 million and includes an increase in accounts payable largely related to the sales force automation system. Net cash used in investing activities was approximately $31.2 million for 1996 related primarily to investments made from the proceeds of Mastering's initial public offering and the purchase of property and equipment. Net cash provided by investing activities was approximately $4.2 million for 1997 related to the proceeds received from the sale of the interactive and outdoor media business segments offset by the purchase of property and equipment and investments made in long-term U.S. government backed securities. Purchases of property and equipment in 1996 and 1997 were due to Mastering's rapid staffing growth and related office space expansion. Cash flows provided by financing activities were approximately $45.6 million and $1.1 million in 1996 and 1997, respectively. The net cash inflow from financing activities in 1996 reflects the completion of the initial public offering of the Common Shares. The net cash inflow from financing activities for 1997 reflects the proceeds realized by Mastering upon the exercise of stock options by employees and the purchase of stock through the employee stock purchase plan.

  As of December 31, 1997, Mastering had approximately $27.9 million of cash, cash equivalents and short-term investments, which Mastering believes will be sufficient to meet its currently anticipated cash needs for working capital, capital expenditures and funds required to make acquisitions, if any, for the next twelve months and the foreseeable future.

YEAR 2000

  Mastering has assessed and continues to assess the impact the Year 2000 issue will have on its reporting systems and operations. Mastering has determined that its operating and financial software systems (including its new sales force automation system) will be Year 2000 compliant through the release of updated software versions. Mastering will test the new systems for Year 2000 compliance as they are released. In addition, Mastering does not believe that it is substantially reliant on any one customer or supplier and therefore does not believe that the Year 2000 compliance of such companies will have a significant impact on Mastering. Mastering does not anticipate that the Year 2000 issue will have a significant impact on its financial position or results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130 (SFAS No. 130), Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS No. 131), Disclosure About Segments of an Enterprise and Related Information, which supersedes Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated.

ADDITIONAL RISK FACTORS THAT COULD AFFECT RESULTS OF OPERATIONS

  Mastering's instructor-led and CBT products and services are subject to certain additional risks and uncertainties, including the need to anticipate changes in technology to create training products on a timely basis, competition from other companies with substantially greater financial, technical and other resources, relatively low barriers to entry, the growth in CBT courses offered by others, the need to restrict unauthorized use of Mastering's products and protect Mastering's proprietary rights, and the risk that states may seek to regulate Mastering's training products as educational programs.

  Mastering's results of operations are affected by a wide variety of other factors that could adversely impact its revenue and profitability, many of which are beyond Mastering's control. These factors include, but are not limited to, Mastering's ability to design and introduce new products on a timely basis, market acceptance of products, customer order patterns, the timing of product releases from Microsoft, changes in products and services mix, product performance, obsolescence, returns, technological changes, competition and competitive pressures on pricing.

  In addition to the other factors identified herein, the following risk factors could materially and adversely affect Mastering's future results of operations and could cause actual events to differ materially from those predicted in Mastering's forward-looking statements relating to its business.

FLUCTUATIONS IN RESULTS OF OPERATIONS

  Mastering has in the past experienced fluctuations in its quarterly results of operations and anticipates that such fluctuations will continue in the future. Although Mastering's continuing operations have been profitable in certain prior quarters, there can be no assurance that such profitability will continue in the future or that the levels of profitability will not vary significantly among quarterly periods. Mastering's results of operations may fluctuate as a result of many factors, including the addition or loss of a major customer, the relative mix of higher- and lower-margin products and services, changes in pricing strategies, costs related to the expansion of operations, the cost of acquisitions, capital expenditures, the hiring or loss of personnel, general economic conditions and the timing of product introductions by Microsoft(TM).

  Mastering's expense levels are based in significant part on its expectations regarding future revenues and are fixed to a large extent in the short term. Accordingly, Mastering may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant revenue shortfall would therefore have a material adverse effect on Mastering's results of operations.

DEVELOPING MARKET

  The market for IT education and training is rapidly evolving. New methods of delivering training products and services are being developed and offered in the marketplace. Many of these new training products and services will involve new and different business models. Accordingly, Mastering's future success will depend upon, among other factors, the extent to which Mastering is able to develop and implement products and services which address Mastering's market requirements. There can be no assurance that Mastering will be successful in meeting changing market needs.

SEASONALITY

  Mastering is subject to seasonal revenue fluctuations due to the impact of holidays on Mastering's ability to sell its products and services and conduct its workshops. Mastering experiences two to three weeks of reduced sales productivity in its fourth quarter surrounding Thanksgiving and the December holiday season, when both Mastering employees and potential customers often take vacation. Since at that time Mastering is typically selling workshops to be held in its first quarter, this reduced productivity affects first-quarter revenue. Similarly, Mastering hosts few, if any, workshops during these holiday weeks, which affects fourth-quarter revenue. The reduced sales productivity also affects fourth-quarter CBT sales, which are typically shipped and recognized as revenue in the fourth quarter. These seasonal trends have in the past caused, and in the future could cause, revenues in the first and fourth quarters of a year to be less, perhaps substantially so, than revenues for the second and third quarters or to grow less rapidly than in other quarters. There can be no assurance that these or other seasonal trends will not have a material adverse effect on Mastering's results of operations.

DEPENDENCE ON KEY PERSONNEL

  Mastering's future success depends, in large part, on the continued service of its key management, telesales, financial, product and service development and operational personnel and on its ability to attract, motivate and retain highly qualified employees, including management personnel. In particular, the loss of certain senior management personnel or other key employees could have a material adverse effect on Mastering's business and results of operations. Mastering expects to continue to hire additional product and service development, sales and marketing and support staff and instructors. However, there can be no assurance that Mastering will be successful in attracting, retaining or motivating key personnel. The inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon Mastering's current business, new product and service development efforts and future business prospects.

            UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL DATA

  The following unaudited pro forma condensed combined financial data are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of PLATINUM and Mastering and notes thereto that are included elsewhere in this Proxy Statement/Prospectus.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                              PLATINUM    MASTERING
                             HISTORICAL   HISTORICAL               PRO FORMA
                            DECEMBER 31, DECEMBER 31,  PRO FORMA  DECEMBER 31,
                                1997         1997     ADJUSTMENTS     1997
                            ------------ ------------ ----------- ------------
ASSETS
Current assets:
  Cash and cash
   equivalents.............   $178,138     $18,379       $--        $196,517
  Short-term investments
   securities..............     57,597       9,479        --          67,076
  Trade accounts
   receivable, net.........    212,731       1,987        --         214,718
  Installment accounts
   receivable, net.........     30,043         --         --          30,043
  Other current assets.....     32,679       4,839        --          37,518
                              --------     -------       ----       --------
    Total current assets...    511,188      34,684        --         545,872
                              --------     -------       ----       --------
Non-current investment
 securities................     25,553      20,363        --          45,916
Property and equipment,
 net.......................     77,842       8,443        --          86,285
Purchased and developed
 software, net.............    116,717         --         --         116,717
Excess of cost over net
 assets acquired, net......     52,759         --         --          52,759
Non-current installment
 receivables, net..........     21,912         --         --          21,912
Other assets...............     28,206         829        --          29,035
                              --------     -------       ----       --------
    Total assets...........   $834,177     $64,319       $--        $898,496
                              ========     =======       ====       ========
LIABILITIES AND STOCKHOLD-
 ERS' EQUITY
Current liabilities:
  Acquisition-related
   payables................   $ 15,717     $   --        $--        $ 15,717
  Accounts payable.........     16,091       4,616        --          20,707
  Accrued restructuring
   costs...................      6,308         --         --           6,308
  Other accrued
   liabilities.............     67,030       2,201        --          69,231
  Current maturities of
   long-term obligations...      1,319         135        --           1,454
  Deferred revenue.........    116,374       1,881        --         118,255
                              --------     -------       ----       --------
    Total current liabili-
     ties..................    222,839       8,833        --         231,672
                              --------     -------       ----       --------
Acquisition-related
 payables..................     18,320         --         --          18,320
Deferred revenue...........     60,435         --         --          60,435
Deferred rent..............      6,197         --         --           6,197
Accrued restructuring
 costs.....................     16,002         --         --          16,002
Long-term obligations, net
 of current maturities.....    266,824         255        --         267,079
                              --------     -------       ----       --------
    Total liabilities......    590,617       9,088        --         599,705
                              --------     -------       ----       --------
Total stockholders'
 equity....................    243,560      55,231        --         298,791
                              --------     -------       ----       --------
    Total liabilities and
     stockholders' equity..   $834,177     $64,319       $--        $898,496
                              ========     =======       ====       ========

  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                PLATINUM    MASTERING
                               HISTORICAL   HISTORICAL               PRO FORMA
                               YEAR ENDED   YEAR ENDED               YEAR ENDED
                              DECEMBER 31, DECEMBER 31,  PRO FORMA  DECEMBER 31,
                                  1997         1997     ADJUSTMENTS     1997
                              ------------ ------------ ----------- ------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Software products.........   $ 357,223     $   --        $--       $ 357,223
  Maintenance...............     125,245         --         --         125,245
  Professional services.....     141,035      40,966        --         182,001
                               ---------     -------       ----      ---------
    Total revenues..........     623,503      40,966        --         664,469
                               ---------     -------       ----      ---------
Costs and expenses:
  Professional services.....     127,499      37,149        --         164,648
  Product development and
   support..................     187,383         --         --         187,383
  Sales and marketing.......     228,387         --         --         228,387
  General and
   administrative...........      61,876         --         --          61,876
  Restructuring charges.....      57,319         --         --          57,319
  Merger costs..............       8,927         --         --           8,927
  Acquired in-process
   technology...............      67,904         --         --          67,904
                               ---------     -------       ----      ---------
    Total costs and ex-
     penses.................     739,295      37,149        --         776,444
                               ---------     -------       ----      ---------
Operating income (loss).....    (115,792)      3,817        --        (111,975)
Other income, net...........      16,729       1,870        --          18,599
                               ---------     -------       ----      ---------
Income (loss) before income
 taxes......................     (99,063)      5,687        --         (93,376)
Income taxes................      18,721       2,081        --          20,802
                               ---------     -------       ----      ---------
Net income (loss) from
 continuing operations......   $(117,784)    $ 3,606       $--       $(114,178)
                               =========     =======       ====      =========
Net income (loss) from
 continuing operations per
 share......................   $   (1.90)    $  0.27       $--       $   (1.68)
                               =========     =======       ====      =========
Shares used in computing net
 income (loss) from
 continuing operations per
 share......................      62,042      13,535                    68,106


  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                PLATINUM    MASTERING
                               HISTORICAL   HISTORICAL               PRO FORMA
                               YEAR ENDED   YEAR ENDED               YEAR ENDED
                              DECEMBER 31, DECEMBER 31,  PRO FORMA  DECEMBER 31,
                                  1996         1996     ADJUSTMENTS     1996
                              ------------ ------------ ----------- ------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Software products.........    $243,938     $   --        $--        $243,938
  Maintenance...............     102,364         --         --         102,364
  Professional services.....     121,763      21,018        --         142,781
                                --------     -------       ----       --------
    Total revenues..........     468,065      21,018        --         489,083
                                --------     -------       ----       --------
Costs and expenses:
  Professional services.....     116,133      21,574        --         137,707
  Product development and
   support..................     155,277         --         --         155,277
  Sales and marketing.......     182,597         --         --         182,597
  General and
   administrative...........      39,224         --         --          39,224
  Merger costs..............       5,782         --         --           5,782
  Acquired in-process
   technology...............      48,456         --         --          48,456
                                --------     -------       ----       --------
    Total costs and ex-
     penses.................     547,469      21,574        --         569,043
                                --------     -------       ----       --------
Operating loss..............     (79,404)       (556)       --         (79,960)
Other income, net...........       5,237       1,537        --           6,774
                                --------     -------       ----       --------
Income (loss) before income
 taxes......................     (74,167)        981        --         (73,186)
Income taxes................      (9,245)        461        --          (8,784)
                                --------     -------       ----       --------
Net income (loss) from
 continuing operations......    $(64,922)    $   520       $--        $(64,402)
                                ========     =======       ====       ========
Net income (loss) from
 continuing operations per
 share......................    $  (1.14)    $  0.04       $--        $  (1.03)
                                ========     =======       ====       ========
Shares used in computing net
 income (loss) from
 continuing operations per
 share......................      56,968      12,286                    62,472


  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                PLATINUM    MASTERING
                               HISTORICAL   HISTORICAL               PRO FORMA
                               YEAR ENDED   YEAR ENDED               YEAR ENDED
                              DECEMBER 31, DECEMBER 31,  PRO FORMA  DECEMBER 31,
                                  1995         1995     ADJUSTMENTS     1995
                              ------------ ------------ ----------- ------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Software products.........   $ 158,597     $   --        $--       $ 158,597
  Maintenance...............      76,498         --         --          76,498
  Professional services.....      91,316      10,168        --         101,484
                               ---------     -------       ----      ---------
    Total revenues..........     326,411      10,168        --         336,579
                               ---------     -------       ----      ---------
Costs and expenses:
  Professional services.....      92,374       9,720        --         102,094
  Product development and
   support..................      94,027         --         --          94,027
  Sales and marketing.......     113,978         --         --         113,978
  General and
   administrative...........      34,097         --         --          34,097
  Merger costs..............      30,819         --         --          30,819
  Acquired in-process
   technology...............      88,493         --         --          88,493
                               ---------     -------       ----      ---------
    Total costs and ex-
     penses.................     453,788       9,720        --         463,508
                               ---------     -------       ----      ---------
Operating income (loss).....    (127,377)        448        --        (126,929)
Other income, net...........       4,130          70        --           4,200
                               ---------     -------       ----      ---------
Income (loss) before income
 taxes......................    (123,247)        518        --        (122,729)
Income taxes................     (11,680)        --         --         (11,680)
                               ---------     -------       ----      ---------
Net income (loss) from
 continuing operations......   $(111,567)    $   518       $--       $(111,049)
                               =========     =======       ====      =========
Net income (loss) from
 continuing operations per
 share......................   $   (2.50)    $  0.11       $--       $   (2.37)
                               =========     =======       ====      =========
Shares used in computing net
 income (loss) from
 continuing operations per
 share......................      44,671       4,807                    46,824


  See accompanying notes to unaudited pro forma condensed combining financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF MERGER

  On February 18, 1998, PLATINUM signed a definitive agreement to acquire all of the outstanding capital stock of Mastering in exchange for approximately 6,165,000 shares of PLATINUM Common Stock and to assume stock options which will convert into options to purchase approximately 2,143,000 shares of PLATINUM Common Stock. PLATINUM will exchange 0.448 of a share of PLATINUM Common Stock for each Common Share of Mastering capital stock. Mastering will become a wholly-owned subsidiary of PLATINUM. The closing of the definitive merger agreement is subject to approval by the stockholders of Mastering as well as the satisfaction of conditions customary in such agreements. It is expected that the acquisition will qualify as a tax-free reorganization and will be accounted for as a pooling of interests.

  The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

  PLATINUM and Mastering estimate that they will incur merger-related expenses of approximately $10,000,000, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants, financial printing and one-time charges related to the transaction. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the merger is consummated. Such charges have not been reflected in the pro forma financial statements.

  The following table summarizes the assumed average shares outstanding used in computing pro forma net loss per share using the exchange ratio of 0.448 for the years ended December 31, 1997, 1996 and 1995:

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
                                                       (AMOUNTS IN THOUSANDS)
   PLATINUM average shares outstanding..............   62,042   56,968   44,671
   Mastering assumed average shares outstanding.....    6,064    5,504    2,153
                                                     -------- -------- --------
   Pro forma average shares outstanding.............   68,106   62,472   46,824
                                                     ======== ======== ========

NOTE B--EARNINGS PER SHARE

  Share and per share amounts for 1996 and 1995 reflect actual shares of Mastering outstanding for purposes of the unaudited pro forma statements of operations. Due to the significant changes that occurred to Mastering's capital structure upon its initial public offering in March 1996, Mastering has not presented such share data except on a pro forma basis, as discussed in
Note 1 to Mastering's consolidated financial statements.

NOTE C--RECLASSIFICATIONS

  Certain historical amounts have been reclassified to conform to the pro forma combined presentation.

NOTE D--SUBSEQUENT EVENTS

  See Note 18 to PLATINUM's consolidated financial statements contained herein which includes a discussion of the transactions entered into by PLATINUM subsequent to December 31, 1997. Also included is a summary of the pro forma effects of the proposed acquisitions of Learmonth and Burchett Management Systems PLC, Mastering and Logic Works, Inc. on revenues and net income (loss) for the years ended December 31, 1997, 1996 and 1995.

                 PRO FORMA COMBINED COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of PLATINUM and Mastering and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis utilizing the Exchange Ratio discussed in Note (4) below, as if the Merger had been effective for all periods presented. This data should be read in conjunction with the selected financial data, the unaudited pro forma condensed combining financial statements and the separate historical financial statements of PLATINUM and Mastering and notes thereto, included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                  EQUIVALENT
                                        HISTORICAL              MASTERING, INC.
                             HISTORICAL MASTERING,   PRO FORMA     PRO FORMA
                              PLATINUM   INC.(2)    COMBINED(3)   COMBINED(4)
                             ---------- ----------  ----------- ---------------
Net Income (Loss) Per Share
 Years ended December 31:
  1997......................   $(1.90)    $0.27       $(1.68)       $(0.75)
  1996......................    (1.14)     0.04        (1.03)        (0.46)
  1995......................    (2.50)     0.11(5)     (2.37)        (1.06)
Book Value Per Share:(1)
  December 31, 1997.........     3.81      4.03         4.27          1.91

--------
(1) Book value per share reflects PLATINUM and Mastering at December 31, 1997 and is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the respective date.
(2) Historical Mastering per share data reflect basic earnings per share from continuing operations for each period. See Note B to the pro forma financial statements.
(3) Pro forma combined per share amounts reflect the Merger.
(4) The equivalent Mastering pro forma combined per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.448.
(5) Although historical Mastering income from continuing operations per share for 1995 is not presented in Mastering's consolidated financial statements, as it is not considered relevant, net income per share of Mastering for the year ended December 31, 1995 is presented here solely for purposes of calculating pro forma combined net loss per share. See Note B to the pro forma financial statements.

                        INFORMATION REGARDING PLATINUM

  The discussion below contains certain forward-looking statements (as such term is defined in Section 21E of the Exchange Act) that are based on the beliefs of the management of PLATINUM, as well as assumptions made by, and information currently available to, PLATINUM's management. PLATINUM's actual growth, results, performance and business prospects and opportunities in 1998 and beyond could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Summary--Cautionary Statement Regarding Forward-Looking Statements" on page 10 for a discussion of risks, uncertainties and other factors that could cause or contribute to such material differences.

OVERVIEW

  PLATINUM develops, markets and supports software products, and provides related professional services, that help organizations manage and improve their IT infrastructures, which consist of data, systems and applications. PLATINUM's products and services help IT departments, primarily in large and data intensive organizations, minimize risk, improve service levels, and leverage information to make better business decisions. PLATINUM's products typically perform fundamental functions such as automating operations, maintaining the operating efficiency of systems and applications, and ensuring data access and integrity. PLATINUM currently develops software products through its four business units: database management, systems management, application infrastructure management, and data warehousing and decision support. Addressing businesses' increasing demand for simplified vendor relationships and complete solutions to IT problems, PLATINUM's goal is to become the leading provider of IT infrastructure management solutions by offering a comprehensive set of "best in class" point products, product bundles and integrated product suites. PLATINUM also offers a wide array of professional services, including consulting, systems integration and educational programs, both in conjunction with and independent of software product sales.

  To achieve its goal, PLATINUM identified key technologies and skill sets required to better manage the IT infrastructure. Through a combination of an aggressive acquisition program and vigorous internal product development efforts, PLATINUM assembled the competencies to create complete infrastructure management solutions. Devoting substantial resources to integrating its products and technologies, PLATINUM is now leveraging the breadth of its product lines and its professional services capabilities to provide complete, customized solutions for IT infrastructure problems. These solutions include single products; product suites, which are sets of integrated products drawn together from multiple business units of PLATINUM; and product bundles, which are sets of software applications that are packaged together but do not necessarily have the level of integration that defines a suite; as well as design and implementation services provided by PLATINUM's professional services staff. These solutions also include ongoing product upgrades, maintenance and support, sometimes pursuant to multi-year contracts. Evidencing the increasing demand from PLATINUM's customers for comprehensive solutions, PLATINUM completed 102 transactions of over $1 million during 1997, as compared to 55 such transactions during 1996 and only two such transactions during 1995. Each of these large transactions included licenses for software product bundles or suites, along with future upgrades and maintenance; software consulting services; or both product licenses and related consulting services.

  PLATINUM is focusing on the development of products and services that offer its customers maximum flexibility and functionality. PLATINUM's products are designed to permit a customer to either purchase prepackaged integrated suites or to choose individual products and later add other products as needed. The cornerstone of PLATINUM's integration efforts is POEMS (PLATINUM Open Enterprise Management Services), an internally developed set of shared components that give PLATINUM's products a common look and feel, common installation and distribution and common communication, data and events handling. POEMS integration is built into individual products so that, as customers purchase additional PLATINUM products, the newly acquired and previously installed products can begin working together immediately. In February 1998, PLATINUM released for general availability its ProVision suite of integrated systems and database management tools, which is PLATINUM's most significant POEMS-enabled integrated offering of products to date. ProVision initially includes nine tools within the following key IT management disciplines: job management, performance management and analysis, software distribution, problem resolution, security, database utilities, and database administration.

  PLATINUM is also creating solutions for the needs of specific industries, as well as general business needs. PLATINUM also is enabling its products and suites for application with intranets and the internet and offers a broad set of solutions for the Year 2000 problem. Additionally, in late 1996, PLATINUM formed specialty consulting practice groups within its professional services business unit, including groups dedicated to Year 2000 solutions and internet/intranet technologies.

MARKET OVERVIEW

  Companies today rely on their IT infrastructures to keep their businesses operating efficiently. As organizations have moved from host-based computing systems to open systems environments, the deployment, management, maintenance and productive use of IT has become increasingly complex. These open computing environments service numerous end-users spread across various locations and consist of a diverse set of applications, computing platforms (including mainframes, minicomputers, workstations and desktop PCs/LANs), relational database management systems ("RDBMS"), operating systems (including UNIX, Windows, Windows NT, OS/400, OS/2, MVS and VMS) and media, including intranets and the internet. These open environments are also dynamic; users, as well as hardware and software resources, are frequently added, removed or changed; and new, mission-critical applications are continually being developed and deployed.

  PLATINUM believes that, due to the complexities of these new computing environments, organizations are increasingly seeking to purchase IT management products and services from a smaller number of vendors that can provide complete, flexible and integrated solutions for managing and improving their IT infrastructures.

PRODUCTS

  PLATINUM provides software solutions that help organizations efficiently operate and manage their complex IT infrastructures and related environments, which contain multiple computing platforms, database management systems, applications and operating systems. These tools increase the efficiency and interoperability of these systems and applications in distributed environments of any size. PLATINUM's solutions support platforms and operating systems that span mainframe, midrange and PC/LAN computing environments, including MVS, UNIX, OS/2, OS/400, Windows and Windows NT. They also support multiple database management systems, such as the DB2 family, Oracle, Sybase, Microsoft SQL Service and Informix. In addition, PLATINUM's solutions provide support for packaged applications such as SAP, PeopleSoft and Oracle Financials.

  PLATINUM now offers over 160 robust and adaptable point products. While point products are initially developed and supported through one of PLATINUM's four business units described below, PLATINUM continues to build integrated suites of products drawn from different business units, such as ProVision, in order to provide comprehensive solutions to organizations' IT needs.

  Database Management Products-PLATINUM provides a leading set of tools and utilities for centralized or distributed database administration, performance analysis and monitoring and database backup and recovery for heterogeneous database management systems. By automating administrative and maintenance tasks, these software solutions enable users to achieve the highest performance levels possible, increase data availability, automate arduous administrative tasks, and deliver new products or enhancements to end-users faster and with more flexibility. Principal database management products include the following:

  . Database Analyzer-a DB2 direct access storage device and database monitoring, analysis, validation, forecasting and tuning tool. It provides extensive statistical reporting capabilities, automated maintenance and auditing of internal structures, as well as a DB2 page editor.

  . RC/Migrator-a tool that automates DB2 object and data migrations and alterations, while maintaining object dependencies and preserving data security. Migrations may be performed on a one-to-one or one-to-many basis.

  . TSreorg-a tablespace reorganization tool for heterogeneous databases of any size. TSreorg delivers fast reorganizations of entire tablespaces, individual tables and indexes. It also provides efficient fragmentation of used and free space and automatic data partitioning. TSreorg can run on UNIX, VMS or Windows NT-based server systems.

  Systems Management Products-PLATINUM offers products that enable organizations to automate routine systems maintenance tasks and processes, thereby streamlining enterprise management, enhancing system reliability and reducing costs. These products also simplify the management of disparate systems and enterprise-wide applications, and increase end-user productivity. Systems management product offerings span many disciplines, including job and process management, enterprise automation, desktop management, output management, problem resolution, security management, distribution management, performance management, enterprise-wide resource management, storage management, and networking and connectivity. PLATINUM offers over 20 products that provide the functionality required by businesses, while scaling across multiple platforms that include UNIX, Windows, Windows NT, OS/400, OS/2, MVS and VMS. Principal systems management products include the following:

  . AutoSys - a job scheduling and management tool that simplifies the task of managing and monitoring multiple jobs in distributed environments. It provides centralized control of job execution across heterogeneous platforms and offers flexible features, such as self-correcting job control and automated restart and recovery capabilities.

  . DBVision - a scaleable tool for continuous monitoring and centralized management of heterogeneous databases in any size network. DBVision collects and displays performance measurements in real time or retrospect. It automatically detects and corrects performance problems and predicts space shortages.

  . AutoSecure - a tool set that enables organizations to secure and manage large, heterogeneous computing environments. It protects information by preventing unauthorized access to data and system resources in distributed environments; provides single sign-on for users to applications and services they are authorized to use, whether they are on mainframes, distributed systems or Pcs; and provides a single point for user registration in other security systems.

  Application Infrastructure Management Products - PLATINUM offers products that enable organizations to establish an application development process that is systematic, error-resistant and flexible to adapt to changing business needs. These products include tools for integrated project and process management, component modeling, construction, testing, application deployment and software distribution, integrated change and configuration management, help desk support and decision support. These products facilitate the development of sophisticated, high-performance applications and improve the overall productivity and quality of development efforts. Principal application infrastructure management products include the following:

  . ADvantage - an integrated set of tools for managing the application development infrastructure. ADvantage helps organizations automate and improve the processes for building, managing and delivering applications through solutions for component modeling (Paradigm Plus), integrated project and process management (Process Continuum), integrated change and configuration management (CCC/Harvest), rule-based application development (AionDS) and decision support (ADvisor).

  . ADvisor - a decision-support tool, and key component of ADvantage, that helps IT executives and development managers minimize the risks and costs associated with the applications that run their businesses by providing the information needed to ensure on-time, on-budget delivery of applications. ADvisor delivers the critical project information organizations need to manage application development as a core business process.

  Data Warehousing and Decision Support Products-PLATINUM offers an integrated set of solutions for all major data warehousing functions, including data transformation and movement, data warehouse management, metadata management and repository, and decision support. These comprehensive solutions help organizations build, manage and maintain data warehouses. A data warehouse is a data store that gives end-users full access to periodically consolidated, historical data for making business decisions and analyzing trends without jeopardizing the performance of mission-critical operations. Warehousing tools can capture data in many forms on numerous platforms, transfer it to multiple database platforms and provide users with the means to access and manage such information. Repository tools play a key role in data warehouses as places for centralized control and as collection points for status information concerning the warehouses and their activities.

  PLATINUM's products enable organizations to better leverage their corporate data investments by allowing end-users to derive maximum value and insight from information. These products ensure enterprise-wide data access and enable complex data analysis and reporting so that users can effectively identify business trends and make informed decisions. Principal data warehousing and decision support products include the following:

  . InfoPump - a bi-directional data movement tool, InfoPump automates the process of replicating, transferring and integrating data in heterogeneous environments on a scheduled or event-driven basis.
  . Repository - a product that serves as a central point of control, enabling organizations to easily manage, maintain and access vast amounts of corporate data, applications, and systems in a heterogeneous environment. Repository provides information such as where data is located, who created and who maintains data, what application processes the data drives, and what relationship the data has with other data.
  . Forest & Trees - a rapid decision-support system development tool which enables IT departments to deliver customized desktop applications that provide the necessary components for intuitive navigation and data investigation. Forest & Trees applications can simultaneously access multiple data sources and combine data into information that makes sense to the knowledge worker. Forest & Trees applications can monitor key strategic, tactical and operational indicators for the business and automatically alert users to specific conditions via the corporate network or via the web.
  . InfoBeacon - a decision support tool that provides advanced online analytical processing (OLAP) capabilities for data warehouse environments. This product creates a virtual, multidimensional view on top of the relational database. It provides end-users with advanced analysis capabilities - such as drill down, pivoting, ranking, ratios, and exception-and date-handling - without requiring the organization to redundantly store and manage data in a proprietary multidimensional database.
  . Perspectives - an environment for rapidly developing custom, server-centric, OLAP-enabled decision-support systems. Combining the power of tools with the speed of packaged applications, Perspectives provides the benefits of rapid time to market without sacrificing flexibility for future growth. Perspectives for Market Analysis helps profit/loss managers (such as brand managers, product managers, VPs of marketing) view and analyze complex relationships between multiple product dimensions and measures so that they can understand and respond to emerging trends.

  New Product Suites - In the past, businesses licensed products on a stand-alone basis to address each of their needs as they arose. By combining tools and technologies within and across its business units, PLATINUM now provides product suites that are complete solutions to businesses' IT infrastructure problems. These integrated product offerings allow businesses to experience comprehensive benefits without having to deal with multiple products or multiple vendors. PLATINUM has designed product suites that address IT infrastructure problems that are shared by businesses from various industries, as well as product suites that target IT infrastructure problems that are unique to specific industries. The following provides a brief description of some of PLATINUM's recent product suite offerings:

  . ProVision - this integrated product suite, a combination of database management and systems management tools, enables companies to reduce the costs and risks associated with managing their IT infrastructures, while improving service levels, availability and productivity. ProVision initially includes nine tools within the following key IT management disciplines: job management, performance management and analysis, software distribution, problem resolution, security, database utilities and database administration. Because integration is built into each ProVision tool, organizations can implement one or more tools, and add more tools as needed, to solve their most immediate IT problems. ProVision became generally available in February 1998.

  . TransCentury - this product suite, developed through a combination of tools and technologies made available through internal development, acquisitions and marketing agreements, provides an end-to-end solution to the problem created by the century date change, commonly known as the Year 2000 problem. TransCentury applies a "find-it, fix-it, test-it" approach that enables businesses to analyze, plan, implement and test century date changes in an integrated manner. It helps organizations ensure business continuity and compliance by minimizing exposure, helping them more effectively plan resources, and reducing costs and time associated with the Year 2000 problem.

PRODUCT LICENSES

  PLATINUM provides its software products to customers under non-exclusive, non-transferable license agreements (including standard shrink-wrap licenses for certain products). As is customary in the software industry, in order to protect its intellectual property rights, PLATINUM does not sell or transfer title to its software products to customers. Under PLATINUM's current standard form license agreement, licensed software may be used solely for the customers' internal operations and only on designated hardware at specified sites, which may be comprised of a stand-alone computer, a single network server with multiple terminals or multiple network servers with multiple terminals.

  Licenses for PLATINUM's software are almost exclusively perpetual, although annual and monthly licenses are also offered. License fees may be due upon execution by the customer of the applicable product agreement or may be payable over time for contracts involving multi-year commitments for maintenance and product upgrades. List prices are based upon the size of the processor, number of servers and/or number of users, depending upon the type of license and product being licensed. PLATINUM's published list prices include discounts for suite, enterprise and multi-site licenses. Licenses generally include more than one product. Under PLATINUM's current standard form license agreement, maintenance is renewed on an annual basis by the customer paying the current maintenance fee. See "--Technical Support and Maintenance."

PRODUCT DEVELOPMENT

  PLATINUM is pursuing its strategy by continuing its emphasis on internally developing new software products and product enhancements, acquiring products, technologies and businesses complementary to PLATINUM's existing product lines: and forming alliances with leading technology companies. PLATINUM has formed separate in-house development teams to efficiently integrate acquired products and technologies into existing product lines. During 1995, 1996 and 1997, product development and support expenses of PLATINUM were $94,027,000, $155,277,000 and $187,383,000, respectively. As of February 28, 1998, PLATINUM employed approximately 1,660 persons in product development and support.

  Internal Development. PLATINUM will continue to rely on the internal development of products to expand its product lines. PLATINUM believes its RDBMS expertise and experience give it a competitive advantage in developing products that address increasingly complex environments and that meet evolving customer needs. In order to fully exploit acquired software development personnel, and to access new sources of talent, PLATINUM has established approximately 36 independent development laboratories, generally at the locations of newly-acquired companies. These development laboratories are interconnected via video conferencing, e-mail, Lotus Notes and other communication technologies, and use various hardware, operating systems and database systems which give PLATINUM the ability to simulate the environments of its customers. Laboratories have responsibility for their product lines and receive guidance from POEMS teams to foster interoperability.

  Acquisitions. PLATINUM continually reviews acquisition candidates with leading-edge products and technologies that could enhance PLATINUM's product portfolio. The technologies associated with the products of the acquired businesses are being incorporated into PLATINUM's existing internally developed products and are being used in developing new products. In addition to providing PLATINUM with new products and technologies, these acquisitions have provided PLATINUM with experienced teams of product developers who now staff PLATINUM's independent development laboratories. PLATINUM plans to continue to pursue acquisition opportunities because it believes that acquisitions are an essential part of PLATINUM's strategy to compete effectively in its rapidly evolving marketplace. See "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Costs and Expenses--Merger Costs" and "--Recent Developments."

  Technology Relationships. To reinforce its commitment to providing interoperable solutions for managing IT infrastructures, PLATINUM has implemented its PLATINUM Partners Program, whereby PLATINUM has established strategic and technology relationships with other leading IT vendors. PLATINUM believes that in order to provide solutions for heterogeneous computing environments, it will need to continue to establish and maintain key relationships with leading technology companies. PLATINUM's current partners include Intel, IBM, Hewlett-Packard, Oracle, Microsoft, SAP and Lucent Technologies. These technical and marketing alliances provide PLATINUM early access to product information and pre-release software.

PROFESSIONAL SERVICES

  As part of its strategy to provide complete solutions for Global 10,000 IT organizations, PLATINUM offers a range of professional services, including consulting services, systems integration, and educational programs, in support of and independent of its products. These services help businesses plan, construct and manage infrastructures in which complex software products can be used. These services can improve and accelerate customization, implementation and deployment of PLATINUM's software products. PLATINUM believes that more rapid and effective implementation of its software products will lead to increased customer satisfaction and greater follow-on sales. For these reasons, PLATINUM is now packaging professional services as a standard feature of its product sales. As of February 28, 1998, PLATINUM employed approximately 1,100 persons in professional services.

  Consulting Services. PLATINUM is focusing significant effort on developing and expanding its consulting services group. Primarily developed through recent acquisitions of consulting services companies, this group provides consulting services that help Global 10,000 companies manage risks, manage the implementation of new technologies and products, and optimize their current computing environments. Areas of expertise span systems and database management, information management, security, Year 2000 reengineering, application lifecycle management, internet/intranet development, and electronic commerce. PLATINUM's consultants provide flexible, customizable solutions as well as prepackaged solutions. They can serve all of an organization's software consulting needs, from strategy and organization to implementation.

  Educational Programs. PLATINUM believes that its training and education services play an important role in increasing market awareness of its software products among IT personnel, including application developers, database administrators and end-users. Offering a comprehensive curriculum that supports leading technologies, PLATINUM conducts a set of training courses designed to deal with the critical issue of skills management. These courses cover several key technology areas of IT infrastructure management and are held at various training centers in the United States and throughout PLATINUM's international operations. PLATINUM also offers on-site computer-based training courses and self-led internet-based training courses that users may complete in their own offices or homes.

  PLATINUM continually reviews acquisition candidates that are leading-edge IT education service providers. PLATINUM believes that, upon consummation, this acquisition will significantly enhance PLATINUM's educational service offerings. PLATINUM is also expanding its professional services through internal growth. See "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."

SALES AND MARKETING

  PLATINUM employs a multi-faceted sales strategy. For software products, PLATINUM utilizes telemarketers, an inside sales force, an outside sales force, product seminars, user group participation, direct mail, print and web-based advertising, and web promotions. PLATINUM also utilizes certain indirect sales channels, such as distributors, VAR and OEM relationships for selected products.

  Domestic (U.S.) Software Sales. Since January 1, 1997, PLATINUM has organized its domestic direct sales force by regions throughout the United States. PLATINUM formerly combined the domestic and Canadian sales forces to represent the North American sales force. As of February 28, 1998, PLATINUM had approximately 450 domestic direct sales representatives.

  Generally, for domestic software product licenses, PLATINUM's telemarketing specialists call prospective customers to identify and qualify leads. Once a lead has been qualified, the prospective client is turned over to the inside sales force, which predominantly supports the direct sales force by developing sales leads and arranging product evaluations. Established sales leads are then typically forwarded to the direct sales force, which visits customer sites to assist with trials, demonstrate product features and close sales transactions. For certain sales to smaller customers, as well as the licensing of standard shrink-wrap products, the inside sales force may handle the full sales cycle for completing such transactions.

  International Software Sales. PLATINUM generally markets its products overseas through a network of wholly-owned subsidiaries. Generally, these subsidiaries use an approach similar to that used by PLATINUM domestically. As of February 28, 1998, PLATINUM had approximately 220 international (non-U.S.) direct sales representatives and had subsidiaries in Australia, Austria, Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, Hong Kong, Indonesia, Italy, Japan, Korea, Malaysia, the Netherlands, Norway, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand and the United Kingdom. PLATINUM expects that it will establish other foreign subsidiaries in the future to meet its strategic objectives. In a few countries, primarily in South America and the Middle East, PLATINUM markets its products through independent distributors.

  Global Accounts. PLATINUM now designates certain large, geographically dispersed entities as "global accounts." Each of these accounts is managed, on a worldwide basis, by a single executive who focuses his or her attention on the diverse needs of the enterprise.

  Professional Services. PLATINUM's consulting services and educational programs are marketed by a specialized direct sales force.

  User Group Leadership. PLATINUM believes that its sales and marketing efforts have also been greatly enhanced by participation in domestic and international user groups. PLATINUM plays a major role in the activities of the International DB2 Users Group, the International Oracle Users Group, the International Sybase Users Group and other smaller user groups, and expects to continue to do so in the future.

TECHNICAL SUPPORT AND MAINTENANCE

  PLATINUM's in-house technical support group, situated at various sites throughout the U.S., provides pre- sale, installation and post-sale support, including toll-free telephone support during regular business hours, to current users and potential customers evaluating PLATINUM's products. The technical support group also offers seven-day, 24-hour toll-free telephone service for an additional fee. PLATINUM believes that effective technical support during product evaluation substantially contributes to product acceptance, and that post-sale support has been, and will continue to be, a substantial factor in customer satisfaction.

  PLATINUM offers a maintenance program for its software products, which consists of product enhancements, updated products and technical support. Maintenance is typically provided without additional charge during the warranty period defined in PLATINUM's license agreements. Under PLATINUM's standard license agreement, customers renew maintenance support on an annual basis by paying the current maintenance fee. Customers may also commit for maintenance and product support over extended periods of time. Maintenance revenue implicit in new product sales and recurring maintenance charges are recognized ratably over the period the maintenance and support services are to be provided.

COMPETITION

  PLATINUM operates in highly competitive markets and expects competition to increase. PLATINUM encountered substantially intensified competition as it moved from the relational database tools market to the much larger IT infrastructure products market and as it entered the consulting services business. PLATINUM also experienced many new competitors, including relational database vendors and systems software companies. Many of PLATINUM's current and prospective competitors have significantly greater financial, technical and marketing resources than PLATINUM. In addition, many prospective customers may have the internal capability to implement solutions to their IT infrastructure problems.

  The competitive factors affecting the market for PLATINUM's software products include the following: product functionality, integration, performance and reliability; demonstrable economic benefits for users relative to cost; quality of customer support and user documentation and ease of installation; vendor reputation, experience and financial stability; and price.

  PLATINUM believes that it has competed effectively to date and that its ability to remain competitive will depend, to a great extent, upon its ongoing performance in the areas of product development and customer support. To be successful in the future, PLATINUM must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings. Performance in these areas will, in turn, depend upon PLATINUM's ability to attract and retain highly qualified technical personnel in a competitive market for experienced and talented software developers. PLATINUM also expects to continue its strategy of identifying and acquiring IT infrastructure products and technologies and businesses which have developed such products and technologies.

  In addition, PLATINUM encounters competition from a broader range of firms in the market for professional services. Many of PLATINUM's current and prospective competitors in the professional services business have significantly greater financial, technical and marketing resources than PLATINUM. The competitive factors affecting the market for PLATINUM's professional services include the following: breadth and quality of services offered, vendor reputation and the ability to retain qualified technical personnel.

INTELLECTUAL PROPERTY RIGHTS

  PLATINUM has historically relied upon a combination of contractual rights, trademarks, trade secrets and copyright laws to establish and protect its proprietary rights in its products. PLATINUM also holds some patents and believes that patents are becoming increasingly important to the software industry. Consequently, PLATINUM is taking actions to further protect its proprietary rights through software patents. PLATINUM's license agreements restrict a customer's use of PLATINUM's software and prohibit disclosure to third persons. Notwithstanding those restrictions, it may be possible for unauthorized persons to obtain copies of PLATINUM's software products. PLATINUM believes that because of the rapid pace of technological change in the computer software industry, the legal protections for its products are less significant factors in PLATINUM's success than the knowledge, ability and experience of PLATINUM's employees, the frequency of product enhancements, and the timeliness and quality of support services provided by PLATINUM. PLATINUM registers its product names and other trademarks in the United States and certain foreign countries.

EMPLOYEES

  As of February 28, 1998, PLATINUM employed approximately 4,330 persons, including 1,280 in sales, marketing and related activities, 1,660 in product development and support, 1,100 in professional services, and

290 in management, administration and finance. PLATINUM's success is highly dependent on its ability to attract and retain qualified employees. Competition for employees is intense in the software industry. None of PLATINUM's employees is represented by a labor union or is the subject of a collective bargaining agreement. PLATINUM has never experienced a work stoppage and believes that its employee relations are good.

PROPERTIES

  PLATINUM's principal administrative, marketing, training, and product development and support facilities are located in Oakbrook Terrace, Illinois, where PLATINUM leases approximately 334,000 square feet under leases terminating in April 2003, with plans to lease additional space in the near future. PLATINUM also leases approximately 164,000 square feet of administrative, marketing, sales and product development space in Lisle, Illinois, near PLATINUM's headquarters, under leases terminating in January and October 2003. In addition, PLATINUM leases space for approximately 75 sales offices and product development laboratories throughout the United States, ranging in size from approximately 1,000 to 45,000 square feet. In conjunction with the restructuring plan executed during the second quarter of 1997, PLATINUM closed certain sales offices and product development laboratories in the United States and certain foreign countries. See "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Restructuring Charges."

LEGAL PROCEEDINGS

  Computer Associates' International, Inc., and L'Agence pour la Protection des Programmes v. La Societe Faster, S.A.R.L. (Commercial Court of Bobigny, Paris, France). Altai, a wholly-owned subsidiary of PLATINUM, is involved in a suit in France which concerns copyright infringement claims identical to those on which Altai previously prevailed against Computer Associates International, Inc. ("CAI") in the United States. The French appellate court granted Altai's request that the U.S. appellate court's copyright ruling should bind the Commercial Court of Bobigny as a matter of law. In January 1995, the French appellate court issued a decision rejecting CAI's claim of copyright infringement. CAI's subsequent appeal in the French appellate court is still pending, as are motions from Altai that the U.S. court decisions are binding with respect to the French case.

  PLATINUM is also subject to certain other legal proceedings and claims which have arisen in the ordinary course of business and which have not been fully adjudicated. Management currently believes the ultimate outcome of such matters and those described above will not have a material adverse effect on PLATINUM's results of operations or financial position.

                            MANAGEMENT OF PLATINUM

DIRECTORS AND OFFICERS

  The directors and executive officers of the Company, their ages at March 27, 1998, and their positions with PLATINUM are as follows:

NAME                                 AGE                POSITION
----                                 ---                --------
Andrew J. Filipowski................  47 President, Chief Executive Officer and
                                         Chairman of the Board of Directors
Paul L. Humenansky..................  40 Executive Vice President--Product
                                         Development, Chief Operations Officer
                                         and Director
Michael P. Cullinane................  48 Executive Vice President, Chief
                                         Financial Officer, Treasurer and
                                         Director
Thomas A. Slowey....................  37 Executive Vice President--Sales
Paul A. Tatro.......................  41 Executive Vice President--
                                         International Operations
James E. Cowie(1)(2)................  43 Director
Steven D. Devick(1)(2)..............  46 Director
Arthur P. Frigo(1)(2)...............  56 Director
Gian Fulgoni(1).....................  50 Director

--------
(1) Member of the Audit Committee of the PLATINUM Board of Directors.
(2) Member of the Compensation Committee of the PLATINUM Board of Directors.

  The PLATINUM Board of Directors consists of three classes, which serve staggered three-year terms. Class I, the terms of whose members expire in 1999, is comprised of Messrs. Cullinane and Humenansky. Class II, the terms of whose members expire in 1998, is comprised of Messrs. Frigo and Fulgoni. Class III, the terms of whose members expire in 2000, is comprised of Messrs. Filipowski, Cowie and Devick. Directors hold office until their successors are elected and qualified. The PLATINUM Board of Directors elects officers annually and such officers, subject to the terms of certain employment agreements, serve at the discretion of the PLATINUM Board. Messrs. Filipowski, Cullinane and Humenansky each have employment agreements with PLATINUM. There are no family relationships among any of the directors or officers of PLATINUM.

  Mr. Filipowski, a founder of PLATINUM, has been President, Chief Executive Officer and Chairman of the PLATINUM Board of Directors since PLATINUM's formation in April 1987. Mr. Filipowski is also a director of Mastering, System Software Associates, Inc. and Platinum Entertainment, Inc. ("Platinum Entertainment"), an integrated music recording and publishing company.

  Mr. Humenansky, a founder of PLATINUM, was appointed Chief Operations Officer of PLATINUM effective January 1993. Mr. Humenansky also serves as Executive Vice President--Product Development, a position he has held since PLATINUM's formation in April 1987. Mr. Humenansky is also a director of Platinum Entertainment.

  Mr. Cullinane joined PLATINUM in March 1988 as Senior Vice President and Chief Financial Officer, becoming Executive Vice President in March 1995. He has also served as PLATINUM's Treasurer since April 1989 and served as Secretary from April 1989 until October 1995. Mr. Cullinane is also a director of Platinum Entertainment.

  Mr. Slowey has served as Executive Vice President--Sales since joining PLATINUM in March 1988.

  Mr. Tatro joined PLATINUM in October 1987 as Director of Education and was appointed Senior Vice President--Field Support and Affiliates in January 1990, a position he held until March 1995, when he was elected Executive Vice President--International Operations.

  Mr. Cowie has been a General Partner of Frontenac Company, a Chicago-based venture capital firm, since February 1989 and has been a director of PLATINUM since 1989. Mr. Cowie is also a director of US Servis, Inc.

  Mr. Devick is currently the President, Chief Executive Officer and Chairman of the PLATINUM Board of Directors of Platinum Entertainment, which he co-founded in 1992. He is also the Chief Executive Officer of a number of other entities, including DDE, Inc. (f/k/a Devick Enterprises, Inc.), and Platinum Development, a real estate development firm, positions he has held for at least the preceding five years. Mr. Devick has been a director of PLATINUM since 1989.

  Mr. Frigo is the owner and Chairman of M.B. Walton, a consumer products company and has been a director of PLATINUM since 1997. He also serves on the Board of Directors of Modagratics, The Levy Organization, Maxrad, Precision Extrusions, LaRabida Children's Hospital and the Landmark Preservation Council of Illinois.

  Mr. Fulgoni is Chief Executive Officer and a director of Information Resources, Inc. ("IRI"), which provides a variety of information services (primarily to consumer packaged goods companies) and computer decision support services. He was elected Chief Executive Officer of IRI in 1991. From 1991 to April 1995, Mr. Fulgoni served as Chairman of IRI, from 1989 to 1991 as Vice Chairman, and from 1981 to 1989 as President. Mr. Fulgoni has been a director of PLATINUM since 1991.

                        PLATINUM EXECUTIVE COMPENSATION

  The following table provides information concerning the annual and long-term compensation for services in all capacities to PLATINUM for the years ended December 31, 1997, 1996 and 1995 of those persons who were at December 31, 1997 (i) the Chief Executive Officer and (ii) the four other most highly compensated (based upon combined salary and bonus) executive officers of PLATINUM (collectively, with the Chief Executive Officer, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                               ANNUAL       COMPENSATION
NAME AND PRINCIPAL POSITION                 COMPENSATION     AWARDS (1)
---------------------------              ------------------ ------------
                                                             SECURITIES
                                                             UNDERLYING
                                          SALARY              OPTIONS       ALL OTHER
                                    YEAR   ($)    BONUS ($)    (#)(2)    COMPENSATION ($)
                                    ---- -------- --------- ------------ ----------------
Andrew J. Filipowski,               1997 $772,000 $154,400    500,000        $264,590(3)
 President, Chief Executive Officer 1996  702,000      --         --          222,010
 and Chairman of the Board          1995  520,000      --     400,000          54,736
Paul L. Humenansky,                 1997 $508,000 $101,600    300,000        $108,001(4)
 Chief Operations Officer and       1996  462,000      --         --           90,904
 Executive Vice President--         1995  330,000      --     250,000           5,128
 Product Development
Michael P. Cullinane,               1997 $490,000 $ 98,000    250,000        $ 97,150(5)
 Executive Vice President, Chief    1996  445,500      --         --           83,036
 Financial Officer and Treasurer    1995  330,000      --     150,000           6,624
Thomas A. Slowey,                   1997 $300,000 $ 60,000    125,000        $ 22,313(6)
 Executive Vice President--Sales    1996  273,000      --         --           22,171
                                    1995  210,000      --      75,000           1,500
Paul A. Tatro,                      1997 $300,000  $60,000    100,000        $ 21,192(7)
 Executive Vice President--         1996  273,000      --         --           21,923
 International Operations           1995  210,000      --      75,000           1,500

--------
(1) None of the Named Officers had any restricted stock holdings as of December 31, 1996.
(2) Except for options to purchase 25,000 shares of PLATINUM Common Stock granted to Mr. Slowey in January 1997, these options were granted in 1996, subject to stockholder approval of an amendment to the PLATINUM technology, inc. Employee Incentive Compensation Plan, which approval was obtained at PLATINUM's 1997 annual meeting of stockholders.
(3) Includes $1,600 in PLATINUM matching contributions pursuant to the PLATINUM technology, inc. 401(k) Savings Plan, $122,494 in premiums paid by PLATINUM for term life and disability insurance, $15,723 in premiums paid by PLATINUM for the term portion of split-dollar life insurance, and $124,773 representing the dollar value of the benefit to the Named Officer of the remainder of the premiums paid by PLATINUM for the split-dollar life insurance.
(4) Includes $1,600 in PLATINUM matching contributions pursuant to the PLATINUM technology, inc. 401(k) Savings Plan, $23,832 in premiums paid by PLATINUM for term life and disability insurance, $4,544 in premiums paid by PLATINUM for the term portion of split-dollar life insurance, and $78,025 representing the dollar value of the benefit to the Named Officer of the remainder of the premiums paid by PLATINUM for the split-dollar life insurance.
(5) Includes $1,600 in PLATINUM matching contributions pursuant to the PLATINUM technology, inc. 401(k) Savings Plan, $28,125 in premiums paid by PLATINUM for term life and disability insurance, $4,946 in premiums paid by PLATINUM for the term portion of split-dollar life insurance, and $62,479 representing the dollar value of the benefit to the Named Officer of the remainder of the premiums paid by PLATINUM for the split-dollar life insurance.
(6) Includes $1,600 in PLATINUM matching contributions pursuant to the PLATINUM technology, inc. 401(k) Savings Plan, $931 in premiums paid by PLATINUM for the term portion of split-dollar life insurance, and $19,782 representing the dollar value of the benefit to the Named Officer of the remainder of the premiums paid by PLATINUM for the split-dollar life insurance.
(7) Includes $1,600 in PLATINUM matching contributions pursuant to the PLATINUM technology, inc. 401(k) Savings Plan, $1,069 in premiums paid by PLATINUM for the term portion of split-dollar life insurance, and $18,523 representing the dollar value of the benefit to the Named Officer of the remainder of the premiums paid by PLATINUM for the split-dollar life insurance.

  OPTION GRANTS IN 1997. The following table provides information on grants of stock options during fiscal 1997 to the Named Officers. No stock appreciation rights were granted to the Named Officers during fiscal 1997.

                             OPTION GRANTS IN 1997

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION FOR
                                                  INDIVIDUAL GRANTS                    OPTION TERM(1)
                                              -------------------------            ----------------------
                                              PERCENT OF TOTAL EXERCISE
                         NUMBER OF SECURITIES OPTIONS GRANTED  OR BASE
                          UNDERLYING OPTIONS  TO EMPLOYEES IN   PRICE   EXPIRATION
NAME                        GRANTED (#)(2)     FISCAL YEAR(3)   ($/SH)     DATE      5% ($)     10% ($)
----                     -------------------- ---------------- -------- ---------- ---------- -----------
Andrew J. Filipowski....       500,000              13.6%      $13.6250  10/10/06  $4,284,345 $10,857,371
Paul L. Humenansky......       300,000               8.2        13.6250  10/10/06   2,570,607   6,514,422
Michael P. Cullinane....       250,000               6.8        13.6250  10/10/06   2,142,172   5,428,685
Thomas A. Slowey........       100,000               2.7        13.6250  10/10/06     856,869   2,171,474
                                25,000               0.7        13.5625  01/08/07     213,235     540,378
Paul A. Tatro...........       100,000               2.7        13.6250  10/10/06     856,869   2,171,474

--------
(1) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains are dependent on the future performance of PLATINUM Common Stock and the option holder's continued employment throughout the vesting period. The amounts reflected in the table may not necessarily be achieved.

(2) Except for options to purchase 25,000 shares of PLATINUM Common Stock granted to Mr. Slowey in January 1997, these options were granted in 1996, subject to stockholder approval of an amendment to the PLATINUM technology, inc. Employee Incentive Compensation Plan, which approval was obtained at PLATINUM's 1997 annual meeting of stockholders. These options are all non-qualified stock options. Subject to certain restrictions, these options become exercisable in four equal annual installments, beginning on October 10, 1997, the first anniversary of the date of grant.
(3) The percentages shown do not reflect options granted in 1997 by companies acquired by PLATINUM.

  AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END 1997 OPTION VALUES. The following table provides information on the Named Officers' option exercises in 1997 and unexercised options at December 31, 1997.

      AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END 1997 OPTION VALUES

                                                       NUMBER OF
                                                 SECURITIES UNDERLYING
                                                      UNEXERCISED          VALUE OF UNEXERCISED
                           SHARES                     OPTIONS AT          IN-THE-MONEY OPTIONS AT
                          ACQUIRED                 YEAR-END 1997 (#)       YEAR-END 1997 ($)(1)
                         ON EXERCISE   VALUE   ------------------------- -------------------------
      NAME                   (#)     REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----               ----------- --------- ----------- ------------- ----------- -------------
Andrew J. Filipowski....      --           --   2,082,500     675,000    $37,805,540  $8,862,784
Paul L. Humenansky......   50,000      831,250    697,500     412,500     10,042,188   5,407,813
Michael P. Cullinane....   81,500    1,915,250    617,500     300,000     10,197,438   4,012,500
Thomas A. Slowey........   45,000      670,814    207,782     131,250      3,055,877   1,732,031
Paul A. Tatro...........   46,984      464,690    274,750     156,250      4,639,866   2,099,219

--------
(1) The value per option is calculated by subtracting the exercise price from the closing price of PLATINUM Common Stock on the Nasdaq National Market on December 31, 1997, which was $28.25.

  EMPLOYMENT AGREEMENTS. Effective March 1, 1991, PLATINUM entered into employment agreements with Messrs. Filipowski, Cullinane and Humenansky which agreements were amended and restated as of January 1, 1996 with respect to Messrs. Filipowski and Cullinane and October 28, 1997 with respect to Mr. Humenansky. Mr. Filipowski's employment agreement provides for an initial base salary of $702,000 plus bonus compensation. Mr. Cullinane's employment agreement provides for an initial base salary of $445,500 plus bonus compensation. Mr. Humenansky's employment agreement provides for an initial base salary of $508,000 plus bonus compensation. Each of the employment agreements provide that the base salary is subject to review in accordance with PLATINUM's normal practice for executive salary review and cannot be reduced without the consent of the executive. The agreements provide that all bonus arrangements for Messrs. Filipowski, Cullinane and Humenansky are established by the Compensation Committee of the PLATINUM Board of Directors. All of the employment agreements also provide for continuation of salary, bonuses and fringe benefits during the Payout Period (as defined below) following the executive's termination of employment with PLATINUM for any reason other than "Good Cause" as defined in such agreements, or if the termination occurs within a certain time period before or after a "Change in Control" of PLATINUM. The Payout Period under the employment agreements for Messrs. Filipowski and Cullinane is five years from the date of termination. The Payout Period under Mr. Humenansky's employment agreement is three years from the date of termination, unless termination is the result of a "Change in Control", in which case, the Payout Period is five years. Under such agreements, a "Change in Control" of PLATINUM includes (a) certain reorganizations, consolidations or mergers of PLATINUM, (b) certain transfers of all or substantially all of the assets of PLATINUM, (c) the approval by PLATINUM's stockholders of a plan of liquidation or dissolution and (d) a change in PLATINUM's Board of Directors such that a majority of the members of the PLATINUM Board are not "continuing" directors. In addition, under the employment agreements for Messrs. Filipowski and Cullinane,"Change in Control" includes a person's becoming the beneficial owner of stock representing more than the greater of (i) 25% of the combined voting power of PLATINUM's then outstanding securities or (ii) the percentage of the combined voting power of PLATINUM's then outstanding securities which equals (A) 10% plus (B) the percentage of the combined voting power of PLATINUM's outstanding securities held by such corporation, person or entity on the effective date of their employment agreements. Under Mr. Humenansky's employment agreement, a person's acquiring 20% or more of (a) the outstanding shares of PLATINUM Common Stock or (b) the combined voting power of PLATINUM's then outstanding securities constitutes a "Change in Control," with certain exceptions.

DIRECTOR COMPENSATION

  All non-employee directors of PLATINUM are paid an annual fee of $2,500 and an attendance fee of $1,000 for each PLATINUM Board meeting attended and $500 for each Committee meeting attended if such Committee meeting is not held in conjunction with a meeting of the full PLATINUM Board. In addition, each non-employee director participates in the Amended and Restated PLATINUM technology, inc. 1993 Directors' Stock Option Plan (the "Directors' Plan"). Pursuant to the Directors' Plan, each non-employee director is granted, on the date of each annual meeting after which such director continues to serve on the PLATINUM Board of Directors, an option to purchase 10,000 shares of PLATINUM Common Stock at the fair market value of the PLATINUM Common Stock on such date. PLATINUM provides no retirement benefits to non-employee directors. PLATINUM directors who are also employees of PLATINUM receive no additional compensation from PLATINUM for services rendered in their capacity as directors.

     PLATINUM COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Cowie, Devick and Cowell were the members of PLATINUM's Compensation Committee during 1997. Messrs. Filipowski and Devick are executive officers of Platinum Venture Partners, Inc. ("PVP"), and Mr. Filipowski is the sole director of, and makes compensation decisions for, PVP. Mr. Devick is an executive officer of Platinum Entertainment, Inc. ("PEI"), and Messrs. Filipowski, Humenansky and Cullinane, all of whom are executive officers of PLATINUM, are directors of PEI. Messrs. Filipowski and Cullinane are also members of the compensation committee of PEI.

  Mr. Filipowski and Mr. Cowie are directors of each of PLATINUM and Mastering. Mr. Filipowski is also the President and Chief Executive Officer of PLATINUM. Mr. Filipowski holds options to purchase 34,800 Common Shares (which were granted to him in his capacity as a director of Mastering) and, through two investment partnerships of which he is a principal, indirectly owns approximately 22,000 Common Shares. Mr. Cowie holds options to purchase 34,800 Common Shares (granted to him in his capacity as a director of Mastering). Messrs. Filipowski and Cowie did not participate in the deliberations of the Mastering Board or the Board of Directors of PLATINUM with respect to the Merger. PLATINUM Ventures own a total of approximately 335,000 Common Shares. Mr. Filipowski is the President, Chief Executive Officer and a stockholder of PLATINUM Ventures Partners, Inc., the general partner of PLATINUM Ventures, and is a limited partner of each of the PLATINUM Ventures. Additionally, all of the other executive officers and directors of PLATINUM indirectly own an aggregate of more than 20,000 Common Shares. See "The Merger--Interests of Certain Persons in the Merger."

                   CERTAIN TRANSACTIONS RELATING TO PLATINUM

  See "PLATINUM Compensation Committee Interlocks and Insider Participation."

                        INFORMATION REGARDING MASTERING

  The discussion below contains certain forward-looking statements (as such term is defined in Section 21E of the Exchange Act) that are based on the beliefs of the management of Mastering, as well as assumptions made by, and information currently available to, Mastering's management. Mastering's actual growth, results, performance and business prospects and opportunities in 1998 and beyond could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Summary--Cautionary Statement Regarding Forward-Looking Statements" on page 10 for a discussion of risks, uncertainties and other factors that could cause or contribute to such material differences.

  Mastering is an educational services company that provides corporate training products and services. Mastering, Inc. was formerly known as Eagle River Interactive, Inc., and changed its name to Mastering, Inc. on October 15, 1997. Training products for IT professionals are created, developed and marketed by Mastering Computers, Inc., a wholly-owned subsidiary of Mastering, Inc. Training products include instructor-led seminars for Windows operating systems and other IT topics, instructor-led Microsoft Certified Professional preparation courses, on-site workshops, computer-based training media, interactive software, videos and a newsletter. Mastering's principal executive offices are located at 9201 East Mountain View Road, Suite 200, Scottsdale, Arizona 85258, and its telephone number is (602) 657-4000.

  Mastering develops and markets instructor-led training workshops and CBT products for IT professionals. These training products and services include instructor-led Windows NT(TM), Windows 95(TM), TCP/IP(TM), Internet Information Server(TM) and Exchange(TM) training workshops as well as Microsoft Certified Professional preparation courses and on-site workshops held at customers' facilities, CBT software covering a broad range of information technologies, other software, videos and a newsletter. Mastering's CBT products are delivered using CD-ROMs, proprietary intranets, the Internet and the World Wide Web.

  Mastering markets and sells its instructor-led and CBT products and services throughout the United States and in Canada, primarily through its in-house telesales organization. Training products and services are also sold to national accounts under long-term contracts, which are sold using outside salespeople. At the end of 1997, Mastering began marketing its training products in Europe, with sales of instructor-led training workshops beginning in the United Kingdom during the first quarter of 1998.

  On February 18, 1998, Mastering entered into the Merger Agreement providing for the Merger of PT Acquisition with and into Mastering, with Mastering being the surviving corporation in the Merger. Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, each Common Share will be converted into 0.448 of a share of PLATINUM Common Stock. The Merger is expected to be completed in the second quarter of 1998 (although there can be no assurance that such transaction will be completed) and accounted for as a pooling of interests.

DISPOSITIONS

  During the year ended December 31, 1997, Mastering sold its custom interactive development and outdoor media business segments. As a result, the operations from the custom interactive development and outdoor media business segments have been accounted for as discontinued operations.

  Mastering approved a plan to dispose of its outdoor media business segment on May 17, 1997, and has accounted for this segment as a discontinued operation. On September 16, 1997, Mastering completed the sale of the assets of its outdoor media segment for approximately $4.0 million in cash and approximately $0.6 million in notes receivable.

  Mastering announced its intent to sell its interactive business segment on July 29, 1997, and has accounted for this segment as a discontinued operation. On September 26, 1997, Mastering completed the sale of the assets of its interactive business segment for $13.5 million in cash and the right to future payments contingent on the segment's future earnings.

SERVICES AND PRODUCTS

  Mastering's principal revenues come from instructor-led training workshops and CBT products for IT professionals working in corporate environments. These training products and services include instructor-led Windows NT(TM), Windows 95(TM), TCP/IP(TM), Internet Information Server(TM) and Exchange(TM) workshops, Microsoft

Certified Professional preparation courses, on-site workshops held at customers' facilities, CBT software covering a broad range of information technologies, other software, videos and a newsletter. Mastering's CBT products are delivered using CD-ROMs, proprietary intranets, the Internet and the World Wide Web.

INSTRUCTOR-LED TRAINING

  Mastering develops and markets instructor-led training workshops for IT professionals working in corporate environments. The workshops provide training primarily on Microsoft(TM) operating systems. Mastering offers one-day and two-day training workshops as well as three-day and four-day Microsoft(TM) Certified Professional preparation courses, which it hosts in cities across the United States and in Canada, with an expansion into Europe during the first quarter of 1998. Depending on the city and the course, a workshop may be attended by as many as 500 IT professionals. The workshops are standardized, with the same courses being offered nationally and in Canada.

  Workshops are taught by instructors who are employees of Mastering. When not engaged in teaching a workshop, instructors spend their time developing and updating course curriculum. Mastering is a Microsoft Solutions Provider and a member of Microsoft's Training Alliance, which gives Mastering early access to alpha and beta versions of selected new and updated Microsoft software. Course content and the workshops themselves continue to evolve due to software upgrades and enhancements and the introduction of new software, giving Mastering continuing revenue opportunities as IT professionals continue to take courses to stay updated on the technology they support. As such, Mastering's revenue is significantly dependent on the introduction of new software and updates to existing software. A decrease in the rate of such introductions or updates could have a material adverse effect on Mastering's results of operations.

COMPUTER-BASED TRAINING

  Mastering, under a licensing agreement with a third party, licenses a CBT development engine and more than 300 CBT titles, as well as most of its future releases, which cover a broad range of information technologies. Mastering's CBT titles are sold to IT professionals and to end users of desk-top applications such as common word-processing and spreadsheet programs. Mastering adds content to and/or enhances the user interface of many of the licensed titles. The titles are private-labeled under the "Mastering Computers" brand name. Sales of titles began in the first quarter of 1997. The initial term of the licensing agreement is for an eighteen-month period ending June 30, 1998, with two one-year renewal options exercisable by Mastering. If Mastering exercises its two one-year renewal options, there can be no assurance that the third party would agree to further renewal periods. Failure to renew the contract or obtain CBT products from alternate suppliers could have a material adverse effect on Mastering's results of operations.

  At the end of 1997, Mastering introduced its Knowledge Track(TM) line of CBT titles developed in house. This product line converts the content of Mastering's instructor-led training courses into interactive CBT titles in CD-ROM format, which are sold as a complement to the instructor-led training courses and as a stand-alone training product. Because these CBT products are based on Mastering's instructor-led training workshops, the content is continually evolving as the related workshop content evolves.

CUSTOMERS

  In 1997, no customer accounted for 10 percent or more of Mastering's revenue from continuing operations. The five largest customers, in total, accounted for 3 percent of Mastering's 1997 revenue.

  Mastering has provided training products and services to numerous Fortune500 companies, other small and mid-size businesses, universities and various Federal, state and local government agencies. During 1997,

Mastering trained approximately 95,000 customers through instructor-led training workshops and CBT. In 1997, the organizations with the most IT professionals attending Mastering's workshops were:

AT&T Corporation                            Intel Corporation
Lockheed Martin Corporation                 Allied Signal, Inc.
Blue Cross Blue Shield Association          Lucent Technologies, Inc.
The Boeing Company                          MCI Communications Corporation
Eastman Kodak Company                       Pacific Bell
Electronic Data Systems Corporation         Science Application International
                                             Corporation
General Electric Company                    Sprint Corporation
GTE Corporation                             Unisys Corporation
Hewlett-Packard Company                     Xerox Corporation
Honeywell, Inc.

SALES AND MARKETING

  At the end of 1997, Mastering employed 259 people engaged in sales and marketing related activities, up from 152 at the beginning of the year. Mastering's telesales force sells all of Mastering's training products and services and is also used to identify sales leads for Mastering's national accounts program targeting Fortune 1000 prospects. Mastering's telesales organization makes one-on-one contact with prospective customers, allowing sales representatives to develop a rapport with customers to enhance future repeat sales.

  Mastering's sales effort is aided by a proprietary database of information related to more than 4 million IT professionals. In 1997, the telesales organization called most of these IT professionals.

  At the end of 1997, Mastering contracted with a third-party vendor to implement a sales force automation system to significantly enhance its telesales infrastructure to assist in the gathering and more-intuitive use of information regarding IT professionals, businesses and government agencies. Mastering expects this system to be fully functional by the third quarter of 1998, and it should enhance Mastering's efforts to more effectively contact and develop prospective customers and coordinate sales efforts.

  Mastering generally begins selling its instructor-led training workshops several months before the commencement of the workshops. This advance selling allows Mastering to perform market research and allows the sales force to test new products and to gauge customer demand prior to actual product introduction. Mastering also markets its products and services by distributing product information through direct mail in advance of a seminar and by advertising in technology-oriented publications.

  Mastering also generates sales and sales leads through its Internet web site, where prospective customers can obtain detailed information about Mastering's products and services and interactively sample Mastering's CBT. The web site allows Mastering to gather important demographic, professional and personal information about prospective customers using accepted web-based tracking techniques and on-line surveys. This information is used to test new products and to gauge customer demands prior to actual product introduction and to identify new sales leads.

COMPETITION

  A shortage of IT professionals has led to the need for education on continually evolving technologies. In response, a large number of IT training programs are now offered by hardware/software vendors, systems integrators, internal training departments, technology/vocational schools and independent trainers. The training market is highly fragmented and competitive. Because of the lack of significant barriers to entry into the IT training market, Mastering expects this competition to continue in the future. In addition, many of Mastering's competitors have significantly greater financial resources and are competing with Mastering through the acquisition of Mastering's competitors, price reductions and strategic partnerships, and Mastering expects this trend to continue in the future.

  Many of Mastering's competitors have substantially greater technical, sales, marketing and name recognition than Mastering. In addition, the training market is experiencing significant pricing pressure and Mastering expects the pricing pressure from competitors to increase in the future. Accordingly, there can be no assurance that Mastering will be able to continue to provide services and products that compare favorably with those of its competitors or that pricing pressure will not have a significant impact on Mastering's results of operations.

EMPLOYEES

  As of December 31, 1997, Mastering had 390 employees, of which 259 were engaged in sales and marketing related activities, 49 were engaged in operations related activities, 11 were engaged in CBT-development related activities and 71 were engaged in support related activities.

  Mastering expects hiring in 1998 to continue in connection with the continued expansion of its businesses. Mastering believes that its future success will depend in large part upon its ability to attract and retain highly skilled strategic sales and marketing personnel and instructors. Competition for such personnel is intense. Mastering provides stock options to attract and retain such personnel.

  Mastering expects to continue to hire additional sales and marketing personnel and instructors. There can be no assurance that Mastering will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect upon Mastering's business, results of operations and financial condition.

PROPERTIES

  Mastering leases approximately 53,500 square feet of office and administrative space in Scottsdale, Arizona in facilities housing its corporate headquarters. The lease expires in December, 2008. In addition, Mastering leases approximately 3,900 square feet in Chicago, Illinois for its executive and investor-relations activities and occupies approximately 1,200 square feet in Portland, Oregon for its CBT research and development activities.

  Upon completion of tenant improvements currently underway, Mastering expects to occupy an additional 5,000 square feet at the corporate headquarters. Mastering currently has an obligation to lease an additional 20,000 square feet at the corporate office by December 1, 1998.

  Mastering owns approximately 3.5 acres of undeveloped land located next to Mastering's corporate headquarters in Scottsdale, Arizona.

LEGAL PROCEEDINGS

  Mastering is a party to various claims and lawsuits arising in the normal course of business. Management believes that the ultimate liability, if any, in excess of amounts already provided for is not likely to have a material adverse effect on Mastering's annual results of operations or financial condition.

                    DESCRIPTION OF PLATINUM'S CAPITAL STOCK

  The authorized capital stock of PLATINUM consists of 180,000,000 shares of Common Stock, $.001 par value per share (the "PLATINUM Common Stock"), and 10,000,000 shares of Class II Preferred Stock, $0.01 par value per share (the "Preferred Stock"), 1,000,000 shares of which (subject to adjustment upward or downward by PLATINUM's Board of Directors) have been designated as Series A Junior Participating Preferred Stock, and 1,775,000 of which (subject to adjustment upward or downward in accordance with PLATINUM's Restated Certificate of Incorporation, as amended (the "PLATINUM Charter")) have been designated as Series B Preferred Stock. As of March 27, 1998, 64,850,036 shares of PLATINUM Common Stock were issued and outstanding; 1,768,421 shares of Series B Preferred Stock were issued and outstanding, and no shares of the Series A Junior Participating Preferred Stock were issued or outstanding. The following description is a summary and is qualified in its entirety by reference to the provisions of PLATINUM's Restated Certificate of Incorporation, as amended (the "PLATINUM Charter") , and its Bylaws, copies of which have been filed with and are available from the Commission and PLATINUM upon request.

COMMON STOCK

  Holders of PLATINUM Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of a majority of the shares of PLATINUM Common Stock represented at a meeting can elect all of the directors to be elected at that meeting. Holders of PLATINUM Common Stock are not permitted to act by written consent. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of PLATINUM Common Stock are entitled to receive ratably such dividends as may be declared by the PLATINUM Board of Directors out of funds legally available therefor. See "Comparative Per Share Market Price Data-- PLATINUM." In the event of a liquidation, dissolution, or winding up of PLATINUM, holders of the PLATINUM Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of PLATINUM Common Stock have no preemptive rights and have no right to convert their PLATINUM Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the PLATINUM Common Stock. All outstanding shares of PLATINUM Common Stock are, and any shares of PLATINUM Common Stock which are issued in connection with the Merger, when so issued, will be, fully paid and nonassessable.

PREFERRED STOCK

  The PLATINUM Board of Directors has the authority, without further action by the stockholders, to issue up to 8,231,579 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. Because the PLATINUM Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers, and rights (including voting rights), senior to the rights of holders of PLATINUM Common Stock, which could adversely affect the rights of holders of PLATINUM Common Stock and could have the effect of delaying, deferring, or preventing a change in control of PLATINUM.

SERIES B PREFERRED STOCK

  Holders of shares of Series B Preferred Stock have voting rights only with respect to actions by PLATINUM which will materially and adversely change any of the rights, privileges and preferences of the Series B Preferred Stock. Shares of Series B Preferred Stock may only be transferred to PLATINUM, or any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with the holder of such shares. Shares of Series B Preferred Stock are convertible, at any time, into shares of PLATINUM Common Stock at the rate of one-for-one (subject to certain adjustments). Furthermore, each share of Series B Preferred Stock shall

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

automatically be converted into shares of PLATINUM Common Stock at the rate of one-for-one (subject to certain adjustments) upon the improper transfer of any shares of Series B Preferred Stock by any holder thereof. In the event of any liquidation, dissolution, or winding up of PLATINUM, holders of Series B Preferred Stock are entitled to receive up to an amount equal to (i) $23.75 per share for each share of Series B Preferred Stock then held by them, plus
(ii) the amount of declared but unpaid dividends thereon.

PREFERRED STOCK PURCHASE RIGHTS

  The registered holders of PLATINUM Common Stock have the right (a "Right") to purchase from PLATINUM, for each share of PLATINUM Common Stock owned, one one-hundredth of a share of Class II Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Rights Shares"), of PLATINUM at a price of $125.00 per one one-hundredth of a Preferred Rights Share (the "Rights Purchase Price"), subject to adjustment. Each one-one hundredth of a Preferred Rights Share is entitled to one vote, a dividend equal to the dividend per share paid on the PLATINUM Common Stock, and a liquidation payment equal to the liquidation payment per share paid on the PLATINUM Common Stock. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between PLATINUM and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

  The Rights are not exercisable until the earlier of (i) the close of business on the tenth business day after the first public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of PLATINUM Common Stock (an "Acquired Person"), or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the PLATINUM Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by such person or group of 15% or more of the outstanding shares of PLATINUM Common Stock (the earlier of such dates being called the "Distribution Date"). Until the Distribution Date, the Rights will be evidenced by the certificates for the PLATINUM Common Stock, will be transferable only by the transfer of the shares of PLATINUM Common Stock (including a transfer to PLATINUM) will constitute a transfer of the Rights. As described below, after a person or group becomes an Acquiring Person, the Rights may not be redeemed or amended. The Rights will expire on January 5, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are redeemed earlier by PLATINUM, in each case, as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of PLATINUM as a result of the ownership of the Right, including, without limitation, the right to vote or to receive dividends.

  Until the Distribution Date (or earlier redemption or expiration of the Rights), certificates for the PLATINUM Common Stock issued upon the transfer or new issuance of shares of PLATINUM Common Stock will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of PLATINUM Common Stock will also constitute the transfer of Rights associated with the shares of PLATINUM Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to the holders of record of shares of PLATINUM Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

  At any time after the Distribution Date, each holder of a Right (other than those described in the next sentence) will thereafter have the right to receive, upon exercise and in lieu of Preferred Rights Shares, shares of PLATINUM Common Stock (or, in certain circumstances, cash, property or other securities of PLATINUM) having a value equal to two times the Rights Purchase Price. All Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be void.

  At any time after the first date of public announcement by PLATINUM or an Acquiring Person that an Acquiring Person has become such (a "Shares Acquisition Date"), if (i) PLATINUM is the surviving

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

corporation in a merger with any other company or entity, (ii) PLATINUM is acquired in a merger or other business combination transaction, or (iii) 50% or more of PLATINUM's consolidated assets or earning power are sold, each holder of a Right (other than those whose rights have become void) will thereafter have the right to receive, upon the exercise thereof at the then current Rights Purchase Price and in lieu of Preferred Rights Shares, that number of shares of common stock of the surviving or acquiring company which at the time of such transaction will have a market value of two times the exercise price of such Right.

  At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of PLATINUM Common Stock, the Board of Directors of PLATINUM may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, without any additional payment, for shares of PLATINUM Common Stock at an exchange ratio equal to one share of PLATINUM Common Stock (or a share of a class or series of PLATINUM's preferred shares having equivalent rights, preferences and privileges) per Right, subject to adjustment.

  With certain exceptions, no adjustment in the Rights Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Rights Purchase Price. No fractional Rights Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Rights Preferred Share, which may, at the election of PLATINUM, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Rights Preferred Shares on the last trading day prior to the date of exercise.

  At any time prior to the Shares Acquisition Date, the Board of Directors of PLATINUM may redeem all, but not less than all, of the Rights at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the PLATINUM Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Any provisions of the Rights may be amended by the Board of Directors of PLATINUM prior to the Shares Acquisition Date. After the Shares Acquisition Date, the provisions of the Rights Agreement may be amended by the Board of Directors of PLATINUM in order to cure any ambiguity or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

  A copy of the Rights Agreement is available free of charge from PLATINUM. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

  The Rights have certain anti-takeover effects. The Rights should not interfere with any merger or business combination approved by the Board of Directors of PLATINUM because the Rights may be redeemed by PLATINUM at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of PLATINUM Common Stock. However, by causing substantial dilution to a person or group that attempts to acquire PLATINUM on terms not approved by PLATINUM's Board of Directors, the Rights may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of PLATINUM's stockholders. The PLATINUM Board of Directors has stated that the Rights are not intended to prevent an acquisition of PLATINUM on terms that are favorable and fair to all stockholders.

CERTAIN PLATINUM CHARTER AND BYLAWS PROVISIONS

  The PLATINUM Charter and the Bylaws contain a number of provisions relating to corporate governance and to the rights of PLATINUM stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of PLATINUM. These provisions include (i) the classification of PLATINUM's Board of Directors into three classes, each class serving for staggered three year terms; (ii) restrictions on the removal of directors; (iii) a requirement that special meetings of PLATINUM stockholders may be called only by the Board of Directors of PLATINUM and that PLATINUM stockholder action may be taken only at PLATINUM stockholder meetings and not by written consent; (iv) the authority of the Board of Directors of PLATINUM to issue series of Preferred Stock with such voting rights and other powers as it may determine; (v) a requirement that the affirmative vote of greater than 80% of the voting power of shares entitled to vote generally for the election of directors is required to amend provisions of the PLATINUM Charter relating to (a) the classification of PLATINUM's Board of Directors, (b) removal of directors, and (c) the inability of PLATINUM stockholders to call special meetings and to take action by written consent; (vi) a requirement that the Bylaws may only be amended (other than by PLATINUM's Board of Directors) by the vote of the holders of 66% of the shares entitled to vote generally for the election of directors; and (vii) notice requirements in the Bylaws relating to nominations to the Board of Directors of PLATINUM and to the raising of business matters at PLATINUM stockholder meetings.

DELAWARE GENERAL CORPORATION LAW

  PLATINUM is subject to the provisions of Section 203 of the DGCL ("Section 203"). Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder, unless (i) the transaction that results in the person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation, that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or
(ii) an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage persons interested in acquiring PLATINUM to negotiate in advance with PLATINUM's Board of Directors because the stockholder approval requirement would be avoided if a majority of the PLATINUM's directors then in office approve either the business combination or the transaction which results in the person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in management of PLATINUM. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT

  The transfer agent and registrar for the PLATINUM Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The statements set forth under this heading with respect to the DGCL, the PLATINUM Charter, the PLATINUM Bylaws, the Mastering Charter and the Mastering Bylaws are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the DGCL, the PLATINUM Charter, the PLATINUM Bylaws, the Mastering Charter and the Mastering Bylaws. See "AVAILABLE INFORMATION."

GENERAL

  The following summary compares certain rights of the holders of PLATINUM Common Stock to the rights of the holders of Common Shares. The rights of Mastering stockholders are governed principally by the DGCL, the Mastering Charter and the Mastering Bylaws. Upon consummation of the Merger, such stockholders will become holders of PLATINUM Common Stock, and their rights will be governed principally by the DGCL, the PLATINUM Charter and the PLATINUM Bylaws. In most respects, the rights of PLATINUM stockholders are similar to those of Mastering stockholders. The following summarizes the material differences between the rights of holders of PLATINUM Common Stock and Common Shares.

DIVIDENDS

  Under the DGCL, a corporation may pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no such surplus exists, out of its net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year, provided that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon distribution of assets. Each of the PLATINUM Charter and Bylaws and the Mastering Charter and Bylaws contains provisions relating to the declaration and payment of dividends consistent with the DGCL. However, neither PLATINUM nor Mastering currently pays dividends to their respective stockholders.

VOTING RIGHTS

  Each share of PLATINUM Common Stock and each Common Share is entitled to one vote on each matter submitted to a vote of stockholders. Neither the holders of PLATINUM Common Stock nor the holders of Common Shares have cumulative voting rights in the election of directors.

DIRECTORS

  Number of Directors. Under the DGCL, the charter document or bylaws of a corporation may specify the number of directors. The PLATINUM Charter and Bylaws provide the PLATINUM Board shall consist of not less than six nor greater than eleven directors elected for staggered three year terms, with the exact number determined by the PLATINUM Board. The current size of the PLATINUM Board is seven. Section 223 of the DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation (PLATINUM's Charter and Bylaws do not provide otherwise) or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy (PLATINUM's Charter does not have such a provision). In addition, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of shares outstanding at the time and entitled to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Such elections are to be conducted in accordance with the procedures provided by the DGCL. Unless otherwise provided in the certificate of incorporation or bylaws, when one or more directors resign from the board, a majority of directors then in office, including those who have so resigned, may vote to fill the vacancy. PLATINUM's Bylaws limit this provision with respect to directors that have resigned such that it applies only where the director has resigned, effective at a future date.

  The Mastering Charter specifies that the Mastering Board shall consist of not less than five nor more than 15 directors elected for staggered three year terms. The current size of the Mastering Board is seven and the number of directors may be changed by amendment to the Mastering Bylaws. Vacancies and newly created directorships may be filled by the Mastering Board. In addition, if at the time of filling any vacancy or newly created directorship the directors then in office shall constitute less than a majority of the whole board, holders of ten percent (10%) or more of the outstanding voting capital stock of Mastering may petition the Delaware Court of Chancery to summarily order an election to be held to fill any such vacancy or newly created directorship, or to replace the directors chosen by the directors then in office.

  Classification. Directors of both PLATINUM and Mastering serve staggered terms of office. Both the PLATINUM Charter and Bylaws and the Mastering Charter and Bylaws provide that their respective boards of directors shall be divided, with respect to the terms of office for the individual directors, into three classes, as nearly equal as possible, with each class to serve a staggered three year term.

  Removal. Under Section 141 of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation having a classified board, stockholders may effect such removal only for cause and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors. PLATINUM's Charter provides that directors may be removed only with cause by a vote of a majority of the combined voting power of PLATINUM's outstanding stock. Mastering's Bylaws provide that any director may be removed only for cause by (i) the affirmative vote of holders of at least eighty percent (80%) of the outstanding voting capital stock of Mastering or (ii) the affirmative vote of a majority of the entire Mastering Board.

  Nominations. Each of the Mastering Bylaws and the PLATINUM Bylaws provide that nominations for directors may be made only by or at the direction of the Mastering Board or by a stockholder entitled to vote for the election of directors at a stockholders' meeting. With respect to stockholder nominations, written notice of such stockholders' intent to make such nominations at such meeting must be received by the Secretary of Mastering or PLATINUM, as the case may be, in a manner and within the time period specified in the respective Bylaws of PLATINUM and Mastering.

  Fiduciary Duties of Directors. Under the DGCL, directors have a fiduciary relationship with their corporation and its stockholders and, as such, are required to discharge their duties in good faith and in a manner reasonably believed to be in the best interests of such corporation and its stockholders. They are required to use such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of such corporation. Delaware courts have held that the duty of care requires directors to exercise an informed business judgment, which requires that they have informed themselves of all material information reasonably available. Delaware courts have imposed a heightened standard of conduct on directors who are responding to a proposed change of control or are engaging in a sale or auction of their corporation.

LIMITATION ON DIRECTORS LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 102 of the DGCL allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors of the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 of the DGCL does not, however, permit a corporation to limit or eliminate the personal liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption or (iv) any transaction from which the director derives an improper personal benefit. Each of the PLATINUM Charter and the Mastering Charter provide for limitations on directors' liability to the fullest extent permitted by the DGCL.

  Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to: (i) any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against expenses (including attorneys' fees), judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; (ii) any derivative action or suit on behalf of such corporation against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation. With respect to derivative suits and actions, in the event that a person is adjudged to be liable to the corporation, the DGCL prohibits indemnification unless, and then only to the extent that, either the Delaware Court of Chancery or the court in which such derivative action or suit was brought determines that such person is entitled to indemnification for those expenses which that court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.

  The PLATINUM Charter provides that PLATINUM shall indemnify PLATINUM directors to the maximum extent permitted by the DGCL. The PLATINUM Charter provides that PLATINUM may, at the discretion of the PLATINUM Board, indemnify officers and employees of PLATINUM.

  The Mastering Charter and Bylaws provide for the indemnification of directors and officers of Mastering to the maximum extent permitted by the DGCL. The Mastering Charter authorizes the Mastering Board, from time to time, to indemnify employees and agents of Mastering to the maximum extent permitted by the DGCL. The Mastering Charter also provides for the mandatory advancement of certain expenses to directors and officers upon the delivery of an undertaking by such persons to reimburse all amounts so advanced to which such persons are determined by a court not to be entitled.

CALL OF SPECIAL MEETINGS

  Under Section 211 of the DGCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. Under PLATINUM's Bylaws, a special meeting of stockholders may be called only by the PLATINUM Board. Under Mastering's Bylaws, a special meeting of the stockholders may be called by the President or the Chairman of the Board of Directors of Mastering, and shall be called at the request of a majority of the Mastering Board.

ACTION OF STOCKHOLDERS WITHOUT A MEETING

  The DGCL permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of such corporation provides otherwise; provided such consent is signed by the stockholders having at least the minimum number of votes required to authorize such action at a meeting. Each of the PLATINUM Charter and the Mastering Charter contains a prohibition that prevents PLATINUM's stockholders and Mastering's stockholders, respectively, from taking any action without a meeting.

STOCKHOLDER PROPOSALS

  The PLATINUM Bylaws provide that, to be timely, a stockholder must deliver written notice to, or mail such written notice so that it is received by, the Secretary of PLATINUM at the principal executive offices of

PLATINUM, not less than 120 nor more than 150 days prior to the first anniversary of the date of PLATINUM's consent solicitation or proxy statement released to stockholders in connection with the previous year's election of directors or meeting of stockholders, except that if no annual meeting of stockholders or election by consent was held in the previous year or if the date of the meeting has been changed from the previous year's meeting date, a proposal must be received within 10 days after the meeting date has been "publicly disclosed." Neither Mastering's Charter nor Bylaws contains any specific provision relating to stockholder proposals.

AMENDMENT TO CHARTER

  Under the DGCL, the charter of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock entitled to vote thereon. With respect to any amendment to the charter of a corporation that would adversely affect a particular class or series of stock, the DGCL requires the separate approval by the holders of the affected class or series of stock, voting together as a single class. Any amendments to either the PLATINUM Charter or the Mastering Charter relating to the creation of a classified board of directors or affecting the prohibition on stockholder action by written consent requires the approval of eighty percent (80%) of the outstanding shares of voting capital stock of PLATINUM or Mastering, as the case may be, unless, in the case of Mastering, such amendment is declared advisable by at least seventy five percent (75%) of the members of the Mastering Board.

AMENDMENT TO BYLAWS

  Section 109 of the DGCL provides that the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote, provided that a corporation may, in its certificate of incorporation, confer such powers on the board of directors. In accordance with the PLATINUM Charter, the PLATINUM Board is expressly authorized to make, alter, amend or repeal the Bylaws of PLATINUM; provided, however, that if such action is to be taken by stockholders, the affirmative vote of 66 2/3% of the total votes eligible to be cast by stockholders is required.

  In accordance with the Mastering Charter, each of the Mastering Board and the Stockholders are expressly authorized to make, alter, amend or repeal the Mastering Bylaws; provided however that amendments to the By-law provisions relating to creation of a classified board of directors, filling of vacancies and newly created directorships, removal of directors and nomination of directors require the approval of the holders of eighty percent (80%) of the outstanding shares of voting capital stock of Mastering, unless such amendment is declared advisable by at least seventy-five percent (75%) of the members of the Mastering Board.

CONFLICT OF INTEREST

  The PLATINUM Bylaws provide that no contract entered into between PLATINUM and one or more of its directors or officers or between PLATINUM and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely because the director or officer is present or participates in a meeting which authorizes the contract or transaction, or solely because his or her votes are counted for such purpose, if: (i) the director or officer's relationship or interest in the contract or transaction are disclosed to the disinterested directors and the disinterested directors in good faith authorize the contract or transaction;
(ii) the material facts as to the director or officer's relationship or interest in the contract are disclosed to the stockholders entitled to vote thereon, and a contract is approved in good faith by the vote of the stockholders; or (iii) the contract is fair as to the corporation as of the time it is authorized, by the Board of Directors, or by the stockholders. Neither the Mastering Charter nor Mastering's Bylaws contains any specific provisions relating to contracts between Mastering and its directors or officers.

ANTI-TAKEOVER PROVISIONS

  Section 203 of the DGCL prohibits, in general, a publicly held Delaware corporation from engaging, under certain circumstances and subject to certain exceptions, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the board of directors approves the transaction or business combination which results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the stockholder acquires more than eighty five percent (85%) of the outstanding shares of voting capital stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans); or (iii) the business combination is approved by the board of directors and by holders of two-thirds of the outstanding voting capital stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). An "interested stockholder" is a person (other than the corporation or a majority-owned subsidiary of such corporation), who, together with affiliates and associates, owns (or at any time within the prior three years did own) fifteen percent (15%) or more of the corporation's outstanding voting capital stock, subject to certain exceptions. Section 203 of the DGCL defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

  Except as described above under "--Conflict of Interest," neither the PLATINUM Charter or Bylaws nor the Mastering Charter or Bylaws contains any provisions which modify Section 203 of the DGCL.

  PLATINUM's Charter, Bylaws and the PLATINUM Rights Agreement as well as Mastering's Charter, Bylaws and the Rights Agreement (the "Mastering Rights Agreement") dated as of March 15, 1996, as amended, between Mastering and Harris Trust and Savings Bank, as rights agent, contain a number of provisions which may be deemed to have potential anti-takeover effects. See "DESCRIPTION OF PLATINUM'S CAPITAL STOCK" and "Available Information."

                 SECURITY OWNERSHIP OF PLATINUM MANAGEMENT AND
                      PRINCIPAL STOCKHOLDERS OF PLATINUM

  The following table sets forth, as of March 27, 1998 unless otherwise indicated below, certain information with respect to the beneficial ownership of the PLATINUM Common Stock by (i) each person known by PLATINUM to own beneficially more than 5% of the outstanding shares of PLATINUM Common Stock,
(ii) each director of PLATINUM, (iii) each of the Named Officers and (iv) all executive officers and directors of PLATINUM as a group.

                                                           AMOUNT AND
                                                           NATURE OF   PERCENT
                                                           BENEFICIAL    OF
                      NAME AND ADDRESS                    OWNERSHIP(1)  CLASS
                      ----------------                    ------------ -------
   Andrew J. Filipowski(2)...............................  4,433,042     6.6%
   T. Rowe Price Associates, Inc.(3).....................  5,741,400     8.9
   The Prudential Insurance Company of America(4)........  5,324,850     8.2
   Jennison Associates Capital Corp.(5)..................  5,261,600     8.1
   Michael P. Cullinane(6)...............................    709,742     1.1
   Paul L. Humenansky(7).................................    706,541     1.1
   Steven D. Devick(8)...................................    108,350       *
   Thomas A. Slowey(9)...................................    285,365       *
   Paul A. Tatro(10).....................................    248,782       *
   Gian Fulgoni(11)......................................     25,966       *
   James E. Cowie(12)....................................     38,966       *
   Arthur P. Frigo.......................................     90,200       *
   All Executive Officers and Directors as a Group (9
    persons)(13).........................................  6,646,954     9.7

--------
*Less than one percent
 (1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
 (2) Includes (a) 2,082,500 shares which may be acquired pursuant to the exercise of stock options held by Mr. Filipowski within 60 days of March 27, 1998, (b) 189,000 shares held by a foundation established by Mr. Filipowski and (c) 391,549 shares held by Platinum Ventures. Mr. Filipowski disclaims beneficial ownership of the shares held by the foundation. Mr. Filipowski disclaims beneficial ownership of the shares owned by Platinum Ventures except to the extent of his pecuniary interest. The address of Mr. Filipowski is c/o PLATINUM technology, inc., 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181.
 (3) As reported on a Schedule 13G/A filed with the Securities and Exchange Commission (the "Commission") on February 10, 1998 (the "Price 13G") jointly by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Science and Technology Fund, Inc. ("Price Fund"). According to the Price 13G, Price Associates has sole voting power with respect to 156,500 shares and sole dispositive power with respect to all 5,741,400 shares, and Price Fund has sole voting power with respect to 2,500,000 shares. The address of Price Associates and Price Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.
 (4) As reported on a Schedule 13G/A filed with the Commission on February 9, 1998 (the "Prudential 13G") by the Prudential Insurance Company of America ("Prudential"). According to the Prudential 13G, Prudential has sole voting power and sole dispositive power with respect to 6,900 shares, shared voting power with respect to 4,601,650 shares and shared dispositive power with respect to 5,317,950 shares. The address of Prudential is 751 Broad Street, Newark, New Jersey 07102-3777.
 (5) As reported on a Schedule 13G/A filed with the Commission on February 12, 1998 (the "Jennison 13G") by Jennison Associates Capital Corp. ("Jennison"). According to the Jennison 13G, Jennison has sole voting power with respect to 6,600 shares, shared voting power with respect to 4,538,700 shares and shared dispositive power with respect to all 5,261,600 shares. The address of Jennison is 466 Lexington Ave., New York, New York 10017.

 (6) Includes (a) 617,500 shares which may be acquired pursuant to the exercise of stock options held by Mr. Cullinane within 60 days of March 27, 1998 and (b) 6,211 shares allocated to his account under the PLATINUM Stock Purchase Plan.
 (7) Includes (a) 697,500 shares which may be acquired pursuant to the exercise of stock options held by Mr. Humenansky within 60 days of March 27, 1998 and (b) 5,364 shares allocated to his account under the PLATINUM Stock Purchase Plan.
 (8) Includes 15,966 shares which may be acquired pursuant to the exercise of stock options held by Mr. Devick within 60 days of March 27, 1998.
 (9) Includes (a) 281,000 shares which may be acquired pursuant to the exercise of stock options held by Mr. Slowey within 60 days of March 27, 1998 and (b) 3,167 shares allocated to his account under the PLATINUM Stock Purchase Plan.
(10) Includes (a) 207,782 shares which may be acquired pursuant to the exercise of stock options held by Mr. Tatro within 60 days of March 27, 1998, and (b) 41,000 shares held as co-trustee, with his wife, of trusts for their benefit.
(11) Represents shares which may be acquired pursuant to the exercise of stock options held by Mr. Fulgoni within 60 days of March 27, 1998.
(12) Includes 15,966 shares which may be acquired pursuant to exercise of stock options held by Mr. Cowie within 60 days of March 27, 1998.
(13) Includes 3,950,780 shares which may be acquired pursuant to the exercise of stock options within 60 days of March 27, 1998.

                SECURITY OWNERSHIP OF MASTERING MANAGEMENT AND
                      PRINCIPAL STOCKHOLDERS OF MASTERING

  The following table sets forth, as of March 1, 1998, unless otherwise indicated, the number of Common Shares beneficially owned by (i) each person known by Mastering to own beneficially more than five percent of the outstanding Common Shares (ii) each director and nominee, (iii) the executive officers of Mastering, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them:

                                                  AMOUNT AND NATURE
                                                    OF BENEFICIAL   PERCENT OF
NAME OF BENEFICIAL OWNER                              OWNERSHIP     OWNERSHIP
------------------------                          ----------------- ----------
Terence M. Graunke...............................     3,504,548(1)     25.5%
Paul D. Carbery..................................     3,029,800(2)     22.1
James E. Cowie...................................     3,029,800(2)     22.1
Frontenac VI Limited Partnership.................     3,000,000(3)     22.0
Thomas R. Graunke................................     1,286,250(4)      9.4
The Capital Group Companies, Inc.................       880,000(5)      6.4
Montgomery Asset Management, L.P.................       816,000(6)      5.9
Jennison Associates Capital Corp.................       765,500(7)      5.6
Casey Cowell.....................................       344,800(8)      2.5
Andrew J. Filipowski.............................       364,800(9)      2.7
Marc Pinto.......................................       166,810(10)     1.2
Marko A. Rukavina III............................       155,378(11)     1.1
Peter I. Mason...................................        79,800(12)       *
Paul G. Yovovich.................................         6,000           *
All directors and executive officers as a group
 (10 persons)....................................     8,967,986(13)    65.3

--------
  * Less than 1%.
 (1) Includes 472,100 shares issuable pursuant to options that are currently exercisable. Mr. Graunke's address is c/o Mastering, Inc., 676 N. Michigan Ave., Suite 3410, Chicago, Illinois 60611.
 (2) Includes 29,800 shares issuable pursuant to options that are currently exercisable, and 3,000,000 shares held by Frontenac VI Limited Partnership. Messrs. Carbery and Cowie are General Partners of Frontenac Company, the general partner of Frontenac VI Limited Partnership, and may be deemed to have shared voting and investment power over the shares held by Frontenac VI Limited Partnership. Messrs. Carbery and Cowie disclaim beneficial ownership of the shares held by Frontenac VI Limited Partnership. The address of Messrs. Carbery and Cowie is c/o Frontenac Company, 135 South LaSalle Street, Chicago, Illinois 60603.
 (3) Excludes options to purchase Common Shares held by Messrs. Carbery and Cowie, who are directors of Mastering and general partners of Frontenac Company, the general partner of Frontenac VI Limited Partnership. The address of Frontenac VI Limited Partnership is c/o Frontenac Company, 135 South LaSalle Street, Chicago, Illinois 60603.
 (4) Includes 17,500 shares that have been pledged to Mastering, pursuant to a Stock Pledge Agreement, to secure certain potential indemnification obligations of Mr. Graunke to Mastering, Inc. and Mastering Computers, Inc., a wholly-owned subsidiary of Mastering, Inc.. In connection with the pledge of stock, Mr. Graunke has agreed not to sell, transfer, exchange or otherwise dispose or agree to dispose of all or any portion of such shares without Mastering's consent until such shares are released pursuant to the terms of the Stock Pledge Agreement. Includes 101,250 shares issuable pursuant to options that are currently exercisable. Mr. Graunke's address is c/o Mastering, Inc., 9201 East Mountain View Road, Scottsdale, Arizona 85258.
 (5) Includes 880,000 shares with respect to which The Capital Group Companies, Inc. ("The Capital Group") and its wholly-owned subsidiary, Capital Research and Management Company, report sole dispositive power. Sole voting power with respect to such shares is held by SMALLCAP World Fund, Inc. The

    Capital Group's address is 333 South Hope Street, 52nd Floor, Los Angeles, California 90071. The number of shares reflected in the table is based on information contained in a Schedule 13G, dated February 11, 1998, filed by each of the Capital Group, Capital Research and Management Company and SMALLCAP World Fund, Inc. with the Securities and Exchange Commission.
 (6) Includes 642,000 shares with respect to which Montgomery Asset Management, L.P. ("Montgomery") has sole voting power. Montgomery's address is 101 California Street, San Francisco, California 94111. The number of shares reflected in the table is based on information contained in a Schedule 13G, dated February 5, 1998, filed by Montgomery with the Securities and Exchange Commission.
 (7) Includes 462,200 shares with respect to which Jennison Associates Capital Corp. ("Jennison") has sole voting power, and 303,300 shares with respect to which it has shared voting power. Jennison shares dispositive power with respect to all of the 765,500 shares. The Prudential Insurance Company of America owns all of the stock of Jennison and may be deemed to have the power to exercise or direct the exercise of such voting and/or investment power that Jennison may have with respect to the Common Shares reported above. Jennison's address is 466 Lexington Avenue, New York, New York 10017. The number of shares reflected in the table is based on information contained in a Schedule 13G, dated February 12, 1998, filed by Jennison with the Securities and Exchange Commission.
 (8) Includes 29,800 shares issuable pursuant to options that are currently exercisable.
 (9) Includes 29,800 shares issuable pursuant to options that are currently exercisable and 335,000 shares held by Platinum Ventures Partners I L.P. and Platinum Ventures Partners II L.P. (collectively "Platinum Ventures"). Mr. Filipowski is the President, Chief Executive Officer and a stockholder of Platinum Ventures Partners, Inc., the general partner of the Platinum Ventures and a limited partner of each of the Platinum Ventures, and may be deemed to have shared voting and investment power over the shares held by the Platinum Ventures. Mr. Filipowski disclaims beneficial ownership of the shares held by the Platinum Ventures except to the extent of his pecuniary interest.
(10) Includes 166,800 shares issuable pursuant to options that are currently exercisable.
(11) Represents shares issuable pursuant to options that are currently exercisable.
(12) Includes 19,800 shares issuable pursuant to options that are currently exercisable.
(13) Includes 1,034,528 shares issuable pursuant to options that are currently exercisable, 3,000,000 shares held by Frontenac VI Limited Partnership and 335,000 shares held by the Platinum Ventures. See footnotes 1, 2, 4, 8, 9, 10, 11 and 12 above.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Mastering has entered into employment agreements with each of Messrs. Terence M. Graunke, Marc Pinto, Thomas R. Graunke and Marko A. Rukavina III. Pursuant to certain arrangements with PLATINUM, the employment agreements with Messrs. Terence M. Graunke, Marc Pinto and Thomas R. Graunke will terminate at the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger." The employment agreement with Terence M. Graunke provides for an annual base salary of $275,000 plus a bonus of up to $275,000 to be awarded annually at the discretion of the Compensation Committee. For 1997 Mastering paid Mr. Graunke a bonus of $120,000. Mr. Graunke's employment agreement, which expires September 30, 2001, may be terminated by either party upon 90 days' notice. In the event Mr. Graunke is terminated without "cause" or if he resigns for "good reason" (as defined in the agreement), he is entitled to receive a severance payment in the amount of three times his base salary. In addition, Mr. Graunke is eligible for a "gross-up" payment as reimbursement of any federal excise (but not income) taxes payable.

  The employment agreement with Marc Pinto provides for an annual base salary of $175,000. Mr. Pinto is entitled to participate in Mastering's bonus plan for senior executives, and for 1997 he received a bonus of $116,000 under the plan. Mr. Pinto's agreement, which expires December 25, 1999, may be terminated by either party upon 60 days' notice. In the event Mr. Pinto is terminated without "cause" (as defined in the agreement), he is entitled to receive his base salary for a period of six months.

  The employment agreement with Thomas R. Graunke provides for an annual base salary of $200,000. Mr. Graunke is entitled to participate in Mastering's bonus plan for senior executives, and for 1997 he received a bonus of $160,000. Mr. Graunke's employment agreement, which expires in July 2000, may be terminated by either party upon 30 days' notice. In the event Mr. Graunke is terminated without "cause" (as defined in the agreement) before July 31, 1999, he is entitled to receive his base salary for a period of twelve months, and if he is terminated without cause after July 31, 1999, he is entitled to receive his base salary for the remaining term of the agreement. If Mr. Graunke terminates his employment for "good reason" (as defined in the agreement) prior to July 31, 1999, he is entitled to severance equal to his base salary for a period of twelve months, and, if he terminates his employment for good reason on or after July 31, 1999, he is entitled to receive his base salary for the remaining term of the agreement.

  The employment agreement with Marko A. Rukavina III provides for an annual base salary of $150,000. Mr. Rukavina is entitled to participate in Mastering's bonus plan for senior executives, and for 1997 he received a bonus of $108,000 under the plan. Mr. Rukavina's agreement, which expires on July 31, 1999, may be terminated by either party on fourteen days' notice. In the event Mr. Rukavina is terminated without "cause" (as defined in the agreement), he is entitled to receive his base salary for a period of six months.

  Each of the employment agreements with Messrs. Terence M. Graunke, Marc Pinto, Thomas R. Graunke and Marko A. Rukavina III contains certain non-competition and confidentiality provisions.

  The Amended and Restated 1995 Executive Stock Option Plan and the Amended and Restated 1995 Employee Stock Option Plan each contain a provision which provides that options granted under the respective plans become exercisable upon a "change in control" (as such term is defined in the plans).

                                    EXPERTS

  The consolidated financial statements and related financial statement schedule of PLATINUM, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in this Proxy Statement/Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Mastering, as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

  The validity of PLATINUM Common Stock offered hereby and certain federal income tax matters relating to the Merger will be passed upon for PLATINUM by Katten Muchin & Zavis, Chicago, Illinois. Certain federal income tax matters relating to the Merger will be passed upon for Mastering by Sidley & Austin, Chicago, Illinois.

                              PROXY SOLICITATION

  The cost of soliciting proxies will be paid by Mastering. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of Mastering by mail, telegram or personally. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of Common Shares and will be reimbursed by Mastering for their reasonable expenses in forwarding such materials.

  Stockholders are urged to return their proxies without delay.

                                 OTHER MATTERS

  The Mastering Board is not aware of any matters to be presented at the Meeting other than those listed in the notice of the Meeting. If any other matters do come before the Meeting, it is intended that the holders of proxies solicited by the Mastering Board will vote on such other matters in their discretion in accordance with their best judgments.

        INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                           PLATINUM TECHNOLOGY, INC.

Report of KPMG Peat Marwick LLP..........................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996.............  F-3
Consolidated Statements of Operations for the years ended December 31,
 1997, 1996 and 1995.....................................................  F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1997,
 1996 and 1995...........................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1996 and 1995.....................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                                MASTERING, INC.

Report of Arthur Andersen LLP............................................ F-30
Consolidated Balance Sheets as of December 31, 1997 and 1996............. F-31
Consolidated Statements of Operations for the years ended December 31,
 1997, 1996 and 1995..................................................... F-32
Consolidated Statements of Stockholders's Equity (Deficit) for the years ended December 31, 1997, 1996 and 1995.................................. F-33
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1996 and 1995..................................................... F-34
Notes to Consolidated Financial Statements............................... F-35

                           PLATINUM TECHNOLOGY, INC.

Report on Schedule of KPMG Peat Marwick LLP..............................  S-1
Schedule II--Valuation and Qualifying Accounts...........................  S-2

                         INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
PLATINUM technology, inc.:

  We have audited the accompanying consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PLATINUM technology, inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois
February 9, 1998, except for Note 18,
 which is as of March 14, 1998

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         AS OF DECEMBER 31,
                                                         --------------------
                        ASSETS                             1997       1996
   ----------------------------------------------------  ---------  ---------
Current assets:
  Cash and cash equivalents............................. $ 178,138  $ 140,783
  Short-term investment securities......................    57,597     42,755
  Trade accounts receivable, net of allowances of $1,613
   and $2,503...........................................   212,731    165,131
  Installment accounts receivable, net of allowances of
   $878 and $395........................................    30,043     13,603
  Accrued interest and other current assets.............    32,132     11,729
  Refundable income taxes...............................       547        629
                                                         ---------  ---------
    Total current assets................................   511,188    374,630
                                                         ---------  ---------
Non-current investment securities.......................    25,553      2,135
Property and equipment, net.............................    77,842     72,750
Purchased and developed software, net...................   116,717     82,438
Excess of cost over net assets acquired, net of
 accumulated amortization of $15,975 and $10,610........    52,759     37,382
Non-current installment receivables, net of allowances
 of $1,616 and $816.....................................    21,912     21,665
Other assets............................................    28,206     27,572
                                                         ---------  ---------
    Total assets........................................ $ 834,177  $ 618,572
                                                         =========  =========
         LIABILITIES AND STOCKHOLDERS' EQUITY
   ----------------------------------------------------
Current liabilities:
  Acquisition-related payables.......................... $  15,717  $   7,872
  Income taxes payable..................................     3,698      2,420
  Accounts payable......................................    16,091     15,436
  Accrued commissions and bonuses.......................    13,357     10,622
  Accrued royalties.....................................     7,070      3,913
  Accrued restructuring costs...........................     6,308         --
  Other accrued liabilities.............................    42,905     29,798
  Current maturities of long-term obligations...........     1,319      3,246
  Deferred revenue......................................   116,374     84,166
                                                         ---------  ---------
    Total current liabilities...........................   222,839    157,473
                                                         ---------  ---------
Acquisition-related payables............................    18,320      2,502
Deferred revenue........................................    60,435     38,674
Deferred rent...........................................     6,197      8,360
Accrued restructuring costs.............................    16,002        --
Long-term obligations, net of current maturities........   266,824    115,803
                                                         ---------  ---------
    Total liabilities...................................   590,617    322,812
                                                         ---------  ---------
Stockholders' equity:
  Class II preferred stock, $.01 par value; authorized
   10,000, none issued and outstanding..................        --         --
  Subscribed Class II preferred stock, $.01 par value;
   1,768 shares subscribed in 1997......................        18         --
  Common stock, $.001 par value; authorized 180,000,
   issued and outstanding 63,860 and 60,577.............        64         61
  Paid-in capital.......................................   565,371    487,417
  Accumulated deficit...................................  (325,558)  (208,788)
  Unrealized holding gains on marketable securities.....     8,262     17,805
  Foreign currency translation adjustment...............    (4,597)      (735)
                                                         ---------  ---------
    Total stockholders' equity..........................   243,560    295,760
                                                         ---------  ---------
    Total liabilities and stockholders' equity.......... $ 834,177  $ 618,572
                                                         =========  =========

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  YEARS ENDED DECEMBER 31,
                                                ------------------------------
                                                  1997       1996      1995
                                                ---------  --------  ---------
Revenues:
  Software products............................ $ 357,223  $243,938  $ 158,597
  Maintenance..................................   125,245   102,364     76,498
  Professional services........................   141,035   121,763     91,316
                                                ---------  --------  ---------
    Total revenues.............................   623,503   468,065    326,411
                                                ---------  --------  ---------
Costs and expenses:
  Professional services........................   127,499   116,133     92,374
  Product development and support..............   187,383   155,277     94,027
  Sales and marketing..........................   228,387   182,597    113,978
  General and administrative...................    61,876    39,224     34,097
  Restructuring charges........................    57,319       --         --
  Merger costs.................................     8,927     5,782     30,819
  Acquired in-process technology...............    67,904    48,456     88,493
                                                ---------  --------  ---------
    Total costs and expenses...................   739,295   547,469    453,788
                                                ---------  --------  ---------
Operating loss.................................  (115,792)  (79,404)  (127,377)
Other income, net..............................    16,729     5,237      4,130
                                                ---------  --------  ---------
Loss before income taxes.......................   (99,063)  (74,167)  (123,247)
Income taxes...................................    18,721    (9,245)   (11,680)
                                                ---------  --------  ---------
Net loss....................................... $(117,784) $(64,922) $(111,567)
                                                =========  ========  =========
Net loss per share............................. $   (1.90) $  (1.14) $   (2.50)
                                                =========  ========  =========
Shares used in computing per share amounts.....    62,042    56,968     44,671


          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                       YEARS ENDED DECEMBER 31,
                          ----------------------------------------------------
                                1997              1996              1995
                          ----------------  ----------------  ----------------
                          SHARES  AMOUNT    SHARES  AMOUNT    SHARES  AMOUNT
                          ------ ---------  ------ ---------  ------ ---------
Preferred stock:
 Balance at beginning of
  year...................    --  $     --      --  $     --      --  $     --
 Stock subscribed........  1,768        18     --        --      --        --
                          ------ ---------  ------ ---------  ------ ---------
 Balance at end of
  year...................  1,768 $      18     --  $     --      --  $     --
                          ====== =========  ====== =========  ====== =========
Common stock:
 Balance at beginning of
  year................... 60,577 $      61  54,598 $      55  39,670 $      40
 Exercise of stock
  options................    939         1     517         1     803         1
 Issuance of common
  stock under Stock
  Purchase Plan..........    882         1     197       --      --        --
 Issuance of common
  stock..................  1,461         1   5,265         5  14,125        14
 Conversion of
  subordinated notes.....      1       --      --        --      --        --
                          ------ ---------  ------ ---------  ------ ---------
 Balance at end of
  year................... 63,860 $      64  60,577 $      61  54,598 $      55
                          ====== =========  ====== =========  ====== =========
Paid-in capital:
 Balance at beginning of
  year...................        $ 487,417         $ 433,856         $ 191,194
 Exercise of stock
  options................            7,067             2,380             4,754
 Issuance of common
  stock under Stock
  Purchase Plan..........           11,540             1,801               --
 Issuance of common
  stock..................           17,514            49,515           237,907
 Preferred stock
  subscribed.............           41,848               --                --
 Amortization of shelf
  registration costs.....              (25)             (135)              --
 Conversion of
  subordinated notes.....               10               --                --
 Adjustment to conform
  fiscal years of pooled
  businesses.............              --                --                  1
                                 ---------         ---------         ---------
 Balance at end of
  year...................        $ 565,371         $ 487,417         $ 433,856
                                 =========         =========         =========
Notes receivable:
 Balance at beginning of
  year...................        $     --          $    (515)        $    (333)
 Issuance of notes
  receivable.............              --                --               (200)
 Repayment of notes
  receivable.............              --                --                 18
 Reclassification to
  other assets...........              --                515               --
                                 ---------         ---------         ---------
 Balance at end of
  year...................        $     --          $     --          $    (515)
                                 =========         =========         =========
Accumulated deficit:
 Balance at beginning of
  year...................        $(208,788)        $(143,771)        $ (30,958)
 Net loss................         (117,784)          (64,922)         (111,567)
 Adjustment for
  immaterial pooled
  businesses.............            1,014                45               --
 Other...................              --                --                (22)
 Adjustment to conform
  fiscal years of pooled
  businesses.............              --               (140)           (1,224)
                                 ---------         ---------         ---------
 Balance at end of
  year...................        $(325,558)        $(208,788)        $(143,771)
                                 =========         =========         =========
Unrealized appreciation
 in marketable
 securities:
 Balance at beginning of
  year...................        $  17,805         $     --          $     --
 Change in unrealized
  holding gains, net of
  tax....................           (9,543)           17,805               --
                                 ---------         ---------         ---------
 Balance at end of
  year...................        $   8,262         $  17,805         $     --
                                 =========         =========         =========
Foreign currency
 translation adjustment:
 Balance at beginning of
  year...................        $    (735)        $     588         $     183
 Translation
  adjustment.............           (3,862)           (1,323)              405
                                 ---------         ---------         ---------
 Balance at end of
  year...................        $  (4,597)        $    (735)        $     588
                                 =========         =========         =========
   Total stockholders'
    equity...............        $ 243,560         $ 295,760         $ 290,213
                                 =========         =========         =========

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  YEARS ENDED DECEMBER 31,
                                                ------------------------------
                                                  1997       1996      1995
                                                ---------  --------  ---------
Cash flows from operating activities:
  Net loss..................................... $(117,784) $(64,922) $(111,567)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization..............    57,191    38,824     24,140
    Acquired in-process technology.............    67,904    48,456     88,493
    Write-off of fixed assets, capitalized
     software and other intangible assets in
     conjunction with the restructuring plan...    19,687       --         --
    Unrealized holding gains on marketable
     equity securities.........................   (12,581)     (920)       --
    Realized net gain on sales of investment
     securities................................    (7,566)   (1,032)      (332)
    Write-off of capitalized software in
     connection with product stabilization and
     mergers...................................       --        654        942
    Noncash compensation.......................       --        --          78
  Sales of trading securities..................     9,489       --         --
Changes in assets and liabilities, net of
 acquisitions:
  Trade and installment receivables............   (62,316)  (67,219)   (53,845)
  Deferred income taxes........................    14,580   (16,337)   (13,000)
  Accrued interest and other current assets ...   (10,394)   (1,170)    (3,134)
  Accounts payable and accrued liabilities.....    32,547    (7,080)     6,888
  Deferred revenue.............................    53,969    59,196     20,325
  Income taxes payable.........................     1,092       993      2,615
  Other........................................   (13,232)    6,657     16,073
                                                ---------  --------  ---------
      Net cash provided by (used in) operating
       activities..............................    32,586    (3,900)   (22,324)
                                                ---------  --------  ---------
Cash flows from investing activities:
  Purchases of investment securities...........   (66,957)  (18,797)   (61,484)
  Sales of investment securities...............        87    30,223     75,519
  Maturities of investment securities..........    24,383     5,846     10,753
  Purchases of property and equipment..........   (26,940)  (35,542)   (39,435)
  Purchased and developed software.............   (63,781)  (41,279)   (20,742)
  Payments for acquisitions....................   (19,338)  (17,853)  (103,085)
  Other assets.................................    (1,365)   (3,749)      (482)
                                                ---------  --------  ---------
      Net cash used in investing activities....  (153,911)  (81,151)  (138,956)
                                                ---------  --------  ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net
   of issuance costs...........................       --        --     194,420
  Proceeds from issuance of convertible notes,
   net of issuance costs.......................   144,967   110,783        --
  Proceeds from exercise of stock options and
   Stock Purchase Plan.........................    18,609     4,182      4,144
  Short-term borrowings........................       --      1,115      8,205
  Payments on borrowings.......................    (4,896)   (5,915)    (7,331)
  Other........................................       --        --        (256)
                                                ---------  --------  ---------
      Net cash provided by financing
       activities..............................   158,680   110,165    199,182
                                                ---------  --------  ---------
Adjustment to conform fiscal years of pooled
 businesses....................................       --       (140)    (2,203)
                                                ---------  --------  ---------
Net increase in cash and cash equivalents......    37,355    24,974     35,699
Cash and cash equivalents at beginning of
 year..........................................   140,783   115,809     80,110
                                                ---------  --------  ---------
Cash and cash equivalents at end of year....... $ 178,138  $140,783  $ 115,809
                                                =========  ========  =========

          See accompanying notes to consolidated financial statements.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Operations

  PLATINUM technology, inc. and its subsidiaries (collectively, the "Company" or "PLATINUM") develop, market and support software products, and provide related professional services, that help organizations manage and improve their information technology ("IT") infrastructures, which consist of data, systems and applications. The Company's products and services help IT departments, primarily in large and data-intensive organizations, minimize risk, improve service levels and leverage information to make better business decisions. The Company's products typically perform fundamental functions such as automating operations, maintaining the operating efficiency of systems and applications and ensuring data access and integrity. The Company currently develops software products through its four business units: database management, systems management, application infrastructure management and data warehousing and decision support. The Company markets and supports its products and services principally through its own sales organization, including an international network of wholly-owned subsidiaries.

 Use of Estimates

  In preparing the consolidated financial statements in conformity with generally accepted accounting principles, the Company's management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Principles of Consolidation

  The consolidated financial statements include the accounts of PLATINUM technology, inc. and its subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

 Revenue Recognition

  Revenues from software product sales of perpetual and fixed-term license agreements are recognized upon product delivery and customer acceptance, when all significant contractual obligations are satisfied and the collection of the resulting receivables is reasonably assured. Software product sales under extended payment terms are discounted to present value. Revenues from maintenance fees implicit in software product sales or separately priced maintenance agreements are recognized on a straight-line basis over the maintenance period.

  Professional service revenues are derived from the Company's consulting services business and educational programs. These revenues are comprised of both time and material contracts and fixed-price contracts. Time and material contract revenues are recognized as services are performed. Fixed-price contract revenues are recognized based on the percentage-of-completion method.

 Cash Equivalents and Investment Securities

  Cash equivalents are comprised of highly liquid investments with original maturities of three months or less. Investment securities consist primarily of state and municipal bonds with original maturities generally ranging from four to thirty years, corporate bonds with original maturities of less than one year and marketable equity securities. The Company classifies its investment securities as either available-for-sale or trading and reports them at fair value.

  Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. Trading securities represent those securities which the Company intends to buy or sell in the near term for the purpose of generating profits on increases in market values. For available-for-sale

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES securities, unrealized holding gains and losses, net of income taxes, are reported as a separate component of stockholders' equity. For trading securities, unrealized holding gains and losses are reflected in pre-tax earnings. For securities transferred from available-for-sale to the trading classification, any unrealized holding gains or losses at the date of transfer are recognized in pre-tax earnings immediately.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, generally three to seven years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the asset.

 Purchased and Developed Software

  Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as product development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing and documentation, are capitalized.

  Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally four years, using the straight-line method. This method generally results in greater amortization expense per year than the method based on the ratio of current year gross product revenue to current and anticipated future gross product revenue. Amortization commences when a product is available for general release to customers. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

 Excess of Cost Over Net Assets Acquired

  Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to 10 years. Adjustments to the carrying value of excess of cost over net assets acquired are made if the sum of expected future net cash flows from the business acquired is less than book value.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period of enactment.

 Fair Value of Financial Instruments and Long-Lived Assets

  The Company has reviewed the following financial instruments and determined that their fair values approximated their carrying values as of December 31, 1997: cash and cash equivalents; trade and installment receivables; accrued interest and other current assets; refundable income taxes; acquisition-related payables; accounts payable and other accrued liabilities; and long-term obligations, excluding convertible subordinated notes. Investment securities are discussed in Note 3, and convertible subordinated notes are discussed in Note 12.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," under which the Company has reviewed long-lived assets and certain intangible assets and determined that their carrying values as of December 31, 1997 are recoverable in future periods.

 Earnings Per Share

  In the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which established new methods for computing and presenting earnings per share ("EPS") and replaced the presentation of primary and fully-diluted EPS with basic ("Basic") and diluted EPS. Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised common stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised common stock equivalents. Because the Company reported a net loss for the years ended December 31, 1997, 1996 and 1995, per share amounts have been presented under the Basic method only.

  Had the Company reported net earnings for the years ended December 31, 1997, 1996 and 1995, the weighted average number of shares outstanding would have potentially been diluted by the following common equivalent securities (not assuming the effects of applying the treasury stock method to outstanding stock options or the if-invested method to convertible securities):

                                                  1997       1996      1995
                                               ---------- ---------- ---------
   Stock options.............................. 11,861,865 10,143,622 8,404,911
   Convertible subordinated notes (November
    1996).....................................  8,243,010  8,243,727       --
   Convertible subordinated notes (December
    1997).....................................  4,160,600        --        --
                                               ---------- ---------- ---------
                                               24,265,475 18,387,349 8,404,911
                                               ========== ========== =========

  Additionally, net earnings applicable to common stockholders for the years ended December 31, 1997 and 1996 would have been increased by interest expense, net of income taxes, related to the convertible subordinated notes of $5,870,000 and $501,000, respectively.

 Foreign Currency Translation and Transactions

  The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statement of operations.

 Derivative Financial Instruments

  In the ordinary course of business, the Company enters into forward exchange contracts to minimize the short-term impact of foreign currency fluctuations on assets and liabilities denominated in currencies other than the functional currency of the reporting entity. All foreign exchange forward contracts designated and effective as hedges of firm commitments are treated as hedges, as required by generally accepted accounting principles.

  Forward exchange contracts are reported at fair value within short-term investment securities. Fair values of forward exchange contracts are determined using published rates. Gains and losses on the forward exchange contracts are included in other income and expense and offset foreign exchange gains and losses from the revaluation of intercompany balances denominated in currencies other than the functional currency of the reporting entity. Realized and unrealized holding gains and losses on the forward exchange contracts are reported within operating activities in the statement of cash flows.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

 Stock-Based Compensation

  On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize the compensation expense associated with the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income and earnings per share disclosures as if the fair value method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123.

 Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities

  On January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The Company sells installment receivables to third party finance companies in the normal course of business. During 1997, all such transactions were accounted for as sales in accordance with SFAS No. 125.

 Supplemental Cash Flow Disclosure

  Income tax refunds received by the Company amounted to $524,000, $307,000 and $933,000 in 1997, 1996 and 1995, respectively. Cash paid for income taxes in 1997, 1996 and 1995 was $1,173,000, $2,179,000 and
$987,000, respectively. Cash paid for interest in 1997, 1996 and 1995 was $8,419,000, $787,000 and $824,000, respectively.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to the 1997 presentation.

2. ACQUISITIONS

 Poolings of Interests

  On June 15, 1995, the Company acquired all of the outstanding capital stock of Software Interfaces, Inc. ("SII"), a leading provider of data access, reporting and data conversion utilities for relational and non-relational database management systems, in exchange for 1,085,450 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), which had a market value, based upon the trading price of the Common Stock on the Nasdaq National Market ("Market Value"), of approximately $20,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 14,377 shares of Common Stock.

  On August 9, 1995, the Company acquired all of the outstanding capital stock and warrants of Answer Systems, Inc. ("Answer"), a pioneer in client/server help desk solutions, in exchange for 1,567,946 shares of Common Stock, which had a Market Value of approximately $38,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 42,176 shares of Common Stock.

  On August 16, 1995, the Company acquired all of the outstanding capital stock of Locus Computing Corporation ("Locus"), a leading provider of consulting services for information technology users and suppliers, in exchange for 1,452,445 shares of Common Stock, which had a Market Value of approximately $33,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 231,905 shares of Common Stock.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  On August 23, 1995, the Company acquired all of the outstanding capital stock of Altai, Inc. ("Altai"), a vendor of integrated automated operations software for open computing, in exchange for 1,098,295 shares of Common Stock, which had a Market Value of approximately $23,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 52,696 shares of Common Stock.

  On August 25, 1995, the Company acquired all of the outstanding capital stock of Trinzic Corporation ("Trinzic"), a major provider of data warehousing and open systems tools and services, in exchange for 6,654,484 shares of Common Stock, which had a Market Value of approximately $150,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 620,948 shares of Common Stock.

  On November 17, 1995, the Company acquired all of the outstanding capital stock of Softool Corporation ("Softool"), a leading provider of software change and configuration management technology, in exchange for 1,452,708 shares of Common Stock, which had a Market Value of approximately $25,000,000 at the time of the acquisition.

  On February 8, 1996, the Company acquired all of the outstanding capital stock of Prodea Software Corporation ("Prodea"), a leading provider of data warehousing and business intelligence tools, in exchange for 2,126,913 shares of Common Stock, which had a Market Value of approximately $36,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 212,427 shares of Common Stock.

  On March 26, 1996, the Company acquired all of the outstanding capital stock of Paradigm Systems Corporation ("Paradigm"), a leading provider of information technology consulting services, in exchange for 762,503 shares of Common Stock, which had a Market Value of approximately $12,800,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 87,912 shares of Common Stock.

  On March 29, 1996, the Company acquired all of the outstanding capital stock of Axis Systems International, Inc. ("Axis"), a leading provider of information technology consulting services, in exchange for 319,926 shares of Common Stock, which had a Market Value of approximately $6,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 59,986 shares of Common Stock.

  On January 31, 1997, the Company acquired all of the outstanding capital stock of Australian Technology Resources Pty Limited ("ATR"), a leading provider of information technology consulting services, in exchange for 313,784 shares of Common Stock, which had a Market Value of approximately $5,000,000 at the time of the acquisition.

  On February 28, 1997, the Company acquired all of the outstanding capital stock of I&S Informationstechnik and Services GmbH ("I&S"), a leading provider of information technology consulting services, in exchange for 1,089,867 shares of Common Stock, which had a Market Value of approximately $17,200,000 at the time of the acquisition.

  Each of the aforementioned transactions was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated as if the combining companies had been combined for all periods presented. Merger costs relating to the acquisitions consummated in 1997, 1996 and 1995 amounted to $8,927,000, $5,782,000 and $30,819,000, respectively, of which $3,155,000, $353,000 and $1,942,000, were included in other accrued liabilities at December 31, 1997, 1996 and 1995, respectively. These costs included investment banking and other professional fees, write-downs of certain assets, employee severance payments, costs of closing excess office facilities and various other expenses.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The following information reconciles total revenues and net loss of PLATINUM technology, inc. as previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 with the amounts presented in the accompanying consolidated statements of operations for the years ended December 31, 1996 and 1995, as well as separate results of operations for 1997 of ATR and I&S during the periods preceding their acquisition. The 1997 results presented for ATR represent the one-month period ended January 31, 1997. The 1997 results for I&S represent the two-month period ended February 28, 1997.

                           1997                1996                1995
                    ------------------- ------------------- ------------------
                                                                        NET
                             NET INCOME          NET INCOME           INCOME
                    REVENUES   (LOSS)   REVENUES   (LOSS)   REVENUES  (LOSS)
                    -------- ---------- -------- ---------- -------- ---------
   PLATINUM(1).....                     $439,190  $(67,962) $304,676 $(111,933)
   ATR.............  $  511     $(56)      9,132       142     9,492       301
   I&S.............   2,627      109      19,743     2,898    12,243        65
                                        --------  --------  -------- ---------
       Total.......                     $468,065  $(64,922) $326,411 $(111,567)
                                        ========  ========  ======== =========

--------
(1) Represents the historical results of PLATINUM technology, inc. without considering the effect of the poolings of interests consummated during 1997. All merger costs and acquired in-process technology charges are reflected in the historical results of PLATINUM.

  The consolidated statement of operations for the year ended December 31, 1996 reflects the impact of ATR's operating results for the six months ended June 30, 1996, which are also included in the year ended December 31, 1995 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of ATR included more than once were $5,061,000 and $140,000, respectively.

  The consolidated statement of operations for the year ended December 31, 1995 reflects the impact of Trinzic's operating results for the quarter ended March 31, 1995, which are also included in the year ended December 31, 1994 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of Trinzic included more than once were $12,553,000 and $215,000, respectively.

  The consolidated statement of operations for the year ended December 31, 1995 reflects the impact of certain operating results included more than once, due to the differences in reporting periods of Altai and Locus relative to that of PLATINUM. The revenues and net income of Altai included more than once were $2,514,000 and $441,100, respectively. The revenue and net income of Locus included more than once were $3,197,000 and $568,000, respectively.

  During 1996, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company did not restate the consolidated financial statements to reflect the results of this entity for the periods preceding the acquisition. As a result, the retained earnings of this entity were recorded as of the acquisition date, causing a $45,000 adjustment to the Company's accumulated deficit in 1996. This adjustment is reflected in the consolidated statement of stockholders' equity.

  On November 26, 1997, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company acquired all of the outstanding capital stock of Vayda Consulting, Inc. ("Vayda"), a leading provider of information technology consulting services, in exchange for 580,231 shares of Common Stock, which had a Market Value of approximately $15,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 67,937 shares of Common Stock. The Company did not restate the consolidated financial statements to reflect the results of Vayda for the periods

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES preceding the acquisition. As a result, the retained earnings of Vayda were recorded as of the acquisition date, causing an adjustment of $1,014,000 to the Company's accumulated deficit in 1997. This adjustment is reflected in the consolidated statement of stockholders' equity.

 Purchase Transactions

  The Company has also made a number of acquisitions that have been accounted for under the purchase method. Accordingly, purchase prices have been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Amounts allocated to acquired in-process technology have been expensed at the time of acquisition. Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to ten years. The consolidated statements of operations reflect the results of operations of the purchased companies since the effective dates of the acquisitions.

  To determine the fair market value of the acquired in-process technology, the Company considered the three traditional approaches of value: the cost approach, the market approach and the income approach. The Company relied primarily on the income approach, whereupon fair market value is a function of the future revenues expected to be generated by an asset, net of all allocable expenses and charges for the use of contributory assets. The future net revenue stream is discounted to present value based upon the specific level of risk associated with achieving the forecasted asset earnings. The income approach focuses on the income producing capability of the acquired assets and best represents the present value of the future economic benefits expected to be derived from these assets.

  The Company determined that the acquired in-process technologies had not reached technological feasibility based on the status of design and development activities that required further refinement and testing. The development activities required to complete the acquired in-process technologies included additional coding, cross-platform porting and validation, quality assurance procedures and customer beta testing.

  The acquired technologies represent unique and emerging technologies, the application of which is limited to the Company's IT infrastructure strategy. Accordingly, these acquired technologies have no alternative future use.

  Effective March 1995, the Company acquired all of the outstanding capital stock of SQL Software Corporation ("SQL"), a provider of Windows-based development tools for managing multiple relational databases, for approximately $2,000,000; the assets of Viatech Development, Inc. ("Viatech"), a provider of electronic distribution tools, for approximately $5,300,000; and the assets of BrownStone Solutions, Inc. ("BrownStone"), a vendor of repository technology, for approximately $6,300,000. Also effective March 1995, the Company acquired all of the outstanding capital stock of RELTECH Group, Inc. ("Reltech"), a vendor of repository technology, for approximately $9,800,000 in cash plus 318,453 shares of Common Stock, which had a Market Value of approximately $7,500,000 at the time of the acquisition.

  Effective July 1995, the Company acquired all of the outstanding capital stock of Advanced Software Concepts, Inc. ("ASC"), a leading provider of distributed storage network management solutions for heterogeneous environments, for approximately $7,000,000.

  Effective November 1995, the Company acquired substantially all of the assets of ProtoSoft, Inc. ("ProtoSoft"), a pioneer in portable, object-oriented analysis and design software for building enterprise-wide applications and the developer of Paradigm Plus, for approximately $30,000,000 in cash plus 582,121 shares of Common Stock, which had a Market Value of approximately $10,000,000 at the time of the acquisition.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  Effective December 1995, the Company purchased all of the outstanding capital stock of AIB Software Corporation ("AIB"), a leader in multi-platform application development and testing tools, for approximately $2,200,000 in cash plus 478,045 shares of Common Stock, which had a Market Value of approximately $9,000,000 at the time of the acquisition; Protellicess Software, Inc. ("Protellicess"), a leader in enterprise project and process management software, in exchange for 822,077 shares of Common Stock, which had a Market Value of approximately $15,000,000 at the time of the acquisition; and BMS Computer, Inc. ("BMS"), a leader in integrated chargeback systems that provide job accounting, chargeback, cost analysis and resource reporting for heterogeneous environments, for approximately $6,900,000. In conjunction with the acquisitions of AIB and Protellicess, the Company assumed stock options which converted into options to purchase 116,144 and 128,320 shares of Common Stock, respectively.

  During 1995, the Company also acquired certain software technologies with an aggregate purchase price of approximately $10,227,000.

  Internationally, during 1995, the Company acquired Echo-Soft Technologies Sarl, a software sales and consulting firm located in France, Krystal Software SA, an international affiliate of the Company in France, and Sequel UK Ltd., an international affiliate of the Company in the United Kingdom. The Company also terminated its agreements with four other international affiliates and established wholly-owned subsidiaries for these operations. The aggregate price for these transactions was approximately $11,563,000.

  Effective January 1996, the Company acquired all of the outstanding capital stock of Advanced Systems Technologies, Inc. ("AST"), a leading developer of performance management tools, in exchange for approximately $445,000 in cash plus 344,640 shares of Common Stock, which had a Market Value of approximately $5,800,000 at the time of the acquisition.

  Effective July 1996, the Company acquired all of the outstanding capital stock of Software Alternatives, Inc. (d/b/a System Software Alternatives) ("Software Alternatives"), a leading provider of production scheduling software, for approximately $1,900,000. Also effective July 1996, the Company acquired all of the outstanding capital stock of Grateful Data, Inc. (d/b/a TransCentury Data Systems) ("Grateful Data"), a Year 2000 solution provider, for $100,000 in cash plus 333,333 shares of Common Stock, which had a Market Value of approximately $4,000,000 at the time of the acquisition.

  Effective December 1996, the Company acquired all of the outstanding capital stock of VREAM, Inc. ("VREAM"), a leading provider of virtual reality software for the World Wide Web and other interactive environments, in exchange for 760,383 shares of Common Stock, which had a Market Value of approximately $10,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 70,257 shares of Common Stock.

  During 1996, the Company also acquired certain software technologies for an aggregate purchase price of approximately $3,513,000.

  Internationally, effective December 1996, the Company acquired substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited ("Access Manager"), a leading provider of single-sign-on security computer software for enterprise computing technology, in exchange for 2,286,222 shares of Common Stock, which had a Market Value of approximately $30,000,000 at the time of the acquisition.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  Effective February 1997, the Company acquired all of the outstanding capital stock of GEJAC, Inc. ("GEJAC"), a leading provider of UNIX and NT charge-back software, in exchange for 412,801 shares of Common Stock, which had a Market Value of approximately $6,800,000 at the time of the acquisition.

  Internationally, effective October 1997, the Company acquired all of the outstanding capital stock of ProMetrics Group Limited ("ProMetrics"), a leading provider of productivity management software, in exchange for approximately $8,000,000 in cash plus 364,396 shares of Common Stock, which had a Market Value of approximately $9,500,000 at the time of the acquisition, plus contingent consideration of approximately $11,000,000, as specified in the acquisition agreement. The Company's issuance of Common Stock was substantially used to retire approximately $7,000,000 of assumed debt under the acquisition agreement.

  On December 23, 1997, the Company and Intel Corporation ("Intel") entered into certain agreements providing for the sale and license to the Company by Intel of certain product technologies and the payment to the Company by Intel of certain cash consideration. In exchange, the Company agreed to issue to Intel 1,768,421 shares of the Company's Class II Series B Preferred Stock ("Preferred Stock"), which had a Market Value of approximately $42,000,000 on the date of the agreement, and to distribute certain products manufactured by Intel. Additionally, the Company licensed certain product technologies to Intel.

  During 1997, the Company also acquired certain other software technologies for an aggregate purchase price of approximately $6,800,000.

  The following unaudited pro forma summary presents the Company's results of operations as if the acquisitions accounted for as purchases had occurred at the beginning of each period. This summary is provided for informational purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of those dates or of results that may occur in the future.

                                                              1997       1996
                                                            ---------  --------
                                                              (IN THOUSANDS,
                                                                  EXCEPT
                                                             PER SHARE DATA)
      Revenues............................................. $ 632,150  $485,456
      Net loss.............................................  (120,431)  (73,853)
      Net loss per share...................................     (1.92)    (1.27)

  The Company estimates aggregate payments for acquisition-related payables in connection with the acquisitions described above to be $15,717,000, $17,682,000 and $638,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

  The Company may be required to make additional payments in future years to various former owners of acquired businesses based upon the attainment of certain operating results by such businesses. The amount of these payments was not determinable at December 31, 1997. Additional payments will be charged to compensation expense or recorded as an adjustment to the respective purchase price in the periods in which such payments are determinable.

3. INVESTMENT SECURITIES

  At December 31, 1997, the Company classified its marketable debt and equity securities as either available-for-sale or trading. Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. Trading securities represent those securities which the Company intends to buy or sell in the near term for the purpose of generating profits on increases in market values. At December 31, 1997, net unrealized holding gains from available-for-sale securities of $13,770,000, reduced by

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES income taxes of approximately $5,508,000, were included as a separate component of stockholders' equity. For the year ended December 31, 1997, available-for-sale securities amounting to $24,972,000 were reclassified to trading securities. The Company reclassified its available-for-sale securities to trading securities during 1997, because the Company intended to sell the securities at various dates in the near future to benefit from increases in the market price of those securities. Unrealized holding gains from reclassified securities of approximately $19,829,000, previously reported as a separate component of stockholders' equity in the amount of $11,897,000 (net of income taxes), were recognized in pre-tax earnings for the year ended December 31, 1997. The Company sold a portion of its trading securities during 1997 and consequently reclassified the corresponding unrealized gains to realized gains. For the year ended December 31, 1997, the Company reported unrealized holding gains of approximately $12,581,000 in pre-tax earnings.

  During 1996, certain cost-basis equity investments became marketable equity securities and were reclassified as either available-for-sale or trading. The Company owns equity interests in certain technology companies that executed initial public offerings during 1996. As a result, the Company reclassified these investments based upon future trading intentions. The cost and unrealized gain, net of income taxes, on the investment transferred to the available-for-sale classification were approximately $8,383,000 and $17,805,000, respectively. The cost and unrealized gain on the investment transferred to the trading classification were approximately $1,125,000 and $920,000, respectively.

  The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities at December 31, 1997 were as follows:

                                               DECEMBER 31, 1997
                               -------------------------------------------------
                                             GROSS         GROSS
                               AMORTIZED  UNREALIZED     UNREALIZED
                                 COST    HOLDING GAINS HOLDING LOSSES FAIR VALUE
                               --------- ------------- -------------- ----------
                                                (IN THOUSANDS)
      Current:
        Available-for-sale--
          U.S. Government
           securities.........  $ 7,571     $     2        $ --        $ 7,573
          State and municipal
           bonds..............    1,356           4          (36)        1,324
          Corporate bonds.....   13,812          26           (2)       13,836
          Marketable equity
           securities.........    3,240      13,770          --         17,010
                                -------     -------        -----       -------
                                 25,979      13,802          (38)       39,743
                                -------     -------        -----       -------
        Trading securities--
          Marketable equity
           securities.........    4,338      13,867         (351)       17,854
                                -------     -------        -----       -------
                               $30,317      $27,669        $(389)      $57,597
                                =======     =======        =====       =======
      Non-current:
        Available-for-sale--
          State and municipal
           bonds..............  $25,498     $    55        $ --        $25,553
                                =======     =======        =====       =======

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities at December 31, 1996 were as follows:

                                               DECEMBER 31, 1996
                               -------------------------------------------------
                                             GROSS         GROSS
                               AMORTIZED  UNREALIZED     UNREALIZED
                                 COST    HOLDING GAINS HOLDING LOSSES FAIR VALUE
                               --------- ------------- -------------- ----------
                                                (IN THOUSANDS)
      Current:
        Available-for-sale--
          State and municipal
           bonds..............  $   402     $     1         $--        $   403
          Corporate bonds.....    2,002         --            (1)        2,001
          Marketable equity
           securities.........    8,383      29,923          --         38,306
                                -------     -------         ----       -------
                                 10,787      29,924           (1)       40,710
                                -------     -------         ----       -------
        Trading securities--
          Marketable equity
           securities.........    1,125         920          --          2,045
                                -------     -------         ----       -------
                                $11,912     $30,844         $ (1)      $42,755
                                =======     =======         ====       =======
      Non-current:
        Available-for-sale--
          State and municipal
           bonds..............  $ 2,122     $    51         $(38)      $ 2,135
                                =======     =======         ====       =======

  The contractual maturities of debt securities at December 31, 1997 were as follows:

                                                                    FAIR VALUE
                                                                  --------------
                                                                  (IN THOUSANDS)
      Due within one year........................................    $22,733
      Due after one year through five years......................        416
      Due after five years.......................................     25,137
                                                                     -------
                                                                     $48,286
                                                                     =======

  Using the specific identification method, the gross realized gains and gross realized losses on the sale of available-for-sale securities were approximately $44,000 and $0, respectively, for the year ended December 31, 1997, $1,032,000 and $0, respectively, for the year ended December 31, 1996 and $467,000 and $(135,000), respectively, for the year ended December 31, 1995. For the year ended December 31, 1997, the Company also sold investments classified as trading securities. Gross realized gains and gross realized losses related to these sales were $7,522,000 and $0, respectively.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
      Furniture and fixtures................................. $ 28,070 $ 26,568
      Computers and software.................................   65,717   62,338
      Transportation.........................................   11,445    8,117
      Leasehold improvements.................................   26,498   20,780
                                                              -------- --------
                                                               131,730  117,803
      Less accumulated depreciation and amortization.........   53,888   45,053
                                                              -------- --------
                                                              $ 77,842 $ 72,750
                                                              ======== ========

5. PURCHASED AND DEVELOPED SOFTWARE

  Purchased and developed software consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
      Purchased software..................................... $ 47,238 $ 34,618
      Software development costs.............................  141,690   89,400
                                                              -------- --------
                                                               188,928  124,018
      Less accumulated amortization..........................   72,211   41,580
                                                              -------- --------
                                                              $116,717 $ 82,438
                                                              ======== ========

  During the years ended December 31, 1997, 1996 and 1995, $62,504,000, $38,555,000 and $19,867,000, respectively, of software development costs were capitalized. The Company recognized amortization expense applicable to internally developed capitalized software of $21,361,000, $11,309,000 and $6,276,000 during 1997, 1996 and 1995, respectively. The Company recognized amortization expense applicable to purchased software of $9,270,000, $6,237,000 and $3,084,000 during 1997, 1996 and 1995, respectively. During
1997, the Company wrote-off $10,214,000 of capitalized software development costs and $1,450,000 of purchased software related to the restructuring plan executed in May 1997. During 1996, the Company wrote off $654,000 of capitalized software development costs related to certain AIB, SII and other product technologies.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

6. INSTALLMENT ACCOUNTS RECEIVABLE

  Installment accounts receivable consist of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
      Current installment receivables....................... $ 42,753  $ 19,763
      Allowance for uncollectible amounts...................     (878)     (395)
      Deferred maintenance fees.............................  (10,124)   (5,058)
      Unamortized discounts.................................   (1,708)     (707)
                                                             --------  --------
                                                             $ 30,043  $ 13,603
                                                             ========  ========
      Non-current installment receivables................... $ 58,889  $ 40,827
      Allowance for uncollectible amounts...................   (1,616)     (816)
      Deferred maintenance fees.............................  (27,603)  (16,347)
      Unamortized discounts.................................   (7,758)   (1,999)
                                                             --------  --------
                                                             $ 21,912  $ 21,665
                                                             ========  ========

  Installment accounts receivable represent amounts collectible on long-term financing arrangements and include fees for product licenses, upgrades and maintenance, sometimes also bundled with professional services contracts. Installment receivables are generally financed over three to five years and are recorded net of unamortized discounts, deferred maintenance fees and allowances for uncollectible amounts.

  The Company sells a significant portion of its installment receivables to third parties. When these receivables are sold, the Company reduces the gross installment receivable balance. Additionally, the Company reclassifies the deferred maintenance to an obligation, which was previously reflected as a reduction of the related installment receivable balance. The deferred maintenance is recognized ratably into income over the term of the maintenance agreement.

  Proceeds from the sale of installment receivables for 1997 and 1996 were approximately $206,916,000 and $129,328,000, respectively. There were no accounts receivable sold with recourse for the year ended December 31, 1997. Accounts receivable sold with recourse were $19,373,000 and $2,993,000 for the years ended
December 31, 1996 and 1995, respectively. As of December 31, 1997, there were no potential recourse obligations for accounts receivable sold with recourse. As of December 31, 1996 and 1995, potential obligations for accounts receivable sold with recourse were $16,817,000 and $5,177,000, respectively. In addition to accounts receivable sold with recourse, the Company has an agreement with a third party that provides for potential recourse obligations in the form of a loss pool based on the performance of the related accounts receivable portfolio. Based on the terms of that agreement, potential recourse obligations at December 31, 1997 and 1996 were $14,632,000 and $9,300,000, respectively. Based on the credit ratings of the underlying obligors to the accounts receivable and the performance history of the accounts receivable portfolio, the Company has assessed the exposure related to these recourse obligations and determined the potential liability to be minimal. The fair market value of the recourse obligations at December 31, 1997 was not determinable.

7. EMPLOYEE BENEFIT PLANS

  The Company has various defined contribution retirement plans (401(k) and profit sharing) for qualified employees. Employer contributions made under the plans totaled $1,511,000, $1,071,000 and $406,000 in 1997, 1996 and 1995,
respectively.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

8. LINE OF CREDIT

  At December 31, 1997, the Company had an unsecured bank line of credit for $55,000,000, under which borrowings bear interest at rates ranging from approximately LIBOR plus 1% to the bank's prime rate. This line of credit is subject to limitations based upon certain financial covenants. At December 31, 1997, there were no borrowings outstanding under this line of credit.

  At December 31, 1997, the Company had aggregate letters of credit outstanding for approximately $2,623,000, with expiration dates ranging from March 1998 to December 1998. These letters of credit reduce the available line of credit balance.

9. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

  As of December 31, 1997, the Company and its subsidiaries had seven stock option plans, which are described below, as well as several plans that have been assumed pursuant to acquisitions. The Company applies APB Opinion No. 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its employee stock purchase plan (the "Stock Purchase Plan").

  Had compensation cost for the Company's stock option plans and the Stock Purchase Plan been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below for the years ended December 31, 1997, 1996 and 1995:

                                                   1997       1996      1995
                                                 ---------  --------  ---------
                                                  (IN THOUSANDS, EXCEPT PER
                                                         SHARE DATA)
      Net loss:
        As reported............................. $(117,784) $(64,922) $(111,567)
        Pro forma...............................  (127,972)  (70,866)  (117,114)
      Net loss per share:
        As reported............................. $   (1.90) $  (1.14) $   (2.50)
        Pro forma...............................     (2.06)    (1.24)     (2.62)

  Under SFAS No. 123, the pro forma compensation expense related to the Company's stock option plans and Stock Purchase Plan, before effects for income taxes, was approximately $17,130,000, $9,940,000 and $9,326,000 in
1997, 1996 and 1995, respectively.

  Excluding stock option plans assumed pursuant to acquisitions, the Company has six stock option plans ("Company Plans"). The Employee Incentive Compensation Plan, 1994 Stock Incentive Plan, 1991 Option Plan and 1989 Option Plan provide for the granting of options to employees and non-employee directors for up to an aggregate of 16,160,000 shares. Under the Chief Executive Option Plan, the Company has authority to grant options for up to 1,600,000 shares to its Chief Executive Officer and President. Under the Directors' Option Plan, the Company may grant options for up to 500,000 shares to non-employee directors.

  In general, the options granted under the Company Plans, excluding the Directors' Option Plan, during 1997, 1996 and 1995 have similar provisions. Under these plans, the Company has granted both non-qualified and incentive stock options. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant, have a legal life of ten years and typically vest in equal annual installments over a four-year period beginning one year from the date of grant. Certain options granted prior to 1995 have a legal life of fifteen years. The specific provisions of any grant are determined by the Compensation Committee of the Board of Directors or another designated committee.

  Under the Directors' Option Plan, only non-qualified options have been granted. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant and have a legal life of ten years. The options granted in 1995 under this plan vested immediately, while those granted in 1996 and 1997 vest annually over a three-year period beginning one year from the date of grant.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  As discussed in Note 2, the Company has assumed various option grants related to certain acquisitions. The assumption of these option grants resulted in the deemed issuance by the Company of options for 67,937, 430,582 and 1,206,566 shares in 1997, 1996 and 1995, respectively. The options assumed reflect outstanding options at the time of acquisition. The provisions of the assumed options are generally the same as those provided for in the original option agreements.

  In 1996, the Company began offering the Stock Purchase Plan to its employees who work more than 20 hours per week. Under this Plan, the Company is authorized to issue up to 5,000,000 shares of Common Stock. Under terms of the Stock Purchase Plan and current policies of the administrative committee, employees may elect each year to withhold between one and 50 percent of their cash compensation through regular payroll deductions to purchase Common Stock, subject to Internal Revenue Service limitations. The purchase price of the stock is 85 percent of the lower of the price at the grant date, which is the beginning of the plan year (March 1 or September 1 for employees with a start date between March 1 and August 31) or the exercise date, which is the end of each plan quarter (February 28, May 31, August 31 and November 30). As of December 31, 1997, approximately 50% of eligible employees were participating in the Stock Purchase Plan. Under the Stock Purchase Plan, the Company sold 882,229 and 197,165 shares to employees in 1997 and 1996, respectively.

  The fair value of stock option grants is estimated using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for stock option grants in 1997, 1996 and 1995, respectively: weighted-average option price, which equals the fair market value at date of grant, of $14.61, $12.03 and $16.56; expected dividend yields of 0% for all years; expected volatility of 61%, 55% and 55%; risk-free interest rates of 5.66%, 6.37% and 6.12%; and an expected life of five years for all years. The fair value of the employees' purchase rights pursuant to the Stock Purchase Plan are estimated using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for purchase rights granted in 1997 and 1996, respectively: average fair market value of $13.75 and $10.75; average option price of $11.69 and $9.14; expected dividend yield of 0% for both years; expected volatility of 61% and 51%; average risk-free interest rate of 5.52% and 5.42%; and expected life of three months for both years.

  Stock option plan activity during the years ended December 31, 1997, 1996 and 1995 was as follows:

                                    1997                       1996                       1995
                          -------------------------- -------------------------- -------------------------
                                         WEIGHTED                   WEIGHTED                  WEIGHTED
                                         AVERAGE                    AVERAGE                   AVERAGE
     FIXED OPTIONS          SHARES    EXERCISE PRICE   SHARES    EXERCISE PRICE  SHARES    EXERCISE PRICE
     -------------        ----------  -------------- ----------  -------------- ---------  --------------
Outstanding at beginning
 of year................  10,143,622      $12.18      8,404,911      $11.87     6,813,468      $ 9.66
Granted.................   3,590,727       14.61      2,781,172       12.03     2,683,058       16.56
Exercised...............    (938,817)       8.91       (517,219)       4.60      (738,030)       6.27
Canceled................    (933,667)      13.49       (525,242)      13.80      (353,585)      14.02
                          ----------                 ----------                 ---------
Outstanding at end of
 year...................  11,861,865       13.08     10,143,622       12.18     8,404,911       11.87
                          ==========                 ==========                 =========
Options exercisable at
 end of year............   5,797,724                  5,488,725                 5,211,103
                          ==========                 ==========                 =========
Weighted-average grant-
 date fair value of op-
 tions granted during
 the year...............  $     8.35                 $     6.96                 $   11.36

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                         OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
              ------------------------------------------ ------------------------
   RANGE OF               WEIGHTED-AVG.
   EXERCISE   NUMBER OF     REMAINING     WEIGHTED-AVG.  NUMBER OF WEIGHTED-AVG.
    PRICES      SHARES   CONTRACTUAL LIFE EXERCISE PRICE  SHARES   EXERCISE PRICE
   --------   ---------- ---------------- -------------- --------- --------------
   $.0025-
      9.75     1,419,229     3.87 years       $ 3.52     1,330,587     $ 3.39
    10.13-
     12.00     2,062,375     7.00              10.74     1,092,745      10.41
    12.38-
     14.00     4,174,778     7.75              13.08     1,462,639      12.95
    14.06-
     18.13     2,165,479     7.56              15.14     1,030,550      14.99
   $18.25-
     33.73     2,040,004     7.91              19.92       881,203      19.18
              ----------                                 ---------
              11,861,865     7.15              13.08     5,797,724      11.59
              ==========                                 =========

  During 1997, a wholly-owned subsidiary of the Company adopted a fixed stock option plan (the "1997 Option Plan"). The 1997 Option Plan provides for the granting of options to employees for up to an aggregate of 7,500,000 shares of the subsidiary's common stock. Under this plan, the subsidiary has granted non-qualified stock options. These options have an exercise price equal to the fair market value of the subsidiary's stock on the date of grant, have a legal life of ten years and vest on the sixth anniversary of the grant date. Options granted under the 1997 Option Plan are exercisable in shares of the subsidiary's common stock and are not convertible to the Company's Common Stock. During 1997, the subsidiary granted 5,170,000 options at a fair market value of $0.92. For the year ended December 31, 1997, 247,500 options were canceled. The weighted-average grant-date fair value of these options was $0.33 using the Minimum Value option-pricing method and a risk-free interest rate of 5.80%.

10. PREFERRED STOCK

  On December 23, 1997, the Company agreed, pursuant to a stock purchase agreement, to issue to Intel 1,768,421 shares of its Preferred Stock, which had a fair market value of approximately $42,000,000 on the date of subscription, for certain product technologies and other intangible assets. The shares of Preferred Stock were subscribed for as of December 31, 1997 and subsequently issued on January 14, 1998.

  The holders of the Preferred Stock have the option to convert, at any time, each share of Preferred Stock into one share of Common Stock. Each share of Preferred Stock will automatically convert into one share of Common Stock upon the tranfer by any holder of Preferred Stock in a non-permitted transfer. In the event of a liquidation of the Company, the holders of the Preferred Stock are entitled to receive $23.75 per share plus the amount of any declared but unpaid dividends. The conversion and liquidation terms are subject to adjustment based upon subsequent changes in equity interests.

  As of December 31, 1997, the Company had reserved 1,768,421 shares of its authorized Common Stock to be issued upon conversion of the Preferred Stock.

11. INCOME TAXES

  Income (loss) before income taxes for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                   1997       1996      1995
                                                 ---------  --------  ---------
                                                        (IN THOUSANDS)
      U.S....................................... $(113,313) $(68,911) $(137,724)
      Non-U.S...................................    14,250    (5,256)    14,477
                                                 ---------  --------  ---------
          Total................................. $ (99,063) $(74,167) $(123,247)
                                                 =========  ========  =========

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  Income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                      1997     1996      1995
                                                     -------  -------  --------
                                                          (IN THOUSANDS)
      Current:
        Federal..................................... $   --    $  --   $    315
        State.......................................     241      175       133
        Foreign.....................................   2,309    2,035       740
      Deferred:
        Federal.....................................  22,096   (7,838)   (7,899)
        State.......................................  (3,295)  (3,617)   (4,969)
        Foreign.....................................  (2,630)     --        --
                                                     -------  -------  --------
                                                     $18,721  $(9,245) $(11,680)
                                                     =======  =======  ========

  The reconciliation of income taxes computed using the Federal statutory rate of 35% to the income tax provision is as follows for the years ended December 31, 1997, 1996 and 1995:

                                                   1997      1996      1995
                                                 --------  --------  --------
                                                       (IN THOUSANDS)
      Income tax computed at statutory rate..... $(34,672) $(25,959) $(43,137)
      State income tax, net of Federal tax
       benefit..................................   (3,053)   (3,442)   (4,836)
      Research and experimentation credits......   (3,514)   (1,491)   (1,213)
      Foreign tax credit........................     (117)      (59)     (239)
      Foreign taxes.............................    1,271       751       240
      Foreign sales corporation.................     (557)   (1,036)     (294)
      Municipal interest........................      (80)     (289)     (554)
      Stock acquisitions........................    9,953     6,281    11,450
      Nondeductible merger costs................      443     1,440     4,625
      Change in valuation allowance.............   45,064    12,608    22,856
      Other.....................................    3,983     1,951      (578)
                                                 --------  --------  --------
      Effective tax............................. $ 18,721  $ (9,245) $(11,680)
                                                 ========  ========  ========

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 1997 and 1996 were as follows:

                                                             1997       1996
                                                           ---------  --------
                                                             (IN THOUSANDS)
      Deferred tax assets:
        Deferred revenue.................................. $   6,419  $  1,152
        Allowance for doubtful accounts...................       561       749
        Net operating loss carryforwards..................   118,475    95,190
        Foreign net operating losses......................     2,630       --
        General business, AMT and state tax credits.......    12,907     9,544
        Foreign tax credits...............................       952     1,138
        Accrued expenses and reserves.....................     9,097       157
        Rent abatement....................................     2,471     1,957
        Other.............................................     5,856     5,128
                                                           ---------  --------
          Total gross deferred tax assets.................   159,368   115,015
        Less valuation allowance..........................  (105,000)  (59,936)
                                                           ---------  --------
          Net deferred tax assets.........................    54,368    55,079
                                                           ---------  --------
      Deferred tax liabilities:
        Capitalized software, net.........................    36,420    23,908
        Installment sales.................................       819       826
        Acquired technology...............................     1,000     3,124
        Unrealized gain on marketable equity securities...    11,161    12,499
                                                           ---------  --------
          Total gross deferred tax liabilities............    49,400    40,357
                                                           ---------  --------
          Net deferred tax asset.......................... $   4,968  $ 14,722
                                                           =========  ========

  The net change in the valuation allowance during 1997, 1996 and 1995 was an increase of $45,064,000, $12,608,000 and $22,856,000, respectively.

  The Company has reduced gross deferred tax assets by a valuation allowance to reflect the estimated amount of deferred tax assets which will, more likely than not, be realized. The net deferred tax asset at December 31, 1997 reflects management's estimate of the amount that will be realized as a result of future profitability. The amount of the deferred tax asset considered realizable could be reduced if estimates of future taxable income are reduced.

  At December 31, 1997, the Company had approximately $294,715,000 of net operating loss carryforwards and $14,000,000 of tax credit carryforwards, which are available to reduce future Federal income taxes, if any, through the year 2012. The Company's ability to utilize the net operating loss carryforwards and available tax credits may be limited due to changes in ownership as a result of business combinations.

12. CONVERTIBLE SUBORDINATED NOTES

  In November 1996, the Company issued $115,000,000 of convertible subordinated notes (the "1996 Notes") due November 15, 2001, bearing interest at 6.75% annually. Interest is payable semi-annually on May 15 and November
15. The holders of the Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. The Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve-month period commencing November 15,

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

1999 at 102.7% of their principal amount and during the twelve-month period commencing November 15, 2000 at 101.35% of their principal amount. During 1997, $10,000 of the 1996 Notes were converted to Common Stock. As of December 31, 1997, $114,990,000 of the 1996 Notes were outstanding.

  The Company estimated the fair value of the 1996 Notes as of December 31, 1997 at approximately $236,879,000, based upon their trading price on the Nasdaq SmallCap Market on that date.

  In December 1997, the Company issued $150,000,000 of convertible subordinated notes (the "1997 Notes") due December 15, 2002, bearing interest at 6.25% annually. Interest is payable semi-annually on June 15 and December 15, commencing June 15, 1998. The holders of the 1997 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $36.05 per share. The 1997 Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve-month period commencing December 15, 2000 at 102.5% of their principal amount and during the twelve-month period commencing December 15, 2001 at 101.25% of their principal amount. As of December 31, 1997, $150,000,000 of the 1997 Notes were outstanding.

  The Company estimated the fair value of the 1997 Notes as of December 31, 1997 at approximately $159,375,000, based upon their bid price in the convertible debentures market on that date.

  For the years ended December 31, 1998, 1999, 2000, 2001 and 2002, aggregate annual maturities of the 1996 Notes and the 1997 Notes are $0, $0, $0, $114,990,000 and $150,000,000, respectively.

13. RESTRUCTURING

  In May 1997, the Company executed a restructuring plan to consolidate its sales, marketing, business development and product development operations to achieve cost efficiencies through the elimination of redundant functions. These redundancies resulted primarily from businesses acquired over the last three years. The Company also realigned its business units and inside sales force to redirect focus on its strongest product lines and better integrate the efforts of certain product development teams. As part of the plan, the Company reduced its worldwide work force by approximately 10%, eliminating approximately 400 positions primarily in the areas of product development and support, marketing and inside sales and, to a lesser extent, professional services and administration.

  The Company recorded a restructuring charge of $57,319,000 during the second quarter of 1997 related to the restructuring plan. The restructuring charge included the following expenses: facility-related costs, including a reserve for estimated lease obligations associated with the closing of office facilities; write-offs of excess equipment, furniture and fixtures; write-offs of capitalized software costs and other intangible assets related to the termination of development efforts for certain discontinued products, as well as penalties for the cancellation of distributorship agreements for such products; and severance and other employee-related costs of the terminated staff.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The following table summarizes the Company's restructuring activity for the year ended December 31, 1997:

                                                       INTANGIBLE ASSETS AND  PROPERTY
                               EXCESS   SEVERANCE AND PENALTIES FOR CANCELLED    AND
                             FACILITIES   BENEFITS          AGREEMENTS        EQUIPMENT  TOTAL
                             ---------- ------------- ----------------------- --------- --------
                                                       (IN THOUSANDS)
   1997 restructuring
    charges:
     Cash-related charges..   $24,032      $10,364            $ 3,236          $  --    $ 37,632
     Non-cash charges......       --           --              16,177           3,510     19,687
                              -------      -------            -------          ------   --------
                              $24,032      $10,364            $19,413          $3,510     57,319
                              =======      =======            =======          ======
   Payments made in 1997..............................................................   (15,322)
   Write-offs taken in 1997...........................................................   (19,687)
                                                                                        --------
   Total accrued restructuring costs at December 31, 1997.............................    22,310
   Less current portion...............................................................     6,308
                                                                                        --------
   Long-term accrued restructuring costs .............................................  $ 16,002
                                                                                        ========

14. DERIVATIVE FINANCIAL INSTRUMENTS

  The Company conducts business on a global basis in numerous major international currencies and is, therefore, exposed to adverse movements in foreign currency exchange rates. The Company has established a foreign currency hedging program utilizing forward foreign exchange contracts to reduce certain currency exposures. These contracts hedge exposures associated with nonfunctional currency assets and liabilities denominated in Japanese, Australian, numerous Asian and various European currencies. At the present time, the Company hedges only those currency exposures associated with certain nonfunctional currency assets and liabilities resulting from intercompany balances and does not generally hedge anticipated foreign currency cash flows. The Company does not enter into forward exchange contracts for trading purposes.

  Gains and losses on the foreign currency forward exchange contracts are included in other income and offset foreign exchange gains and losses from the revaluation of intercompany balances denominated in currencies other than the functional currency of the reporting entity. The Company's forward contracts generally have original maturities of one month.

  The table below provides information as of December 31, 1997 about the Company's foreign currency forward exchange contracts, including notional values of outstanding forward contracts purchased and sold and the unrealized gains or losses recorded for each contract.

                                              NOTIONAL  NOTIONAL
                                                VALUE    VALUE      UNREALIZED
                                              PURCHASED   SOLD    GAINS (LOSSES)
                                              --------- --------  --------------
                                                       (IN THOUSANDS)
      European currencies...................   $4,407   $(20,649)     $(173)
      Asian currencies......................      --        (412)         4
      Japanese Yen..........................      --        (972)         4
      Australian Dollar.....................      --        (338)        11
                                                  --
                                               ------   --------      -----
          Total.............................   $4,407   $(22,371)     $(154)
                                               ======   ========      =====

  While the notional or contract amounts of the Company's forward exchange contracts provide one measure of the volume of these transactions, they do not represent the Company's full exposure to credit risk. The Company faces additional risks if the banking counterparties are unable to meet the terms of the agreements.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

The Company has established policies to minimize such risks and will only execute forward exchange contracts with major financial institutions. The Company has assessed the potential exposure related to default by such institutions to be minimal.

15. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases office space and certain computer and telecommunications equipment under long-term lease agreements expiring through the year 2016. Total future minimum lease payments under noncancelable leases are as follows:

                                            AMOUNT
                                        --------------
                                        (IN THOUSANDS)
             1998......................    $ 40,980
             1999......................      33,133
             2000......................      24,727
             2001......................      20,067
             2002 and thereafter.......      35,226
                                           --------
                 Total.................    $154,133
                                           ========

  Future minimum lease payments have not been reduced by minimum sublease rentals of $603,000 due in the future under noncancelable subleases. Total rent expense under all operating leases, net of insignificant sublease rental income, amounted to $32,021,000, $22,510,000 and $15,659,000 in 1997, 1996 and
1995, respectively.

 Litigation

  The Company is subject to certain legal proceedings and claims that have arisen in the ordinary course of business and have not been fully adjudicated. Management currently believes the ultimate outcome of these matters will not have a material adverse effect on the Company's results of operations or financial position.

16. OTHER INCOME, NET

  Other income (expense), net, for the years ended December 31, 1997, 1996 and 1995 is comprised of the following:

                                                      1997     1996     1995
                                                    --------  -------  ------
                                                        (IN THOUSANDS)
      Interest income.............................. $  5,365  $ 5,163  $4,637
      Interest expense.............................   (9,130)  (1,825)   (782)
      Foreign exchange gains (losses)..............      469      (35)     64
      Net realized gains on sales of investments...    7,566    1,032     332
      Unrealized gains on marketable equity
       securities..................................   12,581      920     --
      Other........................................     (122)     (18)   (121)
                                                    --------  -------  ------
                                                    $ 16,729  $ 5,237  $4,130
                                                    ========  =======  ======

17. SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in one industry segment. The Company markets and services its products in the United States and in foreign countries through its direct sales organization and affiliates (which are non-controlled product representatives).

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The following table presents information about the Company by geographic area for the years ended December 31, 1997, 1996 and 1995. Export sales and certain income and expense items are reported in the geographic area where the final sale is made rather than where the transaction originates.

                                        DOMESTIC    EUROPE    OTHER     TOTAL
                                        ---------  --------  -------  ---------
                                                   (IN THOUSANDS)
      1997
        Revenues....................... $ 444,577  $119,919  $59,007  $ 623,503
        Operating income (loss)........  (122,573)    4,135    2,646   (115,792)
        Identifiable assets............   690,127    89,958   54,092    834,177
      1996
        Revenues....................... $ 326,673  $ 97,708  $43,684  $ 468,065
        Operating loss.................   (74,742)   (1,892)  (2,770)   (79,404)
        Identifiable assets............   498,500    84,201   35,871    618,572
      1995
        Revenues....................... $ 222,568  $ 67,906  $35,937  $ 326,411
        Operating income (loss)........  (137,672)    9,885      410   (127,377)
        Identifiable assets............   365,799    59,465   27,003    452,267

  The revenues and operating income (loss) amounts above exclude the effect of intercompany royalties. The domestic operating losses in 1997, 1996 and 1995 include all merger costs, restructuring costs and acquired in-process technology charges.

  No single customer accounted for 10% or more of total revenues in 1997, 1996 or 1995.

18. SUBSEQUENT EVENTS

  On January 2, 1998, the Company entered into an agreement and plan of merger, pursuant to which the Company has agreed to acquire Learmonth and Burchett Management Systems PLC ("LBMS"), a leading provider of process management solutions. Under the terms of this acquisition, LBMS will become a wholly-owned subsidiary of the Company. The Company has agreed to exchange approximately 2,745,000 shares of Common Stock for all of the outstanding common shares of LBMS and has offered to exchange options to purchase approximately 468,000 shares of Common Stock for the outstanding LBMS options. This acquisition, which is expected to be consummated in the second quarter of 1998, is subject to the sanction of the English High Court, the approval of the shareholders of LBMS and customary legal and regulatory conditions.

  On February 18, 1998, the Company entered into an agreement and plan of merger, pursuant to which the Company has agreed to acquire Mastering, Inc. ("Mastering"), a leading provider of information technology training. Under the terms of this acquisition, Mastering will become a wholly-owned subsidiary of the Company. The Company has agreed to exchange approximately 6,165,000 shares of Common Stock for all of the outstanding common shares of Mastering and to assume stock options which will convert into options to purchase approximately 2,143,000 shares of Common Stock. This acquisition, which is expected to be consummated in the second quarter of 1998, is subject to the filing of a registration statement with the Securities and Exchange Commission, the approval of the stockholders of Mastering and customary legal and regulatory conditions.

  On March 14, 1998, the Company entered into an agreement and plan of merger, pursuant to which the Company has agreed to acquire Logic Works, Inc. ("Logic"), a leading provider of data modeling tools. Under the terms of this acquisition, Logic will become a wholly-owned subsidiary of the Company. The Company has agreed to exchange approximately 7,240,095 shares of Common Stock for all of the outstanding common shares

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES of Logic and to assume stock options which will convert into options to purchase approximately 1,325,716 shares of Common Stock. This acquisition, which is expected to be consummated in mid-1998, is subject to the filing of a registration statement with the Securities and Exchange Commission, the approval of the stockholders of Logic and customary legal and regulatory conditions.

  The acquisitions of LBMS, Mastering and Logic are expected to be accounted for as poolings of interests. Costs incurred in connection with these transactions will be expensed in the periods in which the acquisitions are consummated.

  The following unaudited pro forma information shows total revenues and net income (loss) of PLATINUM, LBMS, Mastering and Logic during the three years ended December 31, 1997, 1996 and 1995, as if the transactions had been consummated as of the earliest period presented. This summary is provided for informational purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of those dates or of results that may occur in the future.

                                    1997                1996                1995
                             ------------------  ------------------- ------------------
                                         NET                                     NET
                                       INCOME             NET INCOME           INCOME
                             REVENUES  (LOSS)    REVENUES   (LOSS)   REVENUES  (LOSS)
                             -------- ---------  -------- ---------- -------- ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
   PLATINUM................  $623,503 $(117,784) $468,065  $(64,922) $326,411 $(111,567)
   LBMS....................    23,897     4,469    21,861   (16,318)   41,158      (784)
   Mastering...............    40,966     3,606    21,018       520    10,168       518
   Logic...................    50,513     4,605    42,540    (3,062)   30,688     1,407
                             -------- ---------  --------  --------  -------- ---------
       Total...............  $738,879 $(105,104) $553,484  $(83,782) $408,425 $(110,426)
                             ======== =========  ========  ========  ======== =========
       Net loss per share..           $   (1.35)           $  (1.17)          $   (2.04)
                                      =========            ========           =========

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mastering, Inc.:

  We have audited the accompanying consolidated balance sheets of Mastering, Inc. (formerly Eagle River Interactive, Inc.), a Delaware corporation, and subsidiaries (collectively, the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                 /s/ Arthur Andersen LLP

Denver, Colorado
January 19, 1998.

                        MASTERING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................ $ 18,379  $  9,032
  Short-term investments...................................    9,479    24,963
  Accounts receivable, net of allowance for doubtful
   accounts of $288 and $184, respectively.................    1,987     1,130
  Deferred seminar expenses................................    2,372     1,016
  Net current assets of discontinued operations (Note 2)...      --      4,268
  Deferred tax asset (Note 9)..............................    2,025     1,592
  Other current assets.....................................      442        96
                                                            --------  --------
    Total current assets...................................   34,684    42,097
                                                            --------  --------
PROPERTY AND EQUIPMENT:
  Land.....................................................    1,450       --
  Furniture, fixtures and computer equipment...............    7,794     1,652
  Leasehold improvements...................................      533       --
                                                            --------  --------
                                                               9,777     1,652
                                                            --------  --------
  Less--accumulated depreciation...........................   (1,334)     (255)
                                                            --------  --------
    Net property and equipment.............................    8,443     1,397
                                                            --------  --------
NON-CURRENT ASSETS:
  Long-term investments (Note 4)...........................   20,363       --
  Net long-term assets of discontinued operations (Note
   2)......................................................      --      9,789
  Deferred tax asset (Note 9)..............................      352       704
  Other non-current assets.................................      477       361
                                                            --------  --------
    Total non-current assets...............................   21,192    10,854
                                                            --------  --------
                                                            $ 64,319  $ 54,348
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable......................................... $  4,616  $    898
  Accrued liabilities......................................    2,101     2,212
  Deferred revenue.........................................    1,881     1,094
  Current portion capital lease obligations................      135        36
  Other current liabilities................................      100        13
                                                            --------  --------
    Total current liabilities..............................    8,833     4,253
                                                            --------  --------
NON-CURRENT LIABILITIES:
  Capital lease obligations, net of current portion........      255       181
                                                            --------  --------
    Total liabilities......................................    9,088     4,434
                                                            --------  --------
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY (Notes 3, 4, 5, 7, 8 and 11):
  Common stock $.001 par value; 30,000,000 shares
   authorized; 13,703,828 and 13,356,990 shares issued and
   outstanding, respectively ..............................       14        13
  Unrealized gain on "Available for Sale" securities.......      186       --
  Additional paid-in capital...............................   57,487    54,938
  Accumulated deficit......................................   (2,456)   (5,037)
                                                            --------  --------
    Total stockholders' equity.............................   55,231    49,914
                                                            --------  --------
    Total liabilities and stockholders' equity............. $ 64,319  $ 54,348
                                                            ========  ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                        MASTERING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               FOR THE YEARS ENDED DECEMBER
                                                           31,
                                              --------------------------------
                                                 1997        1996       1995
                                              ----------  ----------  --------
REVENUE...................................... $   40,966  $   21,018  $ 10,168
                                              ----------  ----------  --------
OPERATING EXPENSES:
  Cost of revenue............................     11,992       5,296     3,304
  Marketing and selling expenses.............     17,778       9,304     4,328
  General and administrative expenses........      6,347       6,721     2,017
  Depreciation and amortization..............      1,032         253        71
                                              ----------  ----------  --------
    Total operating expenses.................     37,149      21,574     9,720
                                              ----------  ----------  --------
NET OPERATING INCOME (LOSS)..................      3,817        (556)      448
  Interest income and other, net.............      1,870       1,537        70
                                              ----------  ----------  --------
INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES................................      5,687         981       518
  Tax provision (Note 9).....................     (2,081)       (461)      --
                                              ----------  ----------  --------
INCOME FROM CONTINUING OPERATIONS............      3,606         520       518
                                              ----------  ----------  --------
DISCONTINUED OPERATIONS (Note 2)
  Loss from discontinued operations, net of
   income tax benefit of $1,196 and $2,721 in
   1997 and 1996, respectively...............     (1,858)     (3,610)   (3,441)
  Gain (loss) on disposal, net of income
   taxes of $394 and $40 in 1997 and 1996,
   respectively..............................        833         198      (350)
                                              ----------  ----------  --------
                                                  (1,025)     (3,412)   (3,791)
                                              ----------  ----------  --------
NET INCOME (LOSS)............................ $    2,581  $   (2,892) $ (3,273)
                                              ----------  ----------  --------
BASIC EARNINGS (LOSS) PER SHARE
 (Pro forma for 1996, Note 1):
  Income from continuing operations.......... $     0.27  $     0.04
  Loss from discontinued operations, net.....      (0.08)      (0.28)
  Net income (loss).......................... $     0.19  $    (0.24)
                                              ----------  ----------
  Weighted average shares.................... 13,535,105  12,285,782
                                              ----------  ----------
DILUTED EARNINGS (LOSS) PER SHARE
 (Pro forma for 1996, Note 1):
  Income from continuing operations.......... $     0.25  $     0.04
  Loss from discontinued operations, net.....      (0.07)      (0.25)
  Net income (loss).......................... $     0.18  $    (0.21)
  Weighted average shares.................... 14,534,596  13,714,600

  The accompanying notes are an integral part of these consolidated financial statements.

                        MASTERING, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                               SERIES A
                             MANDATORILY
                              REDEEMABLE                                  UNREALIZED                       TOTAL
                             CONVERTIBLE                                   GAIN ON                        STOCK-
                           PREFERRED STOCK       COMMON STOCK    DEFERRED "AVAILABLE ADDITIONAL ACCUMU-  HOLDERS'
                          -------------------  ----------------- COMPEN-  FOR SALE"   PAID-IN    LATED    EQUITY
                            SHARES    AMOUNT     SHARES   AMOUNT  SATION  SECURITIES  CAPITAL   DEFICIT  (DEFICIT)
                          ----------  -------  ---------- ------ -------- ---------- ---------- -------  ---------
BALANCE, December 31,
 1994...................         --   $   --    1,599,744  $  1   $ --      $ --      $    17   $  (723)  $  (705)
 Issuance of shares upon
  conversion of debt....         --       --           30   --      --        --          566       --        566
 Exchange ERC for ERI
  shares................         --       --    3,122,118     3     --        --           (3)      --        --
 Issuance of Series A
  Preferred Stock, net
  of issuance costs.....   1,342,000    6,710         --    --      --        --         (114)      --       (114)
 Issuance of Common
  Stock.................         --       --       15,000   --      --        --           19       --         19
 Exercise of stock
  options...............         --       --          --    --      (49)      --          297       --        248
 Amortization of
  deferred
  compensation..........         --       --          --    --       31       --          --        --         31
 Issuance of stock for
  technology............         --       --      125,556     1     --        --          142       --        143
 Shareholder S
  corporation
  distribution..........         --       --          --    --      --        --          --       (269)     (269)
 Net loss...............         --       --          --    --      --        --          --     (3,273)   (3,273)
 Dividends accrued on
  Series A Preferred
  Stock.................         --       188         --    --      --        --         (188)      --       (188)
                          ----------  -------  ----------  ----   -----     -----     -------   -------   -------
BALANCE, December 31,
 1995...................   1,342,000    6,898   4,862,448     5     (18)      --          736    (4,265)   (3,542)
 Undistributed losses
  reclassified to
  additional paid-in
  capital due to
  termination of S
  corporation status....         --       --          --    --      --        --       (3,126)    3,126       --
 Shareholder S
  corporation
  distributions.........         --       --          --    --      --        --         (138)   (1,006)   (1,144)
 Dividends accrued on
  Series A Preferred
  Stock.................         --       178         --    --      --        --         (178)      --       (178)
 Conversion of Series A
  Preferred Stock.......  (1,342,000)  (7,076)  4,026,000     4     --        --        7,072       --      7,076
 Proceeds from initial
  public offering, net
  of underwriter
  commissions and $1,632
  of offering costs.....         --       --    4,309,000     4     --        --       50,459       --     50,463
 Amortization of
  deferred
  compensation..........         --       --          --    --       18       --          --        --         18
 Acquisition and
  retirement of shares
  from GM shareholder...         --       --          --    --      --        --         (352)      --       (352)
 Issuance of Common
  Stock pursuant to
  employee stock
  purchase plan.........         --       --       10,673   --      --        --           54       --         54
 Exercise of stock
  options...............         --       --      148,869   --      --        --          261       --        261
 Issuance of stock
  options...............         --       --          --    --      --        --          150       --        150
 Net loss...............         --       --          --    --      --        --          --     (2,892)   (2,892)
                          ----------  -------  ----------  ----   -----     -----     -------   -------   -------
BALANCE, December 31,
 1996...................         --       --   13,356,990    13     --        --       54,938    (5,037)   49,914
 Exercise of stock
  options...............         --       --      300,503     1     --        --        1,080       --      1,081
 Issuance of Common
  Stock pursuant to
  employee stock
  purchase plan.........         --       --       46,335   --      --        --          276       --        276
 Unrealized gain on
  "Available for Sale"
  securities............         --       --          --    --      --        186         --        --        186
 Tax benefit related to
  exercise of non-
  qualified stock
  options...............         --       --          --    --      --        --        1,193       --      1,193
 Net income.............         --       --          --    --      --        --          --      2,581     2,581
                          ----------  -------  ----------  ----   -----     -----     -------   -------   -------
BALANCE, December 31,
 1997...................         --   $   --   13,703,828  $ 14   $ --      $ 186     $57,487   $(2,456)  $55,231
                          ==========  =======  ==========  ====   =====     =====     =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        MASTERING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                     AS OF DECEMBER 31, 1997, 1996 AND 1995

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            -----------------------------------
                                               1997        1996         1995
                                            ----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)........................  $    2,581  $    (2,892) $   (3,273)
 Adjustments to reconcile net income
  (loss) to net cash provided by (used in)
  operating activities:
 Depreciation and amortization............       2,797        2,149       1,057
 Write-off product technology.............         --           --          241
 Deferred tax provision (benefit).........       1,270       (2,296)        --
 Loss on disposal of property and
  equipment...............................         --            66          23
 Gain on sale of discontinued
  operations..............................      (6,709)         --          --
 Compensation from issuance of stock
  options.................................         --           150         200
 Amortization of deferred compensation....         --            18          31
 Reserve for bad debts....................         150          165         150
 Reserve for uncollectable advances to
  affiliates..............................         --          (262)        262
 Changes in assets and liabilities:
 Accounts receivable......................         188       (2,801)     (1,530)
 Costs and estimated earnings in excess
  of billings.............................         219       (2,095)        (28)
 Other current assets.....................      (2,695)        (320)       (107)
 Other assets.............................       1,478         (623)        (44)
 Accounts payable and accrued
  liabilities.............................       4,537        1,031       1,880
 Billings in excess of costs and
  estimated earnings......................         168          (63)        218
 Revenue billed in advance................         128         (212)        (61)
                                            ----------  -----------  ----------
   Net cash provided by (used in)
    operating activities..................       4,112       (7,985)       (981)
                                            ----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment.......      (8,711)      (5,982)     (1,740)
 Proceeds from disposition of property and
  equipment...............................          75           18         --
 Proceeds from sale of discontinued
  operations..............................      17,500          --          --
 Purchase of product rights...............         --           --          (50)
 Cash paid for acquisitions...............         --          (242)     (1,230)
 Advances to affiliates...................         --           --         (262)
 Purchase of investments..................      (4,879)     (24,963)        --
 Unrealized gain on available for sale
  securities..............................         186          --          --
 Other....................................         --           --           (4)
                                            ----------  -----------  ----------
   Net cash provided by (used in)
    investing activities..................       4,171      (31,169)     (3,286)
                                            ----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from line of credit.............         --         1,905       2,850
 Repayment of line of credit..............         --        (1,905)     (2,988)
 Proceeds from long-term debt.............         --           350         250
 Repayment of long-term debt..............         --        (3,737)       (360)
 Repayment of capital leases..............        (293)        (208)        (47)
 Payment of noncompete obligation.........         --           (96)        (96)
 Distributions to S corporation
  shareholders............................         --        (1,144)       (269)
 Acquisition of shares from GM
  shareholder.............................         --          (352)        --
 Proceeds from issuance of Series A
  preferred stock.........................         --           --        6,710
 Series A preferred stock issuance costs..         --           --         (114)
 Proceeds from IPO, net of offering
  costs...................................         --        50,463         --
 Proceeds from exercise of common stock
  options and stock purchase plan.........       1,357          315          19
                                            ----------  -----------  ----------
   Net cash provided by financing
    activities............................       1,064       45,591       5,955
                                            ----------  -----------  ----------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS..............................       9,347        6,437       1,688
CASH AND CASH EQUIVALENTS, beginning of
 period...................................       9,032        2,595         907
                                            ----------  -----------  ----------
CASH AND CASH EQUIVALENTS, end of period..  $   18,379  $     9,032  $    2,595
                                            ==========  ===========  ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest...................  $       36  $       269  $      697
                                            ==========  ===========  ==========
 Cash paid for income taxes...............  $      190  $       --   $      --
                                            ==========  ===========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       MASTERING, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BUSINESS

  Mastering, Inc. (formerly Eagle River Interactive, Inc.), a Delaware corporation, was incorporated on September 28, 1995, and became the parent company of Eagle River Communications, Inc. ("ERC"), SkiView, Inc. ("SkiView"), and Eagle River Production, Inc. ("ERP"). During 1996, Mastering, Inc. completed mergers with Graphic Media, Inc. ("GM") and Mastering Computers, Inc. ("Mastering Computers"), which were accounted for as poolings of interests. In addition, during 1996 Mastering, Inc. formed SRC Localisation ("SRC"), a 99% owned subsidiary, which is located in Paris, France. Collectively Mastering, Inc., and ERC, SkiView, ERP, GM and Mastering Computers, all of which are Mastering, Inc.'s wholly owned subsidiaries, and SRC, are herein referred to as the "Company".

  The Company's operating subsidiary, Mastering Computers, develops and markets instructor-led training workshops and computer-based training ("CBT") products for information technology ("IT") professionals. These training products and services include instructor-led Windows NT(TM), Windows 95(TM), TCP/IP(TM), Internet Information Server(TM) and Exchange(TM) training workshops, Microsoft Certified Professional preparation courses, on-site workshops held at customers' facilities, CBT software covering a broad range of information technologies, other software, videos and a newsletter. The Company's CBT products are delivered using CD-ROMs, proprietary intranets, the Internet and the World Wide Web.

  The Company's operating subsidiary, Mastering Computers, markets and sells its instructor-led and CBT products and services throughout the United States and in Canada, primarily through its in-house telesales organization. Training products and services are also sold to national accounts under long-term contracts, which are sold using outside salespeople. At the end of 1997, the Company began marketing its training products in Europe, with sales of instructor-led training workshops beginning in the United Kingdom during the first quarter of 1998.

  The Company has completed two acquisitions accounted for as poolings of interests since its inception. Accordingly, the accompanying consolidated financial statements reflect the combined financial position, operating results and cash flows of the Company, GM and Mastering Computers for all periods presented. In addition, the consolidated financial statements include the accounts of businesses acquired under the purchase method of accounting from the effective date of the purchase transaction. In 1995, the Company accounted for ERC and SkiView as a reorganization of entities under common control and their assets and liabilities are included in the consolidated financial statements at their historical cost.

  During 1997, the Company sold two of its business segments, the interactive and outdoor media segments. The Company has accounted for these two business segments as discontinued operations (see Note 2). As a result of this determination, the operations of the interactive and outdoor media business segments have been reflected as discontinued operations in the accompanying consolidated financial statements for all periods presented. The interactive business segment developed and created custom interactive solutions that assist United States and international companies with corporate communications, marketing and training. The outdoor media business segment offered traditional outdoor media advertising at United States ski resorts.

STOCK SPLIT

  Effective January 24, 1996, the Company approved a three share for one share common stock split. Common stock amounts, equivalent share amounts and per-share amounts have been adjusted retroactively to give effect to the stock split.

                       MASTERING, INC. AND SUBSIDIARIES

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and SRC. All material intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

BASIS FOR RECORDING PURCHASE-METHOD ACQUISITIONS

  The purchase method of accounting was applied in the accompanying consolidated financial statements on January 1, 1995 to reflect the purchase of SkiView and Production Masters, Inc. ("PMI"), a company that operated an audio and video post-production studio. The Company acquired and assumed certain liabilities in connection with the SkiView and PMI acquisitions. These assets and liabilities have been accounted for as discontinued operations in the accompanying consolidated financial statements. PMI and SkiView were sold in 1995 and 1997, respectively (see Note 2).

  Effective November 1996, the Company acquired certain assets and assumed certain liabilities of SRC. The Company incurred approximately $107,000 of acquisition costs and paid approximately $242,000 in cash at the closing of the SRC acquisition. SRC was a component of the interactive business segment.

EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, which supersedes Accounting Principles Board Opinion No. 15, the former existing authoritative guidance. SFAS No. 128 modifies the calculation of primary and fully diluted earnings per share (EPS) and replaces them with basic and diluted EPS. SFAS No. 128 is effective for financial statements for both interim and annual periods presented after December 15, 1997, and as a result, all prior-period EPS data presented has been restated.

  EPS is not considered relevant for the year ended December 31, 1995, given the changes in the capital structure of Company which occurred on March 21, 1996 (the date of the Company's initial public offering). In addition, EPS for 1996 is unaudited and pro forma assuming the conversion of the Company's mandatorily redeemable convertible Series A Preferred Stock ("Preferred Stock") (which was converted to common stock on the date of the Company's initial public offering) had occurred on January 1, 1996.

                       MASTERING, INC. AND SUBSIDIARIES

  A reconciliation of the numerators and denominators of the basic and diluted EPS computations for the years ended December 31, 1997 and 1996, is as follows:

                                                                          UNAUDITED
                                        1997                           PRO FORMA 1996
                          ----------------------------------  ----------------------------------
                                       EFFECT OF                           EFFECT OF
                             BASIC       STOCK     DILUTED       BASIC       STOCK     DILUTED
                              EPS       OPTIONS      EPS          EPS       OPTIONS      EPS
                          -----------  --------- -----------  -----------  --------- -----------
Income from operations
 (numerator)............  $ 3,606,000       --   $ 3,606,000  $   520,000        --  $   520,000
Discontinued operations,
 net (numerator)........  $(1,025,000)      --   $(1,025,000) $(3,412,000)       --  $(3,412,000)
Net income (loss)
 (numerator)............  $ 2,581,000       --   $ 2,581,000  $(2,892,000)       --  $(2,892,000)
Shares (denominator)....   13,535,105   999,491   14,534,596   12,285,782  1,428,818  13,714,600
Per share amount--income
 from operations........  $       .27            $       .25  $       .04            $       .04
Per share amount--
 discontinued
 operations, net........         (.08)                  (.07)        (.28)                  (.25)
Per share amount--net
 income (loss)..........  $       .19            $       .18  $      (.24)           $      (.21)

  For purposes of applying the treasury stock method, the Company has assumed that it could fully use the assumed tax deduction arising from the exercise of non-qualified stock options.

CASH AND CASH EQUIVALENTS

  For purposes of the statements of cash flows, the Company considers all cash and highly liquid investments with an original maturity of three months or less to be cash equivalents.

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

  Effective January 1, 1995, the Company acquired the following assets and assumed the following liabilities of SkiView, which conducted the Company's outdoor media business. The Company incurred approximately $35,000 of acquisition costs.

   Assets acquired:
     Cash........................................................... $   54,000
     Accounts receivable............................................  1,497,000
     Other current assets...........................................    536,000
     Property and equipment.........................................    700,000
     Goodwill.......................................................  3,535,000
                                                                     ----------
                                                                      6,322,000
                                                                     ----------
   Liabilities assumed:
     Accounts payable and accrued liabilities.......................  1,062,000
     Revenue billed in advance......................................  1,203,000
     Related party debt assumed.....................................    557,000
     Notes payable..................................................  3,000,000
                                                                      5,822,000
                                                                     ----------
       Cash paid at closing......................................... $  500,000
                                                                     ----------

                       MASTERING, INC. AND SUBSIDIARIES

  Effective November 1996, the Company acquired the following assets and assumed the following liabilities of SRC. The Company incurred approximately $107,000 of acquisition costs.

   Assets acquired:
     Accounts receivable............................................... $  6,000
     Property and equipment............................................   14,000
     Goodwill..........................................................  448,000
                                                                        --------
                                                                         468,000
                                                                        --------
   Liabilities assumed:
     Accounts payable..................................................  144,000
     Long-term debt....................................................   82,000
                                                                         226,000
                                                                        --------
       Cash paid at closing............................................ $242,000
                                                                        --------

  In September 1995, the chief executive officer ("CEO") of the Company converted $512,000 of debt and $54,000 of accrued interest payable to him into common stock of the Company.

  During 1997, 1996, and 1995, the Company acquired approximately $244,000, $769,000, and $171,000, respectively, of equipment under capital leases.

  On March 21, 1996, the effective date of the Company's initial public offering, holders of 1,342,000 shares of the Company's Preferred Stock converted their shares into 4,026,000 shares of the Company's common stock (see Notes 5 and 7).

  In March 1996, upon the Company's initial public offering, $3,126,000 of accumulated deficit was reclassified to additional paid-in capital to reflect the Company's change in tax status from an S corporation to a C corporation for tax purposes.

INVESTMENTS

  As of December 31, 1997 and 1996, the Company had invested approximately $29,407,000 and $24,963,000, respectively, in United States government securities ("Government Securities"). In addition, as of December 31, 1997, the Company had an equity investment in Allin Communications Corporation ("ACC") recorded for $435,000 (see Note 4). Of the $29,407,000 of Government Securities investments at December 31, 1997, approximately $19,928,000 are classified as long-term investments in the accompanying consolidated balance sheets. The Company has the positive intent and ability to hold all of its Government Securities to maturity and not to engage in trading or selling activities with respect to these securities. These Government Securities are classified as held to maturity in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and are recorded at amortized cost. At December 31, 1997, total Government Securities had a fair value of approximately $29,455,000, and reflect unrealized gains of approximately $48,000. These Government Securities contain provisions whereby they may be called at the option of the issuer for amounts at least equal to their carrying amount.

CONCENTRATION OF CREDIT RISK

  The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other hedging arrangements. The Company maintains the majority of its cash balances with two financial institutions in the form of demand deposits and money market accounts.

                       MASTERING, INC. AND SUBSIDIARIES

  In management's opinion, the Company's accounts receivables do not represent a significant credit risk to the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  As of December 31, 1997 and 1996, the Company's financial instruments other than investments primarily consisted of cash, short-term trade receivables and payables, and capital leases. The carrying values of these instruments approximate fair value because of their primarily short-term nature.

RECLASSIFICATIONS

  Certain amounts in 1996 and 1995 have been reclassified to conform with 1997 presentation.

PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost. The Company depreciates these assets using the straight-line method over the following estimated useful lives:

   Furniture, fixtures and computer equipment.................      3 to 7 years
   Leasehold improvements..................................... Term of the lease

  Assets purchased under capital leases are depreciated over the lesser of their estimated useful lives or the term of the lease.

  The land recorded in the accompanying consolidated balance sheet at December 31, 1997 represents raw land that is owned by the Company and located next to the Company's headquarters in Scottsdale, Arizona.

ACCRUED LIABILITIES

  The components of accrued liabilities are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
   Accrued salaries, wages, benefits and bonuses......... $  655,000 $  820,000
   Accrued sales taxes...................................    285,000    566,000
   Accrued liabilities for discontinued operations.......    426,000        --
   Other accrued expenses................................    735,000    826,000
                                                          ---------- ----------
     Totals.............................................. $2,101,000 $2,212,000
                                                          ========== ==========

PRODUCT LICENSE COSTS

  A contract requires the Company to pay royalties on certain CBT product sales. Royalties are generally a fixed amount per unit sold or a percentage of the Company's net sales of certain products and are generally accrued as products are sold.

REVENUE RECOGNITION

  The Company generates revenue from sales of training products and services, which consist primarily of instructor-led seminars on Microsoft Windows(TM) operating systems and other IT topics, instructor-led Microsoft Certified Professional preparation courses, on-site workshops, computer based training software covering a broad range of information technologies, other software, videos and a newsletter. Revenue from seminars is generally collected in advance and deferred and is recognized upon commencment of a seminar or a series of seminars in a given city. In connection with certain seminar offerings, the Company also provides its customers with course materials in advance of a seminar, in which case it recognizes revenue for the value of the materials upon shipping the materials and the remainder of the revenue upon commencement of the related seminar or series of seminars. Other product revenue is generally recognized when the products are shipped to the customer.

                       MASTERING, INC. AND SUBSIDIARIES

  Costs related to training seminars consist primarily of labor and related benefits for speakers and seminar personnel, rental of seminar facilities and materials provided to seminar participants, some of which is deferred until seminar commencement. Costs related to CBT products include royalties paid to a third-party licensor and costs to duplicate and ship the CBT product.

INCOME TAXES

  The Company provides for income taxes using the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income tax assets and liabilities are recognized for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities and carryforwards.

  SFAS No. 109 requires recognition of deferred tax assets for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

  In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated.

(2) DISCONTINUED OPERATIONS:

  On July 29, 1997, the Company announced its intention to dispose of its outdoor media business segment. On September 16, 1997, the Company sold the assets of its outdoor media business segment for approximately $4.0 million in cash and approximately $600,000 in notes receivable resulting in a pre-tax gain of approximately $1.1 million. The Company approved the disposition of the outdoor media business segment, including a plan for the Company to identify potential buyers, on May 17, 1997. As a result, the Company has accounted for the segment as a discontinued operation in the accompanying consolidated financial statements for all periods presented, with a measurement date of May 17, 1997.

  The following table presents approximate revenue and net income (loss) for the outdoor media business segment for the period from January 1, 1997 to September 16, 1997, and the years ended December 31, 1996 and 1995:

                                                           FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                       JANUARY 1, 1997    ---------------------
                                    TO SEPTEMBER 16, 1997    1996       1995
                                    --------------------- ---------- ----------
   Revenue.........................      $2,100,000       $3,900,000 $4,000,000
   Net income (loss)...............        (200,000)         500,000   (600,000)

                       MASTERING, INC. AND SUBSIDIARIES

  Included in the net loss for the period from January 1, 1997 to September 16, 1997 is approximately $0.2 million of costs related to the sale. The net loss for the period from May 18, 1997 to September 16, 1997 was approximately $800,000.

  Also on July 29, 1997, the Company announced its intention to dispose of its interactive business segment. On September 26, 1997, the Company sold the assets of its interactive business segment for $13.5 million in cash and the right to future payments contingent on the segment's future earnings resulting in a pre-tax gain of approximately $5.6 million. As a result of this transaction, the Company has accounted for the interactive business segment as a discontinued operation in the accompanying consolidated financial statements for all periods presented with a measurement date of July 28, 1997.

  The following table presents approximate revenue and net loss for the interactive business segment for the period from January 1, 1997 to September 26, 1997 and the years ended December 31, 1996 and 1995:

                                                           FOR THE YEARS ENDED
                                                               DECEMBER 31,
                                       JANUARY 1, 1997    ----------------------
                                    TO SEPTEMBER 26, 1997    1996        1995
                                    --------------------- ----------- ----------
   Revenue.........................      $13,000,000      $14,300,000 $6,700,000
   Net loss........................        5,100,000        4,100,000  2,600,000

  Included in the net loss for the period from January 1, 1997 to September 26, 1997 is approximately $1.5 million of costs related to the organizational realignment and sale of the interactive business segment. The net loss for the period from July 29, 1997 to September 26, 1997 was approximately $2.6 million.

  The Company sold the following assets and was relieved of the following liabilities related to the outdoor media and interactive business segments at their respective sale dates:

   Assets:
     Current assets
       Accounts receivable, net........................................ $ 3,938
       Other current assets............................................   2,345
                                                                        -------
         Total current assets..........................................   6,283
       Property, plant and equipment, net..............................   5,711
       Goodwill and other assets, net..................................   3,389
                                                                        -------
         Total assets..................................................  15,383
                                                                        -------
   Liabilities:
     Current liabilities
       Accounts payable................................................     778
       Accrued liabilities.............................................   1,764
       Other current liabilities.......................................   1,148
                                                                        -------
         Total current liabilities.....................................   3,690
     Noncurrent liabilities............................................     277
                                                                        -------
         Total liabilities.............................................   3,967
                                                                        -------
   Net Assets Sold..................................................... $11,416
                                                                        =======

  Effective June 30, 1995, the Company discontinued the operations of PMI. The assets were sold to a third party for approximately $700,000 and all proceeds from the liquidation of the assets were paid to the previous

                       MASTERING, INC. AND SUBSIDIARIES
owner of the PMI business in satisfaction of all acquisition-related liabilities. As a result, the operations of PMI through its disposition have been reflected as discontinued operations in the accompanying consolidated financial statements for all periods presented. The Company recorded a loss on the disposal of this segment of approximately $350,000, composed of approximately $58,000 to write down the segment's assets and $292,000 of payroll and other operating costs incurred from the measurement date through the date of final disposition. In addition, during 1995, the Company recorded approximately $294,000 for losses from PMI operations prior to the measurement date. During 1996, the Company recorded a gain of $198,000, net of income tax, from discontinued operations representing the settlement of certain contingencies related to the PMI business segment.

(3) MERGERS AND BUSINESS COMBINATIONS ACCOUNTED FOR AS POOLINGS OF INTERESTS:

  On June 21, 1996, pursuant to an agreement and plan of merger, the Company completed the merger of a wholly owned subsidiary with GM, an Oregon corporation. As a result of the merger, GM became a wholly owned subsidiary of the Company. The business combination was accounted for as a pooling of interests. In connection with the GM merger, each outstanding share of GM common stock was converted into 0.27 of a share of the Company's common stock with all the outstanding shares of GM common stock being exchanged for 550,000 shares of the Company's common stock. Prior to the conversion, a dissenting GM shareholder was paid approximately $352,000 as consideration for her approximate 3% interest in GM. In addition, the Company assumed and exchanged all options to purchase GM common stock for options to purchase 141,041 shares of the Company's common stock.

  On August 1, 1996, pursuant to an agreement and plan of merger, the Company completed the merger of a wholly owned subsidiary with Mastering Computers, an Arizona corporation. As a result of the merger, Mastering Computers became a wholly owned subsidiary of the Company. This business combination was accounted for as a pooling of interests. In connection with the Mastering Computers merger, all outstanding shares of Mastering Computers common stock were exchanged for 1,175,000 shares of the Company's common stock. The Company also assumed and exchanged all options to purchase Mastering Computers common stock for options to purchase 191,280 shares of the Company's common stock.

(4)SEAVISION AND CONTINGENT NOTE RECEIVABLE:

  As of December 31, 1995 and 1996, the Company had advanced SeaVision, Inc. ("SeaVision") approximately $262,000 and $302,000, respectively. These advances accrued interest at 15% per annum, compounded quarterly, and matured three years from the date of each funding. As of December 31, 1995, the Company had established a reserve for $262,000 of this receivable. During 1996, the Company reversed the reserve, based on the initial public offering of ACC (which was formed by the combination of SeaVision and other companies). During 1997, ACC repaid the advance with $161,000 of cash and 14,418 shares of ACC common stock.

  In connection with the September 1995 Preferred Stock offering, the CEO of the Company issued a contingent note (the "Contingent Note") to the Company. This note transferred to the Company future gains arising from the sale of the CEO's 10.5% equity interest in SeaVision. The terms of the Contingent Note require the CEO to pay the Company any net proceeds in excess of $500,000 if and when he sells his holdings in SeaVision. This Contingent Note had an estimated fair value of zero at September 1995. At that time, SeaVision was a development stage enterprise with significant liquidity issues.

  In November 1996, ACC completed an initial public offering of its common stock. The SeaVision stock owned by the CEO was converted into 241,200 shares of ACC Common Stock, all of which are subject to the terms of the Contingent Note.

                       MASTERING, INC. AND SUBSIDIARIES

  During 1997, the Contingent Note was amended. The amendment defines procedures by which the Company can require the sale of the ACC shares and defines procedures by which the CEO may segregate and retain a portion of the ACC shares having a market value of approximately $500,000. As of December 31, 1997, the CEO had not sold any of his shares of ACC. The Company has recorded approximately $435,000 of available-for-sale securities related to the ACC shares owned and the ACC shares subject to the Contingent Note, which is included in long-term investments in the accompanying consolidated balance sheet.

(5)INITIAL PUBLIC OFFERING:

  In March 1996, the Company completed an initial public offering of 4,000,000 shares of its common stock at a price of $13.00 per share. After underwriting discounts, commissions and other offering expenses, net proceeds to the Company from the offering were approximately $46,727,000. Upon the closing of the offering, all 1,342,000 shares of Preferred Stock outstanding were converted into 4,026,000 shares of common stock (See Note 7).

  In addition, the terms of the Preferred Stock provided that accrued dividends were not payable upon conversion of the Preferred Stock if the market price of the common stock at the time of such conversion exceeded $5.00 per share. At the conversion date, $366,000 in Preferred Stock dividends had been accrued. These accrued dividends were restored to additional paid-in capital upon the closing of the initial public offering at which time the market price of the common stock on the date of conversion was the initial public offering price of $13.00 per share.

  In April 1996, the underwriters of the Company's initial public offering exercised their over-allotment option and purchased from the Company an additional 309,000 shares of common stock at $13.00 per share, with net proceeds to the Company aggregating $3,736,000.

(6)OTHER RELATED PARTY TRANSACTIONS:

  In addition to the related party transactions discussed above, the Company had the following related party transactions:

  . The Company uses an aircraft owned by an entity in which the CEO is the primary owner. Costs incurred to rent the aircraft totaled approximately $313,000, $280,000 and $149,000 for the years ended December 31, 1997,
    1996 and 1995, respectively. In 1996, the Company's policy was to pay rental rates which approximated first class commercial rates for similar flights, taking into account the number of passengers on each flight. During 1997, the Company's policy was to pay $750 per flight hour, regardless of the number of passengers on each flight. As of December 31, 1996, the Company had prepaid approximately $186,000 to this entity, which is recorded in the accompanying consolidated balance sheet. As of December 31, 1997, the Company had a payable due to this entity of approximately $50,000, which is recorded in the accompanying consolidated balance sheet.

  . The Company leased office space from an entity owned by several members of the board of directors. Related rental expense totaled approximately $31,000 and $81,000 in 1997 and 1996, respectively. The lease was terminated in May 1997.

  . The Company incurred approximately $43,000, $800,000 (including $505,000 of initial public offering costs) and $280,000 to a law firm for legal services performed for the period from January 1, 1997 through April 30, 1997 and for the years ended December 31, 1996 and 1995, respectively. A director and stockholder in the Company was a partner of the law firm when the services were provided. At December 31, 1996, approximately $90,000 of these costs were included in accrued expenses in the accompanying consolidated balance sheets.

                       MASTERING, INC. AND SUBSIDIARIES

  . Mastering Computers' ongoing direct-mail campaigns and newsletter printing and mailing involved approximately 9,350,000, 4,345,000 and 2,988,000 direct-mail pieces in 1997, 1996 and 1995, respectively. With respect to these direct-mail campaigns, Mastering Computers incurred to related-party companies approximately $466,000, $1,327,000 and $641,000 in 1997, 1996 and 1995, respectively for printing, film work, data processing, marketing and mailing. These amounts were paid to two companies owned by family members of the Company's CEO and one of its Executive Vice Presidents. During 1995, services provided by related-party companies were on an informal basis, and amounts billed included a fee to manage all aspects of the direct-mail campaign and newsletter printing and mailing and an amount to pay third-party vendors to provide the related services. During 1996 and the period from January 1, 1997 through April 4, 1997, Mastering Computers arranged with one of the related-party companies to pay the related party a fee equal to 15% of all submitted third-party vendor invoices and to reimburse the related party for all such vendor invoices paid by the related-party. After April 4, 1997, the Company began paying the vendors directly and paid only the 15% fee to the related party. At December 31, 1997 and 1996, approximately $22,253 and $233,000, respectively, of costs were reflected as prepaid expenses and are included in other current assets in the accompanying consolidated balance sheets. Management believes that the amounts paid to the related party companies are comparable to those that would have been paid to unaffiliated companies.

  . During 1995, prior to the Company's merger with Mastering Computers in August 1996, Mastering Computers entered into an agreement to expand certain products available to seminar customers with a company owned by a family member of the Company's CEO and one of its Executive Vice Presidents. The Company had approximately $41,000 payable to this related party included in accrued expenses at December 31, 1995 relating to the agreement. This agreement was terminated in 1996.

  . During 1996, the Company paid approximately $185,000 for consulting services to a family member of the Company's CEO and one of its Executive Vice Presidents, primarily under an agreement entered into by Mastering Computers prior to Mastering Computers' merger with the Company. This agreement was terminated in 1996.

(7)STOCKHOLDERS' EQUITY:

RIGHTS AGREEMENT

  The Board of Directors of the Company declared a dividend distribution of one purchase right (a "Right") for each outstanding share of common stock. Upon the occurrence of certain events, including events which could result in a change in control of the Company, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Preferred Stock at a price of five times the offering price per share of the Company's common stock established by the initial public offering of such common stock.

PREFERRED STOCK

  During 1995 the Company sold 1,342,000 shares of Preferred Stock, $0.001 par value, at $5.00 per share for gross proceeds of $6,710,000. The Company used the funds for repayment of certain outstanding debt as well as for other working capital and investment purposes.

  As of December 31, 1995, dividends of $188,000 were accrued on the Preferred Stock. During 1996, additional dividends of $178,000 were accrued on the Preferred Stock. On March 21, 1996, the holders of 1,342,000 shares of Preferred Stock converted their shares of Preferred Stock into 4,026,000 shares of the Company's common stock. However, dividends were not paid upon conversion of the Preferred Stock as the market price of the Company's common stock exceeded $5.00 on the date of conversion, which was the maximum conversion rate at which dividends were to be paid.

                       MASTERING, INC. AND SUBSIDIARIES

S-CORPORATION DISTRIBUTION

  Prior to their merger with the Company, GM and Mastering Computers were S Corporations for income tax purposes. Accordingly, distributions from such entities to their shareholders were made relating to the shareholders' tax liabilities.

(8)OPTION PLANS:

1995 EXECUTIVE STOCK OPTION PLAN

  In 1995, the Company adopted the 1995 Executive Stock Option Plan (the "Executive Option Plan"), whereby certain eligible executives may be granted options. The Executive Option Plan allows issuance of incentive stock options and nonqualified options. The Executive Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee may grant options to purchase up to an aggregate of 4,500,000 shares under the Executive Option Plan, of which 3,512,400 are considered Standard Options and 987,600 are considered Special Options. The Standard Options are generally exercisable in four equal annual installments beginning 12 months after the date of grant. The terms of the Special Options provided that such Special Options vest at the end of four years from the date of grant; however, vesting could be accelerated based upon the Company achieving certain performance measures, which primarily related to the fair market value of the Company's common stock. In 1996, the Company met such performance measures, and the Special Options vested in full.

1995 EMPLOYEE OPTION PLAN

  In 1995, the Company adopted the 1995 Employee Option Plan (the "Employee Option Plan"), whereby certain eligible employees may be granted options. The Employee Option Plan allows issuance of incentive stock options and non-qualified options, and is administered by the Committee. The Committee may grant options to purchase up to an aggregate of 1,500,000 shares under the Employee Option Plan. The options are generally exercisable in four equal annual installments beginning 12 months after the date of grant.

MASTERING COMPUTERS STOCK OPTIONS

  Mastering Computers had granted certain key employees options to purchase shares of common stock of Mastering Computers. A portion of those options vested immediately at the grant date, and the remaining options vested upon the change of control resulting from Mastering Computers' merger with the Company. All outstanding Mastering Computers options were exchanged for options of the Company. For certain options, the excess of the fair value of the underlying stock on the date of grant over the exercise price has been recorded as compensation expense and additional paid-in capital in the accompanying consolidated balance sheets.

EMPLOYEE STOCK PURCHASE PLAN

  In January 1996, the Board of Directors adopted, and the Company's stockholders approved, the Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code. Under the Employee Stock Purchase Plan, employees meeting certain eligibility requirements are entitled to purchase common stock through payroll deductions or lump-sum deposits made during periods established by the plan's administrative committee. Participants generally may purchase common stock at a price equal to 85% of the fair market value of the common stock on certain specified dates. The Company has reserved 150,000 shares of common stock for issuance under the Employee Stock Purchase Plan. Under the plan, the Company issued approximately 41,000 and 10,700 shares during 1997 and 1996, respectively.

                       MASTERING, INC. AND SUBSIDIARIES

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("SFAS 123")

  SFAS 123, Accounting for Stock-Based Compensation, defines a fair-value-based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic-value-based method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), provided that pro forma disclosures are made of the impact of issuing employee stock options or similar equity instruments assuming the fair-value-based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair value of all options granted during 1997, 1996 and 1995 using the Black-Scholes pricing model and the following weighted average assumptions:

                                                       1997     1996     1995
                                                      -------  -------  -------
   Risk-free interest rate...........................    5.88%    6.02%    5.91%
   Expected dividend yield...........................       0%       0%       0%
   Expected lives outstanding........................ 4 years  4 years  4 years
   Expect volatility.................................   86.40%  104.14%  104.14%

  To estimate lives of options for this valuation, it was assumed options will be exercised upon becoming fully vested. All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma income from continuing operations with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. As discussed in Note 11, the Company has entered into an agreement which, if consummated, would result in the accelerated vesting of stock options and would require the recognition, in pro forma footnote disclosure, of the unrecognized pro forma compensation expense under SFAS No. 123.

  If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's pro forma net income (loss) and pro forma net income (loss) per diluted common share would have been reported as follows:

                                          1997         1996          1995
                                       ----------  ------------  ------------
   Net income (loss):
     As reported...................... $2,581,000  $ (2,892,000) $ (3,273,000)
     Pro forma........................ $ (763,000) $ (6,093,000) $ (4,292,000)
   Unaudited net income (loss) per
    diluted common share:
     As reported...................... $     0.18  $      (0.21)
     Pro forma........................ $    (0.05) $      (0.45)

  Weighted average shares used to calculate pro forma loss per diluted share were determined as described in Note 1. Historical income per common share are not presented for periods prior to 1996 as it is not considered relevant given the Company's initial public offering in 1996, which resulted in significant changes in the Company's capital structure (see Note 1).

                       MASTERING, INC. AND SUBSIDIARIES

  A summary of stock options as of December 31, 1997, 1996 and 1995 and changes during the years then ended is presented below:

                                   1997                1996                1995
                            ------------------- ------------------- ------------------
                                       WEIGHTED            WEIGHTED           WEIGHTED
                                       AVERAGE             AVERAGE            AVERAGE
                                       EXERCISE            EXERCISE           EXERCISE
                             SHARES     PRICE    SHARES     PRICE    SHARES    PRICE
                            ---------  -------- ---------  -------- --------- --------
   Outstanding at
    beginning of year...... 4,087,669   $ 6.73  2,096,713   $ 2.74        --   $ --
     Granted............... 1,538,641     8.33  2,536,925     9.87  2,096,713   2.74
     Canceled..............  (785,644)   10.71   (397,100)    7.62        --     --
     Exercised.............  (300,503)    3.65   (148,869)    1.70        --     --
                            ---------   ------  ---------   ------  ---------  -----
   Outstanding at end of
    year................... 4,540,163   $ 6.78  4,087,669   $ 6.73  2,096,713  $2.74
                            =========           =========           =========
   Options exercisable at
    end of year (see Note
    11).................... 2,124,648   $ 5.62  1,344,949   $ 3.13    207,296  $1.23
   Weighted average fair
    value of options
    granted................ $    5.44           $    7.17           $    2.11
                            =========           =========           =========

  The following table summarizes information about the options outstanding at December 31, 1997:

                                  OPTIONS OUTSTANDING   OPTIONS EXERCISABLE
                                  -------------------- ---------------------
                        NUMBER     WEIGHTED               NUMBER
                     OUTSTANDING    AVERAGE   WEIGHTED EXERCISABLE  WEIGHTED
                          AT       REMAINING  AVERAGE       AT      AVERAGE
      RANGE OF       DECEMBER 31, CONTRACTUAL EXERCISE DECEMBER 31, EXERCISE
   EXERCISE PRICES       1997        LIFE      PRICE       1997      PRICE
   ---------------   ------------ ----------- -------- ------------ --------
   $ .01-$ 1.46         473,265   7.37 years   $ 1.26     275,911    $ 1.25
   $3.75-$ 9.00       3,476,135   8.79 years   $ 6.27   1,726,796    $ 5.64
   $9.38-$22.13         590,763   8.73 years   $14.19     121,941    $15.10
                      =========                         =========
   $ .01-$22.13       4,540,163   8.63 years   $ 6.78   2,124,648    $ 5.62
                      =========                         =========

(9)INCOME TAXES:

  Mastering, Inc. was an S corporation for federal and state income tax purposes until September 29, 1995. Accordingly, Mastering, Inc. was not subject to income tax, as all of its taxable income or loss was reported in the tax return of its shareholders for the period from inception through September 29, 1995. Upon Mastering, Inc.'s conversion to a C corporation, a net deferred tax asset of approximately $502,000 was recorded by the Company which was fully reserved for by a valuation allowance as of December 31, 1995.

  GM and Mastering Computers were S corporations for federal and state income tax purposes prior to merging with Mastering, Inc. on June 21, 1996 and August 1, 1996, respectively. Accordingly, GM and Mastering Computers were not subject to income tax prior to those dates, as all taxable income or loss of GM and Mastering Computers was reported in the tax returns of their shareholders for the period from inception through their respective merger dates. Upon merger with the Company, net deferred tax assets of $30,000 and $125,000 relating to GM and Mastering Computers, respectively, were recorded by the Company.

  Through December 31, 1995, the Company provided a valuation allowance to fully offset its net deferred tax asset, which consisted primarily of the benefit of its net operating loss. Such net operating loss was primarily the result of the Company's investment in infrastructure to significantly expand its interactive business and, to a much lesser degree, losses from its outdoor media business segment. During 1996, as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"), the Company reviewed the realization of its deferred tax asset, and as a result of this review, reversed a portion of the valuation allowance. This reversal was based on management's determination that it is more likely than not that the related

                       MASTERING, INC. AND SUBSIDIARIES
deferred tax asset would be realized as a result of taxable income generated by the Company's future years' operations.

  During 1996, the Company recorded an income tax benefit for the deferred income tax asset created by 1995 and 1996 operating losses, which resulted in a deferred tax asset at December 31, 1996 of approximately $2.3 million.

  During 1997, the Company recorded an approximately $2.1 million tax provision from continuing operations and an approximate $0.8 million tax benefit from discontinued operations. In addition, during 1997 the Company recorded an approximately $1.2 million deferred tax asset resulting from the exercise of non-qualified stock options by employees. At December 31, 1997, in accordance with the provisions of SFAS No. 109, management has determined that it is more likely than not that the tax asset of approximately $2.4 million as of December 31, 1997 will be realized.

  The Company bases its determination on the significant growth that has occurred in its IT training business during 1996 and 1997. The Company's revenue increased from $21 million for 1996 to $41 million for 1997, a 95% increase. Income from continuing operations for 1996 was $0.5 million which increased to $3.6 million in 1997, a 620% increase. Based on its projections, the Company's management believes that profitable operations will be sustained in future periods.

  The Company's deferred income taxes result primarily from a net operating loss carryforward ("NOL"), the use of accelerated depreciation methods for income tax purposes, amortization differences relating to certain intangible assets, and certain accrued expenses which are not deductible for income tax purposes until paid. As of December 31, 1997, the Company had a tax NOL of approximately $6.0 million, which expires in 2011.

  Management believes that taxable income during the carryforward period will be sufficient to utilize fully the NOLs before they expire. Management anticipates that taxable income during the carryforward period will arise primarily as a result of the Company's continued growth in its IT training business and operating efficiencies which may be gained under the Company's current strategies.

  The components of the net deferred income tax assets at December 31, 1997 and 1996 are as follows:

                                                          1997        1996
                                                       ----------  ----------
   Deferred tax assets:
     Net operating loss carryforwards................. $2,328,000  $1,724,000
     Depreciation and amortization....................        --      602,000
     Allowance for bad debts..........................    109,000     127,000
     Non-deductible accruals..........................    358,000     390,000
     Compensation related to options granted below
      fair market value...............................    130,000     130,000
     Tax credit carryforwards and other...............    350,000         --
     Less--valuation allowance........................   (254,000)   (424,000)
                                                       ----------  ----------
       Total deferred tax assets......................  3,021,000   2,549,000
                                                       ----------  ----------
   Deferred tax liabilities:
     Depreciation and amortization....................    120,000         --
     Deferred revenue.................................    524,000     235,000
     Other............................................        --       18,000
                                                       ----------  ----------
       Total deferred tax liabilities.................    644,000     253,000
                                                       ----------  ----------
       Net deferred tax assets........................ $2,377,000  $2,296,000
                                                       ==========  ==========

                       MASTERING, INC. AND SUBSIDIARIES

  A reconciliation of income tax provision from continuing operations at the statutory rate to the Company's effective rate is as follows:

                                                                    1997   1996
                                                                    ----   ----
   Computed at the expected statutory rate.........................  34%    34%
   Non-deductible expenses.........................................   2%     2%
   State income tax benefit........................................   4%     4%
   Change in valuation allowance...................................  (3%)   (6%)
   Loss from S corporation......................................... --      14%
   Other........................................................... --      (1%)
                                                                    ---    ---
   Income tax provision--effective rate............................  37%    47%
                                                                    ===    ===

(10)COMMITMENTS AND CONTINGENCIES:

LICENSING AGREEMENT

  On December 30, 1996, the Company signed a licensing agreement with a third party to license a software development engine and over 100 existing computer based training titles, as well as over 300 titles to be developed in the eighteen months following the signing of the agreement. The Company is committed to paying the third party future minimum royalties and license fees of $600,000 in 1997 and $400,000 in 1998 as well as royalties for each CBT title sold beyond the amount required to fulfill the minimum royalty obligation.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with certain key employees. Such employment agreements provide for severance benefits in certain circumstances, as well as for bonus payments upon the attainment of certain criteria, primarily related to operating income.

RETIREMENT AND PROFIT SHARING PLANS

  The Company has adopted a 401(k) retirement savings plan (the "Plan"). All of the Company's employees are eligible to participate beginning on the first day of the month following ninety days of employment and may elect to contribute up to 15% of their annual compensation to the Plan. The Company will provide a matching contribution of 50% of the employee's contribution up to an annual maximum of 3% of the employee's annual compensation. The Company's matching contributions vest over a four-year period beginning on the date the employee was hired. During 1997 and 1996, the Company contributed approximately $235,000 and $51,000, respectively, to the Plan, for employees included in continuing operations.

LEGAL MATTERS

  The Company is party to various claims and lawsuits arising out of the normal course of business. Management believes that the ultimate liability, if any, in excess of amounts already provided for, is not likely to have a material adverse effect on the Company's annual results of operations or financial condition.

                       MASTERING, INC. AND SUBSIDIARIES

OPERATING LEASES

  The Company has entered into operating leases for office space and equipment. As of December 31, 1997, future minimum lease payments required under such operating leases are as follows:

             1998......................... $ 1,275,282
             1999.........................   1,546,030
             2000.........................   1,546,030
             2001.........................   1,540,257
             2002.........................   1,540,257
             Thereafter...................   8,748,055
                                           -----------
             Total........................ $16,195,911
                                           ===========

  Rent expense included in continuing operations in the accompanying consolidated statements of operations for the years ended December 31, 1997, 1996 and 1995 was approximately $285,000, $200,000 and $140,000, respectively.

(11)SUBSEQUENT EVENT (UNAUDITED):

  In February 1998, the Company announced that it had reached an agreement whereby it would be merged with a wholly-owned subsidiary of PLATINUM technology, inc. ("PT" and the "Merger"). In management's opinion, the Merger is expected to be completed in the second quarter of 1998 and accounted for as a pooling of interests. Consummation of the Merger must be approved by the Company's shareholders. If the Merger is approved, PT will exchange 0.448 of a share of PT common stock for each share of the Company's common stock. In addition, in accordance with the terms of the outstanding stock option plans, all outstanding unvested stock options will vest upon the consummation of the Merger and all outstanding options will be assumed by PT.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of
PLATINUM technology, inc.:

  Under date of February 9, 1998 (except as to Note 18, which is as of March 14, 1998), we reported on the consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements and our report thereon are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

  In our opinion, based on our audits, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois
February 9, 1998, except for
 Note 18, which is as of March
 14, 1998

                                  SCHEDULE II

                           PLATINUM TECHNOLOGY, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

  ALLOWANCE FOR DOUBTFUL
         ACCOUNTS
FOR TRADE AND INSTALLMENT         BEGINNING   BAD DEBT                 ENDING
       RECEIVABLES                 BALANCE    EXPENSE   WRITE-OFFS    BALANCE
-------------------------         ---------- ---------- -----------  ----------
Year ended December 31, 1997..... $3,714,000 $9,146,000 $(8,753,000) $4,107,000
Year ended December 31, 1996.....  2,809,000    905,000         --    3,714,000
Year ended December 31, 1995.....  1,522,000  1,287,000         --    2,809,000

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           PLATINUM TECHNOLOGY, INC.,

                          PT ACQUISITION CORPORATION I

                                      AND

                                MASTERING, INC.

                         DATED AS OF FEBRUARY 18, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
  1.  THE MERGER............................................................  A-1
      1.1  The Merger......................................................   A-1
      1.2  Effective Time..................................................   A-1
      1.3  Effect of the Merger............................................   A-1
      1.4  Name; Certificate of Incorporation; Bylaws......................   A-2
      1.5  Directors and Officers..........................................   A-2
      1.6  Effect on Capital Stock.........................................   A-2
      1.7  No Dissenters' Rights...........................................   A-3
      1.8  Surrender of Certificates.......................................   A-3
      1.9  No Further Ownership Rights in Company Capital Stock............   A-4
      1.10 Lost, Stolen or Destroyed Certificates..........................   A-4
      1.11 Tax and Accounting Consequences.................................   A-4
      1.12 Taking of Necessary Action; Further Action......................   A-4
  2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................  A-4
      2.1  Organization of the Company.....................................   A-4
      2.2  Company Capital Structure.......................................   A-5
      2.3  Obligations With Respect to Capital Stock.......................   A-5
      2.4  Authority; No Conflicts.........................................   A-6
      2.5  SEC Filings; Company Financial Statements.......................   A-7
      2.6  Absence of Certain Changes of Events............................   A-7
      2.7  Liabilities.....................................................   A-8
      2.8  Taxes...........................................................   A-8
      2.9  Restrictions on Business Activities.............................   A-9
      2.10 Absence of Liens and Encumbrances...............................   A-9
      2.11 Intellectual Property...........................................   A-9
      2.12 Agreements, Contracts and Commitments...........................  A-11
      2.13 No Default......................................................  A-12
      2.14 Governmental Authorization......................................  A-12
      2.15 Litigation......................................................  A-12
      2.16 Insurance.......................................................  A-13
      2.17 Labor Matters...................................................  A-13
      2.18 Employee Benefits...............................................  A-13
      2.19 Relationships with Related Persons..............................  A-14
      2.20 State "Anti-Takeover" Statutes..................................  A-15
      2.21 Pooling of Interests............................................  A-15
      2.22 Change of Control Payments......................................  A-15
      2.23 Registration Statements; Proxy Statements/Prospectus............  A-15
      2.24 Board Approval..................................................  A-15
      2.25 Fairness Opinion................................................  A-15
      2.26 Brokers' and Finders' Fees......................................  A-16
  3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............... A-16
      3.1  Organization of Parent..........................................  A-16
      3.2  Absence of Certain Changes of Events............................  A-16
      3.3  Capital Structure...............................................  A-16
      3.4  Authority; No Conflict..........................................  A-18
      3.5  SEC Filings; Parent Financial Statements........................  A-18

                                      (i)

                                      PAGE
                                      ----
      3.6  Pooling of Interests....   A-19
           Registration Statement;
           Proxy
      3.7  Statement/Prospectus....   A-19
      3.8  Board Approval..........   A-19
      3.9  Fairness Opinion........   A-19
           Brokers' and Finders'
      3.10 Fees....................   A-19
           Operations of Merger
      3.11 Sub.....................   A-19
      3.12 Employee Benefits.......   A-20
      3.13 Liabilities.............   A-20
      3.14 Taxes...................   A-20
      3.15 Intellectual Property...   A-20
           Governmental
      3.16 Authorization...........   A-21
      3.17 Litigation..............   A-21
      CONDUCT PRIOR TO THE EFFECTIVE
  4.  TIME..........................  A-21
           Conduct of Business of
      4.1  the Company.............   A-21
      4.2  Conduct by Parent.......   A-23
  5.  ADDITIONAL AGREEMENTS.........  A-23
           Proxy
           Statement/Prospectus;
      5.1  Registration Statement..   A-23
           Meeting of
      5.2  Stockholders............   A-23
           Access to Information;
      5.3  Confidentiality.........   A-23
      5.4  No Solicitation.........   A-24
      5.5  Expenses................   A-25
      5.6  Break-Up Fee............   A-25
      5.7  Public Disclosure.......   A-26
      5.8  Pooling Accounting......   A-26
      5.9  Auditors' Letters.......   A-26
      5.10 Affiliate Agreements....   A-26
      5.11 Legal Requirements......   A-26
      5.12 Blue Sky Laws...........   A-27
           Reasonable Commercial
           Efforts and Further
      5.13 Assurances..............   A-27
      5.14 Certain Benefit Plans...   A-27
           Tax-Free
      5.15 Reorganization..........   A-28
      5.16 Nasdaq Listing..........   A-28
      5.17 Indemnification.........   A-28
      5.18 Notification............   A-28
           Company Stock Options;
           Employee Stock Purchase
      5.19 Plan....................   A-28
  6.  CONDITIONS TO THE MERGER......  A-29
           Conditions to
           Obligations of Each
           Party to Effect the
      6.1  Merger..................   A-29
           Additional Conditions to
           Obligations of The
      6.2  Company.................   A-29
           Additional Conditions to
           Obligations of Parent
      6.3  and Merger Sub..........   A-31
      TERMINATION, AMENDMENT AND
  7.  WAIVER........................  A-33
      7.1  Termination.............   A-33
      7.2  Effect of Termination...   A-34
      7.3  Notice of Termination...   A-35
      7.4  Amendment...............   A-35
      7.5  Extension; Waiver.......   A-35
  8.  GENERAL PROVISIONS............  A-35
           Non-Survival of
           Representations and
      8.1  Warranties..............   A-35
      8.2  Notices.................   A-35

                                      (ii)

                                                                             PAGE
                                                                             ----
      8.3  Interpretation..................................................  A-36
      8.4  Counterparts....................................................  A-36
      8.5  Entire Agreement................................................  A-36
      8.6  Severability....................................................  A-36
      8.7  Other Remedies..................................................  A-36
      8.8  Governing Law...................................................  A-37
      8.9  Rules of Construction...........................................  A-37
      8.10 Assignment......................................................  A-37

                                     (iii)

                           GLOSSARY OF DEFINED TERMS

"Acquiring Persons"........................................ Section 2.2
"Acquisition Proposal"..................................... Section 5.4
"Affiliates"............................................... Section 5.10
"Agreement"................................................ Introduction
"Certificate of Merger".................................... Section 1.2
"Certificates"............................................. Section 1.8
"Clarification Agreements"................................. Section 6.3
"Closing".................................................. Section 1.2
"Closing Date"............................................. Section 1.2
"Code"..................................................... Recital D
"Commercial Software"...................................... Section 2.11
"Company".................................................. Introduction
"Company Affiliate Agreement".............................. Section 5.10
"Company Affiliate Agreements"............................. Section 5.10
"Company Balance Sheet".................................... Section 2.5
"Company Capital Stock".................................... Section 1.6
"Company Employees"........................................ Section 5.14
"Company Ex-U.S. Pension Plan"............................. Section 2.18
"Company Financials"....................................... Section 2.5
"Company Intellectual Property Rights"..................... Section 2.11
"Company Permits".......................................... Section 2.14
"Company Plan"............................................. Section 2.18
"Company Preferred Stock".................................. Section 2.2
"Company Right"............................................ Section 2.2
"Company Rights Agreement"................................. Section 2.2
"Company Schedules"........................................ Section 2
"Company SEC Reports"...................................... Section 2.5
"Company Stock Option"..................................... Section 5.19
"Company Stock Option Plan"................................ Section 5.19
"Company Stockholders' Meeting"............................ Section 2.23
"Confidentiality Agreements"............................... Section 5.3
"Conversion Shares"........................................ Section 1.6
"Company December 31st Financials"......................... Section 2.5
"Delaware Law"............................................. Section 1.1
"Effective Time"........................................... Section 1.2
"End-User Licenses"........................................ Section 2.11
"ERISA".................................................... Section 2.18
"ERISA Affiliate".......................................... Section 2.18
"Exchange Act"............................................. Section 2.4
"Exchange Agent"........................................... Section 1.8
"Exchange Ratio"........................................... Section 1.6
"Expenses"................................................. Section 5.5
"Family"................................................... Section 2.19
"Governmental Entity"...................................... Section 2.4
"HSR Act".................................................. Section 2.4
"Material Adverse Effect".................................. Sections 2.6 and 3.2
"Material Contract"........................................ Section 2.12
"Merger"................................................... Recital A
"Merger Sub"............................................... Introduction
"Millennial Dates"......................................... Section 2.11

                                      (iv)

"Notes"............................................................ Section 3.3
"Parent"........................................................... Introduction
"Parent Affiliate Agreement"....................................... Section 5.10
"Parent Balance Sheet"............................................. Section 3.5
"Parent Common Stock".............................................. Section 1.6
"Parent December 31st Financials".................................. Section 3.5
"Parent Financials"................................................ Section 3.5
"Parent Intellectual Property Rights".............................. Section 3.15
"Parent Permits"................................................... Section 3.16
"Parent Plan"...................................................... Section 3.12
"Parent-Provided Plans"............................................ Section 5.14
"Parent Rights".................................................... Section 3.3
"Parent Rights Agreement".......................................... Section 3.3
"Parent Schedules"................................................. Section 3
"Parent SEC Reports"............................................... Section 3.5
"Piper Engagement Letter".......................................... Section 2.26
"Proxy Statement".................................................. Section 2.23
"Qualifying Subsequent Parent Acquisition"......................... Section 6.2
"Registration Statement"........................................... Section 3.7
"Related Persons".................................................. Section 2.19
"Returns".......................................................... Section 2.8
"Rule 145"......................................................... Section 5.10
"Securities Act"................................................... Section 2.4
"Series B Stock"................................................... Section 2.2
"Severance Obligations"............................................ Section 6.3
"Share Value"...................................................... Section 1.6
"Significant Tax Agreement"........................................ Section 2.8
"Stock Option Plans"............................................... Section 5.19
"Substitute Option"................................................ Section 5.19
"Superior Proposal"................................................ Section 5.4
"Surviving Corporation"............................................ Section 1.1
"Tax".............................................................. Section 2.8


                                      (v)

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of February 18, 1998 among PLATINUM technology, inc., a Delaware corporation ("Parent"), PT Acquisition Corporation I, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Mastering, Inc., a Delaware corporation (the "Company").

                                   RECITALS

  A. The Board of Directors of each of the Company, Parent and Merger Sub believes that it is in the best interests of each company and their respective stockholders that the Company and Merger Sub combine into a single company through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

  B. Pursuant to the Merger, among other things, the outstanding shares of Common Stock of the Company shall be converted into shares of Common Stock of Parent at the rate determined herein.

  C. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

  D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  E. The parties intend that the Merger shall be recorded for accounting purposes as a pooling of interests.

  Now, Therefore, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger of Merger Sub and the Company substantially in the form of Exhibit A attached hereto (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Parent at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver (if permissible) of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree (the "Closing Date").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Name; Certificate of Incorporation; Bylaws.

    (a) The name of the Surviving Corporation will be Mastering, Inc.

    (b) At the Effective Time, the Certificate of Incorporation of the Company shall be restated in its entirety and shall read substantially in the form set forth on Exhibit A to the Certificate of Merger.

    (c) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

  1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

    (a) Conversion of Company Capital Stock. Subject to the provisions of subsections (d) and (e) of this Section 1.6, each share of Common Stock, par value $.001 per share, of the Company (the "Company Capital Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b)) will be converted automatically into .448 shares (the "Conversion Shares") of Common Stock, par value $0.001 per share, of Parent (the "Parent Common Stock"). All shares of Company Capital Stock, when converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive (a) any dividends and other distributions in accordance with Section 1.8(d), (b) certificates representing the shares of Parent Common Stock into which such shares are converted and (c) any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 1.6(e). The ratio of Conversion Shares per share of Company Capital Stock is sometimes hereinafter referred to as the "Exchange Ratio."

    (b) Cancellation of Parent-Owned Stock. Each share of Company Capital Stock owned by the Company, Merger Sub, Parent, or any direct or indirect subsidiary of Parent or the Company, including without limitation, any shares of Company Capital Stock held as treasury stock of the Company or any direct or indirect subsidiary of the Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

    (d) Adjustments to the Exchange Ratio. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution with respect to Parent Common Stock (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

    (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Share Value as of the Effective Time. For purposes of this Agreement, the "Share Value" means, as of any date of determination, the average of the closing (last) prices for a share of Parent Common Stock, as reported on the Nasdaq

  National Market (as reported in The Wall Street Journal, Midwest Edition), for the most recent ten (10) days that the shares of Parent Common Stock have traded ending on the trading day immediately prior to such date of determination.

  1.7 No Dissenters' Rights. Holders of shares of Company Capital Stock who dissent from the Merger are not entitled to rights of appraisal under Section 262 of the Delaware Law by virtue of Sections 262(b)(1) and (2) of the Delaware Law.

  1.8 Surrender of Certificates.

    (a) Exchange Agent. The Harris Trust and Savings Bank, or another similar institution selected by Parent and reasonably acceptable to the Company, shall act as the exchange agent (the "Exchange Agent") in the Merger.

    (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to
  Section 1.6 in exchange for outstanding shares of Company Capital Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e).

    (c) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6,
  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6 and certain dividends and other distributions in accordance with Section 1.8(d), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented a share of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

    (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and
  (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.6(e).

    (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or
  (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (f) No Liability. Notwithstanding anything to the contrary in this
  Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.9 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6 and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 1.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

  1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests.

  1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of the Company and Merger Sub to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter supplied by the Company to Parent (the "Company Schedules") which identifies the Section numbers hereof to which the disclosures pertain and which is dated as of the date hereof, as set forth below.

  2.1 Organization of the Company. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (as hereinafter defined). The Company Schedules contain a true and complete list of all of the Company's subsidiaries as of the date hereof and the jurisdiction of incorporation of each subsidiary. The Company owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries and there are no securities exchangeable into or exercisable for any capital stock of any such subsidiary issued, reserved for issuance or outstanding. Except as set forth in the Company Schedules, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity. The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to the date hereof.

  2.2 Company Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value, of which there were 13,738,832 shares issued and outstanding as of the date hereof plus any shares issued on the date hereof upon exercise of options outstanding on the date hereof and 2,000,000 shares of Preferred Stock, $.001 par value ("Company Preferred Stock"), of which 300,000 shares have been designated as Series B Participating Preferred Stock ("Series B Stock"). No shares of the Company Preferred Stock are issued and outstanding as of the date hereof and there will be no such shares outstanding as of the Effective Time. The registered holders of Company Capital Stock have the right (a "Company Right") to purchase from the Company shares of Series B Stock. The description and terms of the Company Rights are set forth in a Rights Agreement (the "Company Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent, a true and correct copy of which has been delivered to Parent. On or prior to the date hereof, the Board of Directors of the Company amended the Company Rights Agreement to provide that the Parent and Merger Sub are not "Acquiring Persons" as defined in the Company Rights Agreement with respect to their rights to acquire Company Capital Stock pursuant to this Agreement. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of the date hereof, the Company had reserved 5,515,624 shares of Company Capital Stock, net of exercises, for issuance to employees pursuant to the Company Stock Option Plans, under which options are outstanding for 4,783,397 shares of Company Capital Stock minus any options exercised on the date hereof. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. The Company Schedules include a list for each outstanding option as of the date hereof, of the following: (i) the name of the holder of such option, (ii) the number of shares subject to such option, and (iii) the exercise price of such option. No repricing of options has taken place since December 31, 1995. For the offering period ending March 31, 1998 if all current participants continue to contribute at current levels (assuming the purchase price of such shares to be 85% of the fair market value of the Company Capital Stock on the first day of the current offering period), there would be an aggregate of approximately 10,055 shares issuable pursuant to the Stock Purchase Plan and no more than 11,000 shares are issuable for such offering period. Since December 31, 1996, there have been no changes in the capital structure of the Company other than issuances of Company Capital Stock (i) upon the exercise of options granted under the Company Stock Option Plans and (ii) pursuant to the Stock Purchase Plan.

  2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2 hereof, there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 hereof, except for the vesting of options under the Company Stock Option Plans in connection with a change in control, except for rights to purchase shares of Series B Preferred Stock pursuant to the Company Rights Agreement all of which rights shall expire at the Effective Time, and except for obligations of the Company under the Stock Purchase Plan, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company. No existing rights with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of Company Capital Stock, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any shares of Parent Common Stock issuable in connection with the Merger.

  2.4 Authority; No Conflicts.

    (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining requisite stockholder approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of at least a majority of the Company Capital Stock voting together as one class. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

    (b) Except as set forth in the Company Schedules, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or similar governing instruments of any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or the assets of the Company or any of its subsidiaries is bound, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any of its subsidiaries or their respective properties or assets, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (c) Except as set forth in the Company Schedules, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (iii) applicable requirements, if any, of The Nasdaq National Market and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  2.5 SEC Filings; Company Financial Statements.

    (a) The Company has filed all forms, reports and documents required to be filed with the SEC since March 31, 1996. All such required forms, reports and documents are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Except as set forth in the Company Schedules, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including any Company SEC Reports filed after the date hereof until the Closing, and the consolidated unaudited balance sheet of the Company and its subsidiaries as of December 31, 1997 and the consolidated unaudited statement of operations for the twelve month period then ended, true and correct copies of which were delivered to the Parent prior to the date hereof (the "Company December 31st Financials"), (x) complies or complied, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared (or will be prepared, as the case may be) in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and (z) fairly presented (or will fairly present, as the case may be) in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited financial statements do not include footnote disclosure of the type associated with audited financial statements and (other than the Company December 31st Financials) were or are subject to normal and recurring year-end adjustments and to any other adjustments described therein. The consolidated unaudited balance sheet of the Company and its subsidiaries included in the Company December 31st Financials is hereinafter referred to as the "Company Balance Sheet."

    (c) As of the date hereof, there are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC but which are required to be filed.

  2.6 Absence of Certain Changes of Events. Except as described in the Company SEC Reports filed prior to the date hereof or the Company Schedules, since the date of the Company Balance Sheet, except with respect to the actions contemplated by this Agreement, each of the Company and its subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company or any development that could reasonably be expected to have a Material Adverse Effect on the Company; (ii) any damage, destruction or loss (whether or not covered by insurance) on the Company or any of its subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on the Company; (iii) any material change by the Company or any of its subsidiaries in its accounting methods, principles or practices; (iv) any material revaluation by the Company or any of its subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employee of the

Company or any of its subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union; (vi) any waiver by the Company or any of its subsidiaries of any rights of material value; or (vii) any other action or event that would have required the consent of the Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement. In this Agreement, the term "Material Adverse Effect" used in reference to the Company or any of its subsidiaries means any event, change or effect materially adverse to the financial condition, assets, liabilities, results of operations or business of the Company and its subsidiaries, taken as a whole, other than changes resulting solely from changes in general economic or computer industry conditions.

  2.7 Liabilities. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities set forth on the balance sheet included in the Company December 31st Financials, or (d) as set forth in the Company Schedules, since December 31, 1997, neither the Company nor any of its subsidiaries has incurred any material liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1997 contained in the Company December 31st Financials.

  2.8 Taxes.

    (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, a "Significant Tax Agreement" is any agreement to which the Company or any subsidiary of the Company is a party under which the Company or such subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $10,000 in respect of Taxes payable by such other party to any taxing authority.

    (b) Tax Returns and Audits. Except as set forth in the Company Schedules:

      (i) The Company and each of its subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax law to be filed by the Company and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company or any of its subsidiaries to a taxing authority, or for which the Company or any of its subsidiaries is liable, whether to a taxing authority or to other persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made (A) accruals for Taxes on the Company Balance Sheet and (B) with respect to periods after the date of the Company Balance Sheet, provisions on a periodic basis consistent with past practice on the Company's or one of its subsidiaries' books and records or financial statements, in each case which are adequate to cover any Tax liability of the Company and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Balance Sheet or the date of the provision, as the case may be, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

      (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax.

      (iv) No federal or state Tax audit or other examination of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      (v) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
    Section 341(f)(2) of the Code apply to any disposition of a subsection
    (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

      (vi) Neither the Company nor any of its subsidiaries is a party to
    (A) any agreement with a party other than the Company or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

      (vii) Except for the group of which the Company and its subsidiaries are now presently members, neither the Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code.

      (viii) Neither the Company nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise provided, however, that the Company is required to make an adjustment under Section 481(a) of the Code by reason of change in accounting method related to the acquisition of Graphic Media, Inc. and the change in its accounting method from cash to accrual, and the full amount of the adjustment (which will not exceed $400,000 of taxable income) will be recognized by the Company on its timely filed federal and state income tax returns for the tax year ended December 31, 1997.

      (ix) The Company is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

  2.9 Restrictions on Business Activities. Except as set forth in the Company Schedules, there is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries or their properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material acquisition of property by the Company or any of its subsidiaries or the conduct of the business by the Company or any of its subsidiaries, including any exclusive distribution or licensing agreements.

  2.10 Absence of Liens and Encumbrances. Each of the Company and its subsidiaries has good, valid, and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible), necessary for the conduct of its business, free and clear of any liens and encumbrances, except (i) as reflected in the Company December 31st Financials, (ii) liens for Taxes not yet due and payable, and (iii) such liens and encumbrances that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  2.11 Intellectual Property.

    (a) Except as disclosed in the Company Schedules, the Company or its subsidiaries owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, trade secrets, know-how, computer software (in both source code and object code form), and tangible or intangible proprietary information or material (excluding in each case Commercial Software (as defined below)) that are material to the business of the Company or its subsidiaries as currently conducted (the "Company Intellectual Property Rights"). Except as disclosed in the Company Schedules, each of the Company and its subsidiaries has licenses for all Commercial Software used in its business and neither the Company nor any subsidiary has any obligation to pay fees, royalties and other amounts at any time pursuant to any such license. "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to the Company or any of its subsidiaries pursuant to end-user licenses and which are used in the Company's or any of its subsidiaries' respective businesses.

    (b) The Company Schedules set forth a complete list of all licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party (as licensor, licensee or otherwise) and pursuant to which the Company or any of its subsidiaries or any other person is authorized to use, sell, or license any Company Intellectual Property Rights (excluding object code end-user licenses granted to end-users pursuant to the Company's standard form of end-user license in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")). Neither the Company nor any of its subsidiaries is in violation of any such license, sublicense or agreement, except for such violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (c) Except as disclosed in the Company Schedules, the Company or one of its subsidiaries is the sole and exclusive owner of the Company Intellectual Property Rights (free and clear of any liens or encumbrances), and has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property Rights are currently being used. Except as disclosed on the Company Schedules, the Company or one of its subsidiaries is a non-exclusive licensee as to all other Company Intellectual Property Rights with rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property Rights are currently being used. Neither the Company nor any of its subsidiaries is contractually obligated to pay compensation to any third party with respect to any Company Intellectual Property Rights, except pursuant to the agreements disclosed on the Company Schedules.

    (d) Except as disclosed in the Company Schedules, neither the Company nor any of its subsidiaries has infringed on any intellectual property rights of any third persons, except for infringements that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    (e) Except as disclosed in the Company Schedules, no claims with respect to the Company Intellectual Property Rights are pending or, to the knowledge of the Company, threatened by the Company or any third party, (i) alleging that the manufacture, sale, licensing or use of any Company Intellectual Property Rights as now manufactured, sold, licensed or used by the Company or any of its subsidiaries or any third party infringes on any intellectual property rights of any third party or the Company, (ii) against the use by the Company or any of its subsidiaries or any third party of any technology, know-how or computer software used in the Company's business as currently conducted or (iii) challenging the ownership by the Company or any of its subsidiaries, validity or effectiveness of any such Company Intellectual Property Rights; provided, however, no disclosure pursuant to this paragraph (e) shall be required with respect to any Company Intellectual Property Rights which are licensed to the Company or any of its subsidiaries on a non-exclusive basis, unless the Company has knowledge of the pending or threatened claim and such claim, if true, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (f) Except as disclosed in the Company Schedules, neither the Company nor any of its subsidiaries has entered into any agreement under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any products to any class or type of customers, in any geographic area or during any period of time.

    (g) The Company or one of its subsidiaries has taken reasonable security measures to safeguard and maintain their respective property rights in, all Company Intellectual Property Rights owned by the Company or any of its subsidiaries. Except for clerical and other lower level internal support personnel (e.g. mail room, messengers, etc.), all officers, employees and consultants of the Company or any of its subsidiaries have executed and delivered to the Company or one of its subsidiaries an agreement regarding the protection of proprietary information, and (i) the assignment to the Company or one of its subsidiaries of all Company Intellectual Property Rights arising from the services performed for the Company or any of its subsidiaries by such persons, or (ii) the ownership by the Company or one of its subsidiaries of all Company Intellectual Property Rights arising from the services performed for the Company or one of its subsidiaries by such persons. To the knowledge of the Company, no current or prior officers, employees or consultants of the Company or any of its subsidiaries claim, and neither the Company nor any of its subsidiaries is aware of any grounds to assert a claim to, any ownership interest in any Company Intellectual Property Right as a result of having been involved in the development of such property while employed by or consulting to the Company or one of its subsidiaries, or otherwise.

    (h) Except as disclosed in the Company Schedules, the occurrence in or use by any computer software included in the Company Intellectual Property Rights, of dates on or after January 1, 2000 (the "Millennial Dates") will not adversely affect the performance of such software with respect to date dependent data, computations, output or other functions (including without limitation, calculating, computing and sequencing) and such software will create, sort and generate output data related to or including Millennial Dates without any material errors or omissions.

    (i) No government funding or university or college facilities were used in the development of the computer software programs or applications owned by the Company or one of its subsidiaries.

  2.12 Agreements, Contracts and Commitments. Except as set forth in the Company Schedules or in the Exhibits to the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is a party to nor is it or its assets bound by any Material Contract. For purposes of this Agreement, "Material Contract" means:

    (a) any collective bargaining agreements;

    (b) any employment or consulting agreement, contract or binding commitment (including royalty agreements with employees) providing for compensation or payments in excess of $50,000 in any year not terminable by the Company or its subsidiary on thirty days notice without liability, except to the extent general principles of wrongful termination or other employment law may limit the Company's or its subsidiary's ability to terminate employees at will;

    (c) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or the right to benefits will be created, by the occurrence of any of the transactions contemplated by this Agreement;

    (d) any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party in excess of $100,000 individually or in the aggregate, and any agreement of indemnification or guarantee between the Company or any of its subsidiaries and any of its officers or directors, irrespective of the amount of such agreement or guarantee;

    (e) any agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its subsidiaries to engage in any line of business, compete with any person, or sell any product, or following the consummation of the Merger would so limit Parent, the Company or any of Company's subsidiaries;

    (f) any agreement, contract or binding commitment relating to capital expenditures and involving future obligations in excess of $250,000;

    (g) any agreement, contract or binding commitment relating to the disposition or acquisition of assets not in the ordinary course of business (since March 1, 1996) or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

    (h) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors);

    (i) any joint marketing or development agreement (including any agreements with independent contractors);

    (j) any distribution, sales representative, reseller, or value-added reseller agreement, including in such Company Schedules an indication of those distributors, sales representatives, resellers or value-added resellers who have not met the quotas established in accordance with those agreements or whose agreements are otherwise currently terminable;

    (k) other than in connection with the transactions contemplated by this Agreement, any other agreement, contract or binding commitment (excluding real and personal property leases) which involves payment by the Company or any of its subsidiaries of $100,000 or more in any twelve (12) month period or $250,000 in the aggregate and is not cancelable without penalty within thirty (30) days;

    (l) any escrow agreements involving Company Intellectual Property Rights (including source codes);

    (m) any agreements to register its securities; or

    (n) any other material agreements, contracts or binding commitments.

The numerical thresholds set forth in this Section 2.12 shall not be deemed in any respects to define materiality for other purposes of this Agreement.

  2.13 No Default. Neither the Company nor any of its subsidiaries has breached, or received in writing any claim or threat that it has breached, in any material respect, any Material Contract. Each Material Contract that has not expired or been terminated in accordance with its terms is in full force and effect, except for such Material Contracts for which the failure to be in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  2.14 Governmental Authorization. Each of the Company and its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of its business as currently conducted (the "Company Permits"). Neither the Company nor any of its subsidiaries is in violation of the terms of the Company Permits, except for violations which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The business of the Company and its subsidiaries is not being, and the business of the Company and its subsidiaries (and any prior subsidiaries (but only with respect to the period prior to the disposition of such subsidiary)) currently or previously conducted has not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No material investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened.

  2.15 Litigation. Except as disclosed in the Company Schedules or in the Company SEC Reports filed prior to the date of this Agreement, there is no suit, action, arbitration, demand, claim or proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, except for suits, actions, arbitrations, demands, claims and proceedings which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries. The Company has made available to Parent or its counsel correct and complete copies of all correspondence prepared by its counsel for the Company's auditors in connection with the last two completed audits of the Company's financial statements and any such correspondence since the date of the last such audit.

  2.16 Insurance. Other than with respect to directors and officers insurance and errors and omissions insurance, the Company and each of its subsidiaries maintains in full force and effect insurance on its assets and its business and operations against loss or damage, risks, hazards, and liabilities of any kinds on and in the amounts customarily insured against by corporations engaged in the same or similar businesses.

  2.17 Labor Matters. Each of the Company and its subsidiaries has complied with all applicable laws, and there is no allegation, charge or complaint or proceeding pending or, to the Company's knowledge, threatened against the Company, its subsidiaries or any of their officers, directors or employees, relating to the employment of labor, including with respect to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and other taxes, workers compensation or long term disability, except, in each case, for any such non-compliance, allegations, charges, complaints or proceedings which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as disclosed in the Company Schedules, there has never been, there is not presently pending or existing, and to the Company's knowledge there is not threatened, any labor arbitration, or proceeding in respect of the grievance of any employee, or other labor dispute against or affecting the Company or any of its subsidiaries, except, in each case, for any of the foregoing which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or, to the knowledge of the Company, any strike, slowdown, picketing, work stoppage, organizational activity or application or complaint filed by an employee or union with the National Labor Relations Board or any comparable governmental authority. No application for certification of a collective bargaining agent is pending or, to the Company's knowledge, threatened. There is no lockout of any employees by the Company or any of its subsidiaries, and no such action is contemplated by the Company or any of its subsidiaries. As of the date hereof, neither the Company nor any of its subsidiaries has given to or received from any current officer or director of the Company or any of its subsidiaries or any current instructor for the Company's or any of its subsidiaries' instructor-led training seminars, written notice of termination of employment or has the knowledge that any such officer, director or instructor intends to terminate such employment.

  2.18 Employee Benefits.

    (a) The Company Schedules contain a list of each Company Plan (as hereinafter defined) maintained by the Company or any of its subsidiaries. With respect to each Company Plan, the Company has delivered to Parent prior to the date hereof, to the extent applicable, a true and correct copy of (i) such Company Plan and all amendments thereto, (ii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required, (iv) the most recent annual report (Form 5500) filed with the IRS, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as set forth on the Company Schedules and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Company Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any Company Plan which is likely to result in liability to the Company and (iii) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. At no time has the Company or any of its ERISA Affiliates (as hereinafter defined) been required to contribute to, or otherwise had any liability with respect to, a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

    (b) There has been no failure to make any contribution or pay any amount due to any Company Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan, and no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

    (c) To the knowledge of the Company, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Company Plan which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA, including, without limitation, any material liability in the event of the involuntary termination of any Company Plan subject to Title IV of ERISA. No prohibited transactions described in
  Section 406 of ERISA or Section 4975 of the Code have occurred which would reasonably be expected to result in material liability to the Company or its subsidiaries. All Company Plans that are intended to be qualified under
  Section 401(a) of the Code have been determined by the IRS to be so qualified, and there is no reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title I of ERISA or as disclosed in the Company Schedules.

    (d) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established, maintained or contributed to by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates or otherwise may have any liability and (ii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b),
  (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

    (e) The Company Schedules contain a list of each Company Ex-U.S. Pension Plan and the Company has made available to Parent prior to the date hereof a copy of any written plan document with respect thereto. Except for non-compliance that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, each such plan has been maintained in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of each such plan which is intended to be a funded plan or arrangement equals or exceeds the value of the accrued benefits. "Company Ex-U.S. Pension Plan" shall mean any arrangement providing retirement pension benefits that is established or maintained by the Company or any of its subsidiaries exclusively for the benefit of employees who are or were employed outside the United States.

    (f) The Company Schedules contain a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers and employees of the Company and each ERISA Affiliate, (ii) severance plans, programs and policies of the Company with or relating to its employees and
  (iii) plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change of control or similar provisions. The Company has provided to Parent a true and complete copy of each of the foregoing.

  2.19 Relationships with Related Persons. Except as disclosed in the Company SEC Reports filed prior to the date hereof and except as set forth on the Company Schedules, there are no, and since January 1, 1997 have not been any, undischarged contracts or agreements or other material transactions between the Company or any of its subsidiaries, on the one hand, and any director or executive officer of the Company or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of the Company or any of their respective Related Persons have any interest in any of the assets of the Company or any of its subsidiaries. For purposes hereof, the term "Related Persons" shall mean: (a) each other member of such individual's Family and (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse, (iii) any lineal descendant of such individual, or (iv) a trust for the benefit of the foregoing.

  2.20 State "Anti-Takeover" Statutes. Neither Section 203 of Delaware law nor any other "fair price" or "control share acquisition" statute or other similar statute or regulation will apply to the Merger or this Agreement or the transactions contemplated hereby.

  2.21 Pooling of Interests. To the knowledge of the Company, based on consultation with its independent accountants, neither the Company nor its directors, officers or stockholders has taken any action which would preclude
(i) Parent's ability to account for the Merger as a pooling of interests or
(ii) Parent's, Surviving Corporation's or the Company's ability to continue to account for as a pooling of interests any past acquisition by the Company currently accounted for as a pooling of interests.

  2.22 Change of Control Payments. Except as set forth on the Company Schedules, except for the acceleration of vesting of outstanding stock options in accordance with the terms of the Company Stock Option Plans, except for employment agreements with directors and officers entered into before the date of this Agreement and filed with the SEC and except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its subsidiaries from the Company or any of its subsidiaries, under any Company Employee Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) create a right to receive payments upon a subsequent termination of employment.

  2.23 Registration Statements; Proxy Statements/Prospectus. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.7) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by or concerning the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or concerning Parent or Merger Sub which is contained in any of the foregoing documents.

  2.24 Board Approval. The Board of Directors of the Company, has, on or prior to the date hereof, approved this Agreement and the Merger.

  2.25 Fairness Opinion. The Company has received a written opinion from Piper Jaffray Inc. dated as of the date hereof, that the Exchange Ratio contemplated by this Agreement is fair to the Company's stockholders from a financial point of view and has delivered to Parent a copy of such opinion.

  2.26 Brokers' and Finders' Fees. Neither the Company nor any of its subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for a fee due to Piper Jaffray Inc. at the Effective Time pursuant to an agreement, a copy of which has been provided to Parent (the "Piper Engagement Letter").

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter supplied by Parent to the Company (the "Parent Schedules") and dated as of the date hereof as follows:

  3.1 Organization of Parent. Each of Parent and its material subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required by virtue of the nature of activities conducted by it, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, individual or in the aggregate, a Material Adverse Effect on Parent. Parent has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents of Parent, each as amended to date, to counsel for the Company.

  3.2 Absence of Certain Changes of Events. Except as described in the Parent SEC Reports (as hereinafter defined) filed prior to the date hereof, since the date of the Parent Balance Sheet (as hereinafter defined), except with respect to the actions contemplated by this Agreement, the Parent has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Parent or any development that could reasonably be expected to have a Material Adverse Effect on the Parent; (ii) any damage, destruction or loss (whether or not covered by insurance) on the Parent or any of its material subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on the Parent; (iii) any material change by the Parent or any of its material subsidiaries in its accounting methods, principles or practices; (iv) any material revaluation by the Parent or any of its material subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, any activity or proceeding by a labor union or representative thereof to organize any employee of the Parent or any of its material subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union; or (vi) any waiver by the Parent of any rights of material value. In this Agreement, the term "Material Adverse Effect" used in reference to the Parent and its subsidiaries means any event, change or effect materially adverse to the financial condition, assets, liabilities, results of operations or business of the Parent and its subsidiaries, taken as a whole, other than changes resulting solely from changes in general economic or computer industry conditions.

  3.3 Capital Structure.

    (a) The authorized capital stock of Parent consists of 180,000,000 shares of Common Stock, $.001 par value, as of the date hereof, of which 64,009,818 shares were issued and outstanding as of February 13, 1998 plus any shares issued on such date upon exercise of options outstanding on such date and 10,000,000 shares of Class II Preferred Stock, $.01 par value, 1,000,000 shares of which (subject to adjustment upward or downward by the Parent's Board of Directors) have been designated Series A Junior Participating Preferred Stock and 1,775,000 of which (subject to adjustment upward or downward in accordance with the Parent's Certificate of Incorporation, as amended) have been designated as Class II Series B Preferred Stock. No shares of the Series A Junior Participating Preferred Stock are issued or outstanding as of the date hereof. The shares of Parent Common Stock to be issued pursuant to the Merger and upon the exercise of

  Substitute Options will include a corresponding number of rights (such rights being hereinafter referred to collectively as "Parent Rights") to purchase shares of Series A Junior Participating Stock pursuant to the Rights Agreement dated as of December 21, 1995 (the "Parent Rights Agreement") between Parent and Harris Trust and Savings Bank, as Rights Agent. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value, 1,000 shares of which are issued and outstanding and held by Parent. A total of 1,768,421 shares of Class II Series B Preferred Stock are issued and outstanding as of the date hereof. All of the foregoing shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The registered holders of Parent Common Stock have Parent Rights, pursuant to the Parent Rights Agreement. The description and terms of the Parent Rights are set forth in the Parent Rights Agreement. As of the date hereof, Parent has also reserved (i) 864,850 shares of Common Stock for issuance to the Parent's officers, directors, employees or independent contractors or affiliates thereof under the Parent's 1989 Stock Option Plan, (ii) 115,000 shares of Common Stock for issuance to the Chief Executive Officer of the Parent under the Parent's Chief Executive Officer Stock Option Plan, (iii) 2,475,706 shares of Common Stock for issuance to the Parent's officers, directors, employees or independent contractors or affiliates thereof under the Parent's 1991 Stock Option Plan, (iv) 498,000 shares of its Common Stock for issuance to non-employee directors of the Parent under the Parent's Directors' Stock Option Plan, (v) 1,000,000 shares of its Common Stock for issuance to officers, directors, employees, independent contractors or other service providers of the Parent under the 1994 Stock Incentive Plan, (vi) 8,030,251 shares of its Common Stock for issuance to officers, directors, employees, independent contractors or other service providers of the Parent under the Parent's 1995 Employee Incentive Compensation Plan, (vii) 1,768,421 shares (subject to adjustment upward or downward) of its Common Stock for issuance upon conversion of outstanding shares of Class II Series B Preferred Stock, (viii) 8,243,010 shares of Common Stock for issuance upon the election by the holders of 6.75% Convertible Subordinated Notes to convert such notes into shares of Common Stock as provided therein and (ix) 4,160,600 shares of Common Stock for issuance upon the election by the holders of 6.25% Convertible Subordinated Notes to convert such notes into shares of Common Stock as provided therein. As of December 31, 1997, of the 13,474,659 shares of Parent Common Stock reserved for issuance upon exercise of options therefor, 11,861,865 shares remained subject to outstanding options and 1,612,794 shares were reserved for future grant. In addition, pursuant to Parent's Employee Stock Purchase Plan, 300,000 shares of Parent's Common Stock will be issuable to the participants therein for the offering period ending February 28, 1998, provided that all participants continue to contribute at current levels (assuming the purchase price of such shares to be 85% of the fair market value of Parent's Common Stock on the first day of the current offering period). In addition, as of the date hereof, there are outstanding (A) $115,000,000 (aggregate principal amount) of 6 3/4% Convertible Subordinated Notes Due 2001 (the "Notes"), which Notes are (i) convertible at the option of the holder into shares of Parent Common Stock at any time prior to maturity at a conversion price of $13.95 per share (equivalent to a conversion rate of 71.685 shares per $1,000 principal amount of Notes),
  (ii) redeemable at the option of Parent at any time after November 15, 1999 and (iii) mature on November 15, 2001, and (B) $150,000,000 (aggregate principal amount) of 6.25% Convertible Subordinated Notes Due 2002, which
  (i) are redeemable at the option of the Purchaser at any time after December 15, 2000 and (ii) mature on December 15, 2002. Except as set forth in the Parent Schedules and for shares of Parent Capital Stock issuable in connection with business combinations or acquisitions of technology pursuant to agreements entered into after the date hereof, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement.

    (b) The shares of Parent Common Stock to be issued pursuant to the Merger and upon exercise of Substitute Options will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

  3.4 Authority; No Conflict.

    (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

    (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under
  (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, any of its subsidiaries or their respective properties or assets other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent and Merger Sub and their respective subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Form S-4 Registration Statement with the SEC, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) the filing of a Form 8-K with the SEC, (v) listing of the shares on the Nasdaq National Market, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

  3.5 SEC Filings; Parent Financial Statements

    (a) Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 1996. All such required forms, reports and documents are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing and the consolidated unaudited balance sheet of the Parent and its subsidiaries as of December 31, 1997 and the consolidated unaudited statement of operations and cash flow for the twelve month period then ended, true and correct copies of which were delivered to the Company (the "Parent December 31st Financials"), (i) complies, or complied, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared (or will be prepared) in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented (or will fairly present) in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and (other than the Parent December 31st Financials) were or are subject to normal and recurring year-end adjustments and to any other adjustments described therein. The consolidated unaudited balance sheet of Parent and its subsidiaries included in the Parent December 31st Financials is hereinafter referred to as the "Parent Balance Sheet."

    (c) Except as set forth on the Parent Schedules, there are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC but which are required to be filed.

  3.6 Pooling of Interests. To the Parent's knowledge, based on consultation with its independent accountants, neither the Parent nor its directors, officers or stockholders nor any of its subsidiaries has taken any action which would preclude (i) the Parent's ability to account for the Merger as a pooling of interests or (ii) the Parent's or the Surviving Corporation's ability to continue to account for as a pooling of interests any past acquisitions by Parent or the Company currently accounted for as a pooling of interests.

  3.7 Registration Statement; Proxy Statement/Prospectus. Other than with respect to the information supplied by the Company, the registration statement on Form S-4 (or such other or successor form as shall be appropriate) (including any amendments or supplements thereto, the "Registration Statement"), pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to information relating to Parent or Merger Sub) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

  3.8 Board Approval. The Board of Directors of Parent has, as of the date hereof, approved this Agreement and the Merger.

  3.9 Fairness Opinion. Parent has received a written opinion from Donaldson Lufkin & Jenrette Securities Corporation, dated as of the date hereof, that the Exchange Ratio is fair to Parent from a financial point of view, and has delivered to the Company a copy of such opinion.

  3.10 Brokers' and Finders' Fees. Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby, except for a fee due to Donaldson, Lufkin & Jenrette Securities Corporation at the Effective Time.

  3.11 Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  3.12 Employee Benefits.

    (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations and (ii) there has been no failure to make any contribution or pay any amount due to any Parent Plan as required by Section 412 of the Code or Section 302 of ERISA and no Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

    (b) To the knowledge of Parent, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Parent Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or
  Section 4975 of the Code have occurred which could reasonably be expected to result in material liability to Parent or its subsidiaries.

    (c) As used herein, "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established, maintained or contributed to by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates or otherwise may have any material liability.

  3.13 Liabilities. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) for liabilities set forth on the balance sheet included in the Parent December 31st Financials, (c) as set forth in Parent and Merger Sub Schedules or (d) other liabilities that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, since December 31, 1997, none of Parent, Merger Sub or any of Parent's subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of Parent and its subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of Parent and its subsidiaries as of December 31, 1997 contained in the Parent December 31st Financials.

  3.14 Taxes. Except as set forth in Parent and Merger Sub Schedules:

    (a) Parent and each of its subsidiaries has timely filed all Returns required by applicable Tax law to be filed by Parent and each of its subsidiaries, except where any such failure to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All Taxes imposed on Parent or any of its subsidiaries by a taxing authority or for which Parent or any of its subsidiaries is or could be liable, whether to a taxing authority or to other persons or entities, to the extent required to be paid by Parent or any of its subsidiaries have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    (b) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, as of the Effective Time, Parent and each of its subsidiaries, will have withheld with respect to its employees all federal and state taxes, FICA, FUTA and other Taxes required to be withheld.

    (c) There is no Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, except any deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  3.15 Intellectual Property. Parent and its subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary Parent intellectual property rights (collectively, "Parent Intellectual Property Rights") as are necessary in connection with the business of Parent and its subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has infringed any Intellectual Property Rights of any third party, other than any infringements that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  3.16 Governmental Authorization. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of their businesses as currently conducted (the "Parent Permits") except where the failure to hold such Permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries is in violation of the terms of the Parent Permits, except for violations which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The business of Parent and its subsidiaries is not being and the business of Parent and its subsidiaries (and any prior subsidiaries (but only with resect to the period prior to the disposition of such subsidiary)) currently or previously conducted has not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. No material investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or threatened.

  3.17 Litigation. Except as disclosed in Parent Schedules or in Parent SEC Reports filed prior to the date of this Agreement, there is no suit, action, arbitration, demand, claim or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, except for suits, actions, arbitrations, demands, claims and proceedings which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries.

4. CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 4.1 shall include the Company and each of its subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to timely pay its debts and Taxes, subject to good faith disputes over such debts or taxes, and on the same payment terms such debts and taxes have historically been paid, to collect its receivables in the same manner and on the same terms such receivables have historically been collected, to timely pay or perform other material obligations when due, and to use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company. Except as expressly provided for by this Agreement or as set forth on the Company Schedules, the Company shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

    (a) Except as required by the Company's benefit plans and agreements, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Enter into any partnership agreements, joint development agreements or strategic alliance agreements;

    (c) Except as required by the Company Plans, grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent or pursuant to written agreements consistent with the Company's past agreements under similar circumstances;

    (d) Other than in the ordinary course of business, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights (including rights to resell or relicense the Company Intellectual Property Rights) or enter into grants to future patent rights, other than the Company's standard forms of End-User Licenses entered into in the ordinary course of business consistent with past practices;

    (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that Parent consults with the Company prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates);

    (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

    (g) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

    (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement, (ii) up to 11,000 shares of Company Capital Stock issuable to participants in the Stock Purchase Plan consistent with the terms of that Plan, (iii) shares of Company Capital Stock issuable pursuant to the Company Rights Agreement, and (iv) options to purchase up to 100,000 shares of Company Capital Stock granted to non-executive officers of the Company in the ordinary course of business, provided such options vest proportionately over a four year period, do not vest upon the consummation of the Merger or any of the transactions contemplated hereby and have an exercise price equal to the market value of the Company Common Stock on the date of grant;

    (i) Cause, permit or propose any amendments to the Company's Certificate of Incorporation or Bylaws, or amend any Material Contract;

    (j) Sell, lease, license, encumber or otherwise dispose of any of the Company's properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

    (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others;

    (l) Except as required by law, adopt or amend any Company Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration to any director or employee, other than bonuses reflected on the balance sheet included in the December 31st Financials and bonuses payable in the ordinary course of business pursuant to the provisions contained in the Company Schedules;

    (m) Revalue any of the Company's assets, including without limitation writing down the value of inventory, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or waive any right of material value;

    (n) Pay, discharge or satisfy in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financials (or the notes thereto);

    (o) Except as required by applicable Tax law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (p) Intentionally take any action, including the acceleration of vesting (except as contemplated under the Company Stock Option Plans) of any options, warrants, restricted stock or other rights to acquire shares of the Company's Capital Stock, which would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests; or

    (q) Take, or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through (p) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.3, not to be satisfied.

  4.2 Conduct by Parent. Except as expressly provided for by this Agreement, Parent shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), adopt any amendments to its Certificate of Incorporation, or take any other action requiring a vote of the holders of Parent Common Stock, which would materially adversely affect the terms and provisions of the Parent Common Stock or take, or agree in writing or otherwise to take, any of the foregoing actions.

5. ADDITIONAL AGREEMENTS

  5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare, and file with the SEC, the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of the Parent and Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon thereafter as practicable; provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. The Proxy Statement shall include the fairness opinion of Piper Jaffray Inc. referred to in Section 2.25. The Proxy Statement shall also include the recommendation of the Board of Directors of the Company in favor of the Merger which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of the Company's Board under applicable law, subject to
Section 5.4(c).

  5.2 Meeting of Stockholders. Promptly after the date hereof, and subject to the fiduciary duties of the Board of Directors of the Company under applicable law and also subject to Section 5.4(c), the Company shall take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger.

  5.3 Access to Information; Confidentiality.

    (a) Each party shall afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all information concerning the business, including the status of product development efforts, properties and personnel of such party as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    (b) The parties acknowledge that Parent and the Company have previously executed Confidentiality Agreements (the "Confidentiality Agreements"), which Confidentiality Agreements shall continue in full force and effect in accordance with their respective terms and which Confidentiality Agreements shall be applicable to any information obtained pursuant to Section 5.3(a).

  5.4 No Solicitation.

    (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers and affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, (i) solicit or knowingly encourage submission of any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of the Company or any of its subsidiaries to, or (iv) otherwise knowingly assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than Parent, Merger Sub and their affiliates, agents and representatives), in connection with any Acquisition Proposal. For the purposes of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of the Company, whether by way of merger, purchase of capital stock of the Company representing 25% or more of the voting power or equity of the Company, purchase of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or otherwise. In addition, subject to the Company's rights under paragraph (c) hereof, from and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers and affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent and/or Merger Sub). The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    (b) Notwithstanding the provisions of paragraph (a) above, prior to the approval of this Agreement and the Merger by the stockholders of the Company at the Company Stockholders' Meeting, nothing contained in this Agreement shall prevent the Company from furnishing information concerning the Company and its business, properties and assets (but not encouraging the request for such information) to, and participating in any negotiations or discussions with, any third party, provided that (i) such third party has made an Acquisition Proposal, or indicated an interest in making an Acquisition Proposal, and the Board of Directors of the Company determines, in its good faith reasonable judgment, that such Acquisition Proposal, if consummated, is reasonably likely to constitute a Superior Proposal (as hereinafter defined), (ii) the Company notifies Parent within 24 hours of any disclosure of non-public information to any such third party, with a description of the information to be disclosed, and (iii) the Company provides such non-public information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement. Notwithstanding the foregoing, the Company may not provide any non-public information to any third party if it has not provided such information to Parent or Parent's representatives. "Superior Proposal" shall mean a bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisor, to be more favorable to the stockholders of the Company from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company (based upon the advice of its independent financial advisor), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated.

    (c) In the event the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from accepting or approving such Superior Proposal and nothing contained in this Agreement shall prevent the Board of Directors of the Company and its directors, officers, employees, representatives, investment bankers, agents or affiliates from recommending such Superior Proposal to the Company's stockholders; in such case, the Board may amend, withhold or withdraw its recommendation of the Merger, decline to hold the Company Stockholders' Meeting or exercise its termination rights hereunder. Subject to the right of termination set forth in Section 7.1(f), except to the extent expressly set forth in this Section 5.4, nothing shall relieve the Company from complying with all other terms of this Agreement. Nothing contained in this paragraph (c) shall affect Parent's right to terminate this Agreement pursuant to Section 7.1 or the Company's obligations under Sections 5.5(c) and 5.6.

    (d) The Company will (i) notify Parent within 24 hours if any proposal is made or any information or access is requested in connection with an Acquisition Proposal and (ii) within 24 hours communicate to Parent the principal terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry (but not the identity of the offeror or potential offeror) and a list and description of any information provided to the offeror or potential offeror.

    (e) Nothing contained in this Section 5.4 shall prevent the Company or its Board of Directors from complying with the provisions of Rule 14e-2 and 14d-9 promulgated under the Exchange Act.

  5.5 Expenses.

    (a) Except as set forth in this Section 5.5, all fees and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    (b) In connection with any claim, dispute, disagreement or other conflict involving the enforcement of this Article V, the parties agree that the prevailing party shall be reimbursed by the other party for all reasonable attorneys' fees and costs and expenses associated with such conflict.

    (c) If this Agreement is terminated pursuant to Section 7.1(e) because the Merger has not been consummated as a result of the failure to satisfy the condition set forth in Section 6.3(k), then the Company shall pay, or reimburse Parent, for all Expenses (as hereinafter defined), provided that Parent is not then in material breach of the terms of this Agreement.

  5.6 Break-Up Fee.

    (a) If this Agreement is terminated pursuant to Section 7.1(b)(ii), 7.1(b)(iii), or 7.1(c)(iii), then, provided that Parent is not then in material breach of the terms of this Agreement, the Company shall pay to Parent, within five (5) business days following Parent's written request, therefor the aggregate sum of $1,000,000 plus Expenses (as hereinafter defined) by wire transfer of immediately available funds to an account designated by Parent. In addition, if (i) within nine months after such termination, the Company or any of its subsidiaries enters into a definitive agreement for the consummation of an Acquisition Proposal with a person or entity who had made an Acquisition Proposal or indicated an interest in making an Acquisition Proposal after the date of this Agreement but prior to the termination of this Agreement or (ii) within six months after such termination, the Company or any of its subsidiaries enters into an definitive agreement for the consummation of an Acquisition Proposal with any person or entity, then the Company shall pay to Parent, within five (5) businesses days following Parent's written request therefor, $3,000,000 by wire transfer of immediately available funds to an account designated by Parent, provided that Parent is not then in material breach of the terms of this Agreement. "Expenses" shall mean all of the reasonable out-of-pocket expenses of Parent, including but not limited to attorneys' fees, accounting fees, financial printer fees, filing fees and fees and expenses of financial advisors, in each case incurred in connection with this Agreement and the Merger, provided, however, that Parent shall have provided reasonable supporting documentation (such as invoices and receipts) to the Company for such Expenses; and provided further, that in no event shall the aggregate amount of Expenses payable by the Company pursuant to this Section 5.6 or Section 5.5(c) exceed $1,500,000.

    (b) If this Agreement is terminated pursuant to Section 7.1(f) hereto, then, provided that Parent is not then in material breach of the terms of this Agreement, the Company shall pay to Parent, prior to the termination of this Agreement pursuant to Section 7.1(f), the aggregate sum of $4,000,000 plus Expenses by wire transfer of immediately available funds to an account designated by Parent. Under no circumstances shall the Company be required to pay to Parent more than the aggregate of $4,000,000 plus Expenses pursuant to this Section 5.6. The foregoing sentence shall not limit in any manner Parent's remedies for a breach by the Company of this Agreement.

  5.7 Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market.

  5.8 Pooling Accounting. Parent and the Company shall each use its reasonable commercial efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall use its reasonable commercial efforts to cause its Affiliates (as defined in Section 5.10) not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

  5.9 Auditors' Letters. The Company shall use its reasonable commercial efforts to cause to be delivered to the Company (with a copy to Parent) a letter of Arthur Andersen LLP, independent auditors to the Company, dated a date within two business days before the date on which the Registration Statement becomes effective, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Parent shall use its reasonable commercial efforts to cause to be delivered to Parent (with a copy to the Company) a letter of KPMG Peat Marwick LLP, independent auditors to the Parent, dated a date within two business days before the date on which the Registration Statement becomes effective, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  5.10 Affiliate Agreements. Set forth respectively in Parent's Schedules and the Company's Schedules is a list of those persons who are, in Parent's or the Company's reasonable judgment, as the case may be, "Affiliates" of Parent or the Company, as the case may be, within the meaning of Rule 145 (each such person who is an "affiliate" of Parent or the Company within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Each of Parent and the Company shall provide the other such information and documents as the other shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable commercial efforts to deliver or cause to be delivered to Parent, within thirty (30) days after the date hereof, from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as EXHIBIT B (each, a "Company Affiliate Agreement" and, collectively, the "Company Affiliate Agreements"). Parent shall use its reasonable best efforts to deliver or cause to be delivered to the Company, within thirty (30) days after the date hereof, an Affiliate Agreement, executed by each of the Affiliates of Parent, in the form attached hereto as EXHIBIT C (the "Parent Affiliate Agreement"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of the Company Affiliate Agreements.

  5.11 Legal Requirements. Each of Parent, Merger Sub and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other public or private third party required to be obtained or made in connection with the Merger or taking of any action contemplated by this Agreement.

  5.12 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company shall use its reasonable commercial efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

  5.13 Reasonable Commercial Efforts and Further Assurances.

    (a) Subject to the exercise of the Company's rights under Section 5.4 hereof, each of the parties to this Agreement shall each use its reasonable commercial efforts to effectuate the transactions contemplated hereby as expeditiously as reasonably practicable and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including resolution of any litigation prompted hereby). Subject to the exercise of the Company's rights under Section 5.4 hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    (b) If requested by Parent to deliver the Clarification Agreements (as hereinafter defined) contemplated by Section 6.3(k), the Company shall consult with Parent and shall use its best efforts to negotiate agreements for delivery of the Clarification Agreements that are on terms most favorable to Parent and the Company after the Merger. If the Company negotiates any agreements that require it to waive or modify its existing rights to future contingent payments (provided such agreement does not require the Company or any subsidiary to pay any other amounts) in order to obtain any Clarification Agreement contemplated by Section 6.3(k), Parent will either (a) consent to such agreement and waive the requirement of
  Section 6.3(k)(ii) or (b) waive the condition in Sections 6.3(k)(i) and
  (ii).

  5.14 Certain Benefit Plans.

    (a) Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to honor all Company Plans and all employment agreements entered into by the Company prior to the date hereof; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any Company Plan or any other individual employee benefit plan, program, agreement or policy or as requiring Parent or the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract. As soon as administratively practicable following the Effective Time, Parent shall cause all employees of the Company and its subsidiaries then actually at work ("Company Employees") to be covered under employee benefit and fringe benefit plans, programs, policies and arrangements that are substantially the same as the employee benefit plans, programs, policies and arrangements that Parent maintains for similarly situated employees of Parent ("Parent-Provided Plans").

    (b) All service of a Company Employee taken into account prior to the Effective Time under any Company Plan shall, on and after the Effective Time, be taken into account as service with the Parent or any of its subsidiaries (as applicable) for purposes of eligibility to participate and vesting and accrual of benefits under any similar Parent-Provided Plan; provided, however, that a Company Employee's service prior to the Effective Time shall not be taken into account as service for purposes of the accrual of benefits under any defined benefit pension plan maintained by Parent or any of its subsidiaries on or after the Effective Time. Parent shall cause all Parent-Provided Plans to (i) waive any pre-existing condition limitations otherwise applicable on and after the Effective Time to the extent that such conditions are covered under Company Plans immediately prior to the Effective Time and
  (ii) provide that any expenses incurred by Company Employees (and their dependents) during the plan year within which the Effective Time occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under the Parent-Provided Plans. Any salary reduction elections of Company Employees under a flexible spending plan maintained by the Company pursuant to section 125 of the Code prior to the Effective Time shall continue in effect under any similar Parent-Provided Plan on and after the Effective Time, and any amounts credited and debited to accounts of such employees under such Company Plan as of the Effective Time shall be credited and debited to such employees' accounts under such Parent-Provided Plan.

  5.15 Tax-Free Reorganization. Parent and the Company shall each use reasonable commercial efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.

  5.16 Nasdaq Listing. Parent agrees to authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

  5.17 Indemnification. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless (and advance expenses to) all past and present officers, directors and employees of the Company and of its subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to any agreements between the Company and any such person and the Company's Restated Certificate of Incorporation and By-Laws, for acts or omissions occurring at or prior to the Effective Time. In the event of any dispute regarding whether a director, officer or employee has met the standards of conduct set forth therein, such question shall be conclusively determined by the written opinion of reputable disinterested legal counsel selected by the Company's Board of Directors. Any heirs or legal representatives entitled to the benefits of such indemnification shall be deemed express third party beneficiaries of this Section 5.17.

  5.18 Notification. Between the date of this Agreement and the Effective Time, each party will promptly notify the other party in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of such party's representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

  5.19 Company Stock Options; Employee Stock Purchase Plan.

    (a) Not later than the Effective Time, each option to purchase Company Capital Stock ("Company Stock Option") which is outstanding immediately prior to the Effective Time pursuant to the Company's stock option plans (other than any "stock purchase plan" within the meaning of Section 423 of the Code) in effect on the date hereof (the "Company Stock Option Plans") shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Capital Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Company Capital Stock immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash to holders of Company Stock Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise of Substitute Options for shares of Parent Common Stock, unless in the judgment of Parent such payment would adversely affect the ability to account for the Merger under the pooling of interests method. After the Effective Time, except as provided above in this Section 5.19, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to the Effective Time (including that all such Substitute Options shall be immediately exercisable pursuant to the terms of such Stock Option Plan). The

  Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Substitute Options, as described in this Section 5.19.

    (b) The Company shall not commence any "offering periods" under its Amended and Restated Employee Stock Purchase Plan (the "Stock Purchase Plan") after March 31, 1998, shall apply all amounts deducted and withheld thereunder to purchase shares of the Company Capital Stock in accordance with the provisions thereof, and shall terminate the Stock Purchase Plan as of the Effective Time. Parent shall have no obligation or duty in respect of the Stock Purchase Plan or the rights granted thereunder.

6. CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of the Company.

    (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

    (c) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

    (d) HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

    (e) Opinion of Accountants. (i) Arthur Andersen LLP shall have delivered a letter to the Company, in form and substance reasonably satisfactory to the Company and Parent, that the Company is an entity that can participate in a merger that qualifies for pooling of interest accounting treatment under Accounting Principles Board Opinion No. 16, and (ii) KPMG Peat Marwick LLP shall have delivered a letter to Parent, in form and substance reasonably satisfactory to Parent, that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with this Agreement.

    (f) Nasdaq Listing. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger (including the Substitute Options) shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

  6.2 Additional Conditions to Obligations of The Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

    (a) Representations and Warranties.

      (i) The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by materiality shall be true and correct as of the Effective Time, as if made on and as of the Effective Time, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Time, as if made on and as of the Effective Time, except in each case for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

      (ii) All representations and warranties of Parent and Merger Sub (without taking into account any qualifications for materiality or Material Adverse Effect on Parent) shall be true and correct in all respects as if made on and as of the Effective Time, except for (A) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (B) such exceptions that in the aggregate do not have a Material Adverse Effect on Parent or a material adverse effect on the Parent's or Merger Sub's ability to consummate the Merger.

      (iii) The Company shall have received a certificate to the foregoing effect signed on behalf of Parent by the President and Chief Financial Officer of Parent.

    (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all materials respect with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to the foregoing effect signed by the President and Chief Financial Officer of Parent.

    (c) Tax Opinion. The Company shall have received a tax opinion from Sidley & Austin, legal counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

      (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of
    Section 368(b) of the Code;

      (ii) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger;

      (iii) no gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Capital Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

      (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Capital Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Capital Stock exchanged therefor;

      (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Capital Stock pursuant to the Merger will include the holding period of the Company Capital Stock exchanged therefor, provided such Company Capital Stock was held as a capital asset by the stockholder at the Effective Time; and

      (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

  In rendering such opinion, Sidley & Austin may receive and rely upon representations contained in a certificate of the Company substantially in the form of the Company Tax Certificate attached to the Company Schedules, a certificate of Parent substantially in the form of the Parent Tax Certificate attached to the Parent Schedules and representations contained in other appropriate certificates of the Company, Parent and others.

    (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent.

    (e) Affiliate Agreements. Each of the parties identified by Parent pursuant to Section 5.10 hereof as being an Affiliate of Parent shall have executed, and Parent shall have delivered to the Company, the Parent Affiliate Agreement which shall be in full force and effect.

    (f) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Entity required by or with respect to the Company, Parent or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained or made, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Material Adverse Effect on the Parent or materially impair the Company's ability to consummate the Merger.

    (g) Fairness Opinion. If between the date of this Agreement and the Effective Time, Parent or any of its subsidiaries shall enter into a definitive agreement relating to a possible acquisition by it of another business entity (whether by way of merger, purchase of capital stock or assets or otherwise) for an equity value at the date of execution in excess of $200 Million (a "Qualifying Subsequent Parent Acquisition"), then the obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time (or such earlier date selected by the Company subsequent to its being informed of the Qualifying Subsequent Parent Acquisition) of the following additional condition, which may be waived, in writing, exclusively by the Company. The Company shall have received a written opinion from Piper Jaffray Inc. dated as of the Effective Time (or such earlier date selected by the Company subsequent to its being informed of the Qualifying Subsequent Parent Acquisition) that, after taking into account the Qualifying Subsequent Parent Acquisition, the Exchange Ratio contemplated by this Agreement is fair to the Company's stockholders from a financial point of view.

  6.3 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

    (a) Representations and Warranties.

      (i) The representations and warranties of the Company contained in this Agreement that are qualified by materiality shall be true and correct as of the Effective Time, as if made on and as of the Effective Time, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Time, as if made on and as of the Effective Time, except in each case for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

      (ii) All representations and warranties of the Company (without taking into account any qualifications for materiality or Material Adverse Effect on the Company) shall be true and correct in all respects as if made on and as of the Effective Time, except for (A) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (B) such exceptions that in the aggregate do not have a Material Adverse Effect on the Company or a material adverse effect on the Company's ability to consummate the Merger.

      (iii) Parent and Merger Sub shall have received a certificate to the foregoing effect signed on behalf of the Company by the President and Chief Financial Officer of the Company.

    (b) Agreement and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parent and Merger Sub shall have received a certificate to the foregoing effect signed by the President and Chief Financial Officer of the Company.

    (c) Third Party Consents. Parent shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of the Company and for the Company to consummate the transactions contemplated hereby, except where the failure to receive such consents, assignments, waivers, authorizations or certificates could not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company.

    (e) Affiliate Agreements. Each of the parties identified by the Company pursuant to Section 5.10 hereof as being an Affiliate of the Company shall have delivered to Parent an executed Company Affiliate Agreement which shall be in full force and effect.

    (f) Non-Competition/Non-Solicitation Agreement. Each of Terence M. Graunke, Thomas R. Graunke, Jay Sperco and Mark Rukavina shall have executed, and the Company shall have delivered to the Parent, a Non-Competition/Non-Solicitation Agreement in substantially the form attached hereto as EXHIBIT D.

    (g) Rights Plan. The Company Rights Agreement shall have been amended to provide for the expiration of all outstanding Company Rights prior to the Effective Time, all outstanding Company Rights under the Company Rights Agreement shall expire in accordance with the provisions of the Company Rights Agreement, as so amended, no Company Rights shall have been triggered prior to such expiration and no shares of Company Capital Stock or Preferred Stock shall have been issued or issuable with respect to Company Rights.

    (h) Transaction Expenses. The Company shall have delivered to Parent evidence reasonably acceptable to Parent that the Company and its subsidiaries have not incurred costs and expenses in excess of $800,000 in the aggregate (or $2,000,000, in the aggregate, in the event that (i) a third party commences a hostile tender or exchange offer for the Company that the board of directors of the Company determines to contest, (ii) a third party commences litigation challenging the Merger or (iii) there shall have occurred an unexpected development (other than the analysis, negotiation or pursuit of an Acquisition Proposal from a third party (except for the defense of an offer as set forth in (i) above)) which has prevented the parties from consummating the Merger at the time that similar transactions would customarily be expected to close) for the costs and expenses of lawyers, accountants, investment bankers, other consultants and representatives and the costs and expenses of the printing and mailing of the finished Proxy Statement to the Company's stockholders, in connection with the preparation, negotiation and execution of this Agreement and the completion of the transactions contemplated hereby, but excluding the fees and expenses of Piper Jaffray Inc. pursuant to the Piper Engagement Letter.

    (i) Severance Agreements. Each of Terence M. Graunke, Thomas R. Graunke and Marc Pinto shall have delivered to Parent evidence that all severance, change-of-control or similar arrangements or agreements pursuant to which the Company or any of its subsidiaries is obligated to make payments to Terence M. Graunke, Thomas R. Graunke or Marc Pinto, respectively, upon a change-of-control or termination of employment following a change-of-control or otherwise shall have been terminated as of the Effective Time.

    (j) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Entity required by or with respect to the Company, Parent or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained or made, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Material Adverse Effect on the Parent or materially impair the Parent's or Merger Sub's ability to consummate the Merger.

    (k) Existing Non-Competition Agreements. If requested by Parent, (i) the Company shall have delivered to Parent agreements in form and substance reasonably acceptable to the Company and Parent and duly executed by the parties to such agreements, clarifying certain non-competition covenants or agreements to which the Company or one of its subsidiaries is a party or by which it is bound ("Clarification Agreements") and (ii) neither the Company nor any of its subsidiaries shall have paid, or agreed to pay, any amounts to obtain any such Clarification Agreements.

    (l) First Quarter Results. The Company's consolidated revenue for the three-month period ending March 31, 1998 (as set forth in its earnings release for such period) shall equal or exceed $10,640,000 (as determined in accordance with generally accepted accounting principles (including principles of materiality) applied on a basis consistent with the principles applied in preparing the Company December 31st Financials)

    (m) Tax Opinion. Parent shall have received a tax opinion from Katten Muchin & Zavis, legal counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

      (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of
    Section 368(b) of the Code;

      (ii) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger;

      (iii) no gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Capital Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

      (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Capital Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Capital Stock exchanged therefor;

      (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Capital Stock pursuant to the Merger will include the holding period of the Company Capital Stock exchanged therefor, provided such Company Capital Stock was held as a capital asset by the stockholder at the Effective Time; and

      (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

  In rendering such opinion, Katten Muchin & Zavis may receive and rely upon representations contained in a certificate of the Company substantially in the form of the Company Tax Certificate attached to the Company Schedules, a certificate of Parent substantially in the form of the Parent Tax Certificate attached to the Parent Schedules and representations contained in other appropriate certificates of the Company, Parent and others.

    (n) Assumption of Chicago Lease. Terence M. Graunke shall have subleased from the Company all real property leased by the Company at 676 N. Michigan in Chicago, Illinois and assumed all obligations of the Company to be performed after the Effective Time under such lease, which sublease and assumption shall be in form and substance reasonably acceptable to Parent.

7. TERMINATION, AMENDMENT AND WAIVER

  7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

    (a) by mutual written consent of the Company and Parent;

    (b) by Parent if:

      (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within ten (10) business days after written notice to the Company (provided, that Parent is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.3(a) or
    Section 6.3(b), as the case may be, will not be satisfied,

      (ii) the Board of Directors of the Company adversely amends, withholds or withdraws its recommendation of the Merger or the Merger is not submitted to the Company's stockholders as contemplated by this Agreement (provided that Parent is not in material breach of the terms of this Agreement and this Agreement has not otherwise been terminated pursuant to this Section 7.1), or

      (iii) the Company's stockholders do not approve the Merger at the Company Stockholders' Meeting;

    (c) by the Company if:

      (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and such breach has not been cured within ten (10) business days after written notice to the Parent (provided, that the Company is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied,

      (ii) the Share Value at any time from and after the date on which the Registration Statement is declared effective and prior to the date of the Company Stockholder's Meeting is less than $22.50,

      (iii) the Company's stockholders do not approve the Merger at the Company Stockholders' Meeting, or

      (iv) Parent adopts a plan of complete or partial liquidation or dissolution or a plan of merger or consolidation in which Parent would become a subsidiary of any other person;

    (d) by any party hereto if: (i) there shall be a final, non-appealable order of a Federal or state court in effect preventing consummation of the Merger; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued and deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Parent's ownership or operation of all or a material portion of the business of the Company, or compel Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger;

    (e) by any party hereto if the Merger shall not have been consummated by July 31, 1998 (provided that if the Merger shall not have been consummated solely due to the waiting period, or any extension thereof, under the HSR Act not having expired or been terminated, then such date shall be extended to August 31, 1998); provided, further, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

    (f) by any party if the Board of Directors of the Company accepts or approves a Superior Proposal, or recommends a Superior Proposal to the stockholders of the Company; provided that the Company shall provide to Parent three (3) business days' prior written notice that the Company may accept or approve a Superior Proposal.

  7.2 Effect of Termination.

    (a) In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and, provided that the provisions of Sections 5.3(b), 5.5, and 5.6 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement. The exercise by either party of a termination right pursuant to Section 7.1 shall not be deemed a breach of any provision of this Agreement.

    (b) Any termination of this Agreement by the Company pursuant to Section 7.1(f) hereof shall be of no force or effect unless prior to such termination the Company shall have paid to Parent the sum as prescribed by
  Section 5.6.

  7.3 Notice of Termination. Subject to Section 7.2(b), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto.

  7.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8. GENERAL PROVISIONS

  8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time other than the Parent Tax Certificates and the Company Tax Certificates referred to herein.

  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Parent or Merger Sub, to:

    PLATINUM technology, inc.
    1815 South Meyers Road
    Oak Brook Terrace, Illinois 60181
    Attention: Andrew J. Filipowski,
               Larry Freedman
    Telecopy No.: (630) 691-0710

    with a copy to:

    Katten Muchin & Zavis
    525 West Monroe Street
    Chicago, Illinois
    Attention: Matthew S. Brown, Esq.
    Telecopy No.: (312) 902-1061

    (b) if to the Company, to:

    Mastering, Inc.
    9201 East Mountain View Road
    Suite 200
    Scottsdale, Arizona 85258-5132
    Attention: Terence Graunke
               Marc Pinto
    Telecopy No.: (602) 657-4005

    with a copy to:

    Sidley & Austin
    One First National Plaza
    Chicago, Illinois 60603
    Attention: Thomas A. Cole, Esq.
               Paul L. Choi, Esq.
    Telecopy No.: (312) 853-7036

  8.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. References in this Agreement to "knowledge" shall mean the knowledge of the officers and directors of the Company or Parent, as the case may be.

  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to Sections 5.14 and 5.17.

  8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties.

  In Witness Whereof, Parent, Merger Sub and the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

PLATINUM Technology, Inc.                 Mastering, Inc.


         /s/ Larry S. Freedman                        /s/ Marc Pinto
By: _________________________________     By: _________________________________
  Name: Larry S. Freedman                   Name: Marc Pinto
  Title: Senior Vice President and          Title: Executive Vice President
       General Counsel                           and Chief Financial Officer

PT Acquisition Corporation I

         /s/ Larry S. Freedman
By: _________________________________
  Name: Larry S. Freedman
  Title: Authorized Signatory

                                  APPENDIX B

February 18, 1998

PERSONAL & CONFIDENTIAL

Board of Directors
Mastering, Inc.
9201 East Mountain View Road
Suite 200
Scottsdale, Arizona 85258

Members of the Board:

  We understand that PLATINUM technology, inc., a Delaware corporation ("PLATINUM" or the "Acquiror"), PT Acquisition Corporation I, a Delaware corporation ("Acquisition Sub"), and Mastering, Inc., a Delaware corporation ("Mastering" or the "Company") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Transaction") in which each outstanding share of the Company's common stock, $.001 par value per share (the "Company Shares") will be converted into the right to receive 0.448 shares (the "Exchange Ratio") of the common stock of PLATINUM, par value $0.001 per share (the "Acquiror Shares"). You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares.

  Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, the Company will pay us a fee and indemnify us against certain liabilities. In the ordinary course of its business, we and our affiliates may actively trade securities of the Company and PLATINUM for our own account or the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

  1. Reviewed the draft dated February 17, 1998 of the Agreement.

  2. Reviewed the Report on Form 10-K for the Company for the fiscal year ended December 31, 1996.

  3. Reviewed the Reports on Form 10-Q for the Company for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

  4. Reviewed the earnings release issued by the Company for the fiscal year ended December 31, 1997.

  5. Reviewed the earnings release issued by PLATINUM for the fiscal year ended December 31, 1997.

  6. Reviewed the Reports on Form 10-K for PLATINUM for the three fiscal years ended December 31, 1996.

  7. Reviewed the Reports on Form 10-Q for PLATINUM for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

  8. Reviewed financial forecasts prepared by Company management for the five fiscal years ending December 31, 1998 through 2002 ("Five-Year Financial Forecasts").

  9. Visited the headquarters of the Company and conducted discussions with members of senior management of the Company, including the Chief Executive Officer, the President, the Executive Vice President and Chief Financial Officer and other members of senior management. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of the Company and the prospects for the Company.

  10. Conducted discussions with members of senior management of PLATINUM, including the Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of PLATINUM and the prospects for PLATINUM.

  11. Conducted discussions with PLATINUM's auditors. Topics discussed included, but were not limited to, PLATINUM's financial accounting policies and procedures and other financial and accounting matters.

  12. Reviewed the historical prices and trading activity for PLATINUM common stock.

  13. Performed discounted cash flow analysis on the Five-Year Financial Forecasts.

  14. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

  15. Compared certain financial data of the Company and PLATINUM with certain financial and securities data of companies deemed similar to the Company and PLATINUM or representative of the business sectors in which they operate.

  16. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

  We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by the Company and PLATINUM or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company's and PLATINUM's management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's and PLATINUM's management as to the expected future financial performance of the Company and PLATINUM and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor PLATINUM are a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business. We have also assumed that the Transaction will be free of Federal tax to the Company, PLATINUM, and the holders of Company Shares and that the Transaction will be accounted for as a pooling of interests under generally accepted accounting principles. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not change the purchase price for the Company. We also note that Mr. Filipowski, a director of the Company, is the Chief Executive Officer of PLATINUM.

  In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company or PLATINUM and have not been furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company, PLATINUM or any of their respective affiliates is a party or may be subject and, at the Company's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

  Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the consummation of the Transaction or the prices at which the Company Shares or the Acquiror Shares will trade between the date hereof and the consummation of the Transaction. In addition, we express no opinion or recommendation as to how the holders of Company Shares should vote at the stockholders meeting to be held in connection with the Transaction.

  This opinion is for the benefit of the Board of Directors of the Company in evaluating the Transaction and shall not be published or otherwise used, nor shall any public references to Piper Jaffray be made without our prior written consent. In connection with this opinion, we were not requested to opine as to, and this opinion does not address (except to the extent expressly set forth in the next paragraph), the underlying business decision to proceed with or effect the Transaction.

  Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares, as of the date hereof.

                                          Sincerely,

                                          /s/ Piper Jaffray

                                          PIPER JAFFRAY INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Ten of PLATINUM's Restated Certificate of Incorporation provides that PLATINUM shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers to such extent, except that PLATINUM shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by PLATINUM without the prior written consent of PLATINUM. With the approval of its stockholders, PLATINUM has entered into indemnity agreements with each of its directors and certain of its officers. These agreements may require PLATINUM, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

  In addition, Article Nine of PLATINUM's Restated Certificate of Incorporation provides that a director of PLATINUM shall not be personally liable to PLATINUM or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to PLATINUM or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

  Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

  PLATINUM has purchased an insurance policy under which it is entitled to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following exhibits are filed with this Registration Statement:

 EXHIBITS
   2.1    Agreement and Plan of Merger among the Registrant, PT Acquisition
          Corporation I and Mastering, Inc. ("Mastering"), dated as of February
          18, 1998 (the "Merger Agreement") (incorporated by reference to
          Appendix A to the Proxy Statement/Prospectus contained in the Registrant's Registration Statement on Form S-4, File No. 333-48965
          (the "Original S-4")). The exhibits to the Merger Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally to the Commission, upon request, a copy of any omitted exhibits.
   2.2    First Amendment to Agreement and Plan of Merger dated as of April 7,
          1998 between the Registrant, PT Acquisition Corporation I and
          Mastering (attached as Appendix A to the Supplement to the Proxy
          Statement/Prospectus contained in this Registration Statement).*
   2.3    Form of Stockholder Agreement, dated April 7, 1998, between the
          Registrant and certain stockholders of Mastering, Inc.*
   3.1 Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to PLATINUM's Registration Statement on Form S-1, Registration Statement No. 33-39233 (the "IPO S-1
          Registration Statement").
   3.2 Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to the IPO S-1 Registration Statement.
   4.1 Specimen stock certificate representing Common Stock, incorporated by reference to Exhibit 4.1 to the IPO S-1 Registration Statement.

 EXHIBITS
   4.2 Rights Agreement dated as of December 21, 1995 between the Company and Harris Trust and Savings Bank, incorporated by reference to
          Exhibit 1 to the Company's Registration Statement on Form 8-A, filed
          December 26, 1995 (the "1995 8-A").
   4.3    Certificate of Designations of the Class II Series A Junior
          Participating Preferred Stock, incorporated by reference to Exhibit
          4.3 to the Company's Annual Report on Form 10-K for the year ended
          December 31, 1995 (the "1995 10-K").
   4.4    Indenture between the Company and American National Bank and Trust
          Company, as Trustee, dated as of November 18, 1996, incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 ("1997 10-K").
   4.5    Form of Note for the Company's convertible subordinated notes due
          2001, incorporated by reference to Exhibit 4.5 to the 1997 10-K.
   4.6    Indenture between the Company and American National Bank and Trust
          Company, as Trustee, dated as of December 15, 1997, incorporated by reference to Exhibit 4.6 to the 1997 10-K.
   4.7    Form of Note for the Company's convertible subordinated notes due
          2002, incorporated by reference to Exhibit 4.7 to the 1997 10-K.
   5.1 Opinion of Katten Muchin & Zavis as to the legality of the securities being issued.*
   8.1    Opinion of Katten Muchin & Zavis as to tax matters.*
  10.1 1989 Stock Option Plan, incorporated by reference to Exhibit 10.1 to the IPO S-1 Registration Statement.
  10.2    Forms of Stock Option Agreements, incorporated by reference to
          Exhibit 10.2 to the IPO S-1 Registration Statement.
  10.3    Chief Executive Stock Option Plan, incorporated by reference to
          Exhibit 10.3 to the IPO S-1 Registration Statement.
  10.4    Chief Executive Stock Option Agreement, incorporated by reference to
          Exhibit 10.4 to the IPO S-1 Registration Statement.
  10.5 1991 Stock Option Plan, incorporated by reference to Exhibit 10.5 to the IPO S-1 Registration Statement.
  10.6    Amended and Restated Employment Agreement between Andrew J.
          Filipowski and the Company, dated as of January 1, 1996, incorporated by reference to Exhibit 10.6 to the 1997 10-K.
  10.7    Amended and Restated Employment Agreement between Michael P.
          Cullinane and the Company, dated as of January 1, 1996, incorporated by reference to Exhibit 10.7 to the 1997 10-K.
  10.8 Amended and Restated Employment Agreement between Paul L. Humenansky and the Company, dated as of October 28, 1997, incorporated by reference to Exhibit 10.8 to the 1997 10-K.
  10.9 Form of Indemnification Agreement between the Company and each of Andrew J. Filipowski, Michael P. Cullinane, Paul L. Humenansky, Casey
          G. Cowell, James E. Cowie, Steven D. Devick and Gian Fulgoni, incorporated by reference to Exhibit 10.10 to the IPO S-1
          Registration Statement.
  10.10   Forms of Affiliate Agreements, incorporated by reference to Exhibit
          10.11 to the IPO S-1 Registration Statement.
  10.11 Form of Master Product License Agreement, incorporated by reference to Exhibit 10.11 to the 1995 10-K.
  10.12   Office Lease, dated May 6, 1992, between the Company and LaSalle
          National Trust N.A. as Trustee (the "Oakbrook Terrace Lease"), incorporated by reference to Exhibit 10.20 to the Company's Annual
          Report on Form 10-K for the year ended December 31, 1992.

 EXHIBITS
  10.13 PLATINUM technology, inc. 1993 Directors' Stock Option Plan, incorporated by reference to Exhibit 10.18 to the Company's Quarterly
          Report on Form 10-Q for the quarter ended June 30, 1994 (the "June
          1994 10-Q").
  10.14 PLATINUM technology, inc. 1994 Stock Incentive Plan, incorporated by reference to Exhibit 10.19 to the June 1994 10-Q.
  10.15   Amendments to the PLATINUM technology, inc. 1994 Stock Incentive
          Plan, incorporated by reference to Exhibit 4.3 to the Company's
          Registration Statement on Form S-8, Registration No. 33-85798 (the
          "1994 S-8").
  10.16   Form of Option Agreement under the PLATINUM technology, inc. 1993
          Director's Stock Option Plan, incorporated by reference to Exhibit
          4.4 to the 1994 S-8.
  10.17   Form of Option Agreement under the PLATINUM technology, inc. 1994
          Stock Incentive Plan, incorporated by reference to Exhibit 4.5 to the 1994 S-8.
  10.18   Amendment Number One, dated as of May 3, 1993, to the Oakbrook
          Terrace Lease, incorporated by reference to Exhibit 10.19 to the 1994
          10-K.
  10.19   Amendment Number Two, dated as of October 26, 1993, to the Oakbrook
          Terrace Lease, incorporated by reference to Exhibit 10.20 to the 1994
          10-K.
  10.20   Amendment Number Three, dated as of December 22, 1994, to the
          Oakbrook Terrace Lease, incorporated by reference to Exhibit 10.21 to the 1994 10-K.
  10.21   Office Lease, dated August 8, 1994, between the Company and L.J.
          Sheridan & Co. as court appointed receiver, incorporated by reference to Exhibit 10.22 to the 1994 10-K.
  10.22 PLATINUM technology, inc. Employee Incentive Compensation Plan, incorporated by reference to Exhibit 10.23 to the Company's
          Registration Statement on Form S-4, Registration No. 33-94410 (the
          "1995 S-4").
  10.23   Lease Agreement, dated as of March 30, 1995, between the Company and
          Lisle Property Venture, Inc. (the "March 1995 Lisle Lease"), incorporated by reference to Exhibit 10.24 to the 1995 S-4.
  10.24   First Amendment, dated as of September 15, 1995, to the March 1995
          Lisle Lease, incorporated by reference to Exhibit 10.25 to the 1995
          10-K.
  10.25   Second Amendment, dated as of September 15, 1995, to the March 1995
          Lisle Lease, incorporated by reference to Exhibit 10.26 to the 1995
          10-K.
  10.26   Third Amendment, dated as of January 3, 1996, to the March 1995 Lisle
          Lease, incorporated by reference to Exhibit 10.27 to the 1995 10-K.
  10.27   Lease Agreement, dated as of October 31, 1995, between Lisle Property
          Venture, Inc. and the Company (the "October 1995 Lisle Lease"), incorporated by reference to Exhibit 10.28 to the 1995 10-K.
  10.28   Amendment Number Four, dated as of March 9, 1995, to the Oakbrook
          Terrace Lease, incorporated by reference to Exhibit 10.29 to the 1995
          10-K.
  10.29 Loan Agreement, dated as of December 31, 1995, between the Company and American National Bank and Trust Company of Chicago (the "Loan
          Agreement"), incorporated by reference to Exhibit 10.30 to the 1995
          10-K.
  10.30   First Amendment, dated as of December 31, 1996, to the Loan
          Agreement, incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended December 31,
          1996 (the "1996 10-K").
  10.31   First Amendment, dated as of May 23, 1996, to the October 31, 1995
          Lisle Lease, incorporated by reference to Exhibit 10.31 to the 1996
          10-K.

 EXHIBITS
  10.32   Second Amendment, dated as of May 24, 1996, to the October 31, 1995
          Lisle Lease, incorporated by reference to Exhibit 10.32 to the 1996
          10-K.
  10.33   Lease Agreement, dated as of July 17, 1996, between the Company and
          Oakbrook Tower Limited Partnership, incorporated by reference to
          Exhibit 10.33 to the 1996 10-K.
  10.34 PLATINUM technology, inc. 1996 Stock Purchase Plan, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8, Registration No. 333-03284 (the "April 1996
          S-8").
  10.35   PLATINUM technology, inc. Amended and Restated 1993 Directors' Stock
          Option Plan, incorporated by reference to Exhibit 4.2 to the April
          1996 S-8.
  10.36 Amendment to the PLATINUM technology, inc. 1994 Stock Incentive Plan, incorporated by reference to the Company's Quarterly Report on Form
          10-Q for the quarter ended June 30, 1996 (the "June 1996 10-Q").
  10.37   First Amendment to the PLATINUM technology, inc. Employee Incentive
          Compensation Plan, incorporated by reference to the June 1996 10-Q.
  10.38   Second Amendment to the PLATINUM technology, inc. Employee Incentive
          Compensation Plan, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June
          30, 1997 (the "June 1997 10-Q").
  10.39   Amendment Number Five, dated as of December 1, 1996, to the Oakbrook
          Terrace Lease, incorporated by reference to Exhibit 10.2 to the June
          1997 10-Q.
  10.40   Amendment Number Six, dated as of April 30, 1997, to the Oakbrook
          Terrace Lease, incorporated by reference to Exhibit 10.3 to the June
          1997 10-Q.
  10.41   Amendment Number Seven, dated as of September 16, 1997, to the
          Oakbrook Terrace Lease, incorporated by reference to Exhibit 10.42 to the Company's Registration Statement on Form S-1, Registration No.
          333-40075.
  10.42 Credit Agreement, dated as of December 22, 1997, between the Company and American National Bank and Trust Company of Chicago, as Agent, incorporated by reference to Exhibit 10.42 to the 1997 10-K.
  12 Computation of Ratios of Earnings to Fixed Charges, incorporated by reference to Exhibit 12 to the 1997 10-K.
  21 Subsidiaries of the Company, incorporated by reference to Exhibit 21 to the 1997 10-K.
  23.1    Consent of Katten Muchin & Zavis (included in their opinions filed as
          Exhibits 5.1 and 8.1 herewith).*
  23.2    Consent of KPMG Peat Marwick LLP.*
  23.3    Consent of Arthur Andersen LLP.*
  23.4    Consent of Piper Jaffray Inc.*
  24.1    Power of Attorney (included on the signature page).*
  99.1 Form of proxy card to be used in soliciting Mastering's stockholders for its special meeting, incorporated by reference to Exhibit 99.1 to the Original S-4.
  99.2 Additional form of proxy card to be used in soliciting Mastering's stockholders for its special meeting.*

--------

  *Filed herewith

  (b) See Schedule II--Valuation and Qualifying Accounts in the Proxy Statement/Prospectus contained in this Registration Statement.

  (c) The opinion of Piper Jaffray Inc. is included as Appendix B to the Supplement to the Proxy Statement/Prospectus contained in this Registration Statement.

ITEM 22.  UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1993, the registrant, PLATINUM technology, inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Chicago, State of Illinois on the 10th day of April, 1998.

                                         PLATINUM technology, inc.

                                                /s/ Andrew J. Filipowski
                                         By: __________________________________
                                                   Andrew J. Filipowski
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski, Michael P. Cullinane and Matthew S. Brown, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting into said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                       TITLE                DATE

     /s/ Andrew J. Filipowski          President, Chief       April 10, 1998
-------------------------------------   Executive Officer
        Andrew J. Filipowski            (Principal
                                        Executive Officer)
                                        and a Director

      /s/ Paul L. Humenansky           Executive Vice         April 10, 1998
-------------------------------------   President--Product
         Paul L. Humenansky             Development, Chief
                                        Operations Officer
                                        and a Director

     /s/ Michael P. Cullinane          Executive Vice         April 10, 1998
-------------------------------------   President, Chief
        Michael P. Cullinane            Financial Officer,
                                        Treasurer
                                        (Principal
                                        Financial and
                                        Accounting Officer)
                                        and a Director

                                       Director
-------------------------------------
           James E. Cowie

       /s/ Steven D. Devick            Director               April 10, 1998
-------------------------------------
          Steven D. Devick

       /s/ Arthur P. Frigo             Director               April 10, 1998
-------------------------------------
           Arthur P. Frigo

       /s/ Gian M. Fulgoni             Director               April 10, 1998
-------------------------------------
           Gian M. Fulgoni